    As filed with the Securities and Exchange Commission on April 13, 1999
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                           BELL ATLANTIC CORPORATION
            (Exact name of Registrant as specified in its charter)

        Delaware                     4913                    23-2259884
    (State or Other       (Primary Standard Industrial    (I.R.S. Employer
    Jurisdiction of          Classification Number)      Identification No.)
    Incorporation or
     Organization)

                          1095 Avenue of the Americas
                           New York, New York 10036
                                (212) 395-2121
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               P. Alan Bulliner
                           Bell Atlantic Corporation
                          1095 Avenue of the Americas
                           New York, New York 10036
                                (212) 395-2121
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                  Copies to:
              Peter A. Atkins                         Jeffrey J. Rosen
  Skadden, Arps, Slate, Meagher & Flom LLP         O'Melveny & Meyers LLP
             919 Third Avenue                       153 East 53rd Street
         New York, New York 10022                 New York, New York 10022
              (212) 735-3000                           (212) 326-2000

   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective and all the conditions to the proposed merger of a subsidiary of the Registrant with and into GTE Corporation, as described in the enclosed joint proxy statement and prospectus, have been satisfied or waived.
                                ---------------
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

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
                                           Proposed         Proposed
 Title of Each Class of                    Maximum          Maximum           Amount of
    Securities to be      Amount To Be  Offering Price     Aggregate         Registration
     Registered(1)       Registered(2)     Per Unit    Offering Price(3)        Fee(4)
------------------------------------------------------------------------------------------
Common Stock, par value
 $0.10 per share........ 1,297,680,618       N/A        $63,920,130,773.44  $17,769,796.36

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(1) This Registration Statement relates to shares of Bell Atlantic common stock, $.10 par value per share, to be issued in connection with the merger upon the conversion of outstanding shares of GTE common stock, $.05 par value per share.
(2) Consists of shares of Bell Atlantic common stock issuable pursuant to the merger upon the conversion of (i) currently outstanding shares of GTE common stock, and (ii) shares of GTE common stock issuable upon the exercise of GTE options or pursuant to GTE's other stock plans prior to the merger becoming effective.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended, based on the product of (i) $60.0938 (the average of the high and low prices per share of GTE common stock on April 6, 1999 on the New York Stock Exchange Composite Transactions Tape), multiplied by (ii) 1,063,672,638 (the number of shares of GTE common stock, outstanding and issuable upon the exercise of GTE options or pursuant to GTE's other stock plans prior to the merger becoming effective).
(4) Pursuant to Rule 457(b) of the Securities Act of 1933, Bell Atlantic and GTE previously paid a filing fee in the amount of $13,304,313.00 in connection with the filing with the Commission of the preliminary proxy materials of Bell Atlantic (File No. 1-8606) and GTE (File No. 1-2755) relating to the transaction described herein. Accordingly, an additional filing fee in the amount of $4,465,483.36 is required to be paid with the filing of this Registration Statement.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

                                  [GRAPHICS]


      world wide web

                                          global networking

wireless


     [GTE LOGO]                                             [BELL ATLANTIC LOGO]


                             JOINT PROXY STATEMENT
                                      for
                      1999 ANNUAL MEETINGS OF SHAREHOLDERS
                                      and
                                   PROSPECTUS

                                    Vote NOW

[GTE LOGO]                                                 [BELL ATLANTIC LOGO]

              YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT!


To the Shareholders of GTE and Bell Atlantic:

   GTE and Bell Atlantic have agreed to combine in a merger of equals. This merger will create a strong competitor in the rapidly changing telecommunications industry. In order to complete the merger, we must obtain the approval of our shareholders. We believe that this merger will benefit the shareholders of both companies and we ask for your support in voting for the merger proposals at our annual meetings.

   GTE's and Bell Atlantic's assets, markets, operations and strengths are highly complementary. By combining, we will create a competitive national communications provider with a full product line that can meet changing customer requirements for additional capacity to access the Internet and other data services, greater mobility and national or even global reach. The combined company will be able to grow more quickly and achieve greater success than either of us could on our own.

   When the merger is completed, GTE shareholders will receive 1.22 shares of common stock of the combined company for each GTE share they own. We anticipate that approximately 1.3 billion shares will be issued to GTE shareholders in or as a result of the merger, representing approximately 43% of the outstanding shares of the combined company. Bell Atlantic shareholders will own the same number of shares that they now hold and those shares will represent shares of stock of the combined company. Bell Atlantic shares are listed on the New York Stock Exchange under the symbol "BEL".

   Information about the merger and the other items to be voted on at your company's annual meeting is contained in this joint proxy statement and prospectus. We urge you to read this material, including the section describing risk factors relating to the merger that begins on page I-15.

   The boards of directors of both GTE and Bell Atlantic have approved the merger and recommend that their respective shareholders vote FOR the merger proposal as described in the attached materials.

   GTE shareholders will vote at GTE's annual meeting on May 18, 1999, at 10:30 a.m., EDT, at the Crowne Plaza Ravinia, in Atlanta, Georgia. Bell Atlantic shareholders will vote at Bell Atlantic's annual meeting on May 19, 1999, at 10:30 a.m., EDT, at the Crowne Plaza Ravinia, in Atlanta, Georgia.

   Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To grant your proxy to vote your shares, you may complete and return the enclosed proxy card or grant your proxy by telephone or the Internet. You may also cast your vote in person at the annual meeting. If you do not vote, it will have the same effect, in most cases, as voting against the merger.

   As a shareholder in the combined company, you will own a stake in the future of telecommunications and the exciting growth opportunities it presents. We thank you for your support and interest.


                               Very truly yours,


/s/ Charles R. Lee                     /s/ Ivan Seidenberg
Charles R. Lee                         Ivan Seidenberg
Chairman and Chief Executive Officer   Chairman and Chief Executive Officer

GTE CORPORATION                                    BELL ATLANTIC CORPORATION
-----------------------------------------------------------------------------
 Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock to be issued under this prospectus or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
-----------------------------------------------------------------------------

   This joint proxy statement and prospectus is dated April 13, 1999, and is first being mailed to shareholders on or about April 14, 1999.

                                  [GTE LOGO]

                   1255 CORPORATE DRIVE, IRVING, TEXAS 75038

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 18, 1999

                                                                  Irving, Texas
                                                                 April 13, 1999

   The 1999 GTE annual meeting is being held at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia, on May 18, 1999, at 10:30 a.m., EDT:

   1. to elect four Class I directors to the Board of Directors;

   2. to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 27, 1998, among GTE Corporation, Bell Atlantic Corporation and a wholly-owned subsidiary of Bell Atlantic that was created to complete the merger, and to approve the merger and other transactions described in the merger agreement;

   3. to ratify the appointment of auditors;

   4. to consider and act upon the shareholder proposal which seeks to establish a policy of reporting on GTE's foreign military sales;

   5. to consider and act upon the shareholder proposal which seeks to require shareholder approval of bonuses to executive officers and limit bonuses to 10% of the annual salaries of the executive officers; and

   6. to act upon any other matters properly coming before the annual meeting and any adjournment or postponement of the meeting.

   Only shareholders of record at the close of business on March 29, 1999 will be entitled to vote at the annual meeting. To grant your proxy to vote your shares, you may complete and return the enclosed proxy card or grant your proxy by telephone or the Internet. You may also cast your vote in person at the annual meeting. Please vote promptly whether or not you expect to attend the annual meeting.

   You will need a ticket if you plan to attend the annual meeting. If your shares are registered in your name and not in the name of a bank, broker or other third party, you will receive a ticket attached to your proxy card. Please detach and save the ticket. You will need to present it in order to be admitted to the annual meeting.

   If your shares are not registered in your own name, please advise the bank, broker or other institution that holds your shares that you plan to attend the annual meeting. That firm must provide you with documentation showing that you owned your GTE shares as of the record date, March 29, 1999. This documentation may be either a copy of an account statement that shows you owned GTE common stock on the record date or a letter from the firm that confirms you owned GTE common stock on that date. Please bring that documentation to the annual meeting in order to receive an admission ticket.

                                        By order of the Board of Directors,
                                        Marianne Drost
                                          Secretary

    PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON
                           THE ENCLOSED PROXY CARD.

                             [BELL ATLANTIC LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         Date:  May 19, 1999
                         Time:  10:30 a.m., EDT
                         Place: Crowne Plaza Ravinia
                                4355 Ashford-Dunwoody Road
                                Atlanta, Georgia

                                                                  April 13, 1999

   The purposes of the Bell Atlantic annual meeting are:

     1. To elect directors;

     2. To vote upon a proposal to approve the issuance of Bell Atlantic shares under an Agreement and Plan of Merger, dated as of July 27, 1998, with GTE Corporation, and related transactions, including the amendment and restatement of Bell Atlantic's certificate of incorporation;

     3. To ratify the appointment of independent accountants;

     4. To vote upon an amendment to the Bell Atlantic Incentive Stock Option Plan; and

     5. To act upon such other matters, including five shareholder proposals, as may properly come before the meeting.

                                             By Order of the Board of Directors,
                                             P. Alan Bulliner
                                             Associate General Counsel
                                             and Corporate Secretary

--------------------------------------------------------------------------------

   Admittance to the Bell Atlantic annual meeting will be limited to shareholders eligible to vote and authorized representatives. An admission ticket is attached to the proxy card for this purpose. Beneficial owners holding shares through an intermediary, such as a bank or broker, will be admitted upon proof of ownership.

   The Crowne Plaza Ravinia is accessible to all shareholders. A sign language interpreter will be provided if requested; requests should be directed to the Corporate Secretary, Bell Atlantic Corporation, 1095 Avenue of the Americas, 38th Floor, New York, NY 10036, and received no later than May 3, 1999.

                               TABLE OF CONTENTS

INTRODUCTION

CHAPTER I--THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................  I-1

MERGER INFORMATION SUMMARY................................................  I-3
  The Companies...........................................................  I-3
  Vote Required to Approve the Merger.....................................  I-4
  The Merger..............................................................  I-4
  Our Reasons for the Merger..............................................  I-4
  Our Recommendations to Shareholders.....................................  I-5
  Opinions of Financial Advisors..........................................  I-5
  Ownership of the Combined Company Following the Merger..................  I-5
  Board of Directors and Management Following the Merger..................  I-5
  Additional Compensation for Executive Officers as a Result of the
   Merger.................................................................  I-5
  Conditions to the Merger................................................  I-6
  Restrictions on Alternative Transactions................................  I-6
  Termination of the Merger Agreement.....................................  I-6
  Termination Fees........................................................  I-7
  Reciprocal Stock Option Agreements Between the Companies................  I-7
  Regulatory Approvals....................................................  I-7
  Expected Accounting Treatment...........................................  I-8
  GTE Shareholder Lawsuits Challenging the Merger.........................  I-8
  Comparative Per Share Market Price Information..........................  I-8
  Listing of Common Stock on the New York Stock Exchange..................  I-9
  Amendments to Certificate of Incorporation and Bylaws to Increase
   Authorized Capital Stock and Provide for Governance Arrangements.......  I-9
  Summary of Selected Historical and Unaudited Pro Forma Combined
   Condensed Financial Information........................................ I-10
  Unaudited Pro Forma Combined Condensed Financial Information............ I-12
  Comparative Per Share Information....................................... I-14

RISK FACTORS RELATING TO THE MERGER....................................... I-15
  Shareholders Will Not Know the Market Price of the Stock They Will
   Receive in the Merger When They Vote on the Merger..................... I-15
  Regulatory Agencies Must Approve the Merger and Could Delay or Refuse to
   Approve the Merger or Impose Conditions that Could Adversely Affect Our
   Business or Financial Condition........................................ I-15
  Termination Fees and Reciprocal Stock Option Agreements Could Make an
   Alternative Transaction More Difficult or Expensive.................... I-16

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................ I-17

THE MERGER TRANSACTION.................................................... I-18
  The Companies........................................................... I-18
  Background of the Merger................................................ I-19
  Reasons for the Merger; Recommendations of the Boards................... I-23
  Opinions of GTE's Financial Advisors.................................... I-29
  Opinions of Bell Atlantic's Financial Advisors.......................... I-45
  Accounting Treatment.................................................... I-52
  Material Federal Income Tax Consequences................................ I-53
  Regulatory Approvals.................................................... I-54
  Conflicts Created by Overlaps of Domestic Wireless Properties; Potential
   Solutions.............................................................. I-56
  No Appraisal Rights..................................................... I-58
  GTE Shareholder Lawsuits Challenging the Merger......................... I-58

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION............... I-59

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS............... I-60

ADDITIONAL COMPENSATION FOR EXECUTIVE OFFICERS AS A RESULT OF THE MERGER..  I-68
  GTE Employment Agreements...............................................  I-68
  GTE Implementation and Retention Bonus Plan.............................  I-71
  GTE Executive Severance Agreements......................................  I-72
  GTE Long-Term Incentive Plan............................................  I-73
  GTE Equity Participation Program........................................  I-75
  Bell Atlantic Employment Agreements.....................................  I-76
  Other Bell Atlantic Agreements..........................................  I-77

SUMMARY OF THE MERGER AGREEMENT...........................................  I-78
  Form of Merger..........................................................  I-78
  Consideration to be Received in the Merger..............................  I-78
  Exchange of Shares......................................................  I-78
  Treatment of GTE Stock Options and Stock Appreciation Rights............  I-79
  The Combined Company Following the Merger...............................  I-79
  Representations and Warranties in the Merger Agreement..................  I-80
  Conditions in the Merger Agreement......................................  I-80
  Transition Planning.....................................................  I-81
  Covenants in the Merger Agreement.......................................  I-82
  No Solicitation of Transactions.........................................  I-84
  Benefits Matters........................................................  I-84
  Indemnification and Insurance...........................................  I-85
  Termination.............................................................  I-85
  Termination Fees........................................................  I-86
  Expenses................................................................  I-86

SUMMARY OF STOCK OPTION AGREEMENTS........................................  I-87

DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER.............................  I-89
  Directors...............................................................  I-89
  Committees of the Board of Directors....................................  I-89
  Compensation of Directors...............................................  I-89
  Co-Chief Executive Officers.............................................  I-89

DESCRIPTION OF THE COMBINED COMPANY'S CAPITAL STOCK FOLLOWING THE MERGER..  I-90
  Authorized Capital Stock................................................  I-90
  Common Stock............................................................  I-90
  Series Preferred Stock..................................................  I-90
  Preemptive Rights.......................................................  I-91
  Transfer Agent and Registrar............................................  I-91

COMPARISON OF SHAREHOLDERS' RIGHTS........................................  I-92
  Comparison of Specified Shareholders' Rights Among GTE, Bell Atlantic
   and the Combined Company...............................................  I-92
  Comparison of Other Shareholders' Rights Between GTE and the Combined
   Company................................................................  I-93

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF GTE COMMON STOCK..  I-98

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION
 AGREEMENTS...............................................................  I-98

EXPERTS...................................................................  I-98

LEGAL MATTERS.............................................................  I-98

CHAPTER II--INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING

THE GTE ANNUAL MEETING....................................................  II-1
  When and Where the GTE Annual Meeting Will be Held......................  II-1
  How to Attend and Participate in the GTE Annual Meeting.................  II-1
  What Will be Voted Upon.................................................  II-1
  Only GTE Shareholders of Record as of March 29, 1999 Are Entitled to
   Vote...................................................................  II-2
  Majority of Outstanding Shares Must be Represented For a Vote to be
   Taken..................................................................  II-2

  Vote Required.........................................................   II-2
  Voting Your Shares and Changing Your Vote.............................   II-2
  How Proxies Are Counted...............................................   II-3
  Confidential Voting...................................................   II-3
  Cost of Solicitation..................................................   II-3
  Proxy Statement Proposals.............................................   II-4

THE BELL ATLANTIC ANNUAL MEETING........................................   II-5
  When and Where the Bell Atlantic Annual Meeting Will be Held..........   II-5
  How to Attend and Participate in the Bell Atlantic Annual Meeting.....   II-5
  What Will be Voted Upon...............................................   II-5
  Only Bell Atlantic Shareholders of Record as of April 2, 1999 Are
   Entitled to Vote.....................................................   II-5
  Majority of Outstanding Shares Must be Represented For a Vote to be
   Taken................................................................   II-6
  Vote Required.........................................................   II-6
  Voting Your Shares and Changing Your Vote.............................   II-6
  How Proxies Are Counted...............................................   II-7
  Confidential Voting...................................................   II-7
  Cost of Solicitation..................................................   II-8

CHAPTER III--OTHER GTE ANNUAL MEETING PROPOSALS

ITEM 1--ELECTION OF GTE DIRECTORS.......................................  III-1
  GTE Board of Directors................................................  III-1
  Committees of the GTE Board of Directors..............................  III-1
  GTE Directors' Compensation...........................................  III-2
  Charitable Awards Program.............................................  III-3
  GTE Executive Compensation Committee Report...........................  III-3
  GTE Executive Compensation Tables.....................................  III-8
  GTE Performance Graph................................................. III-12
  GTE Retirement Programs............................................... III-13
  Certain Transactions.................................................. III-14
  Ownership of Stock by GTE Directors, Nominees for Directors and
   Executive Officers................................................... III-15
  Election of GTE Directors............................................. III-17
  Biographical Information of GTE Directors............................. III-17

ITEM 2--GTE MERGER PROPOSAL............................................. III-22

ITEM 3--RATIFICATION OF APPOINTMENT OF AUDITORS......................... III-22

ITEM 4--SHAREHOLDER PROPOSAL ON FOREIGN MILITARY SALES.................. III-22

ITEM 5--SHAREHOLDER PROPOSAL ON EXECUTIVE BONUSES....................... III-24

OTHER MATTERS........................................................... III-25

CHAPTER IV--OTHER BELL ATLANTIC ANNUAL MEETING PROPOSALS

ITEM 1--ELECTION OF BELL ATLANTIC DIRECTORS.............................   IV-1
  Corporate Governance..................................................   IV-1
  Election of Bell Atlantic Directors...................................   IV-2
  Report of the Bell Atlantic Human Resources Committee on Executive
   Compensation.........................................................   IV-8
  Compensation Committee Interlocks and Insider Participation...........  IV-11
  Bell Atlantic Executive Compensation Tables...........................  IV-11
  Security Ownership of Bell Atlantic Directors and Named Executive
   Officers.............................................................  IV-15
  Section 16(a) Beneficial Ownership Reporting Compliance...............  IV-16
  Bell Atlantic Retirement Plans........................................  IV-16
  Bell Atlantic Employment Agreements...................................  IV-17

ITEM 2--BELL ATLANTIC MERGER PROPOSAL...................................  IV-19

ITEM 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS..........  IV-19

ITEM 4--AMENDMENT TO BELL ATLANTIC INCENTIVE STOCK OPTION PLAN..........  IV-19
  Stock Option Plan Administration and Participation....................  IV-19
  Tax Consequences......................................................  IV-19
  Amendment.............................................................  IV-20
  1998 Grants and Stock Price Information...............................  IV-20

ITEMS 5 THROUGH 9--SHAREHOLDER PROPOSALS.................................. IV-20

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS.............. IV-27

OTHER BUSINESS............................................................ IV-27

CHAPTER V--WHERE YOU CAN FIND MORE INFORMATION

 APPENDICES
 Appendix A: Agreement and Plan of Merger, dated as of July 27, 1998.....   a-1
 Appendix B: Stock Option Agreement Granted by Bell Atlantic
               Corporation...............................................   b-1

 Appendix C: Stock Option Agreement Granted by GTE Corporation...........   c-1
 Appendix D: Form of Amendment to Restated Certificate of Incorporation
               of Bell Atlantic Corporation.............................    d-1
 Appendix E: Form of Amendment to Restated Bylaws of Bell Atlantic
               Corporation...............................................   e-1
 Appendix F: Opinion of Goldman, Sachs & Co..............................   f-1
 Appendix G: Opinion of Salomon Smith Barney.............................   g-1
 Appendix H: Opinion of Bear, Stearns & Co. Inc..........................   h-1
 Appendix I: Opinion of Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..............................................   i-1

                                  INTRODUCTION

   This joint proxy statement and prospectus is being mailed to shareholders of GTE Corporation and Bell Atlantic Corporation in connection with each company's annual meeting of shareholders. The document is organized into five chapters.

   Chapter I--"The Merger" provides summary and detailed information about GTE's and Bell Atlantic's proposed merger of equals on which the shareholders of each company will vote at their annual meetings.

   Chapter II--"Information About the Annual Meetings and Voting" provides information about GTE's and Bell Atlantic's annual meetings, how shareholders may vote or grant a proxy and the vote required to adopt each proposal.

   Chapter III--"Other GTE Annual Meeting Proposals" provides information about the other matters that GTE shareholders will vote on at the GTE annual meeting, including election of directors, ratification of auditors and two shareholder proposals. Bell Atlantic shareholders will not vote on these matters.

   Chapter IV--"Other Bell Atlantic Annual Meeting Proposals" provides information about the other matters that Bell Atlantic's shareholders will vote on at the Bell Atlantic annual meeting, including election of directors, ratification of independent accountants, amending the Bell Atlantic Incentive Stock Option Plan and five shareholder proposals. GTE shareholders will not vote on these matters.

   Chapter V--"Where You Can Find More Information" explains where shareholders of GTE and Bell Atlantic can find more information about each of the companies.

   You should read this joint proxy statement and prospectus carefully before you vote your shares.

                             CHAPTER I--THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. Why are the companies proposing the merger?

A. The telecommunications industry continues to change dramatically as a result of developments in technology, regulation, consumer needs and the range of product offerings made possible by these changes. In this new environment, a select group of national and international companies that offer a full range of local and long distance, voice and data services will be the most effective competitors in the telecommunications industry. We believe our proposed merger will create a powerful competitor in this dynamic, emerging market. When the merger is completed, you will have a stake in a company that will be one of America's most competitive communications providers--one of the largest local exchange carriers and wireless providers, as well as an extremely well-positioned long distance provider.

Q. What will a shareholder receive when the merger occurs?

A. GTE Shareholders

   A GTE shareholder will receive 1.22 shares of combined company common stock in exchange for each share of GTE common stock owned. He or she will receive cash instead of any resulting fraction of a share, in an amount reflecting the market value of the fraction of a share. However, if a GTE shareholder participates in the GTE Shareholder Systematic Investment Plan and is entitled to receive a fraction of a share, that fraction of a share will be credited to his or her plan account.

   Example: If a GTE shareholder currently owns 10 shares of GTE common stock, after the merger he or she will be entitled to receive 12 shares of combined company common stock and a check for the market value of two-tenths of a share.

   Bell Atlantic Shareholders

   After the merger, a Bell Atlantic shareholder will continue to hold the shares he or she now owns. Those shares will represent the same number of shares in the combined company. However, they will represent a smaller proportion of the outstanding shares of the combined company.

Q. What will the dividend be on the combined company common stock?

A. Bell Atlantic currently pays dividends at a rate of $1.54 per share each year, and GTE currently pays dividends at a rate of $1.88 per share each year. The combined company board of directors will determine the dividend policy following the merger. We expect that the initial annualized dividend rate will be at least $1.54 per share. Given the exchange ratio of 1.22 shares of combined company common stock for each share of GTE common stock, the combined company's dividend is expected to be nearly identical to the dividend that GTE shareholders now receive.

Q. What are the federal income tax consequences of the merger?

A. In general, GTE shareholders will not be required to pay any federal income tax as a result of the merger, except for taxes on cash they receive instead of fractions of a share. The merger will be tax-free to GTE, Bell Atlantic and Bell Atlantic shareholders for federal income tax purposes.

Q. Do shareholders have appraisal rights?

A. No. Under applicable law, neither GTE shareholders nor Bell Atlantic shareholders have the right to receive an appraisal of the value of their shares in connection with the merger.

Q. What do I need to do now?

A. Please vote your shares as soon as possible so that your shares will be represented at the annual meeting. You may grant your proxy by signing your proxy card and mailing it in the enclosed return envelope, by telephone or by the Internet, or you may vote in person at the shareholder meeting.

Q. Should I send in my stock certificates now?

A. No. Soon after the merger is completed, we will mail GTE shareholders written instructions explaining how to exchange their GTE certificates. Bell Atlantic shareholders will not be required to exchange their stock certificates.

Q. Whom should I call if I have questions?

A. GTE shareholders who have questions about the merger or the GTE merger proposal may call (800) 859-8509.

   Bell Atlantic shareholders who have questions about the merger or the Bell Atlantic merger proposal may call (800) 645-2380.

                           MERGER INFORMATION SUMMARY

   This section summarizes selected information about the merger from this joint proxy statement and prospectus. To understand the merger fully, we strongly encourage you to read carefully this entire joint proxy statement and prospectus and the documents which we have filed with the Securities and Exchange Commission. We have included a copy of the merger agreement in this joint proxy statement and prospectus as Appendix A. For information on how to obtain the documents that we have filed with the Securities and Exchange Commission, see "Where You Can Find More Information" in Chapter V.

   Throughout this joint proxy statement and prospectus when we refer to the "merger," we mean the merger of a wholly-owned subsidiary of Bell Atlantic Corporation with and into GTE Corporation as described in the merger agreement. When we refer to the "combined company," we mean the company in which you will own shares following the combination of GTE and Bell Atlantic.


The Companies
(See Page I-18)

GTE Corporation
1255 Corporate Drive
Irving, Texas 75038
(972) 507-5000

   GTE is a leading telecommunications provider with one of the industry's broadest arrays of products and services. It is one of the world's largest telecommunications companies, with 1998 revenues of more than $25 billion. GTE's domestic and international operations serve approximately 30 million telephone access lines through subsidiaries in the United States, Canada and the Dominican Republic, and an affiliate in Venezuela. GTE is a leading wireless operator in the United States, with more than 4.8 million wireless customers and the opportunity to serve 61.4 million potential wireless customers. When we refer to "potential wireless customers" in this joint proxy statement and prospectus, we mean the number of people living in the relevant area served by our wireless operations, adjusted to reflect our ownership interests in those wireless operations.

   On April 5, 1999, GTE announced an agreement to buy cellular properties from Ameritech Corporation for $3.27 billion. The properties, located in Chicago, St. Louis and central Illinois, currently serve approximately 1.7 million subscribers. GTE will have a 93% equity interest in these properties and Georgetown Partners, a private investment firm, will hold the remaining 7%. These properties will provide GTE with more than 11 million additional potential wireless customers. Under the terms of the definitive agreement, GTE expects to finalize the acquisition when Ameritech and SBC Corporation complete their merger later in 1999.

   Outside the United States, GTE operates wireless networks serving approximately 2.8 million customers with 23.4 million potential wireless customers through subsidiaries in Canada, the Dominican Republic and Argentina, and affiliates in Venezuela and Taiwan. GTE also participates in a venture which operates a paging network in China.

   GTE provides data services, including dial-up Internet access for residential and small business consumers, and Web-based applications for Fortune 500 companies. GTE is also a leader in government and defense communications systems and equipment, directories and telecommunications-based information services and systems.

   For additional information about GTE and its business, see "The Companies-- GTE Corporation" in this Chapter I and "Where You Can Find More Information" in Chapter V.

Bell Atlantic Corporation
1095 Avenue of the Americas
New York, New York 10036
(212) 395-2121

   Bell Atlantic, with 1998 revenues of more than $31 billion, is at the forefront of the new communications and information industry. With more than 42 million telephone access lines, 7.9 million wireless customers and the opportunity to serve 180 million potential wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

   For additional information about Bell Atlantic and its business, see "The Companies--Bell Atlantic Corporation" in this Chapter I and "Where You Can Find More Information" in Chapter V.

Vote Required to Approve the Merger
(See Pages II-2 and II-6)

 GTE Shareholders

   GTE shareholders will vote on a proposal to adopt the merger agreement and approve the merger and other transactions described in the merger agreement. We refer to this proposal as the "GTE merger proposal." Approval of the GTE merger proposal requires the affirmative vote of at least two-thirds of the shares of GTE common stock that are outstanding and entitled to vote at the GTE annual meeting. GTE directors and executive officers as a group own less than one-half of 1% of the outstanding shares. In most cases, if a GTE shareholder does not vote at the GTE annual meeting, either in person or by proxy, it will have the same effect as a vote against the GTE merger proposal.

 Bell Atlantic Shareholders

   Bell Atlantic shareholders will vote on a proposal to approve the issuance of shares of Bell Atlantic common stock in the merger and related transactions, including the amendment and restatement of Bell Atlantic's certificate of incorporation. We refer to this proposal as the "Bell Atlantic merger proposal." Approval of the Bell Atlantic merger proposal requires the affirmative vote of a majority of the outstanding shares of Bell Atlantic common stock entitled to vote at the Bell Atlantic annual meeting. Bell Atlantic directors and executive officers as a group own less than 1% of the outstanding shares. In most cases, if a Bell Atlantic shareholder does not vote at the Bell Atlantic annual meeting, either in person or by proxy, it will have the same effect as a vote against the Bell Atlantic merger proposal.

The Merger
(See Page I-19)

   The merger agreement provides for the combination of GTE and Bell Atlantic in a merger of equals. As a result of the merger, each share of GTE common stock will be converted into the right to receive 1.22 shares of combined company common stock. We refer to this ratio as the "exchange ratio." GTE will merge with a subsidiary of Bell Atlantic and become a subsidiary of the combined company. We suggest that you read the merger agreement carefully because it is the legal document that governs the merger.

   We are working diligently to complete the merger by the end of 1999. However, we must obtain the approval of a variety of state and federal regulatory agencies and, accordingly, the merger may close in the first half of 2000.

Our Reasons for the Merger
(See Page I-23)

   We believe that combining our resources will enable us to be a stronger competitor in the rapidly consolidating telecommunications industry. This combination will create significant opportunities to enhance shareholder value. We believe the merger will:

 . provide us with the scale and scope to compete as one of the industry's top-tier companies, forming America's largest local exchange carrier and one of the world's premier wireless communications companies;

 . bring together a complementary blend of assets and capabilities and enhance our presence in growth markets, including high-speed data, Internet access and long distance; and

 . generate significant revenue, expense and capital synergies. When we use the term "synergies," we mean the revenue increases and the reductions in expenses and capital spending that we expect to achieve as a result of the merger.

Our Recommendations to Shareholders
(See Pages I-25 and I-27)

 To GTE Shareholders

   The GTE Board of Directors believes that the GTE merger proposal is in your best interest and unanimously recommends that you vote FOR the GTE merger proposal.

 To Bell Atlantic Shareholders

   The Bell Atlantic Board of Directors believes that the Bell Atlantic merger proposal is in your best interest and unanimously recommends that you vote FOR the Bell Atlantic merger proposal.

Opinions of Financial Advisors
(See Pages I-29 and I-45)

   In deciding to approve the merger, each of our boards of directors considered opinions from our respective financial advisors.

   GTE received separate opinions from each of its financial advisors, Goldman, Sachs & Co. and Salomon Smith Barney, to the effect that, as of the date of such opinions, the exchange ratio was fair to holders of GTE common stock from a financial point of view. We have included these opinions in this joint proxy statement and prospectus as Appendices F and G. GTE urges its shareholders to read the opinions of Goldman Sachs and Salomon Smith Barney in their entirety.

   Bell Atlantic received separate opinions from each of its financial advisors, Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of such opinions, the exchange ratio was fair from a financial point of view to Bell Atlantic and, accordingly, to the holders (other than GTE and its affiliates) of Bell Atlantic common stock. We have included these opinions in this joint proxy statement and prospectus as Appendices H and I. Bell Atlantic urges its shareholders to read the opinions of Bear Stearns and Merrill Lynch in their entirety.

Ownership of the Combined Company Following the Merger
(See Page I-90)

   We anticipate that the combined company will issue approximately 1.3 billion shares of common stock to GTE shareholders in or as a result of the merger. We estimate that these shares will represent approximately 43% of the outstanding common stock of the combined company. The aggregate market value of these shares is approximately $71 billion, based upon the closing price of Bell Atlantic common stock on April 9, 1999.

Board of Directors and Management Following the Merger
(See Page I-89)

   We have agreed that, initially, half of the directors of the combined company will be selected by Bell Atlantic and half will be selected by GTE. The combined company bylaws will contain provisions maintaining equal membership until July 1, 2002.

   When the merger is completed, Charles R. Lee, the Chairman and Chief Executive Officer of GTE, and Ivan G. Seidenberg, the Chairman and Chief Executive Officer of Bell Atlantic, will share responsibility for the management of the combined company. Mr. Lee will serve as Chairman and Co-Chief Executive Officer and Mr. Seidenberg will serve as President and Co-Chief Executive Officer. Both Mr. Lee and Mr. Seidenberg will be members of the combined company board of directors.

   On June 30, 2002, Mr. Seidenberg will become the sole Chief Executive Officer and Mr. Lee will retire. Mr. Lee will continue as Chairman until June 30, 2004, when he will be succeeded by Mr. Seidenberg.

Additional Compensation for Executive Officers as a Result of the Merger (See Page I-68)

   A number of executive officers of GTE and Bell Atlantic, including some executive officers who are also directors, are entitled to benefits as a result of the merger. These benefits are payable under employment agreements, retention incentives or their company's employee benefit plans. Each of these executive officers will receive significant compensation if the merger is completed. In addition, Mr. Lee and Mr. Seidenberg have each entered into employment agreements in connection with the merger. Because these executive officers will be entitled to financial benefits if the merger is completed, their interests in the merger may be different from yours.

   The total value of additional compensation which will be received by GTE executive officers as a result of the merger is currently estimated to be approximately $31.2 million. GTE officers will also receive other compensation earlier than it was originally scheduled to be paid when GTE shareholders approve the GTE merger proposal. Any GTE executive officer whose employment is terminated following completion of the merger could receive a substantial severance payment.

   The total value of additional compensation which will be received by Bell Atlantic executive officers as a result of completion of the merger is currently estimated to be approximately $16.7 million. In addition, any Bell Atlantic executive officer whose employment is terminated following completion of the merger could receive a substantial termination payment.

Conditions to the Merger
(See Page I-80)

   Completion of the merger requires:

 . approval of the GTE merger proposal by GTE shareholders;

 . approval of the Bell Atlantic merger proposal by Bell Atlantic shareholders;

 . absence of any law or injunction preventing the merger or causing a Material
  Adverse Effect on either company or the combined company;

 . approvals from government regulators without requirements which have a Material Adverse Effect on either of us or the combined company;

 . receipt of letters from each of our independent accountants stating that the merger will qualify for "pooling of interests" accounting treatment, unless steps we take to resolve conflicts created by overlaps of our wireless operations would prevent such treatment;

 . receipt of legal opinions from counsel stating that the merger will qualify as a tax-free reorganization; and

 . absence of events which have or are reasonably likely to have a Material
  Adverse Effect on either company.

   Other than the conditions pertaining to shareholder approvals and the legality of the transaction, either of us could elect to waive conditions to our own performance and complete the merger. However, we will not waive the receipt of the tax opinions from counsel. If we waive any other condition, we may be required to request new shareholder approvals.

   When we refer to "Material Adverse Effect," we mean any effect on the business that is materially adverse to the business, operations, properties, condition, assets, liabilities or regulatory status of the company. The term, however, does not include changes that are generally applicable in the telecommunications industry, or the United States economy or securities markets, if the effect on GTE or Bell Atlantic is not materially disproportionate relative to the effect on the other.

Restrictions on Alternative Transactions
(See Page I-83)

   The merger agreement generally limits the ability of each of our boards of directors to solicit or participate in discussions with any third party about transactions alternative to the merger. In addition, the merger agreement requires each company to seek the shareholder approvals required to complete the merger even if its board of directors were to change its recommendation of the merger.

Termination of the Merger Agreement
(See Page I-85)

   We may agree to terminate the merger agreement at any time. In addition, either company may terminate the merger agreement if specified events do or do not occur. These include:

 . if the merger is not completed by July 26, 1999. This deadline will be extended to March 31, 2000, and may be extended to June 30, 2000, if the completion of the merger is delayed only because one or more expected governmental approvals have not yet been received;

 . if a court or government regulator permanently prohibits the merger;

 . if the other company does not comply in any material respect with any of its representations, warranties or obligations under the merger agreement;

 . if a condition to a company's obligation to consummate the merger cannot be satisfied;

 . if the board of directors of the other company withdraws or adversely changes its approval or recommendation in favor of the merger, or if that board of directors recommends an alternative transaction with a third party; or

 . if the required shareholder approvals are not obtained.

Termination Fees
(See Page I-86)

   The merger agreement requires Bell Atlantic or GTE to pay to the other a termination fee of $1.8 billion if the merger agreement terminates and specified events occur. For example, this fee is payable by a company if:

 . it materially breaches specified significant obligations;

 . its board of directors withdraws its approval of this transaction; or

 . (1) it receives an offer to enter into an alternative transaction with a third party, (2) the merger agreement is terminated because its shareholders do not approve the GTE merger proposal or the Bell Atlantic merger proposal, as applicable, and (3) within 12 months after the termination of the merger agreement, it agrees to enter into an alternative transaction with a third party.

Reciprocal Stock Option Agreements Between the Companies
(See Page I-87)

   We have entered into reciprocal stock option agreements. GTE has an option to purchase from Bell Atlantic up to 10% of the outstanding shares of Bell Atlantic common stock at a price of $45.00 per share. Bell Atlantic has an option to purchase from GTE up to 10% of the outstanding shares of GTE common stock at a price of $55.75 per share. Each company may exercise its stock option agreement if the other company completes an alternative transaction before the stock option agreement is terminated. The exercise prices are equal to the respective closing prices of shares of GTE common stock and Bell Atlantic common stock, as reported on the New York Stock Exchange Composite Transactions Tape on the date the merger agreement and the stock option agreements were signed. These agreements limit the total amount of profit either company may receive from payment of the termination fee and from exercise of rights under the stock option agreements to $2.2 billion. We have included copies of the stock option agreements in this joint proxy statement and prospectus as Appendix B and Appendix C.

   The stock option agreements reflect our mutual commitment to complete the merger and would provide compensation in the event one of us enters into an alternative transaction. These agreements could also make it more difficult or expensive for either of us to enter into an alternative transaction.

Regulatory Approvals
(See Page I-54)

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we cannot complete the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. In December 1998, we substantially complied with a request by the Department of Justice for additional information, and in January 1999, the waiting period ended. The Department of Justice is continuing to evaluate the merger.

   As with any merger in the United States, the Department of Justice has the authority to challenge the merger on antitrust grounds before or after the merger is completed. Some of the states where we provide telephone service may also seek to review the merger under state antitrust law.

   We have jointly filed applications with the Federal Communications Commission for approval to transfer control of specified licenses and authorizations. Approval depends on the Federal

Communications Commission's evaluation as to whether Bell Atlantic is qualified to control the licenses and authorizations and whether the transfer is consistent with the public interest, convenience and necessity. We strongly believe that the merger complies with this standard.

   The Telecommunications Act of 1996 currently limits Bell Atlantic's ability to provide long distance services originating in its telephone company jurisdictions. GTE, which is not subject to the long distance provisions of the Telecommunications Act of 1996, currently provides long distance services throughout the United States, including long distance services that originate in Bell Atlantic's telephone company jurisdictions. Upon completion of the merger, GTE will be considered an affiliate of Bell Atlantic. Accordingly, we cannot complete the merger until we receive the appropriate Federal Communications Commission approvals or waivers, unless we are able to design a satisfactory interim structure consistent with Federal Communications Commission requirements or obtain other relief. We cannot be certain whether the Federal Communications Commission will grant any approval or waiver.

   We have made joint regulatory filings seeking approval from state public utilities commissions, primarily in those states where GTE provides local telephone service. The commissions will generally consider whether the merger will be in the public interest and may look at the impact of the merger on competition and on the customers and employees of the local telephone companies. We have also made informational filings with the public utilities commissions in all other states.

   In addition, we have successfully completed the appropriate regulatory processes in Poland and Canada. In March 1999 we made a filing with the Federal Competition Commission in Mexico, and we expect that it will approve the merger. We believe that no other international approvals are required.

   It is possible that some of these governmental authorities may impose conditions for granting approval. We cannot be certain that we will obtain required regulatory approvals, or obtain them within the time frame contemplated in the merger agreement. A delay in obtaining the required regulatory approvals will delay the completion of the merger. We cannot complete the merger until we receive the appropriate approvals or waivers, unless we are able to design a satisfactory interim structure consistent with the applicable requirements or obtain other relief.

Expected Accounting Treatment
(See Page I-52)

   We expect the merger to qualify for pooling of interests accounting treatment. This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

GTE Shareholder Lawsuits Challenging the Merger
(See Page I-58)

   Plaintiffs have filed fourteen lawsuits in New York state court on behalf of GTE shareholders. The lawsuits have been consolidated into a single class action which alleges that GTE and the GTE Board of Directors breached their fiduciary duties to GTE shareholders in approving the merger, and that GTE shareholders will not receive adequate compensation for their shares of GTE common stock pursuant to the merger agreement. Plaintiffs seek to enjoin or rescind the merger, or to recover compensatory damages if the merger is closed and not rescinded. The consolidated complaint names Bell Atlantic as a defendant and alleges that Bell Atlantic aided and abetted the alleged breaches of fiduciary duties by GTE and the GTE Board of Directors. We have filed a motion to dismiss the complaint based on our position that the complaint does not state a legal claim and GTE's position that the actions taken by GTE's Board of Directors in connection with the merger did not breach any fiduciary duty owed to GTE's shareholders. We intend to defend the lawsuit vigorously.

Comparative Per Share Market Price Information
(See Page I-59)

   GTE common stock is listed on the New York Stock Exchange under the symbol "GTE". Bell Atlantic common stock is listed on the New York

Stock Exchange under the symbol "BEL". On July 27, 1998, the last full trading day on the New York Stock Exchange before the public announcement of the proposed merger, the closing price of GTE common stock was $55.75 per share and the closing price of Bell Atlantic common stock was $45.00 per share. Based on the exchange ratio, the pro forma equivalent per share value of GTE common stock on July 27, 1998 was equal to approximately $54.90 per share.

   On April 9, 1999, the closing price of GTE common stock was $64.31 per share and the closing price of Bell Atlantic common stock was $55.88 per share. All prices are as reported on the New York Stock Exchange Composite Transactions Tape.

Listing of Common Stock on the New York Stock Exchange
(See Page I-98)

   We have agreed that the combined company common stock will be listed on the New York Stock Exchange.

Amendments to Certificate of Incorporation and Bylaws to Increase Authorized Capital Stock and Provide for Governance Arrangements
(See Page I-90)

   As part of the merger agreement, Bell Atlantic agreed to amend and restate the Bell Atlantic certificate of incorporation and bylaws to, among other things:

 . increase its authorized capital stock; and

 . provide for the governance arrangements concerning composition of the board of directors and management succession as discussed under "Directors and Management Following the Merger" in this Chapter I.

   The amended Bell Atlantic certificate of incorporation and the amended Bell Atlantic bylaws will be the combined company certificate of incorporation and bylaws, respectively. We have included the form of the proposed changes in this joint proxy statement and prospectus as Appendices D and E.

   A Bell Atlantic shareholder who votes in favor of the Bell Atlantic merger proposal is also voting to approve the proposed changes to the Bell Atlantic certificate of incorporation increasing the number of authorized shares. Bell Atlantic currently does not have enough unissued shares to complete the merger. The Bell Atlantic Board of Directors has adopted the proposed changes to the Bell Atlantic bylaws, subject to completion of the merger. The changes to the Bell Atlantic certificate of incorporation and bylaws will not be effective unless the merger is completed.

   Summary of Selected Historical and Unaudited Pro Forma Combined Condensed
                             Financial Information

   We are providing the following selected historical financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with GTE's and Bell Atlantic's historical financial statements (and related notes) contained in the reports that have been filed with the Securities and Exchange Commission. See "Where You Can Find More Information" in Chapter V.

   GTE's financial information was derived from audited financial statements.

   Bell Atlantic's financial information reflects the restatement of its historical results for the merger of Bell Atlantic and NYNEX completed on August 14, 1997, which was accounted for as a pooling of interests. Bell Atlantic's financial information was derived from audited income statements for the years ended December 31, 1995, 1996, 1997 and 1998 and audited balance sheets at December 31, 1996, 1997 and 1998. All other Bell Atlantic financial information was derived from unaudited financial statements.

                 GTE--Selected Historical Financial Information

                                    At or for the Years Ended December 31,
                                    ---------------------------------------
                                     1998    1997    1996    1995    1994
                                    ------- ------- ------- ------- -------
                                    (Dollars in Millions, Except for Per Share
                                                     Amounts)
Operating revenues................  $25,473 $23,260 $21,339 $19,957 $19,528
Income from continuing
 operations.......................    2,492   2,794   2,798   2,538   2,441
Income from continuing operations
 per common share
 --Basic..........................     2.59    2.92    2.89    2.62    2.55
 --Diluted........................     2.57    2.90    2.88    2.61    2.54
Cash dividends declared per common
 share............................     1.88    1.88    1.88    1.88    1.88
Book value per common share.......     9.06    8.39    7.62    7.05   10.85
Total assets......................   43,615  42,142  38,422  37,019  42,500
Long-term debt....................   15,418  14,494  13,210  12,744  12,163
Shareowners' investment...........    8,766   8,038   7,336   6,871  10,483

Significant events affecting GTE's historical earnings trends included the following:

 . In response to legislation and the increasingly competitive environment, GTE discontinued the use of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" in its domestic telephone subsidiaries in 1995 and in its Canadian telephone operations in 1998. As a result, non-cash, after-tax extraordinary charges of $4.6 billion and $300 million were recorded in 1995 and 1998, respectively.

 . Income from continuing operations and per share amounts for 1998 include charges of approximately $482 million after-tax, or $.50 per diluted share, in connection with asset impairments and other special items arising during the year.

            Bell Atlantic--Selected Historical Financial Information

                                    At or for the Years Ended December 31,
                                    ---------------------------------------
                                     1998    1997    1996    1995    1994
                                    ------- ------- ------- ------- -------
                                    (Dollars in Millions, Except for Per Share
                                                     Amounts)
Operating revenues................  $31,566 $30,194 $29,155 $27,927 $27,098
Income from continuing
 operations.......................    2,991   2,455   3,129   2,826   2,225
Income from continuing operations
 per common share
 --Basic..........................     1.90    1.58    2.02    1.85    1.47
 --Diluted........................     1.87    1.56    2.00    1.84    1.46
Cash dividends declared per common
 share............................     1.54    1.51    1.44    1.40    1.38
Book value per common share.......     8.39    8.23    8.36    7.28    8.58
Total assets......................   55,144  53,964  53,361  50,623  54,020
Long-term debt....................   17,646  13,265  15,286  15,744  14,590
Shareowners' investment...........   13,025  12,789  12,976  11,214  13,064

Significant events affecting Bell Atlantic's historical earnings trends included the following:

 . Income from continuing operations and per share amounts for 1998 include charges of approximately $1.4 billion after-tax, or $.86 per diluted share, in connection with the completion of a retirement incentive program, the write-down of certain international investments, Bell Atlantic/NYNEX merger-related costs and other special items arising during the year.

 .  Income from continuing operations and per share amounts for 1997 include
   Bell Atlantic/NYNEX merger-related costs of approximately $381 million after-tax, or $.24 per diluted share, and costs of approximately $686 million after-tax, or $.44 per diluted share, in connection with consolidating operations and combining organizations and for other special items arising during the year.

 . After-tax charges associated with a retirement incentive program were approximately $325 million ($.21 per diluted share) in 1997, $147 million ($.09 per diluted share) in 1996, $327 million ($.21 per diluted share) in 1995, and $453 million ($.30 per diluted share) in 1994.

 . Bell Atlantic's per share amounts have been adjusted to reflect a two-for-one stock split on June 1, 1998.

Unaudited Pro Forma Combined Condensed Financial Information

   We have presented the following unaudited pro forma combined condensed financial information for the combined company that reflects the pooling of interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma income statements and balance sheet by adding or combining the historical amounts of each company. We then adjusted the combined amounts for significant differences in accounting methods used by the companies. We anticipate that the combined company will record a charge of approximately $375 million for direct incremental merger-related costs in the quarter in which the merger is completed. The direct incremental merger-related costs have been reflected as an increase to other current liabilities and the after-tax cost of this anticipated charge (approximately $310 million) has been reflected as a reduction in reinvested earnings in the unaudited pro forma combined condensed balance sheet as of December 31, 1998.

   Transition costs of $1.2 billion to $1.6 billion to be incurred in connection with integrating the operations of GTE and Bell Atlantic over the three years following the completion of the merger are not reflected in the unaudited pro forma financial information. The unaudited pro forma financial data also does not include: (a) any of the anticipated revenue increases, or expense or capital savings resulting from the integration of the operations of GTE and Bell Atlantic; (b) any costs incurred, consideration received, or dispositions made in connection with actions that may be taken regarding certain overlapping wireless properties as a result of regulatory or contractual issues associated with the merger; or (c) any dispositions required as a result of regulatory or contractual requirements.

   On January 31, 1999, BC TELECOM Inc., a majority-owned subsidiary of GTE, merged with TELUS Corporation to create a growth-oriented telecommunications company. The merged company is called BCT.TELUS Communications Inc. Under the terms of the merger agreement, GTE's ownership interest in the merged company is approximately 27%. Accordingly, during the first quarter of 1999, GTE will deconsolidate BC TELECOM and account for its investment in BCT.TELUS under the equity method of accounting. The pro forma financial information that follows has not been adjusted to reflect this transaction, which would not have a material effect on the net income of the combined company. As a result of the transaction, GTE expects to record a one-time, after-tax gain of approximately $300 million during the first quarter of 1999. This gain will be partially offset by charges related to cost-cutting initiatives within GTE's national operations unrelated to the merger and the early retirement of long-term debt. GTE expects that these charges as currently estimated will be approximately $150 million to $225 million after-tax and will include $100 million to $150 million after-tax related to the separation of 2,500 to 3,500 GTE employees and associated facilities costs. The cost of these actions is not included in the transition costs described above.

   Additionally, during 1998 GTE committed to a plan to sell some of its business operations, including GTE Government Systems, a supplier of government and defense communications systems; GTE Airfone, a provider of aircraft-passenger telecommunications; and approximately 1.6 million non-strategic telephone access lines in thirteen states. In 1998, GTE Government Systems and GTE Airfone generated revenues of approximately $1.6 billion and operating income of approximately $160 million. Due to the centralized manner in which GTE's local telephone companies are managed and the fact that the lines to be sold represent portions of states rather than entire operating companies, revenues and operating income applicable to the lines to be sold are not readily determinable. The 1.6 million telephone access lines held for sale represent approximately 7% of the average domestic lines that GTE had in service during 1998. GTE's goal is to complete these asset sales during 1999 and 2000. The pro forma financial information that follows has not been adjusted to reflect these potential transactions.

   On April 5, 1999, GTE announced that it would acquire Ameritech's wireless properties in Chicago, St. Louis and central Illinois. GTE will pay $3.27 billion in cash for the properties, which include 1.7 million subscribers and more than 11 million potential wireless customers. These properties will be 93% owned by

GTE and 7% owned by Davenport Cellular Communications LLC, a company wholly-owned by Georgetown Partners. This transaction is expected to be slightly dilutive to GTE's earnings per share in the first year and the dilution for the combined company on a pro forma basis would be insignificant. On a pro forma basis, the annual revenues and operating income for the properties to be acquired represent approximately 3% and 2% of 1998 consolidated revenues and operating income for GTE and the combined company, respectively. The pro forma information that follows has not been adjusted to reflect this transaction. This purchase will initially be financed with debt, but GTE plans to pay down this debt with the more than $3 billion that GTE expects to generate from the previously announced sale of non-strategic assets.

   You should not rely on the pro forma financial information as indicating the historical results that we would have achieved or predicting the future results that we will experience after the merger. See "Unaudited Pro Forma Combined Condensed Financial Statements" in this Chapter I.

                                        At or for the Years Ended December 31,
                                        --------------------------------------
                                            1998         1997         1996
                                        ------------ ------------ ------------
                                                (Dollars in Millions,
                                            Except for Per Share Amounts)
Operating revenues..................... $     57,039 $     53,454 $     50,494
Income from continuing operations......        5,354        5,180        5,936
Income from continuing operations per
 common share
 --Basic...............................         1.95         1.90         2.18
 --Diluted.............................         1.93         1.89         2.16
Cash dividends declared per common
 share.................................         1.54         1.51         1.44
Book value per common share............         7.81          --           --
Total assets...........................       98,622          --           --
Long-term debt.........................       33,064          --           --
Shareowners' investment................       21,356          --           --

   The unaudited pro forma combined cash dividends declared per share of combined company common stock are assumed to be the same as cash dividends declared by Bell Atlantic on a historical basis as adjusted to reflect a two-for-one stock split on June 1, 1998.

Comparative Per Share Information

   We have summarized below the per share information for our respective companies on a historical, pro forma combined and equivalent basis. Bell Atlantic's historical per share amounts at or for the years ended December 31, 1997 and 1996 have been adjusted to reflect a two-for-one stock split on June 1, 1998. The GTE per share equivalents are calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio of 1.22.

                                                                At or for the
                                                                 Years Ended
                                                                December 31,
                                                              -----------------
                                                              1998  1997  1996
                                                              ----- ----- -----
UNAUDITED PRO FORMA COMBINED
Income from continuing operations per common share
  --Basic.................................................... $1.95 $1.90 $2.18
  --Diluted..................................................  1.93  1.89  2.16
Cash dividends declared per common share.....................  1.54  1.51  1.44
Book value per common share..................................  7.81   --    --

GTE PER SHARE EQUIVALENTS
Income from continuing operations per common share
  --Basic.................................................... $2.38 $2.32 $2.66
  --Diluted..................................................  2.35  2.31  2.64
Cash dividends declared per common share.....................  1.88  1.84  1.76
Book value per common share..................................  9.53   --    --

BELL ATLANTIC--HISTORICAL
Income from continuing operations per common share
  --Basic.................................................... $1.90 $1.58 $2.02
  --Diluted..................................................  1.87  1.56  2.00
Cash dividends declared per common share.....................  1.54  1.51  1.44
Book value per common share..................................  8.39  8.23  8.36

GTE--HISTORICAL
Income from continuing operations per common share
  --Basic.................................................... $2.59 $2.92 $2.89
  --Diluted..................................................  2.57  2.90  2.88
Cash dividends declared per common share.....................  1.88  1.88  1.88
Book value per common share..................................  9.06  8.39  7.62

                      RISK FACTORS RELATING TO THE MERGER

Shareholders Will Not Know the Market Price of the Stock They Will Receive in the Merger When They Vote on the Merger

   As a result of the merger, each share of GTE common stock will be converted into the right to receive 1.22 shares of combined company common stock. The exchange ratio of 1.22 is fixed. The number of combined company shares GTE shareholders will receive in the merger will not change, even if the market price of Bell Atlantic common stock changes. GTE does not have a right to terminate the merger agreement based upon a significant decline in Bell Atlantic's stock price. From January 1, 1998 through April 9, 1999, the New York Stock Exchange market price per share of Bell Atlantic common stock, adjusted to reflect a two-for-one stock split on June 1, 1998, ranged from $40.44 to $61.19 and closed at $55.88 on April 9, 1999. The merger will not be completed for some time after the shareholder meetings. Accordingly, when you vote on the merger, you will not know what the market price of the combined company common stock will be when the merger is completed.

Regulatory Agencies Must Approve the Merger and Could Delay or Refuse to Approve the Merger or Impose Conditions that Could Adversely Affect Our Business or Financial Condition

   To complete the merger, we must obtain approvals or consents from various state regulatory commissions and other domestic and foreign government agencies.

   The Federal Communications Commission must approve the transfer of control to Bell Atlantic of GTE's subsidiaries holding various Federal Communications Commission licenses.

   In addition, the Telecommunications Act of 1996 currently limits Bell Atlantic's ability to provide long distance services originating in its telephone company jurisdictions. GTE, which is not subject to that limitation, provides long distance services throughout the United States, including long distance services that originate in Bell Atlantic's telephone company jurisdictions. Upon completion of the merger, GTE will be considered an affiliate of Bell Atlantic. Accordingly, we cannot complete the merger until we receive the appropriate Federal Communications Commission approvals or waivers under the Telecommunications Act of 1996, unless we are able to design a satisfactory interim structure consistent with the applicable requirements or obtain other relief.

   California and Illinois laws require that the regulatory commissions in those states determine whether a portion of the net savings resulting from the merger should be passed through to customers. California law requires that California customers receive at least half of the merger's forecasted net savings relating to services in California. The California Public Utilities Commission can require substantial refunds or rate adjustments, or it can rely on competition to assure that the net savings flow to consumers. The Illinois Commerce Commission must decide whether a portion of the net savings resulting from the merger should be passed through to customers in Illinois. Until those commissions make a final decision, we do not know the amount of any savings that might be passed through to customers or how any allocation would be made.

   Regulatory agencies may seek to impose conditions on us before giving their approval or consent, and those conditions could have an adverse effect on our business or financial condition. If those regulatory conditions would cause a Material Adverse Effect, either of us could choose to terminate the merger agreement.

   In addition, a delay in obtaining the requisite regulatory approvals will delay the completion of the merger. We cannot be certain that we will obtain required regulatory approvals, or obtain them within the time frame contemplated in the merger agreement. For additional information on the required regulatory approvals, see "The Merger Transaction--Regulatory Approvals" in this Chapter I.

Termination Fees and Reciprocal Stock Option Agreements Could Make an Alternative Transaction More Difficult or Expensive

   Bell Atlantic or GTE must pay to the other a termination fee of $1.8 billion if the merger agreement terminates under specified circumstances. For example, Bell Atlantic or GTE must pay the termination fee if its board of directors withdraws, or adversely modifies, its approval of the merger, or approves an alternative transaction with another company. In addition, Bell Atlantic or GTE must pay the termination fee if its shareholders do not approve the transaction, and within 12 months it enters into an alternative transaction, but only if another company had proposed an alternative transaction prior to its shareholder meeting. We have also entered into reciprocal stock option agreements which provide each of us with the right to acquire up to 10% of the other's outstanding common stock under specified conditions. The termination fees and the stock option agreements could deter either of us from entering into an alternative transaction by making it more difficult or expensive. For a further discussion of these matters, see "Summary of the Merger Agreement-- Termination Fees" and "Summary of Stock Option Agreements" in this Chapter I.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   In this joint proxy statement and prospectus (and in documents that are incorporated by reference), we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of each of our companies and the combined company (see the following captions: "Merger Information Summary," "The Merger Transaction--Reasons for the Merger; Recommendations of the Boards," "Opinions of GTE's Financial Advisors" and "Opinions of Bell Atlantic's Financial Advisors" in this Chapter I). Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets" or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   The future results of the combined company, GTE and Bell Atlantic could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If further events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements.

   The following important factors, along with those discussed elsewhere in this joint proxy statement and prospectus and in the documents which we incorporate by reference, could affect the future results of the combined company, GTE and Bell Atlantic, and could cause those results to differ materially from those expressed in the forward-looking statements:

  . materially adverse changes in economic conditions in the markets served by our companies or by companies in which we have substantial investments;

  . material changes in available technology;

  . the final resolution of federal, state and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network elements and resale rates;

  . the extent, timing, success and overall effects of competition from others in the local telephone and toll service markets;

  . the success and expense of our remediation efforts and those of our suppliers, customers, joint ventures, non-controlled investments and interconnecting carriers in achieving year 2000 compliance; and

  . the timing of, and regulatory and other conditions associated with, the completion of the merger and the ability of the combined company to combine operations and obtain revenue enhancements and cost savings following the merger.

   The timing and profitability of Bell Atlantic's entry into the long distance market also could affect the future results of Bell Atlantic and the combined company and could cause those results to differ materially from those expressed in the forward-looking statements.

   GTE has embarked on a major initiative to expand its service capability in the data communication, long distance and enhanced services segments of the telecommunications marketplace and to provide a bundle of products and services both in and outside of its traditional service territories. Whether GTE realizes the benefits of these initiatives depends on GTE's ability to successfully develop the network facilities and systems required to provide these enhanced services, the success of its marketing initiatives, the levels of demand that are created for these services, and the level of competition GTE faces as it seeks to penetrate new markets and emerging markets for new products and services. While GTE's management believes that GTE will be successful in implementing these new initiatives, there are uncertainties associated with its ability to increase revenue and income growth rates to the levels targeted through these initiatives and its ability to do so within the planned timeframes or investment levels.

                             THE MERGER TRANSACTION

The Companies

 GTE Corporation

   GTE is a leading telecommunications provider with one of the broadest arrays of products and services in the industry. It is one of the world's largest telecommunications companies, with 1998 revenues of more than $25 billion. GTE's domestic and international wireline operations serve approximately 30 million telephone access lines through subsidiaries in the United States, Canada and the Dominican Republic, and an affiliate in Venezuela. GTE is a leading wireless operator in the United States. Wireless services include traditional cellular services provided at 800 megahertz and personal communications services provided at 1.8 gigahertz. GTE has more than 4.8 million wireless customers and the opportunity to serve 61.4 million potential wireless customers.

   On April 5, 1999, GTE announced an agreement to buy cellular properties from Ameritech Corporation for $3.27 billion. The properties, located in Chicago, St. Louis and central Illinois, currently serve approximately 1.7 million subscribers. GTE will have a 93% equity interest in these properties and Georgetown Partners, a private investment firm, will hold the remaining 7%. These properties will provide GTE with more than 11 million additional potential wireless customers. Under the terms of the definitive agreement, GTE expects to finalize the acquisition when Ameritech and SBC Corporation complete their merger later in 1999. This transaction is expected to result in dilution of less than 1% for the combined company in the year 2000. After the first two years, the acquisition should add to the combined company's earnings.

   Outside the United States, GTE operates wireless networks serving approximately 2.8 million customers with 23.4 million potential wireless customers through subsidiaries in Canada, the Dominican Republic and Argentina, and affiliates in Venezuela and Taiwan. GTE also participates in a venture which operates a paging network in China.

   GTE provides data services, including dial-up Internet access for residential and small business consumers, and Web-based applications for Fortune 500 companies. GTE is also a leader in government and defense communications systems and equipment, directories and telecommunications-based information services and systems.

   GTE has its principal executive offices at 1255 Corporate Drive, Irving, Texas 75038 (telephone number (972) 507-5000).

   For additional information about GTE and its business, see the documents identified in "Where You Can Find More Information" in Chapter V.

 Bell Atlantic Corporation

   Bell Atlantic is a leader in the domestic communications and information industry as well as one of the world's largest investors in high-growth global communications markets. Bell Atlantic was one of the seven original Regional Bell Holding Companies formed in connection with the court-approved divestiture in 1984 of specified assets of American Telephone and Telegraph Company. In August 1997, Bell Atlantic's business was combined with that of NYNEX Corporation, another original Regional Bell Holding Company. Bell Atlantic has four business segments.

   Bell Atlantic's Domestic Telecom Group provides domestic telecommunications services principally through nine operating telephone companies having approximately 41.3 million telephone access lines in a densely populated region stretching from Maine to Virginia, which is home to the headquarters of approximately one-third of the Fortune 500 companies and the federal government. These services consist principally of advanced wireline voice and data services. Bell Atlantic is also pursuing new opportunities within its region including long distance, data connectivity and Internet access services.

   Bell Atlantic's Global Wireless Group is a market leader in wireless services (including cellular and personal communications services) covering 180 million worldwide potential wireless customers in 25 states in the United States and, via investments, in seven countries in Latin America, Europe and the Pacific Rim, with a total subscriber base of 7.9 million.

   Bell Atlantic's Directory Services Group is the world's largest publisher of directory information in both domestic and international markets. Directory Services produces more than 600 domestic and international directories annually and distributes nearly 80 million copies worldwide each year. It serves advertisers, primarily small-to-medium sized businesses looking for effective local and regional advertising and marketing services, and consumers who use the directories for either listing information or as a comprehensive and easy-to-use purchasing guide.

   Bell Atlantic's Other Business Group principally holds a multi-billion dollar investment portfolio in wireline partnerships and joint ventures in Europe and Asia, including substantial interests in Telecom Corporation of New Zealand Limited, Cable and Wireless Communications in the United Kingdom and FLAG (Fiberoptic Link Around the Globe). These investments represent a mix of mature and start-up businesses where, in conjunction with local partners and management, Bell Atlantic seeks to leverage its core competencies and to enhance shareholder returns.

   Bell Atlantic has its principal executive offices at 1095 Avenue of the Americas, New York, New York 10036 (telephone number (212) 395-2121).

   For additional information about Bell Atlantic and its business, see the documents identified in "Where You Can Find More Information" in Chapter V.

 Beta Gamma Corporation--Bell Atlantic's Merger Subsidiary

   Beta Gamma Corporation is a direct, wholly-owned subsidiary of Bell Atlantic which was incorporated in New York for the sole purpose of effecting the merger by merging with and into GTE. It engages in no other business. Its principal executive offices are at 1095 Avenue of the Americas, New York, New York 10036 (telephone number (212) 395-2121).

Background of the Merger

 GTE

   In recent years, GTE has focused its business and strategy on telecommunications services. GTE's goal has been to concentrate on profitable growth opportunities in this sector, while repositioning assets that did not meet GTE's growth objectives or that were not related to telecommunications.

   After the passage of the Telecommunications Act of 1996, GTE intensified its consideration of strategic alternatives. The telecommunications industry has experienced a significant increase in consolidations and acquisitions, including consolidations among the Regional Bell Holding Companies and acquisitions of and by start-up companies and companies with emerging technologies. These transactions appear to confirm that the most effective competitors in telecommunications will be those companies offering the most complete package of products and services on a broad scale.

   In the last several years, GTE's management has considered alternative strategies, including those based upon remaining independent and developing new business opportunities utilizing GTE's existing resources and assets, as well as alternatives based upon a combination with one or more telecommunications or data companies. In evaluating potential business combinations and acquisitions, GTE considered its strategic fit with potential targets and partners based on their lines of business, their management and employee cultures, their areas of operation, the breadth of their businesses and the regulatory approval process. These alternatives were periodically discussed with the GTE Board of Directors, and were the subject of discussions at the annual two-day strategic planning review held for the GTE Board of Directors each March.

   In the fall of 1997, GTE pursued the acquisition of MCI Communications Corporation. The GTE Board of Directors determined that the proposed transaction would accelerate GTE's ability to achieve its strategic objectives. GTE's Board of Directors and management ultimately decided to abandon their efforts to acquire MCI when they determined that the likely acquisition price was higher than GTE considered appropriate. Since that time, GTE has held exploratory discussions with other potential partners, but it elected not to pursue any of those discussions further due to strategic, financial, and/or regulatory considerations.

 Bell Atlantic

   Since the completion of the Bell Atlantic-NYNEX merger in 1997, Raymond W. Smith, the former Chairman and Chief Executive Officer of Bell Atlantic; Ivan
G. Seidenberg, the current Chairman and Chief Executive Officer of Bell Atlantic; and the Bell Atlantic Board of Directors have considered various strategic opportunities to sustain the momentum of that merger and increase Bell Atlantic's growth rate, which has continued to be adversely affected by competition, regulation and the lower demographic growth within its region relative to other regions in the United States. During that time, Bell Atlantic explored various alternatives, and engaged in preliminary discussions with several telecommunications companies.

 The Transaction

   On June 8, 1998, Charles R. Lee, Chairman and Chief Executive Officer of GTE, and Mr. Smith met and discussed industry-related matters. At that time, Mr. Lee indicated that he would like to call Mr. Seidenberg, Bell Atlantic's new Chief Executive Officer, to discuss the companies' perspectives on developments in the telecommunications industry, and Mr. Smith encouraged him to do so.

   At a meeting of the Bell Atlantic Board of Directors on June 23, 1998, Mr. Seidenberg discussed with the Bell Atlantic Board of Directors strategic options and possible combinations that Bell Atlantic's management was exploring in order to improve the company's future earnings potential. In materials provided to the Bell Atlantic Board of Directors, GTE was identified as one of a number of attractive potential strategic business partners.

   On June 30, 1998, Mr. Lee and Mr. Seidenberg met and discussed the rapid pace of industry developments, the potential effects on their two companies, and their long-term strategic objectives. By the conclusion of that meeting, they decided to explore the possibility of a business combination between GTE and Bell Atlantic.

   After the meeting, Mr. Lee reviewed his discussion with Mr. Seidenberg with a limited number of the most senior officers of GTE.

   A special Bell Atlantic Board of Directors meeting was held on July 1, 1998, to continue the strategic discussion from the previous meeting. The Bell Atlantic Board of Directors discussed transactions that might be available and the status of management's investigation of those possibilities.

   Over the next several weeks, Mr. Lee and other senior GTE officers continued the discussions with Mr. Seidenberg and other senior officers of Bell Atlantic. GTE and Bell Atlantic senior management each independently began their internal analyses of the potential transaction, including an analysis of the synergies created by the combination and the impact of the potential transaction on their financial results, as well as their shareholders, employees, customers and other constituencies.

   On July 10, 1998, Mr. Lee and Mr. Seidenberg met and further discussed a possible combination, noting the complementary strengths of the businesses of the two companies and developing trends in the telecommunications industry. Each emphasized that the company he represented was not for sale. They agreed that, in light of the comparable size and compatible strengths of the companies, any combination should appropriately be a merger of equals in which they would share the management of the combined company as co-chief executive officers. They also discussed possible ratios for an exchange of stock. They agreed to meet again and continue their discussions.

   On July 14, 1998, Mr. Lee and Mr. Seidenberg met to discuss the proposed transaction and key elements of a merger.

   On July 16, 1998, Mr. Lee and Michael T. Masin, Vice Chairman and President--International of GTE, met with Mr. Seidenberg and Frederic V. Salerno, Senior Executive Vice President and Chief Financial Officer/Strategy and Business Development of Bell Atlantic. Following a series of discussions, the parties reached an agreement in principle that day on many of the fundamental terms: a merger of equals; the methodology for determining the exchange ratio and a narrow exchange ratio range based on the trading history of each company's stock with a final fixed ratio yet to be determined; equal Board representation; management succession, including a co-CEO leadership structure until June 30, 2002; headquarters in New York; and a corporate name to be agreed upon by the closing of the merger. They also confirmed that a premium would not be appropriate in a merger of equals transaction, so that neither company's shareholders would receive an additional financial benefit. They agreed that their internal financial staffs and their financial advisors would review the exchange ratio methodology and range.

   On July 19, 1998, GTE representatives, including Mr. Masin; James A. Attwood, Executive Vice President--Strategic Development and Planning; William
P. Barr, Executive Vice President--Government and Regulatory Advocacy and General Counsel; and Daniel P. O'Brien, Executive Vice President and Chief Financial Officer; met with representatives of Bell Atlantic, including Mr. Salerno; Alexander H. Good, Executive Vice President--Strategy and Corporate Development; Morrison DeS. Webb, Executive Vice President--External Affairs and Corporate Communications; and James R. Young, Executive Vice President--General Counsel. They discussed various management and legal aspects of the proposed combination, executed a nondisclosure agreement, and established working groups to conduct due diligence and final negotiations. During the following week GTE and Bell Atlantic representatives and their outside advisors met on a generally continuous basis, exchanging financial and legal due diligence materials, conducting further due diligence and negotiating definitive documentation. During that week, the parties also determined that the transaction would be structured so that a wholly-owned subsidiary of Bell Atlantic would merge with and into GTE, that GTE would become a wholly-owned subsidiary of the combined company and that GTE shareholders would become shareholders of the combined company at the completion of the merger.

   On July 21, 1998, GTE mailed selected public information to the GTE Board of Directors describing Bell Atlantic's business and management. On July 23, GTE mailed additional materials to its directors including materials prepared by its financial advisors, a draft of the merger agreement and a summary of the key terms of that agreement.

   At a July 22, 1998, meeting of the Bell Atlantic Board of Directors, Mr. Seidenberg reported that the proposed merger of equals with GTE was Bell Atlantic management's preferred strategic option. He advised the Bell Atlantic Board of Directors that there was an agreement with GTE management on major elements of the proposed combination. Mr. Seidenberg and other members of senior management reviewed the proposed transaction in detail. There was extensive discussion concerning various matters including management succession, structure of the board of directors, regulatory and operational issues, overlaps between the two companies' wireless businesses, accounting treatment and termination fees. Peter A. Atkins of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Bell Atlantic, also attended and participated in the meeting.

   On July 26, 1998, the GTE Board of Directors met to discuss the transaction. At the meeting, GTE's senior management reviewed the discussions with Bell Atlantic and the proposed structure of the transaction. In addition to the directors (including Mr. Lee; Kent B. Foster, President of GTE; and Mr. Masin), several officers of GTE who were directing GTE's merger negotiation and evaluation teams were present at the meeting. These individuals included Mr. O'Brien, Mr. Barr, Mr. Attwood and J. Randall MacDonald, Executive Vice President--Human Resources and Administration. Representatives of GTE's financial advisors, including Robert Hurst, Joseph Zimmel and Cody Smith of Goldman, Sachs & Co. and Eduardo Mestre and Thomas King of Salomon Brothers Inc and Smith Barney Inc., (collectively doing business as Salomon Smith Barney, the predecessor to Salomon Smith Barney Inc.), also attended a portion of the meeting. Goldman Sachs and Salomon Smith Barney are together referred to in this joint proxy statement and prospectus as the "GTE financial advisors." In addition, Jeffrey J. Rosen of O'Melveny & Myers LLP, special counsel to GTE, attended a portion of the meeting.

   Mr. Lee reviewed GTE's strategic plans and alternatives and summarized other discussions with potential partners over the course of the last few years. Following additional remarks by Messrs. Lee, Foster and Masin, Mr. Attwood described the transaction and discussed the benefits of the transaction to GTE. He discussed the increasing consolidation in the telecommunications industry and its impact on GTE. He reviewed potential strategic partners and likely combinations in the industry. He also discussed GTE's ability to meet its strategic goals with and without the transaction. Mr. O'Brien discussed the historical and projected financial performance of GTE and the historical and projected performance of Bell Atlantic. He also discussed the projected financial results of the proposed transaction, including the potential pro forma impact of the merger (taking into account possible expense savings and operating efficiencies that might be generated by such a transaction) and the anticipated impact of the transaction on the shareholders of both companies. GTE's management also reviewed the proposed governance arrangements for the combined company through shared management and the proposed equal representation of both companies on the combined company board of directors. In addition, Mr. Barr and Mr. Rosen discussed the terms of the proposed transaction, including the provisions of the merger agreement and the stock option agreements relating to potential third party efforts to intervene in the transaction. Mr. Barr also discussed regulatory requirements, the anticipated time frame for obtaining regulatory approvals and the possible conditions that regulatory agencies could seek to impose in granting the requisite approvals. Mr. Barr and Mr. Rosen also discussed the fiduciary obligations of directors in evaluating and entering into a merger of equals. Mr. MacDonald reviewed human resources considerations in connection with the proposed combination. The GTE financial advisors each reviewed their analysis of the proposed range of the exchange ratio and indicated that, assuming a final exchange ratio within the proposed range, they each would be prepared to deliver an opinion that the final exchange ratio was fair to GTE's shareholders from a financial point of view. After an extensive discussion, the GTE Board of Directors indicated strong preliminary support for the transaction. The directors indicated that they would continue to evaluate the transaction prior to considering the matter at the GTE Board of Directors meeting scheduled for the next day.

   The Bell Atlantic Board of Directors also met on July 26, 1998, and management provided an update on the progress of discussions with GTE. Due to growing market rumors about a possible transaction involving the parties and an anticipated newspaper report the following day, the Bell Atlantic Board of Directors decided to advance its regularly scheduled meeting by one day to the following day.

   In the morning of July 27, 1998, representatives of the parties met to finalize the principal terms of the merger agreement, including the exchange ratio. The parties reviewed the relative performance of the two stocks over multiple time frames to arrive at the exchange ratio. GTE shares traded at closing prices that ranged between 1.16 and 1.28 times those of Bell Atlantic during the period beginning on the date of the June 8, 1998 meeting between Mr. Lee and Mr. Smith to the last trading day prior to the July 27 meeting of the parties. During the preceding 12-month period which ended July 24, 1998, the ratio averaged 1.19. For the 30 trading days which ended July 24, 1998, the ratio averaged 1.22. This was the exchange ratio agreed to by the GTE Board of Directors and the Bell Atlantic Board of Directors.

   Later that day, the GTE Board of Directors held a telephonic meeting at which all directors were present. In addition, several executives of GTE were present at the meeting, including Messrs. Attwood, Barr,

MacDonald and O'Brien. Mr. Rosen of O'Melveny & Myers LLP, Mr. King of Salomon Smith Barney and Messrs. Zimmel and Smith of Goldman Sachs were also present. During the meeting, Mr. Lee again reviewed the transaction with the directors. Mr. Attwood and Mr. Barr also discussed certain key aspects of the transaction. Mr. King and Mr. Zimmel indicated that they were each delivering the opinion of their respective firms that the final exchange ratio was fair to GTE's shareholders from a financial point of view, which opinions were subsequently confirmed by delivery of separate written opinions dated as of July 27, 1998. The directors asked a number of questions and further discussed the transaction. At the conclusion of the meeting, the GTE Board of Directors unanimously determined that the proposed merger and related transactions were in the best interests of, and fair to, GTE's shareholders, and voted unanimously to approve the transaction and to recommend to GTE shareholders that they vote to approve the GTE merger proposal.

   At the Bell Atlantic Board of Directors meeting held the same day, Mr. Seidenberg reviewed the strategic rationale for the proposed merger, and members of senior management presented further details. Mr. Young reviewed the principal provisions of the merger agreement, a draft and summary of which had been provided to the directors prior to the meeting along with a legal memorandum on directors' duties and considerations. Mr. Good presented the estimated pro forma financial results and revenue, expense and capital synergies. The Bell Atlantic Board of Directors considered in further detail the possible scenarios for resolving the overlaps in wireless operations. Howard Weiser of PricewaterhouseCoopers LLP, independent accountants, and Mr. Atkins of Skadden, Arps, Slate, Meagher & Flom LLP also attended and participated in the meeting. Representatives of Bell Atlantic's financial advisors, including Alan D. Schwartz, H. Andrew Decker and James A. Ferency of Bear, Stearns & Co. Inc. and Thomas Middleton and Kurt Simon of Merrill Lynch, Pierce, Fenner & Smith Incorporated, reviewed with the Bell Atlantic Board of Directors various financial and valuation analyses relating to the proposed merger. Merrill Lynch and Bear Stearns are together referred to in this joint proxy statement and prospectus as the "Bell Atlantic financial advisors." Bear Stearns and Merrill Lynch each delivered its oral opinion (subsequently confirmed in written opinions dated as of July 27, 1998) to the effect that the exchange ratio was fair, from a financial point of view, to Bell Atlantic and, accordingly, to the holders (other than GTE and its affiliates) of Bell Atlantic common stock. The non-employee directors met in an executive session to discuss the proposed merger. The full Bell Atlantic Board of Directors then reconvened and unanimously voted to approve the merger agreement and recommend to Bell Atlantic shareholders that they approve the Bell Atlantic merger proposal.

   Following approval of the merger agreement by the respective boards of directors, the parties executed the merger agreement in New York City on July 27, 1998, and announced the merger on July 28, 1998.

Reasons for the Merger; Recommendations of the Boards

   An entirely new telecommunications environment is emerging as a result of significant competitive, regulatory and technological changes over the last few years. Strong national and international players, formed through alliances and mergers, are leading the industry. These companies are competing for customers who increasingly are looking for one-stop shopping for telecommunications services. We each have begun implementing strategies to enhance our competitive positions in an expanding global marketplace. By combining, we will be able to share resources and capitalize on synergies that will speed our ability to compete effectively at the top tier of the industry. The merger will enable us to achieve our goals more quickly than either company could have achieved separately.

   We believe that the merger will create a stronger competitor and will provide significant value for the shareholders of GTE and Bell Atlantic.

1. The merger will give us the scale and scope to compete as one of the industry's top-tier companies.

   The combined company will have the scale, scope and skills to bring data services directly to business customers and an expanded product line to all consumers. Our complementary, diversified portfolio of assets will give us scale and scope in four key areas:

  . Domestic Telecommunications. We will be the largest local telephone provider in the country. Combined, we have currently more than 60 million telephone access lines across 39 states and the District of Columbia. These assets represent a mix of urban, suburban, and rural markets and currently serve 76 of the top 100 markets in the United States. In addition, we are positioned to rapidly expand GTE's existing long distance business as Bell Atlantic gains regulatory approval to offer such services in its territory. The combined company will be able to better serve its customers by using that size and scope to reduce costs and accelerate the introduction of new services and will provide the crucial link between millions of homes and businesses and the global telecommunications network.

  . Domestic Wireless. The combined company will be one of the nation's largest and most advanced wireless companies. Together, GTE and Bell Atlantic currently have 11.4 million domestic subscribers, with the opportunity to serve more than 130 million potential wireless customers in the United States and a presence in nine of the top ten markets. Both companies are migrating to state-of-the-art digital technology that is fully compatible, and allows customers to roam seamlessly between each company's network. Over the last several years, both companies have demonstrated the ability to successfully integrate wireless operations and to use scale and scope to drive efficiency and profitability. GTE and Bell Atlantic are each considering a number of opportunities that would expand the wireless footprint of the combined company when the merger is completed. However, we do not expect that any transaction or transactions, if they occur, would materially affect the earnings of the combined company. See "Conflicts Created by Overlaps of Domestic Wireless Properties; Potential Solutions" in this Chapter I for a discussion of other likely changes in the combined company's wireless properties.

  . International. With a presence in more than 30 countries, the combined company will be focused on some of the world's most promising wireline and wireless opportunities. Our current international portfolios are highly complementary and will give the combined company significant global reach, extending from Canada to Argentina and from Europe to Asia. More than 35% of international traffic from the United States originates in our domestic service territories, which represents a significant opportunity for the combined company when regulatory approvals are secured. The combined company's international wireless portfolio has the opportunity to serve more than 118 million potential wireless customers in 10 countries in the Americas, Europe and Asia.

  . Directories. The combined company will be the world's largest provider of directories, and will publish directories in 15 countries outside the United States.

2. The merger brings together a complementary blend of assets and capabilities and gives us a significant presence in new growth markets.

   The merger enables both companies to accelerate execution of their strategies and promote vigorous competition in the traditional and emerging telecommunications markets. The combined company will be a major provider of advanced data and Internet services with access to customers in some of the most information-intensive markets in the world.

   GTE has national coverage, advanced data communications capabilities and long distance experience. In addition, GTE is assembling a state-of-the-art, 17,000 mile, national high-speed data network which is partially operational and expected to be completed later this year. GTE also has made a major investment in fiber-optic long distance capacity. These assets will provide GTE with capabilities significantly exceeding the expected demand of GTE's current customer base. Bell Atlantic serves millions of the world's most information-intensive residential and business customers, including the headquarters of one-third of the Fortune 500 companies, a substantial number of other multinational companies, the nation's media, government and financial centers and residential customers whose income and personal computer usage exceeds the national average. The combined company will be able to provide long distance and data services nationwide as part of a full package of other communications services.

   The merger also mitigates the risks, capital outlays and deployment times that would be required for GTE and Bell Atlantic to develop these complementary assets and capabilities independently.

3. The merger is expected to generate significant revenue, expense and capital synergies.

   The management and directors of each of our companies believe that the merger will result in significant opportunities for cost savings, revenue growth, technological development and other benefits. The combined company will achieve synergies through economies of scope and scale, the elimination of duplicative expenditures and the consistent use of the best practices of GTE, Bell Atlantic and the industry in cost control and product offerings.

   Based on anticipated revenue and expense synergies, we expect that the merger will improve earnings per share, excluding merger-related charges, in the first year following completion. We estimate that the merger will also generate significant capital synergies, producing higher capital efficiency and higher cash flow and margin growth. By the third year after completion of the merger, we expect:

  . annual revenue synergies of approximately $2 billion, primarily from improved market penetration for value-added services (e.g., call waiting and caller I.D.) and faster development of our data and long distance businesses, which, at an estimated operating margin of 25%, will produce $500 million in incremental operating income;

  . annual expense synergies of approximately $2 billion, with savings generated from operating and procurement synergies, reduced corporate overheads, the migration of long distance traffic onto GTE's network, and greater efficiency in wireless operations; and

  . annual capital synergies of approximately $500 million through volume purchasing and the elimination of certain capital costs associated with building a data network in Bell Atlantic's current territory.

   We are targeting revenue growth of 8-10% and earnings per share growth of 13-15% (excluding merger-related charges) in each of the first two years following the completion of the merger. By the third year after the completion of the merger, we are targeting revenue growth in excess of 10% and earnings per share growth in excess of 15% (excluding merger-related charges).

   In addition to direct incremental merger-related costs of approximately $375 million, we expect transition and integration charges to aggregate approximately $1.2 billion to $1.6 billion over the three years following completion of the merger. For additional information on direct incremental merger-related costs and transition and integration charges pertaining to the merger, see the "Unaudited Pro Forma Combined Condensed Financial Statements" in this Chapter I.

   Both GTE and Bell Atlantic have proven track records in successfully and quickly integrating business operations. GTE today thrives as a highly focused, integrated company after a series of major acquisitions over the past decade, including the acquisitions of Contel Corporation in 1991 and BBN Corporation in 1997. Bell Atlantic and NYNEX formed a wireless joint venture in 1994. By 1996, the wireless joint venture achieved a market leadership position with innovative products, faster customer growth and sharply improved profitability, which were further enhanced when the two companies merged in 1997. The integration of Bell Atlantic and NYNEX is now largely complete, and the forecast efficiencies are being achieved successfully.

 GTE Board of Directors' Consideration and Approval of the Merger

   At meetings of the GTE Board of Directors held on July 26 and July 27, 1998, members of GTE's management and representatives of GTE's financial advisors made presentations concerning the business and prospects of GTE and the potential combination of GTE and Bell Atlantic. The GTE Board of Directors also received presentations concerning, and reviewed the terms of, the merger agreement and the stock option agreements with members of GTE's management and its legal counsel and financial advisors. At the July 27 meeting, the GTE Board of Directors unanimously determined that the terms of the merger were fair to, and in the best interests of, GTE shareholders. Accordingly, the GTE Board of Directors unanimously approved the merger agreement, the stock option agreements and the related transactions, and recommends that GTE shareholders approve the GTE merger proposal.

 Information and Factors Considered by the GTE Board of Directors

   In deciding whether to approve the merger, the merger agreement and the stock option agreements, the GTE Board of Directors considered a number of factors in addition to those explained in the section discussing the reasons for the merger. The following summarizes the other material information and factors that the GTE Board of Directors considered:

  1. The unprecedented regulatory and technological changes that are driving consolidation within the telecommunications industry and underscoring the need to increase scale and scope in order to emerge as a top tier competitor;

  2. GTE's strategy for maintaining its existence as an independent company, including the benefits of and various alternatives to that strategy, and the anticipated effect of that strategy on GTE's continued ability to compete;

  3. Important considerations about GTE, Bell Atlantic and the proposed combined company including:

    . the financial condition, results of operations, cash flows and prospects of GTE, Bell Atlantic and the combined company;

    . the expectation that the combined company will produce greater shareholder returns than either GTE or Bell Atlantic could produce on its own;

    . the belief that the combined company will produce earnings growth at or above the high end of GTE's current projected range, and will increase the ability to sustain these earnings by producing significant synergies and improving GTE's access to the data-intensive customer base of Bell Atlantic;

    . the strategic fit of GTE and Bell Atlantic, including the potential synergies and the impact of those synergies on the ability of the combined company to compete in the industry; and

    . the likelihood that the transaction would receive the necessary regulatory approvals and the anticipated timing of and possible conditions that may be imposed with respect to those approvals;

  4. The proposed structure of the transaction, the provisions of the merger agreement that ensure that this would be a merger of equals, and the other terms of the merger agreement including the following (see "Summary of the Merger Agreement" in this Chapter I):

    . the representations and warranties of the parties;

    . the covenants of the parties and the effect of those provisions on the operations of GTE and Bell Atlantic prior to the merger;

    . the provisions of the merger agreement that limit both GTE's and Bell
      Atlantic's ability to solicit other offers for their company while permitting each board of directors to fulfill its fiduciary duty to its shareholders in the event of an unsolicited offer; and

    . the requirement that GTE and Bell Atlantic must pay the other a termination fee of $1.8 billion if the merger agreement is terminated after the board of directors changes its recommendation and the shareholders of that company fail to approve the merger;

  5. The financial presentations and the analysis of each of Goldman Sachs and Salomon Smith Barney presented in connection with delivery of their respective opinions to the GTE Board of Directors to the effect that, as of the date of their opinions and based upon and subject to certain matters stated in those opinions, the exchange ratio was fair, from a financial point of view, to holders of GTE common stock (see "Opinions of GTE's Financial Advisors" in this Chapter I); and

  6. The impact of the merger on GTE's shareholders, employees and customers.

  In addition to these factors, the GTE Board of Directors also considered the potential adverse impact of other factors on the proposed merger. These included:

    . the challenges in combining the assets and workforces of two companies of this size, particularly at a time when the telecommunications industry continued to undergo dramatic changes;

    . the ability of GTE's management to continue to focus on strategic goals while working to implement the merger;

    . the ability of the combined company to properly and efficiently use or realize economic benefits from all of its assets, including assets that may no longer be required to operate the business of the combined company due to overlaps and duplications;

    . the challenges in obtaining regulatory approval in a reasonable time frame and upon terms and conditions that would not unduly burden the combined company; and

    . the risk that the proposed merger would not be consummated.

   The GTE Board of Directors did not assign particular weight or ranking to any of the factors it considered in approving the merger. Also, in making their determination, it is possible that individual directors may have assigned a different level of importance to each factor.

   The GTE Board of Directors unanimously recommends that GTE shareholders vote FOR the GTE merger proposal, which is Item 2 on the GTE proxy card.

 Bell Atlantic Board of Directors' Consideration and Approval of the Merger

   At meetings of the Bell Atlantic Board of Directors held on July 22, 26 and 27, 1998, members of Bell Atlantic's management made presentations concerning the business and prospects of GTE and the potential combination of GTE and Bell Atlantic. At the July 27 meeting, representatives of Bell Atlantic's financial advisors made presentations concerning the fairness of the exchange ratio to Bell Atlantic's shareholders from a financial point of view. The Bell Atlantic Board of Directors also received presentations concerning, and reviewed the terms of, the merger agreement and the stock option agreements with members of Bell Atlantic's management and its legal counsel. At the July 27 meeting, the Bell Atlantic Board of Directors unanimously determined that the Bell Atlantic merger proposal, the merger agreement, the stock option agreements and the related transactions were fair to, and in the best interests of, Bell Atlantic shareholders. Accordingly, the Bell Atlantic Board of Directors unanimously approved the Bell Atlantic merger proposal, the merger agreement, the stock option agreements and the related transactions, and recommends that Bell Atlantic shareholders approve the Bell Atlantic merger proposal at the Bell Atlantic annual meeting.

   In reaching its determination to approve the Bell Atlantic merger proposal, the merger agreement, the stock option agreements and the related transactions, the Bell Atlantic Board of Directors considered a number of factors in addition to those set forth above. The following summarizes the material factors that the Bell Atlantic Board of Directors considered:

   1. the current conditions and trends in the telecommunications industry, including increases in competition in Bell Atlantic's main businesses and the likelihood that future mergers and acquisitions would increase the size and strength of competitors;

   2. the importance of financial size and strength, and geographical scope of business operations, to Bell Atlantic's continuing ability to compete in its main businesses;

   3. the impact of new and evolving technologies on Bell Atlantic's business, and the need for significant capital resources to implement these technologies;

   4. the consistency of the strategies that the two companies were pursuing;

   5. the dollar amount of synergies which the combined company should be able to realize, and the risks that the synergies would not all be realized;

   6. the impact that the transaction would be expected to have on the combined company's balance sheet, earnings and cash flow;

   7. Mr. Young's view, as general counsel of Bell Atlantic, that Bell Atlantic and GTE would be able to obtain the necessary regulatory approvals to complete the merger, and the likelihood that regulatory authorities would insist on conditions to those approvals which could substantially reduce the benefits of the merger;

   8. the need to obtain regulatory approvals for long distance service or complete other satisfactory arrangements to permit the timely completion of the merger;

   9. the need to resolve legal and contractual issues that arise because of overlaps in the territories where Bell Atlantic, GTE, a partnership in which Bell Atlantic has an interest, and the other partner in that partnership provide wireless services; the actions available to Bell Atlantic and GTE to resolve those issues; the difficulty of achieving acceptable resolutions; and possible adverse business and accounting consequences that could result from steps taken to achieve resolution;

  10. the desirability of accounting for the transaction as a pooling of interests, the risks that pooling of interests accounting might ultimately prove to be unavailable, and the possible consequences if the transaction had to be accounted for as a purchase;

  11. the impact of the transaction on the combined company's ability to maintain and enhance its reputation for delivering high quality services to customers;

  12. the impact of the transaction on the combined company's ability to maintain a high-quality, highly-motivated work force;

  13. the advantages and potential disadvantages of the merger of equals structure, including the sharing of board of director seats and senior management positions in the combined company between people from the two companies and the use of a co-CEO structure;

  14. the other potential major transactions which might be available to Bell Atlantic either in addition to, or as alternatives to, the merger, and the effect of the merger in making it easier or harder for Bell Atlantic to pursue those transactions;

  15. the termination fee provisions and stock option agreements applicable to each company, and the effect that these provisions would have on each company's ability to pursue or complete alternative transactions;

  16. the difficulty of integrating the businesses of Bell Atlantic and GTE, and the possible adverse effects that could result from the need for senior management to focus significant time and effort on completing the merger and integrating the businesses; and

  17. the opinions of each of Bell Atlantic's financial advisors that the exchange ratio was fair, from a financial point of view, to shareholders of Bell Atlantic.

   The Bell Atlantic Board of Directors did not reach collective decisions on the individual issues listed above in reaching its overall conclusion that the merger is in the best interests of Bell Atlantic shareholders. In addition, the Bell Atlantic Board of Directors did not attempt to quantify or rank the importance of the factors it considered.

   The Bell Atlantic Board of Directors unanimously authorized and approved the merger agreement, the stock option agreements and the Bell Atlantic merger proposal, including the issuance of shares of Bell Atlantic common stock and the amendment and restatement of the Bell Atlantic certificate of incorporation.

   The Bell Atlantic Board of Directors unanimously recommends that Bell Atlantic's shareholders vote FOR approval of the Bell Atlantic merger proposal, which is Item 2 on the Bell Atlantic proxy card.

Opinions of GTE's Financial Advisors

   GTE financial advisor  Location of their full opinion
   ---------------------  ------------------------------
   Goldman Sachs          Appendix F
   Salomon Smith Barney   Appendix G

   GTE retained Goldman Sachs and Salomon Smith Barney as financial advisors based upon their qualifications, expertise and reputations as well as upon their prior investment banking relationships with GTE. GTE retained Salomon Smith Barney, pursuant to a letter agreement dated July 21, 1998, to render financial advisory and investment banking services to GTE in connection with a proposed combination with Bell Atlantic. GTE retained Goldman Sachs, pursuant to a letter agreement dated July 22, 1998, to act as financial advisor to assist GTE in its analysis and consideration of a possible merger or other business combination with, acquisition of, acquisition by, or other transaction with or involving Bell Atlantic.

   On July 27, 1998, GTE's financial advisors each rendered a separate oral opinion to the GTE Board of Directors to the effect that, based upon and subject to the considerations set forth in each such opinion, respectively, as of such date, the exchange ratio was fair to the holders of GTE common stock from a financial point of view. Each of Goldman Sachs and Salomon Smith Barney subsequently confirmed their respective opinions by delivery of separate written opinions dated July 27, 1998.

   GTE shareholders should consider the following when reading the discussion of the opinions of GTE's financial advisors in this joint proxy statement and prospectus:

  . We urge you to read carefully the entire opinions of the financial advisors, which are contained in the appendices of this joint proxy statement and prospectus and are incorporated by reference.

  . The following descriptions of the financial advisors' opinions are qualified by reference to the full opinions located in Appendices F and G to this joint proxy statement and prospectus.

  . The financial advisors' advisory services and opinions were provided to the GTE Board of Directors for its information in its consideration of the merger and were directed only to the fairness of the exchange ratio from a financial point of view.

  . The financial advisors' opinions do not address the merits of GTE's underlying business decision to engage in the merger.

  . The financial advisors' opinions do not address the price or range of prices at which shares of GTE common stock may trade before the merger or at which the Bell Atlantic common stock may trade before or after the merger.

  . The financial advisors' opinions were necessarily based upon conditions as they existed and could be evaluated on July 27, 1998 and the financial advisors assumed no responsibility to update or revise their opinions based upon circumstances or events occurring after such date.

  . The opinions did not constitute a recommendation to the GTE Board of Directors in connection with the merger, and do not constitute a recommendation to any holder of GTE common stock as to how to vote on the merger or any related matter.

   Although GTE's financial advisors each evaluated the fairness, from a financial point of view, of the exchange ratio to the holders of GTE common stock, the exchange ratio itself was determined by GTE and Bell Atlantic through arm's-length negotiations. GTE did not provide specific instructions to, or place any limitations on, its financial advisors with respect to the procedures to be followed or factors to be considered by these advisors in performing their analyses or providing their opinions.

 Opinion and Analysis of Goldman Sachs

   In connection with its opinion, Goldman Sachs reviewed, among other things, the following:

  .  the merger agreement;

  . the annual reports to shareholders and Annual Reports on Form 10-K of GTE and Bell Atlantic for each of the five years ended December 31, 1997;

  . interim reports to shareholders and Quarterly Reports on Form 10-Q of GTE and Bell Atlantic; and

  . internal financial analyses and forecasts for GTE and Bell Atlantic prepared by their respective managements, including projected cost savings and revenue synergies expected to be achieved pursuant to the merger.

   Goldman Sachs also held discussions with members of the senior management of GTE and Bell Atlantic regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies and the combined company. In addition, Goldman Sachs reviewed the reported price and trading activity for GTE common stock and Bell Atlantic common stock, compared certain financial and stock market information for GTE and Bell Atlantic with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed that the financial forecasts provided to it, including, without limitation, the projected cost savings and revenue synergies expected to be achieved pursuant to the merger, were reasonably prepared on a basis that reflected the best then-available judgments and estimates of GTE and Bell Atlantic and that such forecasts would be achieved in the amounts and at the times contemplated thereby. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of GTE or Bell Atlantic or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. In rendering its opinion, Goldman Sachs took into account GTE's expectation regarding the accounting treatment of the transaction. In addition, Goldman Sachs assumed that obtaining any regulatory or third party approvals for the merger would not have a materially adverse effect on GTE or Bell Atlantic or the anticipated benefits of the merger. Goldman Sachs was not asked to, and did not, solicit other proposals to acquire or merge with GTE.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with GTE, having provided certain investment banking and financial advisory services to GTE from time to time and for which Goldman Sachs received customary compensation, including having acted as financial advisor to GTE in connection with its acquisition of BBN Corporation in 1997; having acted as financial advisor to GTE in connection with its attempted acquisition of MCI in 1997; having acted as managing underwriter of a public offering of $2.1 billion of debentures issued by GTE on April 22, 1998; and having acted as financial advisor to GTE in connection with the merger agreement. Goldman Sachs has also provided certain investment banking services to Bell Atlantic from time to time, and may provide investment banking services to Bell Atlantic in the future. Goldman Sachs is a full service securities firm and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities of Bell Atlantic or GTE for its own account or the accounts of customers.

   The following is a summary of the material financial analyses used by Goldman Sachs in reaching its opinion and does not purport to be a complete description of the analyses performed by Goldman Sachs. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about July 24, 1998 and is not necessarily indicative of current market conditions. Readers should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Goldman Sachs. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Goldman Sachs, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

   Contribution Analysis. Goldman Sachs reviewed the relative contributions of each of GTE and Bell Atlantic to the combined company on a pro forma basis in terms of actual 1997 and estimated 1998, 1999 and 2000 revenues, earnings before interest and taxes ("EBIT"), net income, levered market capitalization (calculated as equity market capitalization plus net debt) and equity market capitalization (in each case, before taking into account any of the expected revenues, expense and capital expenditure synergies believed by GTE and Bell Atlantic to be achievable following the consummation of the merger). Goldman Sachs performed this analysis using two different sets of estimates for 1998, 1999 and 2000 revenues, EBIT and net income. In the first case, Goldman Sachs used estimates of managements of GTE and Bell Atlantic, respectively. In the second case, Goldman Sachs used median estimates of various Wall Street research analysts. The following table compares the pro forma ownership of GTE shareholders in the combined company with GTE's contribution to each element of this analysis.

                                                Pro Forma
                                            Ownership of GTE
                                           Shareholders in the
                                            Combined Company
                                           -------------------
                                                  42.9%
                                  GTE Contribution to  GTE Contribution to
                                   Combined Company     Combined Company
                                      (Management           (Research
                                      Estimates)           Estimates)
                                  -------------------  -------------------
   1997 revenues                         43.3%               43.3%
   1998 estimated revenues               45.2%               44.5%
   1999 estimated revenues               46.0%               45.4%
   2000 estimated revenues               47.4%               45.9%
   1997 EBIT                             43.4%               43.4%
   1998 estimated EBIT                   43.4%               42.5%
   1999 estimated EBIT                   44.6%               43.6%
   2000 estimated EBIT                   45.7%               45.5%
   1997 net income                       42.1%               42.1%
   1998 estimated net income             41.3%               40.8%
   1999 estimated net income             43.2%               41.6%
   2000 estimated net income             43.6%               43.8%
   Levered market capitalization         45.3%               45.3%
   Equity market capitalization          44.2%               44.2%

   The following table presents the range of implied exchange ratios indicated by this analysis, compared to the exchange ratio in the merger.



Range of Implied Exchange Ratios             Range of Implied Exchange Ratios
    (Management Estimates)                         (Research Estimates)              Merger Exchange Ratio
--------------------------------             -------------------------------       ---------------------------
   1.14x - 1.43x                                     1.10x - 1.33x                           1.22x

   Public Market Analysis. Goldman Sachs reviewed certain publicly available financial, operating and stock market information relating to GTE and Bell Atlantic and four other publicly-traded regional telecommunications companies:
Ameritech Corporation, BellSouth Corporation, SBC Communications Inc. and

US West Inc. We will refer to these companies, collectively, as the "Regional Bell Holding Companies." The following table presents the ranges and medians indicated for the Regional Bell Holding Companies of:

  (1) multiples of stock price as of July 24, 1998 to each of latest twelve months earnings per share, and estimated 1998 and 1999 earnings per share (such multiples of stock prices to earnings per share amounts, "Price/Earnings Multiples");

  (2) multiples of levered value (calculated as equity market capitalization plus net debt) to each of latest twelve months revenues, latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") and latest twelve months EBIT;

  (3) dividend yield;

  (4) dividend payout;

  (5) projected five year earnings per share compound annual growth rate (based on I/B/E/S International, Inc. ("IBES") estimates); and

  (6) the ratio of the 1998 Price/Earnings Multiple to five year earnings per share growth.

                                                Regional Bell
                                              Holding Companies
                                              ------------------   Bell
                                                Range     Median Atlantic GTE
                                              ----------  ------ -------- ----
Multiples of Stock Price as of July 24, 1998
 to:
  Latest twelve months earnings per share...  21.2x-23.7x  22.4x   17.7x  20.2x
  Estimated 1998 earnings per share.........  18.9x-21.8x  21.0x   16.6x  18.9x
  Estimated 1999 earnings per share.........  17.3x-19.9x  18.9x   15.1x  16.7x

Multiples of Levered Value as of July 24,
 1998 to:
  Latest twelve months revenues.............   3.0x- 4.1x   3.7x    3.0x   3.2x
  Latest twelve months EBITDA...............   6.8x-10.1x   8.4x    7.0x   8.0x
  Latest twelve months EBIT.................  12.4x-16.6x  14.4x   12.3x  13.5x

Dividend yield..............................   2.1%- 4.0%   2.3%    3.4%   3.2%
Dividend payout.............................  46.0%-84.8%  51.2%   60.4%  65.4%
Projected five-year earnings
  per share compound annual growth rate.....   6.0%-10.0%   9.0%    8.0%   9.0%
Ratio of 1998 Price/Earnings Multiple to
 five-year earnings per share growth........   2.0x- 3.2x   2.4x    2.1x   2.1x

   Projected earnings per share and compound annual growth rate were based on IBES estimates. Projected revenues, EBITDA and EBIT were based on median estimates of various Wall Street research analysts.

   Telco "Strip" Analysis. Based on publicly available information, Goldman Sachs calculated the levered value (calculated as market equity value plus net debt) for the telecommunications segments of Bell Atlantic, GTE and each of the Regional Bell Holding Companies by subtracting from the levered value (based on stock prices as of July 24, 1998) of each of such companies the levered value of their respective domestic wireless, international, directory/cable and other operations. Goldman Sachs then performed various analyses based on such levered values and other publicly available information. The following table presents the levered values calculated for the telecommunications segments of Bell Atlantic and GTE and the range of such levered values for the Regional Bell Holding Companies together with the ranges and medians of the multiples of such levered value to each of latest twelve months revenues, latest twelve months EBITDA, latest twelve months EBIT and number of access lines.

                                             Regional Bell
                                           Holding Companies
                                          --------------------   Bell
                                              Range     Median Atlantic  GTE
                                          ------------- ------ -------- ------
Levered value of telecommunications
 segment (in billions)...................  $31.7-$62.8     --    $56.2   $45.6
Multiples of levered value of
 telecommunications segment to:
  Latest twelve months revenues..........   3.0x-3.7x     3.3x    2.3x    3.7x
  Latest twelve months EBITDA............   6.8x-8.5x     7.2x    5.4x    8.0x
  Estimated 1998 EBIT....................  12.1x-14.2x   12.6x   10.1x   12.8x
  Number of access lines................. $1,868-$2,185 $2,006  $1,441  $2,079

   Historical Exchange Ratio Analysis. Goldman Sachs also reviewed the relationship between the daily closing prices of Bell Atlantic common stock and GTE common stock during the period from July 24, 1997 through July 24, 1998 and the implied historical exchange ratios determined by dividing the price per share of GTE common stock by the price per share of Bell Atlantic common stock over such period.

   The following table compares the exchange ratio with the high, low and average of such historical exchange ratios.

           High Historical   Low Historical Average Historical     Merger
           Exchange Ratio    Exchange Ratio   Exchange Ratio   Exchange Ratio
           ---------------   -------------- ------------------ --------------
               1.335x            1.053x           1.189x           1.220x

   Selected Transactions Analysis. Goldman Sachs also analyzed certain publicly available financial, operating and stock market information for the merger and for three selected merger or acquisition transactions in the telecommunications industry (Bell Atlantic/NYNEX, SBC/Pacific Telesis Group and SBC/Ameritech).

   In each case, the stockholders of the second-named company received stock of the first-named company in the relevant transaction. The following table compares information derived by Goldman Sachs with respect to the merger and each of these selected transactions.

                                                SBC/
                                Bell Atlantic/ Pacific   SBC/    Bell Atlantic/
                                    NYNEX      Telesis Ameritech      GTE
                                -------------- ------- --------- --------------
Price/Earnings Multiple of
 second company on date
 immediately prior to
 announcement of the
 transaction..................      14.9x       11.1x    18.9x       18.9x

Multiple of implied purchase
 price to earnings per share
 at time of announcement of
 the transaction..............      14.0x       15.4x    24.3x       18.0x

Price/Earnings Multiple of
 first company at time of
 announcement of the
 transaction..................      15.5x       15.3x    20.9x       16.6x

Premium (discount) of multiple
 of the implied purchase price
 to earnings per share at the
 time of announcement to first
 company's
 Price/Earnings Multiple......      (9.4)%        0.5%    15.9%        8.4%

Percentage of current year net
 income contributed by second
 company to the combined
 company......................      45.4 %       33.9%    40.5%       42.6%

Pro forma ownership of
 shareholders of second
 company in combined company..      43.1 %       34.0%    44.1%       42.9%

Predicted exchange ratio based
 on contribution of second
 company to IBES estimates of
 full year net income of
 combined company.............      0.845       0.731    1.136       1.203

Premium (discount) of actual
 exchange ratio to predicted
 exchange ratio based on
 contribution to net income...      (9.1)%        0.3%    15.8%        1.4%

   Goldman Sachs also analyzed certain publicly available financial, operating and stock market information for the following twelve selected merger or acquisition transactions in the local telecommunications industry since 1993:
SBC/Ameritech, SBC/Southern New England Telecommunications Corporation, Century Telephone Enterprises, Inc./Pacific Telecom, Inc., McLeodUSA Incorporated/Consolidated Communications, Inc., Bell Atlantic/NYNEX, SBC/PacTel, Citizens Utilities Company/ALLTEL Corporation (telephone operations), PacifiCorp/Pacific Telecom, Inc., PacifiCorp/US West Communications, Inc. (1994), PacifiCorp/US West Communications, Inc. (1993), Citizens Utilities Company/GTE (telephone operations) and ALLTEL Corporation/GTE (Georgia telephone properties).

   The following table presents the ranges, means and medians indicated for these transactions.

                            Range   Mean Median
                          --------- ---- ------
Ratio of levered value
 to latest twelve months
 revenues...............  1.7x-4.3x 2.8x  2.8x
Ratio of levered value
 to latest twelve months
 EBITDA.................  5.7x-9.9x 7.9x  7.6x

   Pro Forma Analysis. Assuming a June 1999 closing and total pre-tax synergies of $641 million and $1.2 billion in years 2000 and 2001, respectively, as estimated by GTE and Bell Atlantic management, Goldman Sachs analyzed the effect of the merger on earnings per share from the perspective of both GTE and Bell Atlantic shareholders under different sets of assumptions. Assuming that the merger qualifies for pooling of interests accounting treatment, and based on management earnings per share projections for each of GTE and Bell Atlantic, respectively, Goldman Sachs estimated that the merger would be (a) dilutive to earnings per share for GTE shareholders by 0.4% in 2000 and accretive by 3.7% in 2001 and (b) accretive to earnings per share for Bell Atlantic shareholders by 8.1% and 9.7% in 2000 and 2001, respectively. Assuming that the merger qualifies for pooling of interests accounting treatment, and based on median earnings per share estimates of various Wall Street research analysts for each of GTE and Bell Atlantic, Goldman Sachs estimated that the merger would be (a) accretive to earnings per share for GTE shareholders by 2.3% and 1.2% in 2000 and 2001, respectively and (b) accretive to earnings per share for Bell Atlantic shareholders by 6.1% and 13.0% in 2000 and 2001, respectively.

   Analysis of Present Value of Future Stock Price. Assuming the merger qualifies for pooling of interests accounting treatment and is consummated in June of 1999, Goldman Sachs compared, at discount rates of 9.0%, 10.0% and 11.0%:

  (a) the present value (as of June 30, 1998) of a share of GTE common stock based on:

      (1) hypothetical future stock prices as of December 31, 2001, calculated by multiplying either (x) estimated earnings per share in 2002 by assumed one-year forward Price/Earnings Multiples of 15.0x, 17.0x and 19.0x or (y) estimated EBITDA in 2002 by assumed one-year forward EBITDA multiples of 6.5x, 7.5x and 8.5x and

      (2) the intervening quarterly dividends from the third quarter of 1998 to the fourth quarter of 2001 (assuming no dividend growth), with

  (b) the present value (as of June 30, 1998) to GTE shareholders, adjusted to reflect the exchange ratio and to account for the assumed closing date, of a share of stock in the combined company (both with and without expected revenue, expense and capital expenditure synergies believed by GTE and Bell Atlantic to be achievable following consummation of the merger) based on:

     (1) hypothetical future stock prices as of December 31, 2001, calculated by multiplying either (x) estimated earnings per share in 2002 by assumed one-year forward Price/Earnings Multiples of 15.0x, 17.0x and 19.0x or (y) estimated EBITDA in 2002 by assumed one-year forward EBITDA multiples of 6.5x, 7.5x and 8.5x and

     (2) the intervening quarterly dividends from the third quarter of 1998 to the fourth quarter of 2001 (assuming annual dividend growth of 3.0% from Bell Atlantic's most recent quarterly dividend and adjusted to reflect the exchange ratio and to account for the assumed closing date).

   The following table presents the ranges of present values for the GTE common stock and stock in the combined company (both with and without synergies) derived by Goldman Sachs based on described assumptions.

                                                  Range of Values
                                     -----------------------------------------
                                                     Combined Company Stock
                                                   ---------------------------
                                          GTE         Without        With
Assumptions                          Common Stock    Synergies     Synergies
-----------                          ------------- ------------- -------------
Management year 2002 earnings per
 share estimates                     $63.22-$83.61 $61.88-$81.74 $67.18-$88.89

Median Wall Street year 2002
 earnings per share estimates....... $58.38-$77.08 $53.70-$70.70 $58.70-$77.45

Management year 2002 EBITDA
 multiples.......................... $67.29-$96.78 $62.72-$89.50 $66.55-$94.83

Median Wall Street year 2002 EBITDA
 multiples.......................... $56.26-$80.98 $56.02-$80.01 $59.63-$85.04

   Analysis at Various Prices. Based upon the exchange ratio and using a range of market prices per share for Bell Atlantic common stock from $43.00 to $48.00, Goldman Sachs derived the ranges presented in the following table and compared such ranges with the implied values for GTE in the merger based on the $45.19 closing price per share of Bell Atlantic common stock on July 24, 1998.

                                     Range Assuming Bell      Implied Value
                                     Atlantic Prices from  Based on $45.19 Bell
                                        $43.00-$48.00     Atlantic Closing Price
                                     -------------------- ----------------------
Implied purchase price per GTE
 share.............................  $52.46-$58.56        $55.13
Implied equity value of GTE on July
 24, 1998..........................  $51.1-$57.1 billion  $53.7 billion
Implied dollar value of equity
 premium (discount) of aggregate
 merger consideration based on
 implied equity value..............  $(5.3)-$0.6 billion  $(2.7) billion
Implied percentage-equity premium
 (discount) based on GTE closing
 price of $57.94 on July 24, 1998..  (9.5)%-1.1%          (4.8)%

   Analysis at Various Prices--Multiple Comparison. Based on the exchange ratio and using a range of market prices per share for Bell Atlantic common stock from $43.00 to $48.00, Goldman Sachs derived ranges of multiples of the implied value of the merger consideration to actual 1997 GTE revenues, EBITDA, EBIT and estimated 1998 and 1999 GTE revenues, EBITDA, EBIT and net income. In each case, projected revenues, EBITDA, EBIT and net income were based on median estimates of various Wall Street research analysts. The following table compares such ranges with the indicated multiples based on the $45.19 per share closing price of Bell Atlantic common stock on July 24, 1998.

                                                                 Implied Value
                                                                   Based on
                                            Range Assuming Bell   $45.19 Bell
                                            Atlantic Prices from   Atlantic
                                               $43.00-$48.00     Closing Price
                                            -------------------- -------------
Multiple of Implied Value of Merger
 Consideration to:
  1997 actual GTE revenues.................      3.0x- 3.3x           3.1x
  1998 estimated GTE revenues..............      2.8x- 3.0x           2.9x
  1999 estimated GTE revenues..............      2.6x- 2.8x           2.7x
  1997 actual GTE EBITDA...................      7.4x- 8.1x           7.7x
  1998 estimated GTE EBITDA................      7.2x- 7.8x           7.4x
  1999 estimated GTE EBITDA................      6.5x- 7.1x           6.8x
  1997 actual GTE EBIT.....................     12.6x-13.6x          13.0x
  1998 estimated GTE EBIT..................     12.0x-13.1x          12.5x
  1999 estimated GTE EBIT..................     10.7x-11.6x          11.1x
  1997 actual GTE net income...............     18.3x-20.4x          19.2x
  1998 estimated GTE net income............     17.3x-19.3x          18.2x
  1999 estimated GTE net income............     15.3x-17.0x          16.0x

   GTE Segment Analysis. Using Goldman Sachs research estimates of 1998 EBITDA and ranges of multiples for each of GTE's various business segments (domestic telecommunications operations, domestic cellular, directory/publishing and Canadian telecommunications operations), and after subtracting net debt, Goldman Sachs calculated a range of implied equity value for GTE of $54.2 billion to $64.8 billion (or $55.58 to $66.45 per share of GTE common stock based on the approximately 975 million diluted shares outstanding as of July 24, 1998). Goldman Sachs noted that this range represented a discount of 4.1% to a premium of 14.7% to the closing price of GTE common stock on July 24, 1998.

   Bell Atlantic Segment Analysis. Using Goldman Sachs research estimates of 1998 EBITDA and ranges of multiples for Bell Atlantic's telecommunications operations and non-telecommunications operations segments, and after subtracting net debt, Goldman Sachs calculated a range of implied equity value for Bell Atlantic of $85.5 billion to $99.3 billion (or $54.18 to $62.90 per share of Bell Atlantic common stock based on the approximately 1,578 million diluted shares outstanding as of July 24, 1998). Goldman Sachs noted that this range represented a premium of 25.4% to 45.7% to the closing price of Bell Atlantic common stock on July 24, 1998.

   The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. In addition, in performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to Bell Atlantic or GTE or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the GTE Board of Directors as to the fairness of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of GTE, Bell Atlantic, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Goldman Sachs to the GTE Board of Directors was among many factors taken into consideration by the GTE Board of Directors in making its determination to approve the merger agreement.

 Opinion and Analysis of Salomon Smith Barney

   In connection with rendering its opinion, Salomon Smith Barney reviewed and analyzed, among other things, the following:

  .  a draft of the merger agreement;

  . certain publicly available information with respect to GTE and Bell Atlantic; and

  . certain other financial information with respect to GTE and Bell Atlantic, including financial forecasts (including both companies' estimates of the synergies expected to be derived from the proposed business combination), that were provided to Salomon Smith Barney by GTE and Bell Atlantic, respectively.

   Salomon Smith Barney also met with certain officers and employees of GTE and Bell Atlantic to discuss the past and current business operations and financial condition of GTE and Bell Atlantic, including matters relating to the regulatory approvals required to complete the merger. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

   In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information (including information relating to the regulatory approvals required to complete the merger) provided to it or publicly available and did not assume any responsibility for independent verification of any of such information. With respect to the financial forecasts of GTE and Bell Atlantic (including both companies' estimates of the synergies expected to be derived from the proposed business combination), Salomon Smith Barney assumed that they had been reasonably prepared on bases reflecting the best then-available estimates and judgments of the respective managements of GTE and Bell Atlantic as to the future financial performance of GTE and Bell Atlantic (including such synergies), respectively. Salomon Smith Barney expressed no view with respect to such forecasts or the assumptions on which they were based. Salomon Smith Barney further assumed that the merger agreement, when executed and delivered, would not contain any terms or conditions that differed materially from the draft which Salomon Smith Barney reviewed, that the merger would be completed in accordance with the terms of the merger agreement and that obtaining the necessary regulatory approvals for the merger would not have a material adverse effect on GTE or Bell Atlantic or on the anticipated benefits of the proposed business combination. Salomon Smith Barney did not assume any responsibility for making any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of GTE or Bell Atlantic. Salomon Smith Barney was not asked to, and did not, solicit other proposals to acquire or merge with GTE. Salomon Smith Barney assumed that the merger would qualify as a "tax free" reorganization for federal income tax purposes.

   Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements and for other purposes. In the past, Salomon Smith Barney has rendered certain investment banking and financial advisory services to each of GTE and Bell Atlantic for which Salomon Smith Barney received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney and its current and future affiliates (including Citigroup Inc.) may actively trade the securities of GTE and Bell Atlantic for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short positions in such securities. Salomon Smith Barney and its current and future affiliates (including Citigroup Inc.) may have other business relationships with GTE, Bell Atlantic and their respective affiliates.

   The following is a summary of the material financial analyses used by Salomon Smith Barney in arriving at its opinion and does not purport to be a complete description of the analyses performed by Salomon Smith Barney. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about July 24, 1998 and is not necessarily indicative of current market conditions. Readers should understand that the order of analyses, and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Salomon Smith Barney.

   The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

   Historical Stock Price Performance. Salomon Smith Barney reviewed the relationship between movements in the closing prices of GTE common stock and Bell Atlantic common stock with an index of the Regional Bell Holding Companies and the Standard & Poor's 400 Composite Index for the period from January 2, 1997 through July 24, 1998, the trading volume and price history of GTE common stock for the period from January 2, 1997 through July 24, 1998 and the trading volume and price history of Bell Atlantic common stock for the period from January 2, 1997 through July 24, 1998.

   Historical Exchange Ratio Analysis. Salomon Smith Barney also reviewed the relationship between the daily closing prices of GTE common stock and Bell Atlantic common stock during the period from July 24, 1997 through July 24, 1998 and the implied historical exchange ratios determined by dividing the price per share of GTE common stock by the price per share of Bell Atlantic common stock over such period. The following table compares the merger exchange ratio with the high, low and average of such historical exchange ratios.

                High
             Historical     Low Historical Average Historical     Merger
           Exchange Ratio   Exchange Ratio   Exchange Ratio   Exchange Ratio
           --------------   -------------- ------------------ --------------
               1.335x           1.053x           1.189x           1.220x

   Contribution Analysis. Salomon Smith Barney reviewed the relative contributions of each of GTE and Bell Atlantic to the combined company. The following table displays GTE's relative contribution to the combined company's actual 1997 and estimated 2000 revenues, EBITDA, and net income as well as the combined company's market equity value (using treasury method accounting and stock prices as of July 24, 1998) and the exchange ratio implied by such relative contributions. Projected revenues, EBITDA and net income were derived from Salomon Smith Barney equity research.

                             GTE Contribution         Implied
                            to Combined Company   Exchange Ratio
                            -------------------   ---------------
                                         2000             2000
                             1997      Projected  1997  Projected
                            --------- ----------------- ---------
   Revenues................     43.3%   45.1%     1.15x   1.27x
   EBITDA..................     42.4%   43.7%     1.10x   1.18x
   Net income..............     42.1%   44.8%     1.18x   1.32x
   Market equity value at
    July 24, 1998..........        44.2%               1.28x

   The following table compares the range and median of implied exchange ratios based on this contribution analysis with the exchange ratio in the merger.

Range of Implied Exchange   Median Implied Exchange
     Ratios Based on             Ratio Based on
  Contribution Analysis      Contribution Analysis      Merger Exchange Ratio
-------------------------   -----------------------     ---------------------
      1.08x - 1.32x                  1.17x                      1.22x

   Comparative Premium Analysis. Salomon Smith Barney noted that, if the merger had closed on July 24, 1998, utilizing the Bell Atlantic closing stock price on July 24, 1998, and assuming the exchange ratio of 1.22, GTE shareholders would have received Bell Atlantic common stock having a market value representing a discount of 4.8% to the GTE common stock July 24, 1998 closing price. Salomon Smith Barney compared this implied discount to the implied premiums/discounts for similar periods prior to public announcement in the following comparable "merger of equals" transactions: Norwest Corporation/Wells Fargo & Co., American Home Products Corporation/Monsanto Company, NationsBank Corporation/BankAmerica Corporation, Banc One Corporation/First Chicago NBD Corporation, Travelers Group Inc./Citicorp, CUC International Inc./HFS Incorporated, CSX Corporation/Conrail Inc. and Bell Atlantic/NYNEX (in each transaction, the shareholders of the second-named company were to receive shares of the first-named company). Salomon Smith Barney considered these merger of equals transactions to be reasonably similar to the merger, but none of these precedents is identical to the merger.

   The following table presents the premiums (discounts) contemplated in the merger and these other transactions (from the perspective of the shareholders of the second-named company) compared with the previous trading day closing price per share.

               Precedent "Merger of Equals" Transactions            Implied Premium
        ----------------------------------------------------------   (Discount) of
         Range of Premium       Mean Premium     Median Premium   Merger Consideration
        (Discount) to Prior       to Prior          to Prior      to Closing Price of
         Day Closing Price    Day Closing Price Day Closing Price   GTE Common Stock
        -------------------   ----------------- ----------------- --------------------
           (5.8)%-29.4%             6.7%              6.2%               (4.8)%

   Bell Atlantic Segmented Public Market Analysis. Salomon Smith Barney arrived at a range of values for Bell Atlantic by separately valuing its local exchange business segment, domestic cellular segment, domestic PCS business segment, and its other business segments, including its directory/publishing business and international telecommunications investments and aggregating the values determined for the various business segments. Salomon Smith Barney utilized a public market analysis in valuing these business segments. Public market analysis assesses a segment's operating performance and outlook relative to a group of publicly traded peer companies to determine an implied unaffected market trading value. No company used in the public market analyses described below is identical to the comparable business segment of Bell Atlantic. Accordingly, an examination of the results of analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the business segments and other facts that could affect the public trading value of the companies to which they are being compared.

  1. Bell Atlantic Local Exchange Business

   Salomon Smith Barney compared certain financial information of Bell Atlantic's local exchange business with two groups of companies that Salomon Smith Barney believed to be appropriate for comparison. The first group, which Salomon Smith Barney believed was more closely comparable to Bell Atlantic's local exchange business, was the Regional Bell Holding Companies. The second group, which Salomon Smith Barney believed was somewhat less comparable to Bell Atlantic's local exchange business, included the following independent telephone companies: Aliant Communications Inc., ALLTEL Corp., Century Telephone Enterprises, Inc., Cincinnati Bell Inc. and Southern New England Telecommunications Corporation. The financial and valuation data for the comparable companies were adjusted by Salomon Smith Barney to estimate the financial and valuation characteristics of pure "stripped wireline" telecommunications companies. Salomon Smith Barney reviewed the multiples of firm value to latest twelve months EBITDA represented by the trading prices of Bell Atlantic, GTE and the Regional Bell Holding Companies as of July 24, 1998, and the comparable multiples for the above-mentioned independent telephone companies. The following table presents ranges, mean and median multiples of firm value to latest twelve months EBITDA for a group comprised of GTE, Bell Atlantic and the Regional Bell Holding Companies and for the independent telephone companies.

                     Ratio of Firm Value to Latest Twelve Months EBITDA
         -------------------------------------------------------------------------
            Adjusted GTE, Bell Atlantic and            Adjusted Independent
            Regional Bell Holding Companies             Telephone Companies
         ------------------------------------  -----------------------------------
             Range        Mean       Median        Range        Mean      Median
         ------------  ----------  ----------  ------------- ---------- ----------
          5.4x-8.5x       7.2x        7.2x       6.4x-9.0x      7.6x       7.9x

  Using this information and other factors relevant in the valuation of Bell Atlantic's local exchange business, Salomon Smith Barney determined a valuation range for Bell Atlantic's local exchange business of approximately $69.6 billion to $74.9 billion.

  2. Bell Atlantic Cellular

   Salomon Smith Barney compared certain financial information of Bell Atlantic's domestic cellular segment with the following group of cellular communications companies that Salomon Smith Barney believed to be appropriate for comparison: AirTouch Communications Inc., Centennial Cellular Corp., United States Cellular Corp., Western Wireless Corporation and Vanguard Cellular Systems Inc. Salomon Smith Barney reviewed the multiples of firm value to actual 1997 EBITDA and estimated 1998 EBITDA (based on selected investment banks' equity research) represented by the trading prices of these cellular communications companies. The following table presents ranges of multiples of firm value to actual 1997 and estimated 1998 EBITDA for these cellular communications companies.

       Ratio of Firm Value to Actual         Ratio of Firm Value to Estimated
          1997 EBITDA for Cellular               1998 EBITDA for Cellular
          Communications Companies               Communications Companies
       -----------------------------         --------------------------------
                10.1x-14.8x                             8.5x-12.3x

   Using this information and other factors relevant in the valuation of Bell Atlantic's domestic cellular segment, such as the relative penetration levels, margins and growth rates of Bell Atlantic's domestic cellular segment, Salomon Smith Barney determined a valuation range for Bell Atlantic's domestic cellular segment of approximately $10.6 billion to $11.7 billion.

  3. Bell Atlantic Personal Communications Services

   Salomon Smith Barney compared certain financial information of Bell Atlantic's domestic personal communications services business (which reflects Bell Atlantic's ownership stake in PrimeCo), including certain operating and financial data reflecting the relative stage of development of Bell Atlantic's domestic personal communications services business, with the following group of personal communications services companies that Salomon Smith Barney believed to be appropriate for comparison: Aerial Communications Inc., Omnipoint Corp., Powertel Inc., Western Wireless Corporation and Nextel Communications Inc. The following table presents the range, mean and median multiples of firm value per potential wireless customer for the selected personal communications services companies.

                       Multiple of Firm Value Per Potential Wireless
                              Customer for Selected Personal
                             Communications Services Companies
              -----------------------------------------------------------------------
                                         Mean                            Median
                 Range            (excluding Nextel)               (excluding Nextel)
              -----------         ------------------               ------------------
              $43.8-$70.4               $48.2                            $48.0

   Using this information and other factors relevant in the valuation of Bell Atlantic's domestic personal communications services business, such as the relative amount of Bell Atlantic personal communications services spectrum, Salomon Smith Barney determined a valuation range of Bell Atlantic's domestic personal communications services business of approximately $1.4 billion to $1.7 billion.

  4. Bell Atlantic Other Assets

   Salomon Smith Barney compared certain financial information with respect to Bell Atlantic's other businesses with groups of companies that Salomon Smith Barney believed were appropriate for comparison. In addition, Salomon Smith Barney valued certain domestic and international minority investments based on the current trading prices for publicly held securities, and multiples of book value, invested capital or potential wireless customers for other entities, in each case adjusted to reflect Bell Atlantic's percentage ownership. These analyses resulted in a valuation range for Bell Atlantic's other businesses of approximately $19.5 billion to $22.1 billion.

  5. Total Bell Atlantic Public Market Valuation

   By combining the stand-alone valuations for Bell Atlantic's local exchange, domestic cellular, domestic personal communications services and other businesses described above and making certain adjustments for debt, preferred securities, cash and cash equivalents, investments (other than those included in Bell Atlantic's other businesses) and option proceeds, Salomon Smith Barney derived a reference range for Bell Atlantic's aggregate equity value of approximately $83.0 billion to $92.5 billion, or approximately $51.00 to $56.50 per share based on the number of fully diluted shares of Bell Atlantic common stock. The foregoing analysis does not reflect the revenue, expense and capital expenditure synergies believed by GTE and Bell Atlantic to be achievable following consummation of the merger, which synergies have been analyzed as described below.

   Discounted Cash Flow Analysis--Bell Atlantic. Salomon Smith Barney performed a five year discounted cash flow analysis, based on financial projections provided by the management of Bell Atlantic, on the stand-alone unlevered free cash flows of Bell Atlantic to establish a range of equity values per share for the Bell Atlantic common stock. The discounted cash flow was calculated for Bell Atlantic assuming, solely for purposes of this analysis, discount rates ranging from 9.0% to 11.0%. Salomon Smith Barney calculated terminal values by applying a range of estimated EBITDA multiples of 6.25x to 8.25x to the projected EBITDA of Bell Atlantic in fiscal year 2002.

   The following table compares the closing stock price for the Bell Atlantic common stock on July 24, 1998 with the reference ranges of implied equity value per share of Bell Atlantic common stock derived by Salomon Smith Barney using both financial projections provided by Bell Atlantic management and median estimates provided by certain investment banks' equity research.

  Range of Equity Value Per      Range of Equity Value Per Bell      Closing Price of Bell
 Bell Atlantic Share Based on      Atlantic Share Based Equity   Atlantic Common Stock on July
    Management Projections             Research Estimates                  24, 1998
 ----------------------------    ------------------------------  -----------------------------
          $56.50-$66.50                   $53.50-$63.00                     $45.19

   Consolidated Public Market Comparison. Salomon Smith Barney compared the ranges and medians of various financial multiples and statistics for the Regional Bell Holding Companies with comparable statistics for Bell Atlantic and GTE. The following table presents the ranges and medians indicated for the Regional Bell Holding Companies of multiples of stock price as of July 24, 1998 to latest twelve months (as of March 31, 1998) earnings per share and estimated 1998 and 1999 earnings per share (based on First Call Corporation estimates as of July 20, 1998) compared with the multiples indicated for Bell Atlantic and GTE.

                             Regional Bell
                           Holding Companies   Bell Atlantic         GTE
                           ------------------ ---------------- ----------------
                                                     Premium          Premium
                                                    (Discount)       (Discount)
                              Range    Median Value to Median  Value to Median
                           ----------- ------ ----- ---------- ----- ----------
Multiple of stock price
 to:
  Latest twelve months
   earnings per share..... 21.2x-23.7x 22.4x  17.7x  (20.8%)   20.2x   (9.9%)
  1998 estimated earnings
   per share.............. 18.9x-21.8x 21.0x  16.6x  (20.8%)   18.9x   (9.9%)
  1999 estimated earnings
   per share.............. 17.3x-19.9x 18.9x  15.1x  (20.1%)   16.7x  (11.8%)

   GTE Segmented Public Market Analysis. Salomon Smith Barney arrived at a range of values for GTE by separately valuing its local exchange business segment, domestic cellular segment, long distance telephone operations segment and its other business segments, including directory/publishing, data initiatives, government systems, personal communications services and international investments and aggregating the values determined for the various business segments. Salomon Smith Barney utilized a public market analysis in valuing these business segments. No company used in the public market analyses described below is identical to the comparable business segment of GTE. Accordingly, an examination of the results of analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the business segments and other facts that could affect the public trading value of the companies to which they are being compared.

  1. GTE Local Exchange Business

   Salomon Smith Barney compared certain financial information of GTE's local exchange business with two groups of companies that Salomon Smith Barney believed to be appropriate for comparison. The first group, which Salomon Smith Barney believed was more closely comparable to GTE's local exchange business was the Regional Bell Holding Companies. The second group, which Salomon Smith Barney believed was somewhat less comparable to GTE's local exchange business was the same group of independent telephone companies used with respect to the valuation of Bell Atlantic's local exchange business. The financial and valuation data of the comparable companies were adjusted by Salomon Smith Barney to estimate the financial and valuation characteristics of pure "stripped wireline" telecommunications companies. Salomon Smith Barney reviewed the multiples of firm value to latest twelve months EBITDA represented by the trading prices of Bell Atlantic, GTE and the Regional Bell Holding Companies as of July 24, 1998 and the comparable multiples for the above-mentioned independent telephone companies. The following table presents ranges, mean and median multiples of firm value to latest twelve months EBITDA for a group comprised of GTE, Bell Atlantic and the Regional Bell Holding Companies and for the independent telephone companies.

                               Ratio of Firm Value to Latest Twelve Months EBITDA
                               --------------------------------------------------
                     Adjusted GTE, Bell Atlantic and                 Adjusted Independent
                     Regional Bell Holding Companies                 Telephone Companies
                     -------------------------------             ---------------------------
                     Range          Mean    Median                   Range    Mean    Median
                     ------------   ----    ------               -----------  -----   ------
                     5.4x - 8.5x    7.2x     7.2x                6.4x - 9.0x  7.6x    7.9x

  Using this information and other factors relevant in the valuation of GTE's local exchange business, Salomon Smith Barney determined a valuation range for GTE's local exchange business of approximately $37.3 billion to $43.0 billion.

  2. GTE Cellular

   Salomon Smith Barney compared certain financial information of GTE's domestic cellular segment with the same group of cellular communications companies used with respect to the valuation of Bell Atlantic's domestic cellular segment. Salomon Smith Barney reviewed the multiples of firm value to actual 1997 EBITDA and estimated 1998 EBITDA (based on selected investment banks' equity research) represented by the trading prices of these cellular communications companies. The following table presents ranges of multiples of firm value to actual 1997 and estimated 1998 EBITDA for these cellular communications companies.



   Ratio of Firm Value to Actual       Ratio of Firm Value to Estimated
     1997 EBITDA for Cellular              1998 EBITDA for Cellular
     Communications Companies              Communications Companies
   -----------------------------    --------------------------------
          10.1x - 14.8x                          8.5x - 12.3x

   Using this information and other factors relevant in the valuation of GTE's domestic cellular segment, such as the relative penetration levels, margins and growth rates of GTE's domestic cellular segment, Salomon Smith Barney determined a valuation range for GTE's domestic cellular segment of approximately $8.9 billion to $9.8 billion.

  3. GTE Long Distance

   Salomon Smith Barney compared certain financial information of GTE's long distance operations segment with two groups of companies that Salomon Smith Barney believed to be appropriate for comparison. The first group, which Salomon Smith Barney believed was more closely comparable to GTE's long distance operations segment, included AT&T, MCI and Sprint Corporation. The second group, which Salomon Smith Barney believed was somewhat less comparable to GTE's long distance operations segment, included Frontier Corporation, Qwest Communications International, Inc. and Tel-Save Holdings Inc. The financial and valuation data for these groups of companies were adjusted by Salomon Smith Barney to estimate the financial and valuation characteristics of pure "stripped long distance" telecommunications companies. Salomon Smith Barney reviewed the multiples of firm value to latest twelve months EBITDA represented by the trading prices of the first group of companies as of July 24, 1998, with the comparable multiples of the second group of companies. The following table presents ranges, mean and median multiples of firm value to latest twelve months EBITDA for both of these groups of companies.

                     Ratio of Firm Value to Latest Twelve Months EBITDA
         -------------------------------------------------------------------------
                                                            Other Long
                   AT&T, MCI and Sprint                Distance Companies
         ------------------------------------  -----------------------------------
             Range        Mean       Median        Range        Mean      Median
         ------------  ----------  ----------  ------------- ---------- ----------
         6.8x - 11.4x     8.4x        6.9x     21.6x - 24.4x    23.0x     23.0x

   Using this information and other factors relevant in the valuation of GTE's long distance operations segment, Salomon Smith Barney determined a valuation range for GTE's long distance operations segment of approximately $727.4 million to $969.9 million.

  4. GTE Other Assets

   Salomon Smith Barney compared certain financial information of certain GTE business segments in North America, including, without limitation, its directory/publishing, data initiatives, government systems and supply segments and personal communications services operations, with groups of companies that Salomon Smith Barney believed were appropriate for comparison. In addition, Salomon Smith Barney valued certain domestic and international investments, including, without limitation, investments in CODETEL (Dominican Republic), CANTV (Venezuela), CTI (Argentina), BC TELECOM, Inc and Le Groupe QuebecTel and other international local exchange, cellular and paging assets, based on other valuation methodologies and adjusted to reflect GTE's percentage ownership. These analyses resulted in a valuation of GTE's other assets ranging from approximately $18.7 billion to $21.4 billion.

  5. Total GTE Public Market Valuation

   By combining the stand-alone valuations for GTE's local exchange business, domestic cellular segment, long distance segment and other assets described above and making certain adjustments for debt, preferred securities, cash and cash equivalents, investments (other than those included in GTE's other assets) and option proceeds, this analysis resulted in a valuation range for GTE's aggregate equity of approximately $47.9 billion to $57.6 billion, or approximately $47.50 to $57.50 per share of GTE common stock based on the number of fully diluted shares of GTE common stock. The foregoing analysis does not reflect the revenue, expense and capital expenditure synergies believed by GTE and Bell Atlantic to be achievable following consummation of the merger, which synergies have been analyzed as described below.

   Discounted Cash Flow Analysis--GTE. Salomon Smith Barney performed a five year discounted cash flow analysis, based on financial projections provided by the management of GTE, on the stand-alone unlevered free cash flows of GTE to establish a range of equity value per share of GTE common stock. The discounted cash flow was calculated for GTE assuming, solely for purposes of this analysis, discount rates ranging from 9.0% to 11.0%. Salomon Smith Barney calculated terminal values by applying a range of estimated EBITDA multiples of 6.75x to 8.75x to the projected EBITDA of GTE in fiscal year 2002. The following table compares the closing stock price for the GTE common stock on July 24, 1998 with the reference ranges of implied equity value per share of GTE common stock derived by Salomon Smith Barney using both financial projections provided by GTE management and median estimates provided by certain investment bank's equity research.

     Range of Equity Value Per   Range of Equity Value Per
          GTE Share Based             GTE Share Based      Closing Price of GTE Common
     on Management Projections   Equity Research Estimates   Stock on July 24, 1998
     -------------------------   ------------------------- ---------------------------
           $63.50-$76.00               $60.50-$72.50                 $57.94

   Synergies. Salomon Smith Barney reviewed the synergy estimates provided by the management of GTE prepared after the management of GTE held discussions and exchanged information with the management of Bell Atlantic. GTE's synergy estimates reflect only the incremental benefits expected by the management of GTE to result from the merger compared to GTE on a stand-alone basis and include revenue, expense and capital expenditure synergies. GTE's synergy estimates assumed full potential synergies would not be achieved until 2003. Salomon Smith Barney then estimated the present value of the future streams of after-tax cash flows generated by those synergies, net of implementation costs, by applying discount rates reflecting, solely for purposes of this analysis, a weighted average cost of capital ranging from 9.0% to 11.0% to such cash flows through 2004 and by adding a terminal value determined by projecting a range of nominal perpetual synergy growth rates ranging from 1.0% to 3.0%. This analysis resulted in a net present value for the synergies of approximately $17.7 billion to $23.1 billion (assuming 100% of the synergies are realized).

   Pro Forma Earnings Per Share Impact to Bell Atlantic. Salomon Smith Barney reviewed certain pro forma financial effects of the merger on the estimated earnings per share of Bell Atlantic. Using both mean First Call estimates as of July 20, 1998 and management earnings per share estimates, Salomon Smith Barney compared the earnings per share of Bell Atlantic, on a stand-alone basis assuming the merger was not consummated, to the estimated earnings per share of Bell Atlantic following consummation of the merger on a pro forma basis. Salomon Smith Barney's analysis gave effect to the issuance of shares of Bell Atlantic common stock at the exchange ratio and gave effect to revenue, expense and capital expenditure synergies but excluded certain costs necessary to achieve those synergies referred to above. Based on such analysis and assuming the merger will be accounted for under the pooling of interests accounting method, Salomon Smith Barney determined that the merger would be: (a) accretive to the earnings per share of Bell Atlantic on a pro forma basis by approximately 6.2% in 2000 and approximately 13.2% in 2001 using First Call earnings per share estimates and (b) accretive to the earnings per share of Bell Atlantic on a pro forma basis by approximately 8.1% in 2000 and approximately 9.8% in 2001 using management earnings per share estimates.

   The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Salomon Smith Barney's opinion. In arriving at its fairness determination, Salomon Smith Barney considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Salomon Smith Barney made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. In addition, in performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to Bell Atlantic or GTE or the contemplated transaction. The analyses were prepared solely for purposes of Salomon Smith Barney providing its opinion to the GTE Board of Directors as to the fairness of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of GTE, Bell Atlantic, Salomon Smith Barney or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Salomon Smith Barney to the GTE Board of Directors was among many factors taken into consideration by the GTE Board of Directors in making its determination to approve the merger agreement.

 Fee Arrangements

   Goldman Sachs. Pursuant to Goldman Sachs' engagement letter, GTE has agreed to pay Goldman Sachs a fee to be mutually agreed upon by GTE and Goldman Sachs, but in no event less than $7.5 million, in connection with the delivery of Goldman Sachs' opinion to the GTE Board of Directors. Pursuant to Goldman Sachs' engagement letter, following the rendering of its opinion, Goldman Sachs shall continue to provide such financial advisory and investment banking services in connection with the merger as GTE and Goldman Sachs shall agree. GTE has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

   Salomon Smith Barney. Pursuant to Salomon Smith Barney's engagement letter, GTE has agreed to pay Salomon Smith Barney a fee to be mutually agreed upon by GTE and Salomon Smith Barney, but in no event less than $7.5 million, in connection with the delivery of Salomon Smith Barney's opinion to the GTE Board of Directors. Pursuant to Salomon Smith Barney's engagement letter, following the rendering of its opinion, Salomon Smith Barney shall continue to provide such financial advisory and investment banking services in connection with the merger as GTE and Salomon Smith Barney shall agree. GTE has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Smith Barney against certain liabilities under the federal securities laws.

   Michael T. Masin, the Vice Chairman and President-International and a director of GTE, is a member of the board of directors of Citigroup Inc., the corporate parent of Salomon Smith Barney.

Opinions of Bell Atlantic's Financial Advisors

   Bell Atlantic financial
    advisor                  Location of their full opinion
   -----------------------   ------------------------------
   Bear Stearns              Appendix H
   Merrill Lynch             Appendix I

   Bell Atlantic engaged Bear Stearns and Merrill Lynch as its financial advisors based on Bear Stearns' and Merrill Lynch's experience and expertise. Bear Stearns and Merrill Lynch are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger. The Bell Atlantic financial advisors, as part of their investment banking businesses, are continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   At the July 27, 1998 meeting of the Bell Atlantic Board of Directors, Bear Stearns and Merrill Lynch jointly delivered their oral opinion (subsequently confirmed separately by each in writing) to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to Bell Atlantic and, accordingly, to the holders (other than GTE and its affiliates) of Bell Atlantic common stock.

   The full texts of these opinions, which set forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by the Bell Atlantic financial advisors, are incorporated herein by reference. The summary of the Bell Atlantic financial advisors' opinions set forth below is qualified in its entirety by reference to the full text of these opinions. Bell Atlantic shareholders are urged to read carefully the Bear Stearns opinion and the Merrill Lynch opinion in their entirety. In reading the discussion of the fairness opinions set forth below, Bell Atlantic shareholders should be aware that the Bell Atlantic financial advisors' opinions:

  . were provided to the Bell Atlantic Board of Directors for its information and are directed only to the fairness, from a financial point of view, of the exchange ratio to Bell Atlantic, and accordingly, to the holders (other than GTE and its affiliates) of Bell Atlantic common stock;

  . did not constitute a recommendation to the Bell Atlantic Board of Directors in connection with the merger;

  . do not address the merits of the underlying decision by Bell Atlantic to engage in the merger or the price or range of prices at which shares of Bell Atlantic common stock may trade subsequent to the announcement or consummation of the merger; and

  . do not constitute a recommendation to any holder of Bell Atlantic common stock as to how such shareholder should vote on the Bell Atlantic merger proposal, or any matter related thereto.

   Although the Bell Atlantic financial advisors each evaluated the fairness, from a financial point of view, of the exchange ratio to Bell Atlantic and, accordingly, to the holders (other than GTE and its affiliates) of Bell Atlantic common stock, the exchange ratio itself was determined by GTE and Bell Atlantic through arm's-length negotiations. The Bell Atlantic financial advisors provided advice to Bell Atlantic during the course of such negotiations. Bell Atlantic did not provide specific instructions to, or place any limitations on, the Bell Atlantic financial advisors with respect to the procedures to be followed or factors to be considered by them in performing their analyses or providing their opinions.

 Bear Stearns Opinion

   In arriving at its opinion, Bear Stearns, among other things:

  .  reviewed the merger agreement;

  . reviewed each of Bell Atlantic's and GTE's Annual Reports on Form 10-K for the years ended December 31, 1995 through 1997, and their respective Quarterly Reports on Form 10-Q for the period ended March 31, 1998;

  . reviewed selected operating and financial information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Bell Atlantic and GTE, provided by the senior managements of Bell Atlantic and GTE, respectively (collectively, the "Projections") and certain other forward-looking information;

  . reviewed selected information regarding the amount and timing of anticipated revenue enhancements, cost savings and related expenses and synergies expected to result from the merger (the "Expected Combination Benefits"), jointly prepared and provided by the senior managements of Bell Atlantic and GTE;

  . met separately and/or jointly with selected members of the senior managements of Bell Atlantic and GTE to discuss (a) the current telecommunications landscape and competitive dynamics related thereto,
     (b) each company's operations, historical financial statements, future prospects and financial condition, (c) their views of the strategic, business, operational and financial rationale for, and expected strategic benefits and other implications of, the merger, and (d) the Projections and the Expected Combination Benefits;

  . reviewed the historical prices, trading activity and valuation parameters of Bell Atlantic common stock and GTE common stock;

  . reviewed and analyzed the pro forma financial impacts of the merger on Bell Atlantic;

  . reviewed the terms, to the extent publicly available, of recent mergers and acquisitions which it deemed generally comparable to the merger or otherwise relevant to its inquiry;

  . reviewed publicly available financial data, stock market performance data and valuation parameters of companies which it deemed generally comparable to Bell Atlantic and GTE or otherwise relevant to its inquiries; and

  . conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

   In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, including the Projections and the Expected Combination Benefits, provided to it by GTE and Bell Atlantic. With respect to the Projections and the Expected Combination Benefits, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of GTE and Bell Atlantic as to the anticipated future performance of their respective companies and as to the anticipated combination benefits achievable within the time frames forecast therein. Bear Stearns also assumed with the consent of Bell Atlantic that the merger would (1) qualify as a tax-free "reorganization" for federal income tax purposes, and (2) otherwise be consummated in accordance with the terms described in the merger agreement, without the waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Bell Atlantic, GTE or the expected benefits of the merger to Bell Atlantic.

   In rendering its opinion, Bear Stearns analyzed the merger as a "merger of equals" between Bell Atlantic and GTE, and Bear Stearns did not solicit, and was not authorized to solicit, third party acquisition interest in Bell Atlantic. As described in "The Merger Transaction--Background of the Merger" in this Chapter I, Bell Atlantic and GTE structured the combination of the companies as a merger of equals. By its nature, a "merger of equals" typically refers to the merger of two comparably sized companies in the same industry where there is no clear acquirer or target company. Such transactions in essence constitute a uniting of the business interests of the combining companies and generally involve the creation of a board of directors that reflects equal representation from each of the combining companies and the creation of a senior management team that generally reflects the best managers from each of the combining companies. Accordingly, Bear Stearns only reviewed selected precedent merger of equals transactions, and did not review and analyze any acquisition transactions, or the acquisition multiples and purchase price premiums related to such acquisition transactions.

   In arriving at its opinion, Bear Stearns did not perform any independent appraisal of the assets or liabilities of Bell Atlantic or GTE, nor was it furnished with any such appraisals. The Bear Stearns opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion, and Bear Stearns undertook no obligation to update its opinion to reflect any developments occurring after that date.

 Merrill Lynch Opinion

   In arriving at its opinion, Merrill Lynch, among other things:

  . reviewed selected publicly available business and financial information relating to Bell Atlantic and GTE which Merrill Lynch deemed to be relevant;

  . reviewed selected information, including the Projections and the Expected Combination Benefits;

  . conducted discussions with members of senior management and representatives of Bell Atlantic and GTE concerning the information described above as well as the companies' respective businesses and prospects before and after giving effect to the merger and the Expected Combination Benefits;

  . reviewed the market prices and valuation multiples for Bell Atlantic common stock and GTE common stock and compared them with those of selected publicly traded companies which Merrill Lynch deemed to be relevant;

  . reviewed the results of operations of Bell Atlantic and GTE and compared them with those of selected publicly traded companies which Merrill Lynch deemed to be relevant;

  . participated in selected discussions and negotiations among representatives of Bell Atlantic and GTE and their financial and legal advisers;

  .  reviewed the potential pro forma impact of the merger;

  .  reviewed the merger agreement; and

  . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Bell Atlantic or GTE or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Bell Atlantic or GTE. With respect to the Projections and the Expected Combination Benefits, and any other financial forecast information furnished to or discussed with Merrill Lynch by Bell Atlantic or GTE, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Bell Atlantic's or GTE's management as to the expected future financial performance of Bell Atlantic or GTE, as the case may be, and the Expected Combination Benefits. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

   The Merrill Lynch opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by Bell Atlantic or the Bell Atlantic Board of Directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Bell Atlantic.

 Financial Analysis of Bell Atlantic Financial Advisors

   The following is a brief summary of the material valuation, financial and comparative analyses presented by the Bell Atlantic financial advisors to the Bell Atlantic Board of Directors in connection with the rendering of the Bell Atlantic financial advisors' opinions. Such summary does not purport to be a complete description of the analyses underlying the Bell Atlantic financial advisors' opinions and is qualified in its entirety by reference to the full text of the Bell Atlantic financial advisors' opinions.

   In performing their analyses, the Bell Atlantic financial advisors made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Bell Atlantic financial advisors, GTE and Bell Atlantic. Any estimates contained in the analyses performed by the Bell Atlantic financial advisors are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Bell Atlantic financial advisors' opinions were among several factors taken into consideration by the Bell Atlantic Board of Directors in making its determination to approve the merger agreement and the merger.

   Implied Exchange Ratio Analyses. The Bell Atlantic financial advisors performed a summary comparison between the exchange ratio for the merger and the ranges of exchange ratios implied by several valuation methodologies: (a) stock price trading history, (b) contribution of net income, (c) contribution of EBITDA, (d) discounted cash flow and (e) selected Wall Street equity research analysts' stock price targets for GTE and Bell Atlantic. The exchange ratio ranges implied by these methodologies were compared to the negotiated exchange ratio for the merger of 1.22.

   The implied exchange ratios derived from these methodologies are included in the following table. This table should be read together with the more detailed descriptions below. These methodologies and the implied exchange ratios derived from them must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses.

                                                                           Implied Exchange
 Valuation Methodology         Description of Valuation Methodology          Ratio Range
 ---------------------         ------------------------------------        ----------------
 Stock price trading     Analysis of the relative daily historical closing    1.05-1.55
 history                 prices of each company over selected time periods

 Contribution of net     Measures relative contribution of each company to    1.14-1.25
 income                  the combined company total for net income

 Contribution of EBITDA  Measures relative contribution of each company to    1.15-1.22
                         the combined company total for EBITDA

 Discounted cash flow    Net present valuation of management projections      0.83-1.35
                         of after-tax cash flows for each company

 Analysts' stock price   Compares analysts' price targets for each company    1.05-1.40
 targets                 immediately prior to the merger

  . Stock Price Trading History--Based on the historical closing stock prices of Bell Atlantic common stock and GTE common stock over the period from January 2, 1996 through July 24, 1998, the Bell Atlantic financial advisors calculated that the implied market exchange ratio determined by dividing the price per share of GTE common stock by the price per share of Bell Atlantic common stock ranged from 1.05 to 1.55 over this period.

     The Bell Atlantic financial advisors noted that the prices of Bell Atlantic common stock and GTE common stock closed at $45.19 and $57.94, respectively, on July 24, 1998 (the last trading day before the day the merger agreement was executed), and that such closing stock prices resulted in an implied market exchange ratio of 1.28.

  . Contribution of Net Income--Using the GTE and Bell Atlantic net income figures based on the Projections for the years 1998 to 2003, the Bell Atlantic financial advisors calculated the range of exchange ratios implied by the relative contributions of GTE and Bell Atlantic to the combined company's net income to be 1.14 to 1.25.

  . Contribution of EBITDA--Using the GTE and Bell Atlantic EBITDA figures based on the Projections for the years 1998 to 2003, the Bell Atlantic financial advisors calculated the range of exchange ratios implied by the relative contributions of GTE and Bell Atlantic to the combined company's EBITDA to be 1.15 to 1.22.

  . Discounted Cash Flow--Based on the GTE and Bell Atlantic after-tax, unlevered free cash flow figures based on the Projections for the years 1999 through 2003, the Bell Atlantic financial advisors calculated a range of implied values per share of Bell Atlantic common stock and GTE common stock. The discounted cash flow analysis assumed, solely for purposes of this analysis, a range of 2003 EBITDA exit multiples from 6.0x to 7.0x and a range of discount rates from 8.5% to 10.5%, and made adjustments to reflect the value of certain unconsolidated subsidiaries of each of GTE and Bell Atlantic at market values, where appropriate. Based on such implied per share value ranges, the Bell Atlantic financial advisors calculated the range of exchange ratios implied by the discounted cash flow analysis to be 0.83 to 1.35.

  . Analysts' Stock Price Targets--The Bell Atlantic financial advisors also noted that the most recently available (as of July 24, 1998) stock price targets for Bell Atlantic common stock and GTE common stock as published by various Wall Street equity research analysts resulted in a range of implied exchange ratios of 1.05 to 1.40.

   Illustrative Valuation Analysis of Expected Combination Benefits. The Bell Atlantic financial advisors performed an illustrative valuation of the Expected Combination Benefits by calculating the hypothetical net present value of expected incremental free cash flows based on the Expected Combination Benefits and the midpoints of ranges of assumed 2003 EBITDA exit multiples of 7.0x to 8.0x and assumed discount rates, solely for purposes of this analysis, of 7.5% to 11.5%.

   Using such assumptions, the Bell Atlantic financial advisors calculated that the aggregate hypothetical after-tax net present value of the Expected Combination Benefits, excluding the after-tax effects of potential applicable restructuring and transaction costs and other one-time items, was approximately $13.8 billion, based on a 2003 EBITDA exit multiple of 7.5x and a discount rate of 9.5%, which represented the midpoints of ranges for such factors. Such amount was reduced by the after-tax effects of potential applicable direct incremental merger-related costs and other one-time items of approximately $0.3 billion, resulting in a net after-tax value of approximately $13.5 billion. The Bell Atlantic financial advisors calculated that these figures, when divided by the expected pro forma shares outstanding of the combined company, indicated that the per share after-tax net present value of the Expected Combination Benefits was approximately $4.98 per share of the combined company on an aggregate basis, or, after giving effect to direct incremental merger-related costs of approximately $0.10 per share, approximately $4.88 per share of the combined company on a net basis.

                            Expected       Transaction      Net Expected
                      Combination Benefits    Costs     Combination Benefits
                      -------------------- ------------ --------------------
           Aggregate     $13.8 billion     $0.3 billion    $13.5 billion
           Per share         $ 4.98           $0.10            $ 4.88

   Pro Forma Merger Analysis. The Bell Atlantic financial advisors reviewed and analyzed certain pro forma financial impacts of the merger on holders of Bell Atlantic common stock based on the following:

  .  the exchange ratio;

  .  the Projections and the Expected Combination Benefits;

  . an assumption for analytical purposes that the merger would be consummated on December 31, 1999;

  .  pooling of interests accounting treatment for the merger; and

  . one of two alternative sets of assumptions ("Scenario I" and "Scenario II") reflecting GTE and Bell Atlantic managements' expectations regarding the financial effects of possible steps that might be taken in order to resolve potential overlaps in the wireless operations of the combined company. Scenario I assumed the disposition of overlapping properties involving a relatively small number of potential wireless customers, while Scenario II assumed the disposition of overlapping properties involving a larger number of potential wireless customers. Based on the expectations of the managements of GTE and Bell Atlantic, the analysis assumed that the phase-in of the Expected Combination Benefits commences in the year 2000.

   The results of this analysis indicated that, after factoring in the Expected Combination Benefits, the merger would result in moderate accretion to the projected earnings per share of Bell Atlantic common stock in each of 2000, 2001 and 2002 under Scenario I. Under the more conservative Scenario II, this analysis showed that, after factoring in the Expected Combination Benefits, the merger would result in somewhat lower accretion to Bell Atlantic's projected earnings per share for each of the three years analyzed. In addition, the Bell Atlantic financial advisors analyzed the pro forma financial impact of the merger on holders of Bell Atlantic common stock under Scenario II case assumptions and excluding the effects of the Expected Combination Benefits; under these assumptions the merger would result in moderate dilution to Bell Atlantic's projected earnings per share for each of the three years analyzed.

   Illustrative Bell Atlantic Shareholder Value Analysis. The Bell Atlantic financial advisors analyzed various possible illustrative pro forma impacts of the merger on the value of a share of Bell Atlantic common stock. This analysis applied a range of illustrative price/earnings multiples to the pro forma 1999 earnings per share of the combined company based on the Projections and assuming various levels of pre-tax synergies. The illustrative price/earnings multiples, calculated using the Projections and closing stock prices as of July 24, 1998, ranged from 15.1x, the market multiple for Bell Atlantic's stand-alone 1999 earnings per share, to 16.6x, the market multiple for GTE's stand-alone 1999 earnings per share. Based on these assumptions, the Bell Atlantic financial advisors calculated that the illustrative pro forma value of a share of Bell Atlantic common stock ranged from a low of $44.30 (assuming Bell Atlantic's stand-alone price/earnings multiple of 15.1x and no synergies) to a high of $56.32 (assuming GTE's price/earnings multiple of 16.6x and $2.0 billion of pre-tax synergies). The Bell Atlantic financial advisors noted that the blended price/earnings multiple of GTE and Bell Atlantic (calculated as the income-weighted average of the respective stand-alone price/earnings multiples of GTE and Bell Atlantic) of 15.8x and a range of assumed synergies from zero to $2.0 billion resulted in a range of illustrative stock prices of the combined company from $46.18 to $53.29, as shown below:

                                                                              Expected Synergies:
                         Expected Synergies: $0                                   $2 billion
                         ----------------------                               -------------------
   15.1x price/earnings
    multiple                     $44.30         15.8x price/earnings multiple       $53.29
   15.8x price/earnings
    multiple                     $46.18         16.6x price/earnings multiple       $56.32

   The Bell Atlantic financial advisors also noted that the illustrative stock prices of the combined company of $44.30, $56.32, $46.18 and $53.29 would respectively represent increases (decreases) of (2.0%), 24.6%, 2.2% and 17.9% from the July 24, 1998 closing price of $45.19 for Bell Atlantic common stock.

   In performing their analyses, the Bell Atlantic financial advisors did not express any opinion as to the price or range of prices at which Bell Atlantic common stock may trade subsequent to the consummation of the merger. The prices at which Bell Atlantic common stock ultimately trades in the stock market will be determined by a variety of quantitative and qualitative factors (for example, the price/earnings multiple at which Bell Atlantic common stock is actually valued by potential investors, which may be significantly more or less favorable than the illustrative ranges of price/earnings multiples used by the Bell Atlantic financial advisors for their analytical purposes and the level of synergies ultimately anticipated by the stock market), none of which can be predicted.

   Total Return Analysis. The Bell Atlantic financial advisors also compared GTE and Bell Atlantic managements' estimates of dividends per share and projected earnings per share compound annual growth rates for GTE and Bell Atlantic from 1999 through 2003 to such managements' estimates of pro forma dividends per share and projected earnings per share compound annual growth rates of the combined company from 1999 through 2003. Based on the foregoing, and using the assumptions of Scenario II, the Bell Atlantic financial advisors calculated that the total return (calculated as the sum of the projected five-year earnings per share compound annual growth rates plus dividend yield) of the combined company for pre-merger holders of Bell Atlantic common stock would be 18.2% after factoring in the Expected Combination Benefits, compared with a 16.8% estimated total return for holders of Bell Atlantic common stock on a stand-alone basis.

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of the Bell Atlantic financial advisors, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bell Atlantic financial advisors' opinions. The Bell Atlantic financial advisors did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Bell Atlantic financial advisors' opinions. In arriving at their respective opinions, the Bell Atlantic financial advisors each considered the results of their separate analyses and did not attribute particular weight to any one analysis or factor considered by such firm. The analyses performed by the Bell Atlantic financial advisors, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of the Bell Atlantic financial advisors' analyses of the fairness, from a financial point of view, of the exchange ratio to Bell Atlantic and, accordingly, to the holders (other than GTE and its affiliates) of Bell Atlantic common stock.

 Fee Arrangements

   Pursuant to the terms of its engagement letters with Bear Stearns and Merrill Lynch, Bell Atlantic has agreed to pay $7.5 million to each of Bear Stearns and Merrill Lynch in connection with the delivery of the Bell Atlantic financial advisors' opinions. In addition, Bell Atlantic has agreed to reimburse the Bell Atlantic financial advisors for all reasonable out-of-pocket expenses incurred by them in connection with the merger, including reasonable fees and disbursements of their respective legal counsels. Bell Atlantic has also agreed to indemnify the Bell Atlantic financial advisors against certain liabilities in connection with their respective engagements, including certain liabilities under the federal securities laws.

   Both Bear Stearns and Merrill Lynch have previously rendered certain investment banking and financial advisory services to both GTE and Bell Atlantic. Merrill Lynch served as Bell Atlantic's financial advisor and Bear Stearns served as NYNEX's financial advisor in connection with the Bell Atlantic-NYNEX merger, for which they received customary compensation. In addition, Bear Stearns served as financial advisor to GTE when GTE pursued the acquisition of MCI, for which it received customary compensation. The Senior Executive Vice President and Chief Financial Officer of Bell Atlantic is a member of the board of directors of The Bear Stearns Companies Inc., Bear Stearns' parent company. In the ordinary course of their businesses, Bear Stearns and Merrill Lynch may actively trade the securities of Bell Atlantic and/or GTE for their own accounts and for accounts of their customers and, accordingly, either or both firms may at any time hold a long or short position in such securities. One or both of the Bell Atlantic financial advisors may provide financial advisory and financing services to the combined company and/or its affiliates and may receive fees for the rendering of such services.

Accounting Treatment

   GTE and Bell Atlantic intend that the merger will be accounted for in accordance with the pooling of interests method of accounting under Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants. Under this accounting method, the assets and liabilities of GTE and Bell Atlantic will be carried forward to the combined company at their historical recorded bases. Results of operations of the combined company will include the results of both GTE and Bell Atlantic for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for the combined company. Approvals by federal and state regulatory agencies are required before we can complete the merger. While the pooling of interests method of accounting normally requires a merger to be completed within one year of the date of initiation of the transaction, we expect that this condition will still be considered to be met since any delay will be beyond our control due to proceedings of a governmental authority. For a further discussion of the individual regulatory approvals required to complete the merger, see "The Merger Transaction--Regulatory Approvals" in this Chapter I.

Material Federal Income Tax Consequences

   The following general discussion constitutes the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Bell Atlantic, and O'Melveny & Myers LLP, counsel to GTE, subject to the qualifications set forth below and contained herein, as to material federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect, and assumes that the merger will be consummated in the manner described in this joint proxy statement and prospectus and in accordance with the merger agreement (without amendment). This discussion does not address all aspects of federal income taxation that may be important to a shareholder in light of the shareholder's particular circumstances. It also does not apply to those shareholders subject to special rules, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, shareholders who acquired their GTE common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or shareholders who hold their GTE shares as part of a straddle or conversion transaction. This discussion assumes that GTE shareholders hold their respective shares of stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

   The obligations of GTE and Bell Atlantic to complete the merger are conditioned on the delivery of opinions dated the date of completion of the merger: (1) to Bell Atlantic from Skadden, Arps, Slate, Meagher & Flom LLP reissuing the opinion of Skadden, Arps, Slate, Meagher & Flom LLP stated in this discussion and (2) to GTE from O'Melveny & Myers LLP reissuing the opinion of O'Melveny & Myers LLP stated in this discussion. The opinions of counsel contained in this discussion and to be delivered at the completion of the merger assume the absence of changes in existing facts and may rely on assumptions, representations and covenants including those contained in certificates of officers of Bell Atlantic, GTE and others. These opinions neither bind the Internal Revenue Service nor preclude it from adopting a contrary position, and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated.

   Subject to the qualifications set forth herein, in the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Bell Atlantic, and O'Melveny & Myers LLP, counsel to GTE, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly:

 Tax Implications to Bell Atlantic Shareholders

   Current holders of Bell Atlantic common stock will not recognize any gain or loss for federal income tax purposes as a result of the merger or the Bell Atlantic merger proposal.

 Tax Implications to GTE Shareholders

   Except as discussed below, (1) no gain or loss will be recognized for federal income tax purposes by holders of GTE common stock whose GTE common stock is converted into combined company common stock in the merger except to the extent they receive cash instead of a fraction of a share and (2) the aggregate tax basis of combined company common stock received as a result of the merger will be the same as the shareholder's aggregate tax basis in the GTE common stock converted in the merger (reduced by any tax basis allocable to cash received instead of a fraction of a share). The holding period of the combined company common stock that a former GTE shareholder receives as a result of the conversion will include the period during which the shareholder held the GTE common stock. If a GTE shareholder receives cash instead of a fraction of a share of the combined company common stock, the shareholder will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the share of GTE common stock allocable to the fraction of a share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the share of GTE common stock has been held for more than one year at the time the merger is effective.

   Pursuant to the merger agreement, GTE will pay any transfer taxes incurred as a result of a change in ownership of GTE, including transfer taxes that under applicable law may be the primary liability of GTE shareholders. Although the matter is not free from doubt, the payment by GTE of transfer taxes for which GTE shareholders are primarily liable, if any, may be treated for federal income tax purposes as a deemed distribution by GTE to GTE shareholders, which would be taxable as a dividend.

 Tax Implications to Bell Atlantic, GTE and Beta Gamma

   No gain or loss will be recognized for federal income tax purposes by Bell Atlantic, GTE or Beta Gamma as a result of the merger or the Bell Atlantic merger proposal.

   This discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, except for the discussion of transfer taxes above, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger or the Bell Atlantic merger proposal. This discussion does not address the tax consequences of any transaction other than the merger and the Bell Atlantic merger proposal. Accordingly, you are strongly urged to consult with your tax advisor to determine your particular federal, state, local or foreign income or other tax consequences resulting from the merger and the Bell Atlantic merger proposal.

Regulatory Approvals

   Before the merger can be completed, we must receive the approvals of governmental agencies. It is possible that the authorities may seek various concessions as conditions for granting approval. However, we are not required to take any steps in connection with obtaining these approvals that would reasonably be expected to have a Material Adverse Effect on either of us or the combined company. We may choose to complete the merger without some approvals or consents which would not have a Material Adverse Effect on either of us or the combined company if they were not received. Under particular circumstances, the termination date will be extended if the merger cannot be completed because required consents have not been obtained. See "Summary of the Merger Agreement--Conditions in the Merger Agreement" and "Termination" in this Chapter I for a discussion of those circumstances. We cannot be certain that we will obtain the required regulatory approvals within the time frame contemplated by the merger agreement or on terms that are satisfactory to us.

 Antitrust

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules of the Federal Trade Commission, we cannot complete the merger until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. We filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division in August 1998. In September 1998, we received requests from the Antitrust Division for additional information relating to the merger. In December 1998, we certified substantial compliance with the Antitrust Division's request for additional information and in January 1999, the waiting period ended. The Department of Justice is continuing to evaluate the merger. As with any merger, the Antitrust Division has the authority to challenge the merger on antitrust grounds before or after the merger is completed. The merger is also subject to antitrust review under state law in some of the states in which we provide telephone service. At any time before or after the merger is completed, the Federal Trade Commission, the Department of Justice or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to require divestiture of substantial assets of GTE or Bell Atlantic.

 FCC Approvals

   The Federal Communications Commission must approve the transfer of control to Bell Atlantic of GTE's subsidiaries holding Federal Communications Commission licenses and authorizations. The Federal Communications Commission must decide whether Bell Atlantic is qualified to control these licenses and authorizations, and whether the transfer is consistent with the public interest, convenience and necessity. The Federal Communications Commission will examine, among other things, the competitive effects of the merger and other public interest benefits and alleged harms. We believe that the applications that we have filed with the Federal Communications Commission demonstrate that the proposed transaction satisfies these standards.

   Bell Atlantic's ability to provide long distance service is presently limited by the terms of the Telecommunications Act of 1996. Under the Telecommunications Act of 1996, each of Bell Atlantic's telephone companies must demonstrate to the Federal Communications Commission that it has satisfied specific requirements before Bell Atlantic will be permitted to offer long distance services originating within that telephone company's jurisdiction. The telephone company must comply with a 14-point "competitive checklist," which includes steps to help competitors offer local services, whether through resale of the telephone company's service, purchase of network elements from the telephone company, or use of the competitors' own networks. Bell Atlantic must also demonstrate to the Federal Communications Commission that its entry into the long distance market would be in the public interest.

   Bell Atlantic expects to file in the second quarter of 1999 an application with the Federal Communications Commission for permission to offer long distance service originating in New York State. Bell Atlantic hopes to begin offering this service in the third quarter of 1999. Following Bell Atlantic's application for New York, Bell Atlantic expects next to file applications with the Federal Communications Commission for Pennsylvania, Massachusetts, New Jersey, Virginia and Maryland and, subsequently, for its remaining states. The timing of Bell Atlantic's long distance entry in each of its 14 telephone company jurisdictions depends on the receipt of Federal Communications Commission approval.

   The U.S. Supreme Court has recently upheld the Federal Communications Commission's authority to establish rules implementing key provisions of the Telecommunications Act of 1996. In particular, the Supreme Court held that the Federal Communications Commission may require incumbent local exchange carriers, such as Bell Atlantic and GTE, to provide competitors a pre-assembled network platform at substantially reduced prices or to combine network elements for competitors. However, the court directed the Federal Communications Commission to determine, consistent with the requirements of the Telecommunications Act of 1996, which network elements must be made available. In addition, the U.S. Court of Appeals will now consider our challenge of the Federal Communications Commission's rules for pricing of network elements and interconnection. Bell Atlantic expects, but cannot assure, that the timing of its long distance applications will not be affected by further proceedings pending before the Federal Communications Commission and the Court of Appeals.

   GTE, which is not subject to the long distance provisions of the Telecommunications Act of 1996, currently provides long distance services throughout the United States, including long distance services that originate in Bell Atlantic's telephone company jurisdictions. Upon completion of the merger, GTE will be considered an affiliate of Bell Atlantic. Accordingly, we cannot complete the merger until we receive the appropriate Federal Communications Commission approvals or waivers, unless we are able to design a satisfactory interim structure consistent with Federal Communications Commission requirements or obtain other relief. We cannot be certain whether the Federal Communications Commission will grant any approval or waiver.

 State Regulatory Approvals

   We have made regulatory filings with the public utility commissions in each of the 50 states and the District of Columbia. We believe that pre-merger approvals are not required in some of the states where GTE or Bell Atlantic have operations, but these states could attempt to assert jurisdiction. Where we have applied for approval, the governing legal standard varies from state to state, but generally requires a showing that the merger is consistent with the public interest. As part of that standard, these state regulatory commissions may look at the impact of the merger on competition and on the customers and employees of the local telephone company.

   California and Illinois state laws require proceedings to determine whether a portion of the net savings resulting from a merger of a public utility in those states must be allocated to customers. GTE has operations in those states, and the merger is subject to those proceedings. The California Public Utilities Code requires that the California Public Utilities Commission allocate equitably the short- and long-term forecasted net savings of the merger between shareholders and customers, with customers receiving not less than 50% of any net savings, before it authorizes a change of control as contemplated by the merger. The California Public Utilities Commission's determination of forecasted net savings is limited to services over which it exercises ratemaking authority. The California Public Utilities Commission is not required to use any particular method for assuring that customers receive any forecasted net savings and, in markets where competition exists, the California Public Utilities Commission can rely on competition to assure that the net savings flow to consumers. Illinois law provides that the Illinois Commerce Commission cannot approve a reorganization of the type contemplated by the merger without ruling on the allocation of net savings resulting from it, and on whether the reorganizing companies should be allowed to recover the costs of such reorganization.

   More than one-half of the state commissions have approved or declined to review the merger. On March 31, 1999, the State Corporation Commission of Virginia disapproved and dismissed, without prejudice, our joint petition for approval of the merger, stating that it expects us to refile our application and specifying additional information which we must submit to demonstrate that service to the public at just and reasonable rates will not be jeopardized as a result of the merger. We will make the necessary filing in a timely manner.

 International Regulation

   In October 1998, Poland's Office For Competition and Consumers Protection issued a statement of no objection to the merger, and the Canadian Government issued a ruling indicating insufficient grounds to challenge the merger. In March 1999 we made a filing with the Federal Competition Commission in Mexico, and we expect that it will approve the merger. We believe that no other international approvals are required.

Conflicts Created by Overlaps of Domestic Wireless Properties; Potential
Solutions

   GTE's domestic wireless operations cover approximately 62 million potential cellular and personal communications services customers. The operations of Bell Atlantic's cellular subsidiary cover more than 56 million potential wireless customers. PrimeCo Personal Communications, L.P., in which Bell Atlantic has a one-half interest, has personal communications services operations covering more than 56 million additional potential wireless customers.

   GTE and Bell Atlantic cellular operations currently compete with each other in several markets covering a total of approximately one million potential wireless customers. Federal law currently does not permit one company to control two cellular licensees serving the same cellular geographic service area. Accordingly, we expect that on or after the date the merger becomes effective, we will dispose of one of the cellular properties and licenses in each of these markets.

   GTE owns cellular operations in a number of markets where PrimeCo operates, covering a total of approximately 15 million potential wireless customers. Federal Communications Commission regulations currently limit the amount of licensed "spectrum"--the electromagnetic frequencies used for wireless communications--that a company may control in one market. Following the merger, the combined company's spectrum ownership in those markets would exceed the current Federal Communications Commission spectrum limits. In November 1998, the Federal Communications Commission issued a Notice of Proposed Rulemaking to review its spectrum limits, stating that it is considering several options, including a modification or elimination of these limits. We do not yet know whether, or to what extent, the combined company will have to dispose of wireless properties that overlap with PrimeCo properties in order to reduce its spectrum ownership.

   In 1994, Bell Atlantic and AirTouch Communications, Inc., the other owner of PrimeCo, entered into agreements to form PrimeCo and another partnership to coordinate their wireless operations. Those agreements contain certain so-called "non-compete" provisions that by their terms would prohibit either partner from acquiring wireless properties in wireless markets in which the other has an interest or in which PrimeCo has an interest. GTE owns cellular licenses in a number of markets, covering a total of approximately 22 million potential wireless customers, where AirTouch has wireless operations. Bell Atlantic considers the "non-compete" provisions unenforceable to the extent that they prohibit competition outside the territories where PrimeCo operates. In January 1999, Bell Atlantic and GTE filed suit against AirTouch in federal court seeking injunctive relief, as well as an order declaring the "non-compete" provisions void as invalid restraints on trade in violation of federal and state law insofar as they prohibit competition outside the territories where PrimeCo operates. In February 1999, AirTouch filed counterclaims seeking damages and enforcement of the provisions. Although counsel, Kellogg, Huber, Hansen, Todd & Evans, P.L.L.C., have not expressed a view concerning the likely outcome of the litigation, they have advised Bell Atlantic and GTE that, in their view, based on the facts as set forth in Bell Atlantic's and GTE's complaint, the "non-compete" provisions, insofar as they purport to prohibit competition outside the territories where PrimeCo operates, constitute invalid and unenforceable restraints of trade under federal antitrust laws. Accordingly, we do not currently expect that we will have to dispose of any GTE cellular properties outside the territories where PrimeCo operates, except those GTE cellular properties that compete with Bell Atlantic cellular properties.

   However, in the unlikely event that AirTouch were able to enforce the "non-compete" provisions to prohibit competition outside the territories where PrimeCo operates, we would have to dispose of some GTE cellular properties outside the territories where PrimeCo operates, and the dispositions could impair our ability to account for the merger as a pooling of interests. Under the merger agreement, we have agreed that, if, as a result of those dispositions, it is determined that the merger could not be accounted for as a pooling of interests, we would still be obligated to complete the merger. In that case, we would seek our shareholders' approval with a new joint proxy statement and prospectus, describing the merger accounted for as a purchase rather than a pooling. In such an event, the completion of the merger could be delayed or prevented.

   Upon the completion of AirTouch's merger with Vodafone Group PLC, Bell Atlantic intends to exercise its option to dissolve PrimeCo and divide PrimeCo's personal communications services properties with AirTouch following procedures contained in the PrimeCo partnership agreement. Depending on the timing of that dissolution, the "non-compete" provisions described above, insofar as they prohibit competition between Bell Atlantic and PrimeCo properties, may require the combined company to dispose of GTE cellular properties and licenses in markets in which PrimeCo operated.

   The PrimeCo partnership agreement also generally requires each PrimeCo owner to first offer PrimeCo any personal communications services property that the owner wishes to acquire. GTE owns personal communications services licenses in a number of markets, covering a total of approximately 8.6 million potential wireless customers.

   We are exploring a number of alternatives for resolving or eliminating regulatory or other conflicts relating to our wireless operations. These alternatives include, in addition to the AirTouch litigation and dissolution of PrimeCo following the AirTouch-Vodafone merger, sales of wireless properties, exchanges with third parties for other wireless properties which would not raise conflict issues, re-negotiation of applicable contractual provisions, reduction of spectrum ownership and other transactions.

No Appraisal Rights

   Under the law of New York, where GTE is incorporated, holders of GTE common stock are not entitled to appraisal rights in connection with the merger because GTE common stock is listed on a national securities exchange.

   Under the law of Delaware, where Bell Atlantic is incorporated, Bell Atlantic shareholders are not entitled to appraisal rights in connection with the merger or the related transactions because they will continue to hold their shares after the merger.

GTE Shareholder Lawsuits Challenging the Merger

   Between July 28, 1998, and August 18, 1998, plaintiffs alleging themselves to be GTE shareholders filed fourteen lawsuits in the Supreme Court of the State of New York, New York County against GTE and the members of the GTE Board of Directors. These lawsuits have been consolidated into a single class action in the Supreme Court of the State of New York. The consolidated complaint alleges that GTE and the GTE Board of Directors breached their fiduciary duties to GTE shareholders in approving the merger. The complaint alleges that GTE shareholders will not receive adequate compensation for their shares of GTE common stock pursuant to the merger agreement. The complaint seeks one or more of the following remedies:

  . to preliminarily and permanently enjoin completion of the merger;

  . to rescind the merger if it is completed; or

  . to recover compensatory damages if the merger is completed and not rescinded.

   The complaint names Bell Atlantic as a defendant and alleges that Bell Atlantic aided and abetted the purported breaches of fiduciary duties. We have filed a motion to dismiss the complaint based on our position that the complaint does not state a legal claim and GTE's position that the actions taken by GTE's Board of Directors in connection with the merger did not breach any fiduciary duty owed to GTE's shareholders. We intend to defend the lawsuit vigorously.

                       COMPARATIVE PER SHARE MARKET PRICE
                            AND DIVIDEND INFORMATION

   We are providing you with the reported high and low sale prices of GTE common stock and Bell Atlantic common stock as reported on the New York Stock Exchange's Composite Transactions Tape for each calendar quarter during the last three years.

   GTE common stock and Bell Atlantic common stock are listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and various foreign exchanges. Bell Atlantic common stock is also listed on the Philadelphia Stock Exchange and the Boston Stock Exchange. The GTE ticker symbol on the New York Stock Exchange is "GTE". The Bell Atlantic ticker symbol on the New York Stock Exchange is "BEL".

                                                             Bell Atlantic
                                   GTE Common Stock          Common Stock*
                                ----------------------- -----------------------
                                Market Price    Cash    Market Price    Cash
                                ------------- Dividends ------------- Dividends
                                 High   Low   Declared   High   Low   Declared
                                ------ ------ --------- ------ ------ ---------
1997
 First Quarter................. $49.38 $43.13   $.47    $35.69 $29.63   $ .37
 Second Quarter................  47.50  41.13    .47     39.13  28.38     .37
 Third Quarter.................  48.38  42.88    .47     40.81  34.00    .385
 Fourth Quarter................  52.25  40.50    .47     45.88  37.38    .385
1998
 First Quarter................. $60.50 $47.94   $.47    $53.00 $42.38   $.385
 Second Quarter................  64.38  55.25    .47     51.63  44.69    .385
 Third Quarter.................  58.69  46.56    .47     50.44  40.44    .385
 Fourth Quarter................  71.81  53.94    .47     61.19  47.75    .385
1999
 First Quarter................. $69.75 $57.00   $.47    $60.44 $50.63   $.385
 Second Quarter (through April
  9, 1999)..................... $65.00 $59.50    --     $55.94 $50.94     --

--------
 * Adjusted to reflect a two-for-one stock split on June 1, 1998.

   On July 27, 1998, the last full trading day prior to the public announcement of the proposed merger, the closing prices on the New York Stock Exchange Composite Transactions Tape were $55.75 per share of GTE common stock and $45.00 per share of Bell Atlantic common stock. On April 9, 1999, the closing price on the New York Stock Exchange Composite Transactions Tape was $64.31 per share of GTE common stock and $55.88 per share of Bell Atlantic common stock. We urge you to obtain current market quotations before voting your shares. Because the exchange ratio is fixed in the merger agreement, the market value of the shares of Bell Atlantic common stock that holders of GTE common stock will have the right to acquire on the date the merger becomes effective may vary significantly from the market value of the shares of Bell Atlantic common stock that holders of GTE common stock would receive if the merger was completed on the date of this joint proxy statement and prospectus. Similarly, the aggregate market value of the shares of GTE common stock that Bell Atlantic will acquire on the date the merger is effective may vary significantly from the aggregate market value of the shares of GTE common stock on the date of this joint proxy statement and prospectus.

   Bell Atlantic currently pays dividends at a rate of $1.54 per share each year, and GTE currently pays dividends at a rate of $1.88 per share each year. The dividend policy of the combined company will be determined by its board of directors following the merger. We expect the initial annualized dividend rate to be at least $1.54 per share each year. Since GTE shareholders will receive
1.22 shares of combined company common stock in the merger for each share of GTE common stock they own, this dividend would be nearly identical to the dividend that GTE shareholders now receive.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements are presented assuming that the merger will be accounted for as a pooling of interests. Under this method of accounting, the companies are treated as if they had always been combined for accounting and financial reporting purposes. These unaudited pro forma financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes of GTE and Bell Atlantic, which have been incorporated by reference into this joint proxy statement and prospectus. The unaudited pro forma financial information is presented for illustration purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. The information does not necessarily indicate the future operating results or financial position of the combined company.

   We prepared the unaudited pro forma financial data by adding or combining the historical amounts of each company and adjusting the combined amounts for significant differences in accounting methods used by each company. These adjustments are described in the accompanying notes to the financial statements. We prepared the unaudited pro forma combined condensed balance sheet by combining the balance sheets of GTE and Bell Atlantic at December 31, 1998, giving effect to the merger as if it had occurred on December 31, 1998. The unaudited pro forma combined condensed statements of income give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of GTE and Bell Atlantic for each year in the three-year period ended December 31, 1998. The terms of the merger specify that each share of GTE common stock will be converted into the right to receive 1.22 shares of combined company common stock. This exchange ratio was used in computing certain of the pro forma adjustments and in computing share and per share amounts in the accompanying unaudited pro forma financial information.

   As a result of the merger, the combined company will incur direct incremental and transition costs, currently estimated at $1.6 billion to $2.0 billion, in connection with completing the transaction and integrating the operations of GTE and Bell Atlantic. These costs consist principally of systems modification costs, costs associated with the elimination and consolidation of duplicate facilities, employee severance and relocation resulting from the merger, branding, compensation arrangements, and professional and registration fees. While the exact timing, nature and amount of these costs is subject to change, we anticipate that the combined company will record a charge of approximately $375 million for direct incremental costs in the quarter in which the merger is completed. This estimated charge is comprised of the following amounts:

      Direct Incremental Costs                             (Dollars in millions)
      ------------------------                             ---------------------
      Compensation arrangements...........................         $ 206
      Professional services...............................            85
      Shareowner-related costs............................            32
      Registration and other regulatory costs.............            27
      Other costs.........................................            25
                                                                   -----
        Total.............................................         $ 375
                                                                   =====

The direct incremental merger-related costs have been reflected as an increase to other current liabilities and the after-tax cost of this anticipated charge (approximately $310 million) has been reflected as a reduction in reinvested earnings in the unaudited pro forma combined condensed balance sheet as of December 31, 1998.

   Transition costs of $1.2 billion to $1.6 billion, to be incurred over the three years following the completion of the merger, are not reflected in the unaudited pro forma financial information. The transition costs are comprised of the following estimated amounts:

                                                          (Dollars in millions)
                                                          ----------------------
                                                               Cost Range
                                                          ----------------------
Transition Costs                                             Low        High
----------------                                          ---------- -----------
Severance and relocation................................. $      560 $      650
Systems integration......................................        375        525
Branding.................................................        150        200
Real estate consolidation................................         75        125
Staff integration and training...........................         65        125
                                                          ---------- ----------
  Total.................................................. $    1,225 $    1,625
                                                          ========== ==========

Although the precise timing of the transition costs is uncertain, we expect that approximately one-half of these costs will be incurred in the first 12 months following the closing of the merger, one-third will be incurred in the second succeeding 12-month period and the remainder will be incurred in the third succeeding 12-month period following the closing of the merger.

   The unaudited pro forma financial data also does not include: (a) any of the anticipated revenue increases, or expense or capital savings resulting from the integration of the operations of GTE and Bell Atlantic; (b) any costs incurred, consideration received, or dispositions made in connection with actions that may be taken regarding certain overlapping wireless properties as a result of regulatory or contractual issues associated with the merger; or (c) any dispositions required as a result of regulatory or contractual requirements.

   On January 31, 1999, BC TELECOM Inc., a majority-owned subsidiary of GTE, merged with TELUS Corporation to create a growth-oriented telecommunications company. The merged company is called BCT.TELUS Communications Inc. Under the terms of the merger agreement, GTE's ownership interest in the merged company is approximately 27%. Accordingly, during the first quarter of 1999, GTE will deconsolidate BC TELECOM and account for its investment in BCT.TELUS under the equity method of accounting. The pro forma financial information that follows has not been adjusted to reflect this transaction, which would not have a material effect on the net income of the combined company. As a result of the transaction, GTE expects to record a one-time, after-tax gain of approximately $300 million during the first quarter of 1999. This gain will be partially offset by charges related to cost-cutting initiatives within GTE's national operations unrelated to the merger and the early retirement of long-term debt. GTE expects that these charges as currently estimated will be approximately $150 million to $225 million after-tax and will include $100 million to $150 million after-tax related to the separation of 2,500 to 3,500 GTE employees and associated facilities costs. The cost of these actions is not included in the transition costs described above.

   Additionally, during 1998 GTE committed to a plan to sell some of its business operations, including GTE Government Systems, a supplier of government and defense communications systems; GTE Airfone, a provider of aircraft-passenger telecommunications; and approximately 1.6 million non-strategic telephone access lines in thirteen states. In 1998, GTE Government Systems and GTE Airfone generated revenues of approximately $1.6 billion and operating income of approximately $160 million. Due to the centralized manner in which GTE's local telephone companies are managed and the fact that the lines to be sold represent portions of states rather than entire operating companies, revenues and operating income applicable to the lines to be sold are not readily determinable. The 1.6 million telephone access lines held for sale represent approximately 7% of the average domestic lines that GTE had in service during 1998. GTE's goal is to complete these asset sales during 1999 and 2000. The pro forma financial information that follows has not been adjusted to reflect these potential transactions.

   On April 5, 1999, GTE announced that it would acquire Ameritech's wireless properties in Chicago, St. Louis and central Illinois. GTE will pay $3.27 billion in cash for the properties, which include 1.7 million subscribers and more than 11 million potential wireless customers. These properties will be 93% owned by GTE and 7% owned by Davenport Cellular Communications LLC, a company wholly-owned by Georgetown Partners. This transaction is expected to be slightly dilutive to GTE's earnings per share in the first year and the dilution for the combined company on a pro forma basis would be insignificant. The pro forma information that follows has not been adjusted to reflect this transaction. On a pro forma basis, the annual revenues and operating income for the properties to be acquired represent approximately 3% and 2% of 1998 consolidated revenues and operating income for GTE and the combined company, respectively. This purchase will initially be financed with debt, but GTE plans to pay down this debt with the more than $3 billion that GTE expects to generate from the previously announced sale of non-strategic assets.

                                COMBINED COMPANY

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               December 31, 1998
                                  (Unaudited)

                               Historical   Historical  Pro Forma      Pro Forma
                              Bell Atlantic    GTE     Adjustments     Combined
                              ------------- ---------- -----------     ---------
                                          (Dollars in Millions)
Assets
Current assets
  Cash and temporary cash
   investments..............     $ 1,023     $   657     $              $ 1,680
  Receivables, net..........       6,560       4,785                     11,345
  Other current assets......       1,499       1,339          65  3(e)    2,903
                                 -------     -------     -------        -------
    Total current assets....       9,082       6,781          65         15,928
                                 -------     -------     -------        -------
Property, plant and
 equipment--net.............      36,816      24,866        (202) 3(d)   61,480
Investments in
 unconsolidated businesses..       4,276       2,210                      6,486
Other assets................       4,970       9,758                     14,728
                                 -------     -------     -------        -------
Total assets................     $55,144     $43,615     $  (137)       $98,622
                                 =======     =======     =======        =======
Liabilities and shareowners'
 investment
Current liabilities
  Debt maturing within one
   year.....................     $ 2,988     $ 4,148     $              $ 7,136
  Accounts payable and
   accrued liabilities......       6,105       5,209                     11,314
  Other current
   liabilities..............       1,438         998         375  3(b)    2,811
                                 -------     -------     -------        -------
    Total current
     liabilities............      10,531      10,355         375         21,261
                                 -------     -------     -------        -------
Long-term debt..............      17,646      15,418                     33,064
                                 -------     -------                    -------
Employee benefit
 obligations................      10,384       4,404                     14,788
                                 -------     -------                    -------
Deferred credits and other
 liabilities................       3,558       4,672         (77) 3(e)    8,153
                                 -------     -------     -------        -------
Shareowners' investment
  Common stock
   (2,757,203,141 shares)...         158          50          68  3(a)      276
  Contributed capital.......      13,368       7,884      (1,092) 3(a)   20,160
  Reinvested earnings.......       1,371       2,740        (310) 3(b)
                                                            (125) 3(d)    3,676
  Accumulated other
   comprehensive loss.......        (714)       (375)                    (1,089)
                                 -------     -------     -------        -------
                                  14,183      10,299      (1,459)        23,023
  Less common stock in
   treasury, at cost........         593       1,024      (1,024) 3(a)      593
  Less deferred
   compensation--employee
   stock ownership plans....         565         509                      1,074
                                 -------     -------     -------        -------
    Total shareowners'
     investment.............      13,025       8,766        (435)        21,356
                                 -------     -------     -------        -------
Total liabilities and
 shareowners' investment....     $55,144     $43,615     $  (137)       $98,622
                                 =======     =======     =======        =======

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                COMBINED COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      For the year ended December 31, 1998
                                  (Unaudited)

                               Historical       Historical      Pro Forma           Pro Forma
                             Bell Atlantic         GTE         Adjustments           Combined
                            ---------------  -------------    -------------        -----------
                          (Dollars in Millions, Except for Per Share Amounts)
Operating revenues......    $      31,566   $      25,473      $                  $      57,039
Operating expenses......           24,939          20,137              208  3(d)         45,284
                            -------------   -------------      -----------        -------------
Operating income........            6,627           5,336             (208)              11,755
Income (loss) from
 unconsolidated
 businesses.............             (415)            240                                  (175)
Other income and
 (expense), net.........              122            (161)                                  (39)
Interest expense........            1,335           1,370                                 2,705
Income taxes............            2,008           1,553              (79) 3(e)          3,482
                            -------------   -------------      -----------        -------------
Income from continuing
 operations.............            2,991           2,492             (129)               5,354
Redemption of minority
 interest...............              (30)                                                  (30)
Redemption of investee
 preferred stock........               (2)                                                   (2)
                            -------------   -------------      -----------        -------------
Income available to
 common shareowners.....    $       2,959   $       2,492      $      (129)       $       5,322
                            =============   =============      ===========        =============
Basic earnings per
 common share
Income from continuing
 operations per common
 share..................    $        1.90   $        2.59                         $        1.95
                            -------------   -------------                         -------------
Weighted average shares
 outstanding (in
 millions)..............          1,553.0           963.0            211.8  3(c)        2,727.8
                            -------------   -------------      -----------        -------------
Diluted earnings per
 common share
Income from continuing
 operations per common
 share..................    $        1.87   $        2.57                         $        1.93
                            -------------   -------------                         -------------
Weighted average
 shares--diluted (in
 millions)..............          1,578.3           968.2            212.9  3(c)        2,759.4
                            -------------   -------------      -----------        -------------

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.


                                COMBINED COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      For the year ended December 31, 1997
                                  (Unaudited)

                             Historical        Historical        Pro Forma            Pro Forma
                            Bell Atlantic         GTE           Adjustments           Combined
                         ---------------     -------------    -------------        -------------
                          (Dollars in Millions, Except for Per Share Amounts)
Operating revenues......    $      30,194   $      23,260      $                  $      53,454
Operating expenses......           24,853          17,649              111  3(d)         42,613
                            -------------   -------------      -----------        -------------
Operating income........            5,341           5,611             (111)              10,841
Income (loss) from
 unconsolidated
 businesses.............             (124)            217                                    93
Other income and
 (expense), net.........               (3)           (175)                                 (178)
Interest expense........            1,230           1,235                                 2,465
Income taxes............            1,529           1,624              (42) 3(e)          3,111
                            -------------   -------------      -----------        -------------
Income from continuing
 operations.............    $       2,455   $       2,794      $       (69)       $       5,180
                            =============   =============      ===========        =============
Basic earnings per
 common share
Income from continuing
 operations per common
 share..................    $        1.58   $        2.92                         $        1.90
                            -------------   -------------                         -------------
Weighted average shares
 outstanding (in
 millions)..............          1,551.8           957.6            210.7  3(c)        2,720.1
                            -------------   -------------      -----------        -------------
Diluted earnings per
 common share
Income from continuing
 operations per common
 share..................    $        1.56   $        2.90                         $        1.89
                            -------------   -------------                         -------------
Weighted average
 shares--diluted (in
 millions)..............          1,571.1           961.9            211.6  3(c)        2,744.6
                            -------------   -------------      -----------        -------------


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.


                                COMBINED COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      For the year ended December 31, 1996
                                  (Unaudited)

                             Historical        Historical        Pro Forma            Pro Forma
                            Bell Atlantic         GTE           Adjustments           Combined
                           ---------------    -------------    -------------        -------------
                          (Dollars in Millions, Except for Per Share Amounts)
Operating revenues......    $      29,155   $      21,339      $                  $      50,494
Operating expenses......           23,076          15,851              (14) 3(d)         38,913
                            -------------   -------------      -----------        -------------
Operating income........            6,079           5,488               14               11,581
Income from
 unconsolidated
 businesses.............               14             201                                   215
Other income and
 (expense), net.........             (100)           (192)                                 (292)
Interest expense........            1,082           1,085                                 2,167
Income taxes............            1,782           1,614                5  3(e)          3,401
                            -------------   -------------      -----------        -------------
Income from continuing
 operations.............    $       3,129   $       2,798      $         9        $       5,936
                            =============   =============      ===========        =============
Basic earnings per
 common share
Income from continuing
 operations per common
 share..................    $        2.02   $        2.89                         $        2.18
                            -------------   -------------                         -------------
Weighted average shares
 outstanding (in
 millions)..............          1,546.6           968.9            213.1  3(c)        2,728.6
                            -------------   -------------      -----------        -------------
Diluted earnings per
 common share
Income from continuing
 operations per common
 share..................    $        2.00   $        2.88                         $        2.16
                            -------------   -------------                         -------------
Weighted average
 shares--diluted (in
 millions)..............          1,560.2           972.2            213.9  3(c)        2,746.3
                            -------------   -------------      -----------        -------------

    See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note 1--Reclassifications

   Reclassifications have been made to the historical financial statements to conform to the presentation expected to be used by the combined company.

Note 2--Exchange Ratio

   The terms of the merger agreement specify that each outstanding share of GTE common stock will be converted into 1.22 shares of combined company common stock. This exchange ratio was used in computing share and per share amounts in the accompanying pro forma financial information.

Note 3--Pro Forma Adjustments

   (a) A pro forma adjustment has been made to reflect the issuance of 1,181 million shares of combined company common stock in exchange for all outstanding shares of GTE common stock as per the exchange ratio stated in Note 2, above. The adjustment also reflects the cancellation of shares of GTE treasury stock, but does not reflect the impact of fractional shares.

   (b) A pro forma adjustment has been made to reflect direct incremental merger-related costs of approximately $375 million. The amount has been shown as an increase to other current liabilities and the after-tax cost of this anticipated charge (approximately $310 million) has been reflected as a reduction in reinvested earnings in the pro forma balance sheet. See "Unaudited Pro Forma Combined Condensed Financial Statements" in this Chapter I for more information related to merger-related costs.

   (c) Pro forma adjustments have been made in all periods presented to the number of weighted average shares outstanding used in the calculation of basic and diluted earnings per share. The number of weighted average shares outstanding reflects the conversion of shares and share equivalents of GTE common stock into combined company common stock in accordance with the merger agreement.

   (d) Pro forma adjustments have been made to conform GTE's accounting policies for certain computer software costs to Bell Atlantic's policies.

   (e) Pro forma adjustments have been made for the estimated tax effects of the adjustments discussed in (b) and (d) above.

   (f) There are no significant intercompany transactions between GTE and Bell Atlantic.

ADDITIONAL COMPENSATION FOR EXECUTIVE OFFICERS AS A RESULT OF THE MERGER

   A number of executive officers of GTE and Bell Atlantic, including some officers who are also directors, have employment agreements or retention incentives or are entitled to benefits under employee benefit plans as a result of the merger. Each of the employee-directors of GTE and Bell Atlantic could receive significant compensation if the merger is completed. Accordingly, the interests of these people in the merger may be different from, or greater than your interests.

   When the GTE Board of Directors approved the merger, three executive officers of GTE were members of GTE's 12-person Board of Directors: Kent B. Foster, President; Charles R. Lee, Chairman and Chief Executive Officer; and Michael T. Masin, Vice Chairman and President--International. When the Bell Atlantic Board of Directors approved the merger, six executive officers of Bell Atlantic were members of the 22-person Board of Directors: Lawrence T. Babbio, Jr., President and Chief Executive Officer--Network Group, and Chairman--Global Wireless Group; James G. Cullen, President and Chief Executive Officer--Telecom Group; Frederic V. Salerno, Senior Executive Vice President and Chief Financial Officer/Strategy and Business Development; Ivan G. Seidenberg, Vice Chairman, President and Chief Executive Officer; Raymond W. Smith, Chairman; and Morrison DeS. Webb, Executive Vice President--External Affairs and Corporate Communications. (Effective December 1, 1998, Mr. Babbio was elected President and Chief Operating Officer of Bell Atlantic, and Mr. Cullen was elected President and Chief Operating Officer of Bell Atlantic. Effective December 31, 1998, Mr. Seidenberg was elected Chairman of Bell Atlantic, and Mr. Smith retired.)

GTE Employment Agreements

   In recognition of the highly competitive environment in the telecommunications industry, the GTE Executive Compensation and Organizational Structure Committee of the Board of Directors recognizes that, from time to time, it is appropriate to enter into agreements with key members of management in order to ensure that GTE continues to retain the services of these individuals. Messrs. Lee; Foster; Masin; William P. Barr, Executive Vice President--Government and Regulatory Advocacy and General Counsel; and J. Randall MacDonald, Executive Vice President--Human Resources and Administration, will receive compensation and benefits defined below for the term of their agreements. If the executive's employment is terminated for reasons other than cause or he resigns for good reason, as defined in the employment agreement, he generally will receive the compensation and benefits provided for under the agreement as if he had not been terminated. Messrs. Lee, Foster, Masin and MacDonald have agreed not to engage in competitive activities for a specified period of time.

   There will be no duplication between those benefits provided for by these agreements and those provided by the executive severance agreements described below.

 Charles R. Lee

   GTE has entered into an employment agreement with Mr. Lee, effective January 1, 1999, that generally provides that, assuming the merger is completed, he will continue to be employed through June 30, 2002, with a two-year consulting period to follow. He will become Co-Chief Executive Officer of the combined company on the date the merger becomes effective. He will also serve as Chairman of the Board of the combined company until June 30, 2004. If the merger does not occur before June 30, 2004, however, he will remain employed as Chairman and Chief Executive Officer of GTE through that date, and he and GTE will negotiate a mutually agreeable extension. Mr. Lee's employment agreement generally provides for:

  .  an annual base salary of at least $1,250,000;

  . short and long-term bonus opportunities that are, in total, at least at the same level as the total bonus opportunities available to him immediately before he entered into the agreement;

  . a special long-term performance incentive in a target amount of $10,000,000, adjusted upward or downward based on the investment performance and growth in GTE's average earnings per share and subject to a vesting schedule over the term of the agreement; and

  . an extra year of service for each year during the term of the agreement for purposes of determining pension and certain other post-retirement benefits.

   In the event of a qualifying termination, as described under "GTE Executive Severance Agreements" in this Chapter I, Mr. Lee will receive benefits under his executive severance agreement and:

  .  the long-term performance incentive;

  . his pensionable compensation will be based on his base amount (as defined in his executive severance agreement) if that increases the amount of his pension; and

  . instead of the extra service credit provided for by his executive severance agreement, two-for-one service credit as if he had been employed through June 30, 2004.

   If Mr. Lee is terminated for cause or resigns without good reason:

  .  all salary and benefits will cease;

  .  he will forfeit all unvested compensation; and

  .  he will not receive a consulting fee.

   If Mr. Lee's employment is terminated due to death or disability:

  .  his salary and other compensation and benefits will cease;

  . he will receive two-for-one pension credit only for those years he actually worked during the term of the employment agreement; and

  . the long-term performance incentive will become payable in full immediately.

   During the consulting period described above, Mr. Lee will be an independent contractor and will no longer be entitled to the benefits generally provided to GTE employees. He will be paid a consulting fee of $250,000 per month and will be provided office space and support at GTE's expense.

 Kent B. Foster and Michael T. Masin

   GTE entered into employment agreements with Mr. Foster and Mr. Masin, effective October 1, 1998 through September 30, 2002. Each employment agreement generally provides for:

  . a guaranteed minimum base salary of not less than $899,000 for Mr. Foster and $756,000 for Mr. Masin;

  . short and long-term bonus opportunities and stock options which are generally provided to other executives at the same salary level;

  . a special long-term retention incentive of $4,500,000 for Mr. Foster and $3,500,000 for Mr. Masin, adjusted upward or downward based on investment performance, with 60% vesting after three years and the remainder vesting after four years; and

  . credit for an extra year of service for each year during the term of the employment agreement for purposes of determining pension and other post-retirement benefits.

   In the event of a qualifying termination, as described under "GTE Executive Severance Agreements" in this Chapter I, Mr. Foster and Mr. Masin will each receive benefits under his executive severance agreement and:

  .  the long-term retention incentive; and

  . instead of the two years of additional credit provided by his executive severance agreement, special pension and benefit credit provided for by his employment agreement.

   If Mr. Foster or Mr. Masin is terminated for cause or resigns without good reason, all salary and benefits will cease, and he will forfeit all unvested compensation.

   If Mr. Foster's or Mr. Masin's employment is terminated due to death or disability:

  .  his salary and other compensation and benefits will cease;

  . two-for-one pension credit will only apply to those years actually worked during the term of the employment agreement; and

  . the long-term retention incentive will become payable in full immediately.

   In addition, Mr. Masin will be considered to be fully eligible for post retirement benefits if he remains employed until September 30, 2002. Mr. Foster is already fully retirement eligible.

   When GTE initially employed Mr. Masin, it agreed to preserve the pension benefits he would have received had he remained with his former employer. Upon retiring, he will receive a single life annuity of $200,000 per year. If Mr. Masin dies, his surviving spouse will be entitled to receive the same benefit he was receiving. This annuity will be provided in addition to the pension and other post-retirement benefits described above.

   The agreements with Mr. Foster and Mr. Masin further provide that each will continue as a member of the GTE Board of Directors during the term of his agreement. While Mr. Seidenberg and Mr. Lee will serve on the board of directors of the combined company, we have not determined whether any other employees of the combined company will serve on that board of directors. Moreover, the board of directors of the combined company, in accordance with its certificate of incorporation, will determine the individuals to be nominated for election as directors. See "Directors and Management Following the Merger--Directors" in this Chapter I for additional information about the combined company board of directors.

 William P. Barr

   GTE entered into an employment agreement with Mr. Barr, effective December 1, 1997 through November 30, 2002. His agreement generally provides for:

  .  a guaranteed minimum base salary of not less than $465,000;

  . short and long-term bonus opportunities and stock options which are generally provided to other executives at the same salary level;

  . a one-time grant of an option to purchase 228,000 shares of GTE common stock that vests one-third per year over three years;

  . a one-time grant of 34,564 restricted stock units that vests over a period of five years; and

  . credit for an extra year of service for each year of employment with GTE and retirement eligibility for purposes of determining pension and other post-retirement benefits.

   If Mr. Barr dies or leaves GTE because he becomes disabled, or enters into service with the federal government or an educational organization approved by the GTE Board of Directors:

  .  he will be entitled only to the pension service credit described above;
     and

  . he will also be entitled to certain other reduced benefits as described in his employment agreement, including immediate vesting of a portion of his unvested equity-based awards (such as stock options, restricted stock units and performance-bonus awards) and certain lump sum payments of base salary and incentive compensation under the Executive Incentive Plan and the Long-Term Incentive Plan.

 J. Randall MacDonald

   GTE entered into an employment agreement with Mr. MacDonald, effective June 4, 1998 through June 3, 2001. His agreement, which will automatically renew for two additional years unless he is notified of non-renewal by GTE, generally provides for:

  .  a guaranteed minimum base salary;

  . short and long-term bonus opportunities and stock options which are generally provided to other executives at the same salary level;

  . a one-time grant of 93,000 options to purchase shares of GTE common stock, subject to vesting based on either stock price performance or service;

  . a one-time grant of 11,687 restricted stock units, subject to the same vesting schedule; and

  . credit for an extra year of service for each year during the term of the employment agreement for purposes of determining his pension and other post-retirement benefits.

   If Mr. MacDonald incurs a qualifying termination under his executive severance agreement, as described under "GTE Executive Severance Agreements" in this Chapter I, he will receive benefits under that executive severance agreement and:

  . the restricted stock units and stock options provided for under his employment agreement will immediately vest and become exercisable; and

   .  he will receive the special pension credit provided for above.

   If Mr. MacDonald is terminated for cause or resigns without good reason, all salary and benefits will cease, and he will forfeit all unvested compensation.

   If Mr. MacDonald's employment is terminated due to death or disability, his salary and other compensation and benefits will cease, and he will receive special pension credit for the years he actually worked under his agreement.

GTE Implementation and Retention Bonus Plan

   On November 3, 1998, the GTE Executive Compensation and Organizational Structure Committee of the Board of Directors approved the Implementation and Retention Bonus Plan. This plan provides incentives to employees who are critical to completing the merger or necessary to ensure the continuity and effectiveness of GTE's businesses, and who are likely targets for competitive offers from other companies. As described below, the Bell Atlantic Board of Directors has approved a similar plan.

   GTE has entered into agreements under the plan with each of its executive officers. Messrs. Lee; Foster; Masin; Thomas W. White, Senior Executive Vice President--Market Operations; Barr; and MacDonald will receive estimated cash payments equal to the following:

                                                            Implementation and
                              Name                            Retention Bonus
                              ----                          -------------------
     Charles R. Lee........................................     $4,027,000
     Kent B. Foster........................................     $2,805,000
     Michael T. Masin......................................     $2,359,000
     Thomas W. White.......................................     $1,556,000
     William P. Barr.......................................     $1,385,000
     J. Randall MacDonald..................................     $1,121,000
     Five other executive officers ranging from............ $350,000-$1,039,000

   Payment will be made in a lump-sum amount when the merger becomes effective. If the merger is not completed, some of GTE's executive officers will receive 25% of their anticipated payment under the plan.

Messrs. Lee, Foster, Masin, White, Barr and MacDonald will only receive payments under the plan if the merger is completed.

   As a result of the planned divestiture of GTE Government Systems Corporation, GTE has entered into a retention agreement with Armen Der Marderosian, Executive Vice President--Technology and Systems and President-- Government Systems Corporation. Under this agreement, he will receive a transaction completion bonus based on the financial success of the transaction.

GTE Executive Severance Agreements

   In its desire to retain key executives, GTE previously entered into executive severance agreements with eleven individuals who have served as GTE executive officers at any time since January 1, 1998. These individuals include Messrs. Lee, Foster, Masin, White, Barr, MacDonald and five other executive officers. These agreements provide benefits to be paid in the event of a qualifying termination following a change in control of GTE. A change in control will occur if:

  . any person or group of persons acquires, other than from GTE or as described below, 20% (or under limited circumstances, a lower percentage, not less than 10%) of GTE's voting power;

  . three or more directors are elected in any twelve-month period without the approval of a majority of the members of GTE's Incumbent Board (as defined in the agreements) then serving as members of the GTE Board of Directors;

  . the members of the Incumbent Board no longer constitute a majority of the GTE Board of Directors, or

  .  GTE's shareholders approve:

    -- a merger, consolidation or reorganization involving GTE;

    -- a complete liquidation or dissolution of GTE; or

    -- an agreement for the sale or other disposition of all or substantially all of the assets of GTE to any person other than a subsidiary of GTE.

   An individual who initially became a director under an agreement to avoid or settle a proxy or other election contest is not considered a member of the Incumbent Board. In addition, a director who is elected under this type of a settlement agreement is not considered a director who is elected or nominated by the Incumbent Board for purposes of determining whether a change in control has occurred. A change in control will not occur in:

  .  merger transactions in which

    -- there is at least 50% GTE shareholder continuity in the surviving corporation,

    -- at least a majority of the members of the board of directors of the surviving corporation consist of members of the GTE Board of Directors and

    -- no person owns more than 20% (or under limited circumstances, a lower percentage, not less than 10%) of the voting power of the surviving corporation following the transaction; and

  .  transactions in which GTE's securities are acquired directly from GTE.

   A change in control of GTE will occur upon approval of the GTE merger proposal by GTE shareholders.

   Any executive who is terminated for reasons other than cause or who resigns for good reason, both of which are defined under the executive severance agreements, will generally receive:

  . payment of two times the sum of the executive's base salary and annual bonus;

  .  eligibility for early retirement benefits;

  .  pension credits for the period covered by the severance payment;

  .  medical and life insurance coverage for up to two years;

  .  GTE retiree medical and life insurance; and

  .  financial and outplacement counseling.

   The executive severance agreements provide that there will be no duplication of benefits with the employment agreements described above. Some of the executive severance agreements (including the executive severance agreements with Messrs. Lee, Foster, Masin, Barr and MacDonald) also provide for an additional payment to compensate the executive for any excise tax that may be imposed by the Internal Revenue Service.

   When the GTE shareholders approve the GTE merger proposal, the executive severance agreements will continue in effect until GTE or a successor company has satisfied its obligations under those agreements. If an executive were severed from GTE through a qualifying termination on December 31, 1999, the table below shows amounts Messrs. Lee, Foster, Masin, White, Barr, MacDonald and the five other executive officers would likely receive.

                                        Base                      Special
                                       Salary    Annual Bonus     Enhanced
                Name                  Benefits     Benefits   Pension Benefits
                ----                 ----------  ------------ ----------------
Charles R. Lee...................... $2,500,000   $3,523,000     $5,181,000
Kent B. Foster...................... $1,906,000   $2,384,000     $3,156,000
Michael T. Masin.................... $1,603,000   $2,005,000     $3,723,000
Thomas W. White..................... $1,145,000   $1,198,000     $  945,000
William P. Barr..................... $1,548,000   $1,620,000     $2,719,000
J. Randall MacDonald................ $  829,000   $  848,000     $2,769,000
Five other executive officers
 ranging in value from.............. $  446,000-  $  385,000-    $  585,000-
                                     $  827,000   $  707,000     $1,770,000

   The column "Special Enhanced Pension Benefits" lists the dollar value of incremental pension benefits each executive officer would receive if his employment were terminated for reasons other than cause or if he resigns for good reason. The value of the executive's benefits already accrued through GTE's qualified pension plan is excluded.

   If Messrs. Lee, Foster, or Masin are terminated for reasons other than cause or resign for good reason, the executive will receive his full special long-term performance or retention incentives (described under "GTE Employment Agreements" in this Chapter I). These amounts are not included in this table. Also, the special enhanced pension benefit for Mr. Masin does not include the single life annuity of $200,000 per year described previously in the "GTE Employment Agreements" section in this Chapter I.

   Under his employment agreement, Mr. Barr will receive base pay and bonus for
2.92 years. This value is incorporated in the figures shown for Mr. Barr. In addition to the amounts shown for Mr. Barr in the table, he will receive foregone options (estimated to be valued at approximately $1,330,000) and a payment under the remaining long term incentive plan cycles for the term of his employment agreement (estimated to be valued at approximately $1,179,000).

GTE Long-Term Incentive Plan

   GTE executive officers are eligible to participate in the GTE Long-Term Incentive Plan. The primary purpose of this plan is to motivate executives to achieve superior long-term financial and operating performance. Under the provisions of this long-term plan, two types of grants are currently used: performance bonuses and stock options.

 Performance Bonuses

   Executive officers of GTE are eligible to receive annual grants of performance units, the value of which are determined over a cycle that is typically three years in duration. Awards for the 1997-1999 and 1998-2000 cycles are measured against targeted performance levels on key measures of financial performance. In establishing the targeted performance levels, the GTE Executive Compensation and Organizational Structure Committee of the Board of Directors considers GTE's past performance, the performance of its principal competitors, its strategic goals and its plans for implementing those goals.

   Over the period of the cycle, the performance units accrue dividends in an amount equal to the dividend paid on the equivalent number of shares of GTE common stock. The value of the units is increased or decreased based on the market price of GTE common stock and is adjusted by a performance percentage based on the financial measures noted above.

   Under the award agreements, when GTE shareholders approve the GTE merger proposal, awards for the 1997-1999 and 1998-2000 cycles become immediately non-forfeitable and payable. Each payment for an outstanding cycle will equal the average of the performance percentage for the three award cycles that were completed before the date the GTE merger proposal is approved. Projected dividends through the end of the award cycle are also included.

   Messrs. Lee, Foster, Masin, White, Barr, MacDonald and six other GTE executive officers will receive performance bonuses under this plan as shown below.

                                                          Long Term Performance
                             Name                                 Bonus
                             ----                         ---------------------
     Charles R. Lee......................................      $6,689,000
     Kent B. Foster......................................      $4,396,000
     Michael T. Masin....................................      $3,707,000
     Thomas W. White.....................................      $2,276,000
     William P. Barr.....................................      $1,895,000
     J. Randall MacDonald................................      $1,513,000
     Six other executive officers ranging from........... $317,000 - $1,284,000

   The payments shown in the table above are estimates. In developing these estimates, we have assumed a hypothetical price for GTE common stock of $65.00 per share on the date GTE shareholders approve the GTE merger proposal.

 Stock Options and Stock Appreciation Rights of GTE

   When GTE shareholders approve the GTE merger proposal, all outstanding options and related stock appreciation rights awarded prior to the announcement of the proposed merger, whether or not fully vested, will become fully exercisable. Any option or stock appreciation right that is not exercised before the date the merger becomes effective will be converted into an immediately exercisable option to purchase combined company common stock or stock appreciation rights on the terms described below.

     (1) The number of shares of combined company common stock to be subject to the new option will be equal to the product of (x) the number of shares of GTE common stock subject to the original option and (y) 1.22; and

     (2) The exercise price per share of combined company common stock under the new option will be equal to (x) the exercise price per share of the GTE common stock under the original option divided by (y) 1.22.

   The following table shows the estimated value of unvested options that will become exercisable following GTE shareholder approval of the GTE merger proposal.

                                        Number of Unvested   Aggregate Value
                 Name                      GTE Options     of Unvested Options
                 ----                   ------------------ -------------------
Charles R. Lee.........................      230,267           $2,923,000
Kent B. Foster.........................      148,201           $1,925,000
Michael T. Masin.......................      124,667           $1,622,000
Thomas W. White........................      137,768           $2,331,000
William P. Barr........................      260,401           $4,232,000
J. Randall MacDonald...................      182,401           $2,145,000
All other executive officers as a
 group.................................      421,673           $5,205,000

   Amounts shown in the table are estimates and assume a hypothetical price for GTE common stock of $65.00 per share.

GTE Equity Participation Program

   Under the GTE Equity Participation Program, executives are required to defer up to 25% of their annual bonus and long-term performance bonus in restricted stock units, i.e., phantom shares of GTE common stock priced at fair market value. These restricted stock unit deferrals are non-forfeitable. GTE grants executives matching restricted stock units on a basis of one stock unit for every four stock units deferred. The matching restricted units are forfeitable and vest after three years. The matching stock units were designed to increase GTE executives' motivation to focus on shareholder value and to compensate the executive for agreeing not to realize the economic value associated with deferred bonus amounts.

   Participants receive additional restricted stock units on each GTE dividend payment date based upon the amount of the dividend paid.

  Under the terms of the deferral regulations, all matching restricted stock units granted under the program and the additional matching units attributable to dividend equivalents will become fully vested when GTE's shareholders approve the GTE merger proposal.

   The following table shows the estimated value of the matching units which will become vested following GTE shareholder approval of the GTE merger proposal.

                                                 Number of Equity
                                               Participation Program Estimated
                      Name                         Matching RSUs       Value
                      ----                     --------------------- ----------
   Charles R. Lee.............................        19,310         $1,255,000
   Kent B. Foster.............................        12,464         $  810,000
   Michael T. Masin...........................        11,151         $  725,000
   Thomas W. White............................         6,530         $  424,000
   William P. Barr............................        36,079         $2,345,000
   J. Randall MacDonald.......................        15,834         $1,029,000
   All other executive officers as a group....        28,822         $1,873,000

   Amounts shown in the table are estimates and assume a hypothetical GTE common stock price of $65.00 per share.

   The estimated values for Messrs. Barr and MacDonald include restricted stock units awarded under the special grants described in their employment agreements.

Bell Atlantic Employment Agreements

   Bell Atlantic has entered into a five-year employment agreement with Mr. Seidenberg, effective January 1, 1999. The agreement will be amended, to the extent necessary, at the time the merger is completed to reflect Mr. Seidenberg's authority, duties and responsibilities in the combined company.

   During 1998, Bell Atlantic also entered into employment agreements with Messrs. Babbio; Cullen; Good; Salerno; Webb; Young; and Donald J. Sacco, Executive Vice President--Human Resources. The agreements are for a period of three years, except for Mr. Babbio's, which is for five years, and Mr. Sacco's, which is for two years.

   The employment agreements of Mr. Seidenberg and the other executives generally provide for:

     .  an annual base salary;

     .  an annual bonus under the Bell Atlantic Short Term Incentive Plan;

     .  an annual grant of stock options;

     .  participation in the Bell Atlantic Income Deferral Plan;

     .  a special implementation incentive relating to the merger; and

    . a retention incentive payable if the executive remains employed through the term of his agreement or for other specified periods.

   The following table shows the annual salary, maximum annual bonus, value of the annual stock option grant and other annual compensation payable to each executive under these agreements.

                                  Base      Maximum       Stock     Other Annual
             Name                Salary   Annual Bonus Option Grant Compensation
             ----              ---------- ------------ ------------ ------------
Lawrence T. Babbio............ $  750,000  $1,125,000   $1,200,000   $  684,000
James G. Cullen............... $  750,000  $1,125,000   $1,200,000   $  684,000
Alexander H. Good............. $  377,000  $  452,000   $  452,000   $  289,000
Donald J. Sacco............... $  430,000  $  516,000   $  516,000   $  334,000
Frederic V. Salerno........... $  750,000  $1,125,000   $1,200,000   $  684,000
Ivan G. Seidenberg............ $1,200,000  $2,700,000   $3,000,000   $1,439,000
Morrison DeS. Webb............ $  430,000  $  516,000   $  516,000   $  334,000
James R. Young................ $  475,000  $  570,000   $  570,000   $  370,000

   At the end of the term of their employment agreements, each of Messrs. Cullen, Good, Salerno, Webb and Young is entitled to receive a retention incentive payment. Retention incentives are also payable to each of Messrs. Babbio and Seidenberg at the end of the third, fourth and fifth years of their employment agreements. The amount of these retention incentives will vary, depending (in the case of Messrs. Babbio, Cullen, Salerno, Webb and Young) on the price of Bell Atlantic common stock, or (in the case of Mr. Seidenberg) on the earnings performance of Bell Atlantic, or (in the case of Mr. Good) on the performance of the global balanced fund under the Bell Atlantic Income Deferral Plan. The following table shows the value of each retention incentive (including the total value of the incentives payable to Messrs. Babbio and Seidenberg) as of March 31, 1999.

                                                      Retention
                            Name                      Incentive
                            ----                     -----------
         Lawrence T. Babbio......................... $ 7,397,000
         James G. Cullen............................ $ 3,170,000
         Alexander H. Good.......................... $ 1,097,000
         Frederic V. Salerno........................ $ 3,170,000
         Ivan G. Seidenberg......................... $10,040,000
         Morrison DeS. Webb......................... $ 1,057,000
         James R. Young............................. $ 1,057,000

   Each employment agreement provides that if, during the period of the agreement, Bell Atlantic terminates the executive's employment without cause, or the executive terminates his employment on grounds of "constructive discharge," the executive is entitled to receive specified payments and benefits that are substantially equivalent to the remaining payments and benefits he would have received had he remained employed through the term of his agreement. Under each agreement, except for Mr. Seidenberg's, the executive will be entitled to terminate his employment on grounds of constructive discharge following Mr. Lee's election as Chairman of the Board of the combined company.

   Upon completion of the merger, each executive will become entitled to receive an implementation incentive projected to be equal to the following amounts.

                                                  Implementation
                           Name                     Incentive
                           ----                   --------------
         Lawrence T. Babbio, Jr..................   $1,969,000
         James G. Cullen.........................   $1,969,000
         Alexander H. Good.......................   $  905,000
         Donald J. Sacco.........................   $1,032,000
         Frederic V. Salerno.....................   $1,969,000
         Ivan G. Seidenberg......................   $3,825,000
         Morrison DeS. Webb......................   $1,032,000
         James R. Young..........................   $1,140,000

   The agreements with Messrs. Babbio, Cullen, Salerno and Seidenberg further provide that each shall be nominated for election to the Bell Atlantic Board of Directors at each annual meeting of shareholders during the term of his agreement. Mr. Seidenberg's agreement also provides that he shall serve as Chairman of the Board until completion of the merger. While Mr. Seidenberg and Mr. Lee will serve on the board of directors of the combined company, we have not determined whether any other employees of the combined company will serve on that board of directors. Moreover, the board of directors of the combined company, in accordance with its certificate of incorporation, will determine the individuals to be nominated for election as directors. See "Directors and Management Following the Merger -- Directors" in this Chapter I for additional information about the combined company board of directors.

Other Bell Atlantic Agreements

   In addition to providing for merger implementation incentives under the employment agreements as described above, Bell Atlantic has entered into merger implementation and separation agreements with its other executive officers in order to provide incentives related to the completion of the merger and the integration of the companies. For some executives, the merger implementation incentive is equal to l.5 multiplied by the sum of (1) the executive's annual rate of base salary and (2) 50% of the executive's maximum bonus under the Bell Atlantic Short Term Incentive Plan. For other executives, the implementation incentive is equal to the sum of (1) the executive's annual rate of base salary and (2) 50% of the executive's maximum bonus under the Bell Atlantic Short Term Incentive Plan. For the remaining executives, the implementation incentive is equal to the executive's annual rate of base salary.

   The projected amount of the merger implementation incentive payable to these executive officers as a group is $2,849,000. If the merger is not completed, each of these executives will be entitled to a payment equal to 25% of the amount he or she would have received if the merger had occurred.

   Under the separation agreements, if the employment of an executive is terminated without cause within two years after the merger is completed, the executive will be entitled to a post-separation payment. Some executives are entitled to a post-separation payment equal to two times "pay," and the remaining executives are entitled to a post-separation payment equal to "pay." For this purpose, "pay" means the sum of (1) the executive's annual rate of base salary and (2) 50% of the executive's maximum bonus under the Bell Atlantic Short Term Incentive Plan.

                        SUMMARY OF THE MERGER AGREEMENT

   We believe this summary describes all material terms of the merger agreement. However we recommend that you read carefully the complete text of the merger agreement for the precise legal terms of the merger agreement and other information that may be important to you. The merger agreement is included in this joint proxy statement and prospectus as Appendix A.

Form of Merger

   If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, a direct, wholly-owned subsidiary of Bell Atlantic will merge with and into GTE. Bell Atlantic's corporate existence will not be affected by the merger. After the merger, GTE will be a wholly-owned subsidiary of the combined company.

Consideration to be Received in the Merger

   On the date the merger becomes effective, each issued and outstanding share of GTE common stock and all rights in respect of those shares will be converted into 1.22 shares of combined company common stock. We cannot predict the market price of the Bell Atlantic common stock on the date the merger becomes effective. Because the exchange ratio is fixed in the merger agreement, the market value of the shares of combined company common stock that holders of GTE common stock will have the right to acquire on the date the merger becomes effective may vary significantly from the market value of the shares of Bell Atlantic common stock that holders of GTE common stock would receive if the merger was completed on the date of this document. Similarly, the aggregate market value of the shares of GTE common stock that Bell Atlantic will acquire on the date the merger becomes effective may vary significantly from the aggregate market value of the shares of GTE common stock on the date of this joint proxy statement and prospectus.

Exchange of Shares

   Prior to the completion of the merger, we will appoint an exchange agent. On the date the merger becomes effective, the combined company will deposit with the exchange agent certificates representing shares of combined company common stock that will be issued in exchange for certificates representing shares of GTE common stock. Soon after the completion of the merger, the combined company will send a letter to each person who was a GTE shareholder on the date the merger becomes effective. The letter will contain instructions on how to surrender GTE stock certificates to the exchange agent and receive certificates for shares of the combined company.

   The combined company will not issue any fractions of a share resulting from the conversion, except for shares held in the GTE Shareholder Systematic Investment Plan. Instead, GTE shareholders will receive in cash the value of any fractions of a share to which they would otherwise have been entitled to receive due to the merger. This cash payment will be based on the closing price for a share of combined company common stock on the New York Stock Exchange Composite Transactions Tape on the first business day immediately following the completion of the merger.

   GTE shareholders will not be entitled to receive any dividends or other distributions payable by the combined company until they exchange their GTE stock certificates for certificates representing shares of combined company common stock. Once they deliver their GTE stock certificates to the exchange agent, the GTE shareholders will, subject to applicable laws, receive any accumulated dividends and distributions, without interest.

Treatment of GTE Stock Options and Stock Appreciation Rights

   On the date the merger becomes effective, each outstanding and unexercised option to purchase shares of GTE common stock and each stock appreciation right with respect to GTE common stock will be assumed by the combined company and converted, as the case may be, into an option to purchase shares of combined company common stock or a stock appreciation right with respect to combined company common stock. The number of shares of combined company common stock that a holder will be entitled to purchase upon exercise of such new option or stock appreciation right will be determined by multiplying the number of shares of GTE common stock subject to the original option or stock appreciation right by the exchange ratio. The exercise price for such option or stock appreciation right will equal the exercise price under the original option or stock appreciation right divided by the exchange ratio. The new option or stock appreciation right will otherwise have the same terms and conditions in effect immediately prior to the date the merger becomes effective except to the extent that such terms or conditions change in accordance with their terms as a result of the transactions relating to the merger. For a further discussion of the treatment of GTE stock options and other employee benefit plans under the merger agreement, see "Benefits Matters" and "Additional Compensation for Executive Officers as a Result of the Merger" in this Chapter I.

The Combined Company Following the Merger

   After the merger, the combined company will have its headquarters in New York, New York. GTE and Bell Atlantic are in the process of determining the name of the combined company. Since the name of a corporation is specified in the certificate of incorporation, changing the name will also require the approval of shareholders.

 Board of Directors

   From the completion of the merger until July 1, 2002, there will be an equal number of GTE Directors and Bell Atlantic Directors (each as defined below) on the combined company board of directors and on each committee of the combined company board of directors. Subject to the fiduciary duties of the directors, the combined company board of directors will nominate for election at each shareholders meeting at which directors are elected, an equal number of GTE Directors and Bell Atlantic Directors. Each director of the combined company will have a fiduciary duty to all shareholders of the combined company, regardless of whether that director is a GTE Director or a Bell Atlantic Director. If the number of GTE Directors and Bell Atlantic Directors is not equal, then the combined company board of directors will appoint people requested by the remaining members of the group that has fewer members to ensure that there will be an equal number of GTE Directors and Bell Atlantic Directors. "GTE Director" means any person serving as a director of GTE on July 27, 1998 who becomes a director of the combined company on the date the merger becomes effective and any replacement designated by the GTE Directors. "Bell Atlantic Director" means any person serving as a director of Bell Atlantic on July 27, 1998 who continues as a director of the combined company on the date the merger becomes effective and any replacement designated by the Bell Atlantic Directors.

   The combined company bylaws will contain specific provisions to ensure that this equal representation is maintained, and any amendment will require the affirmative vote of three-quarters of the entire board of directors of the combined company. As used in the combined company bylaws, the term "entire board of directors" means the total number of directors which the combined company would have if there were no vacancies.

 Succession

   The merger agreement provides that, from the date the merger becomes effective until June 30, 2002, Charles R. Lee, currently Chairman and Chief Executive Officer of GTE, will be the Chairman and Co-Chief Executive Officer of the combined company and Ivan G. Seidenberg, currently Chairman and Chief Executive Officer of Bell Atlantic, will be the President and Co-Chief Executive Officer of the combined company. Mr. Lee and Mr. Seidenberg have each entered into an employment agreement. Such agreements and the combined company bylaws set forth the terms of succession. See "Directors and Management following the Merger" in this Chapter I.

Representations and Warranties in the Merger Agreement

   In the merger agreement, we make representations and warranties to each other about our companies with respect to, among other things:
  .  due organization and good standing;
  .  capitalization, ownership of subsidiaries and other investments;
  .  corporate power;
  . absence of any breach of organizational documents or material agreements as a result of the contemplated transactions;
  . accuracy of our filings with the Securities and Exchange Commission and our financial statements;
  .  absence of specified changes;
  .  litigation and violations of law;
  . information supplied for use in this joint proxy statement and prospectus; . employee matters, labor relations, environmental matters and tax matters; and
  . required board of directors and shareholder approvals with respect to the contemplated transactions.

Conditions in the Merger Agreement

   The merger agreement contains conditions to our obligation to complete the merger. We will not be obligated to complete the merger unless:

  . Shareholder Approval. The shareholders of GTE and Bell Atlantic have approved their respective merger proposals, as described in this joint proxy statement and prospectus;

  . Legality. No federal, state or foreign statute, rule, regulation, executive order, decree, injunction or administrative order prohibits consummation of the merger or creates a Material Adverse Effect on GTE, Bell Atlantic or the combined company;

  . Hart-Scott-Rodino Act; California Public Utilities Commission. Any waiting period under the Hart-Scott-Rodino Act has expired or been terminated and the decision and order of the California Public Utilities Commission authorizing the merger and making any required determinations is final;

  . Regulatory Matters. We have obtained all approvals necessary to complete the merger which, if not obtained, would have a Material Adverse Effect on GTE, Bell Atlantic or the combined company. We will not consider that an approval has been obtained, if there is any condition related to such approval that would reasonably be expected to have a Material Adverse Effect on GTE, Bell Atlantic or the combined company;

  . Registration Statement. The registration statement relating to this joint proxy statement and prospectus is effective, and no stop order suspending effectiveness is in effect;

  . Blue Sky. Any state securities or "blue sky" approvals required in connection with the merger have been received;

  . NYSE Listing. The shares of combined company common stock issuable in the merger have been approved for listing on the New York Stock Exchange;

  . Pooling. We each have received a letter from our respective accountants to the effect that the merger will qualify for pooling of interests accounting treatment, unless steps we have taken to resolve conflicts created by overlaps of our wireless operations would prevent such treatment; and

  . Consents. We each have obtained any required third party consents or approvals necessary to complete the merger which, if not obtained, would have a Material Adverse Effect on GTE, Bell Atlantic or the combined company.

   GTE will not be required to complete the merger unless:

  . Representations and Warranties. The representations and warranties made by Bell Atlantic in the merger agreement are true and correct on the date that the merger is completed, unless the failure to be true and correct does not, or would not reasonably be expected to, result in a Material Adverse Effect on Bell Atlantic or the combined company;

  . Agreements and Covenants. Bell Atlantic and Beta Gamma have complied with all agreements and covenants required by the merger agreement, unless the failure to comply does not, or would not reasonably be expected to, result in a Material Adverse Effect on Bell Atlantic or the combined company;

  . Tax Opinion. GTE has received an opinion of O'Melveny & Myers LLP to the effect that the merger constitutes a tax-free reorganization under
     Section 368 of the Internal Revenue Code;

  . Affiliate Letters. GTE has received the letters required to be delivered by the people who are considered "affiliates" of Bell Atlantic. The terms of these letters generally limit affiliates from transferring shares of Bell Atlantic common stock for a period of time before and after the merger. These restrictions are required because of the possible adverse effect the transfers would have on the accounting treatment of the merger; and

  . Bylaws; Board of Directors. The combined company bylaws reflect the amendments required by the merger agreement and the composition of the combined company board of directors complies with the provisions described above.

   Bell Atlantic will not be required to complete the merger unless:

  . Representations and Warranties. The representations and warranties made by GTE in the merger agreement are true and correct on the date that merger is completed, unless the failure to be true and correct does not, or would not reasonably be expected to, result in a Material Adverse Effect on GTE or the combined company;

  . Agreements and Covenants. GTE has complied with all agreements and covenants required by the merger agreement, unless the failure to comply does not, or would not reasonably be expected to, result in a Material Adverse Effect on GTE;

  . GTE Rights Agreement. The rights issued pursuant to the GTE Rights Agreement (as described below) have not been triggered and will not be triggered by the merger;

  . Tax Opinion. Bell Atlantic has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the merger constitutes a tax-free reorganization under Section 368 of the Internal Revenue Code; and

  . Affiliate Letters. Bell Atlantic has received the letters required to be delivered by the people who are "affiliates" of GTE, which are similar to the letters to be delivered by "affiliates" of Bell Atlantic described above.

   Under the merger agreement, "Material Adverse Effect" generally means any change in or effect on the business of the applicable company that is or will be materially adverse to the business, operations, properties, condition, assets, liabilities or regulatory status of that company and its subsidiaries taken as a whole, but does not include the effects of changes that are generally applicable in the telecommunications industry, the United States economy or the United States securities markets if the effect on GTE or Bell Atlantic is not materially disproportionate relative to the effect on the other.

Transition Planning

   Mr. Lee, as Chairman and Chief Executive Officer of GTE, and Mr. Seidenberg, as Chairman and Chief Executive Officer of Bell Atlantic, are responsible for coordinating all aspects of transition planning and implementation relating to the merger. Mr. Seidenberg and Mr. Lee will examine various alternatives regarding the manner in which to best organize and manage our businesses after the merger, and coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

Covenants in the Merger Agreement

   The merger agreement provides that, until the merger has been completed, we will conduct our respective businesses in the ordinary course and consistent with past practice. We have agreed to use our commercially reasonable efforts to:

  .  preserve our respective business organizations;

  . retain the services of those employees and consultants whose services are integral to the operation of the business as presently conducted; and

  . preserve our respective existing relationships with significant customers and suppliers.

   During this interim period, we have agreed that neither of us will take certain actions without the consent of the other party. More specifically, we have agreed:

  . Issuance of Stock. In general, we each will preserve our existing capitalization. However, both of us are permitted to issue or grant stock under our dividend reinvestment plans and employee and director plans in the ordinary course of business provided that any issuances or grants are in an amount and in a manner consistent with past practice.

  . Acquisitions. Neither of us will acquire any business organization or make any investment in any entity other than a wholly-owned subsidiary in excess of $500 million in the aggregate for any 12 month period. This restriction also applies to investments in joint ventures and partnerships.

  . Dispositions. Each of us has agreed not to divest, sell or pledge assets in transactions that exceed $500 million in the aggregate for any 12 month period. However, unless the parties mutually agree that pooling of interests accounting is not available for the merger, no party may dispose of assets in excess of an aggregate of $100 million unless such party and its independent accountants have determined that any disposition would not be considered, individually or in the aggregate, a material disposition for purpose of determining whether pooling is available.

  . Incurring Indebtedness. Neither of us may incur additional indebtedness if it would cause our respective senior indebtedness to be rated by Standard & Poor's Rating Services lower than "A-" for GTE or lower than "A" for Bell Atlantic.

  . Leveraged Derivative Contracts. Neither of us may enter into leveraged derivative contracts or other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposure or otherwise reducing financing costs.

  . Severance, Retention and Incentive Arrangements. Neither of us may put in place any new or increased severance or retention programs or arrangements. This restriction does not apply to arrangements that are not related to the merger and consistent with past practice or required by law.

  . Increased Compensation or Payments Under Plans. Neither of us will increase compensation, make payments under or amend any benefit plan or enter into or amend any employment or consulting agreement. However, we may take actions of this type if the actions are not related to the merger and are consistent with past practice.

  . Equity Based Rights. Other than consistently with past practice, neither of us will issue stock appreciation rights, performance shares, restricted stock or other equity based rights. Other than consistently with past practice or as required by law, neither of us will materially modify cost methods or assumptions used in determining benefit obligations except as required by generally accepted accounting principles, materially modify the investment philosophy of the benefit trusts, offer a retirement incentive "window," increase pensions, establish or fund any rabbi trust, adopt a corporate owned life insurance program or adopt a split dollar insurance program.

  . Accounting Policies. Neither of us may change its accounting policies or procedures in any material respect, except as required by generally accepted accounting principles.

  . Government Approvals. Neither of us may take any action that it believes could adversely affect or delay obtaining the required government approvals.

  . Stock Exchange Listing. Neither of us will cause its common stock to cease to be quoted on any stock exchange.

  . Breach of Representations and Warranties. Neither of us may take any action that would cause our respective representations and warranties made in the merger agreement to become inaccurate in any material respect.

 Shareholders' Meetings

   We have agreed to hold meetings of our shareholders to vote on the merger proposals promptly after the Securities and Exchange Commission declares this joint proxy statement and prospectus effective. The GTE Board of Directors has unanimously recommended approval of the GTE merger proposal, and the Bell Atlantic Board of Directors has unanimously recommended approval of the Bell Atlantic merger proposal. We have agreed that each of our boards of directors will not:

  . except as discussed below, withdraw or modify in a manner adverse to the other party, its recommendation of approval;

  .  recommend any "Alternative Transaction" (as described below); or

  . cause either of us to enter into any agreement related to any Alternative Transaction.

   However, if a board of directors receives a "Superior Proposal" (as described below) and determines in good faith, that the failure to do so would result in a reasonable possibility that the board of directors would breach its fiduciary duties to its shareholders, the board of directors may inform shareholders that it no longer recommends approval (a "Subsequent Determination"). This Subsequent Determination may only occur at a time that is after the fifth business day following notice to the other party, and giving a reasonable opportunity to the other party to make adjustments in the terms and conditions of the merger agreement. Whether or not either of our boards of directors changes its recommendation, we have agreed to submit our respective merger related proposals to our respective shareholders.

   An "Alternative Transaction" means a proposal, intended proposal, signed agreement or completed action for any of:

  . a transaction or series of transactions pursuant to which any third party acquires or would acquire beneficial ownership of more than 20% of the outstanding shares of GTE or Bell Atlantic;

  . any acquisition or proposed acquisition of, or business combination with, GTE, Bell Atlantic, or any of their significant subsidiaries; or

  . any other transaction pursuant to which any third party acquires or would acquire control of assets of GTE, Bell Atlantic or any of their subsidiaries, for consideration of 20% or more of the fair market value of the outstanding shares of GTE common stock or the outstanding shares of Bell Atlantic common stock, as the case may be.

   A "Superior Proposal" means any proposal made by a third party to enter into an Alternative Transaction which the board of directors determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the merger, taking into account all relevant factors.

 Pooling

   We have agreed to use our best efforts to (a) cause the merger and the other transactions contemplated by the merger agreement to be accounted for as a pooling of interests in accordance with generally accepted accounting principles, and cause this accounting treatment to be accepted by GTE's and Bell Atlantic's independent certified public accountants, by the New York Stock Exchange and by the Securities and Exchange Commission, respectively, and (b) not take any action which could reasonably be expected to cause this accounting treatment not to be obtained. However, these obligations will not apply to any conduct or the effect of any conduct to obtain all necessary waivers, approvals and consents, and to avoid any contractual, legal, regulatory or other issues, impediments or delays, to consummate the transactions contemplated by the merger agreement and the stock option agreements.

 Other

   The merger agreement contains other covenants relating to preparation and distribution of this joint proxy statement and prospectus, public announcements, mutual notification of certain matters, access to information, and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of us to use commercially reasonable efforts to close the merger, including obtaining required regulatory approvals.

No Solicitation of Transactions

   We have agreed that neither we nor our employees, subsidiaries or advisors will, directly or indirectly through another person:

  . solicit, initiate or encourage, or knowingly take any other action designed to facilitate, any Alternative Transaction; or

  .  participate in any discussions regarding any Alternative Transaction.

   However, this prohibition will not apply if at any time prior to receiving the respective shareholder approval, the GTE Board of Directors or the Bell Atlantic Board of Directors, determines in good faith that the failure to provide information or participate in negotiations or discussions would result in a reasonable possibility that the board of directors would breach its fiduciary duties to shareholders. In that case, a party may, in response to a Superior Proposal, furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement and participate in negotiations regarding the proposal. Each party will promptly notify the other party orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, its material terms and conditions and the identity of the person making the request or proposal and will keep the other party reasonably informed of the status and details of the request or proposal on a current basis.

   The merger agreement does not prohibit us from (1) taking and disclosing to our respective shareholders a position with respect to a tender offer required by law or (2) making any disclosure to our respective shareholders if, in the good faith judgment of the board of directors, after receipt of advice from outside counsel, failure to disclose would result in a reasonable possibility that the board of directors would breach its fiduciary duties to its shareholders under applicable law.

Benefits Matters

   We have agreed that our benefit plans that were in effect when the merger agreement was signed will remain in effect until the merger is completed unless we agree otherwise.

   We will consult with each other to determine what benefits will be offered to the employees of the combined company after the merger. We will ensure that the benefits offered to employees are at least as valuable as the benefits they had before the merger unless the benefits are replaced by other, equally valuable benefits or those benefits are eliminated for similarly situated employees. For one year after the merger is completed, the combined company will not discontinue or change the eligibility provisions or level of benefits under severance plans or policies in which the employees participated prior to the date the merger becomes effective. For 18 months after the merger is completed, we will maintain the relocation benefits program that was in effect for GTE's management employees who were transferred to Texas as the result of the relocation of GTE's world headquarters.

   When the merger is completed, all employees not covered by collective bargaining agreements will receive full credit for their credited service with either company in determining the amount of, eligibility for, and vesting of, certain benefits. Represented employees will continue to be covered by their collective bargaining agreements.

   After the merger, any stock-based compensation or incentive payments that are based on GTE common stock will be based upon the combined company common stock in accordance with the exchange ratio. Some GTE benefit plans have entitlement or vesting terms that are based upon the price of GTE common stock; after the merger, the market price or value per share will be adjusted by dividing it by the exchange ratio.

Indemnification and Insurance

   For a period of six years after the merger is completed, the combined company will keep in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance we each maintain with respect to all possible claims arising from facts or events which occurred on or before completion of the merger. However, the combined company may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect. The combined company will maintain in effect (1) the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of GTE and each of its subsidiaries until the statutes of limitations for all possible claims have run; provided that the combined company need not maintain in effect indemnification provisions contained in the charter and bylaws of GTE's subsidiaries if and to the extent that it assumes such indemnity obligations; and (2) any directors', officers' or employees' indemnification agreements of GTE and its subsidiaries. The combined company will indemnify our respective directors and officers to the fullest extent to which we are permitted to indemnify these officers and directors under our respective charters and bylaws and applicable law. The combined company will unconditionally and irrevocably guarantee, for the benefit of directors, officers and employees, the obligations of GTE under its indemnification arrangements.

Termination

   The merger agreement may be terminated at any time before the date the merger becomes effective in any of the following circumstances:

  .  by our mutual written consent;

  . if the merger is not completed by July 26, 1999. However, the termination date will be extended to March 31, 2000, and may be extended to June 30, 2000, if requisite regulatory approvals have not been received or a lawsuit prohibits the merger. This termination right is not available to any party whose failure to fulfill any obligation has been the cause of, or resulted in, the failure of any condition to be satisfied;

  . by either party if a court or governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable;

  . by either party (1) if the other party breaches any of its representations, warranties, obligations or agreements contained in the merger agreement, and that breach is incapable of being cured or renders a condition incapable of being satisfied prior to the applicable termination date or (2) if a condition to that party's obligations to consummate the merger cannot be satisfied;

  . by either party if the board of directors of the other party (1) withdraws, materially modifies or fails to reaffirm its approval of the merger, (2) recommends any Alternative Transaction with a third party or
     (3) resolves to take any such actions (any of which is referred to as a "Withdrawal of Approval"); or

  . by either party if any of the required approvals of the shareholders of GTE or of Bell Atlantic are not obtained at a shareholders meeting of either company, including any adjournments thereof.

Termination Fees

   Bell Atlantic is obligated to pay to GTE a termination fee of $1.8 billion if the merger agreement:

  . is terminated by GTE as a result of a Withdrawal of Approval of the merger by Bell Atlantic;

  . could have been (but was not) terminated by GTE as a result of a Withdrawal of Approval of the merger by Bell Atlantic and is subsequently terminated by Bell Atlantic or GTE because of the failure to obtain Bell Atlantic shareholder approval;

  . (1) could not have been terminated by GTE as a result of a Withdrawal of Approval of the merger by Bell Atlantic but is subsequently terminated by Bell Atlantic or GTE because of the failure to obtain Bell Atlantic shareholder approval, (2) prior to the Bell Atlantic annual meeting, another party proposes an Alternative Transaction (except that for such purposes, the applicable percentage in the definition of "Alternative Transaction" is deemed fifty percent (50%)) involving Bell Atlantic or any of its subsidiaries, and (3) within 12 months after the termination of the merger agreement, Bell Atlantic enters into a definitive agreement with any third party with respect to an Alternative Transaction; or

  . is terminated by GTE as a result of Bell Atlantic's material breach of its obligations to prepare and mail a joint proxy statement and prospectus relating to the merger, convene the Bell Atlantic annual meeting, or recommend the Bell Atlantic merger proposal to its shareholders.

   GTE is obligated to pay to Bell Atlantic a termination fee of $1.8 billion if the merger agreement:

  . is terminated by Bell Atlantic as a result of a Withdrawal of Approval of the merger by GTE;

  . could have been (but was not) terminated by Bell Atlantic as a result of a Withdrawal of Approval of the merger by GTE and is subsequently terminated by GTE or Bell Atlantic because of the failure to obtain GTE shareholder approval;

  . (1) could not have been terminated by Bell Atlantic as a result of a Withdrawal of Approval of the merger by GTE but is subsequently terminated by GTE or Bell Atlantic because of the failure to obtain GTE shareholder approval, (2) prior to the GTE annual meeting another party proposes an Alternative Transaction (except that for such purposes, the applicable percentage of such definition shall be fifty percent (50%)) involving GTE or any of its subsidiaries, and (3) within 12 months after the termination of the merger agreement, GTE enters into a definitive agreement with any third party with respect to an Alternative Transaction; or

  . is terminated by Bell Atlantic as a result of GTE's material breach of its obligations to prepare and mail a joint proxy statement and prospectus relating to the merger, convene the GTE annual meeting, or recommend the GTE merger proposal to its shareholders.

Expenses

   We will each pay our own costs and expenses incurred in connection with the merger agreement and the related transactions. However, we will share equally the expenses incurred in connection with the printing of this joint proxy statement and prospectus, the related filing fees and any filing fee required in connection with the filing of premerger notifications under the Hart-Scott-Rodino Act.

                       SUMMARY OF STOCK OPTION AGREEMENTS

   We believe this summary describes all material terms of the stock option agreements that GTE and Bell Atlantic entered into in connection with the merger in order to reinforce their mutual commitment to the merger. However, we recommend that you read carefully the complete text of the stock option agreements for their precise legal terms and other information that may be important to you. The stock options agreements are included in this joint proxy statement and prospectus as Appendices B and C.

   On July 27, 1998, Bell Atlantic entered into a stock option agreement granting GTE an option to acquire up to 155,347,371 shares of Bell Atlantic common stock, at a price of $45.00 per share, and GTE entered into a stock option agreement granting Bell Atlantic an option to acquire up to 96,324,124 shares of GTE common stock, at a price of $55.75 per share, in each case exercisable only upon the occurrence of particular events. The option prices were determined based upon the respective closing prices on the New York Stock Exchange on July 27, 1998. The number of shares subject to the stock option agreements was calculated to be 10% of the outstanding shares of GTE and Bell Atlantic, respectively, on July 27, 1998. Generally, that number is subject to adjustment so that it is equal to 10% of the outstanding shares of the respective companies on the exercise date. The remaining terms of the stock option agreements are substantially identical, as summarized below.

   A party may exercise its option only if the other party consummates an Alternative Transaction (as described previously) prior to one of the following events:

  .  consummation of the merger,

  . termination of the merger agreement prior to the occurrence of one of the triggering events described below, or

  . passage of two years (subject to certain extensions) after termination of the merger agreement if such termination follows the occurrence of one of the triggering events.

   "Triggering Events":

  . the other party agrees to engage in or recommends to its shareholders an Alternative Transaction,

  . the other party proposes to engage in an Alternative Transaction, or its board of directors publicly withdraws or modifies, its recommendation of approval to its shareholders,

  . any third party acquires beneficial ownership of 10% or more of the outstanding shares of the other party's common stock,

  . any third party makes a public proposal to engage in an Alternative Transaction with the other party,

  . after an overture is made by a third party to engage in an Alternative Transaction, the other party breaches any obligation contained in the merger agreement which would entitle a party to terminate the merger agreement, or

  . any third party has filed an application with any federal or state regulatory authority for approval to engage in an Alternative Transaction with the other party.

   Repurchase Obligation. In connection with the consummation of any Alternative Transaction by one party, the other party may require:

  (a) the repurchase of its option at a price equal to the amount by which
    (1) the market/offer price (as described below) exceeds (2) the exercise price of the option, multiplied by the number of shares for which the option may then be exercised or

  (b) the repurchase of the shares acquired by virtue of exercise of the option at a price equal to the market/offer price multiplied by the number of designated shares.

  "Market/offer price" means the highest of:

  . the price per share of a party's common stock at which a tender offer or exchange offer for those shares has been made;

  . the price per share of a party's common stock to be paid by any third party under an agreement with that party;
  . the highest closing price per share of a party's common stock within the six-month period preceding notice of the required repurchase; or
  . in the event of a sale of all or a substantial portion of a party's assets, the sum of the price paid for those assets and the market value of its remaining assets divided by the number of shares of that party's common stock outstanding.

   Substitute Option. If a party agrees to be acquired through consolidation, merger or sale of all or substantially all of its assets, then the agreement governing that transaction shall provide that the other party's option shall, upon the consummation of any such transaction, be converted into an option to acquire securities of the acquiror.

   Total Profit Limitation. In no event shall a party's total profit with respect to its option and any termination fees exceed $2.2 billion. See "Summary of the Merger Agreement--Termination Fees" in this Chapter I.

                 DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

Directors

   The merger agreement provides that, immediately following the completion of the merger, one-half of the combined company board of directors will be designated by Bell Atlantic and one-half will be designated by GTE. The combined company bylaws will provide that until July 1, 2002, the combined company board of directors will consist of an equal number of GTE Directors and Bell Atlantic Directors. Subject to the fiduciary duties of the directors, the combined company board of directors will nominate for election at each shareholders meeting at which directors are elected an equal number of GTE Directors and Bell Atlantic Directors. If, at any time prior to July 1, 2002, the number of GTE Directors and Bell Atlantic Directors would not be equal, then, subject to the fiduciary duties of the directors, the combined company board of directors will appoint directors to ensure that there will be an equal number of GTE Directors and Bell Atlantic Directors. Any amendment to these provisions of the combined company bylaws requires the approval of three-quarters of the entire board of directors of the combined company. As used in the combined company bylaws, the term "entire board of directors" means the total number of directors which the combined company would have if there were no vacancies. See Appendix E.

   The companies expect that Messrs. Lee and Seidenberg will serve as directors of the combined company. The other directors will be selected prior to the date the merger becomes effective.

Committees of the Board of Directors

   There will initially be an equal number of the directors designated by GTE and Bell Atlantic on each committee of the combined company board of directors. The combined company board of directors will determine committee structure and membership at or shortly after the completion of the merger.

Compensation of Directors

   Directors who are employees of the combined company will not receive any compensation for service on the combined company board of directors. The specific terms of the compensation to be paid to non-employee directors of the combined company have not yet been determined. In order to more closely align the interests of directors and shareholders, it is expected that a significant portion of total compensation to be paid to directors of the combined company will be based in stock. The combined company is not expected to compensate non-employee directors through a pension plan.

Co-Chief Executive Officers

   The merger agreement and the employment agreements provide that, from the date the merger becomes effective until June 30, 2002, Charles R. Lee, currently Chairman and Chief Executive Officer of GTE, will be the Chairman and Co-Chief Executive Officer of the combined company and Ivan G. Seidenberg, currently Chairman and Chief Executive Officer of Bell Atlantic, will be the President and Co-Chief Executive Officer of the combined company. Under the agreements and the combined company bylaws, on June 30, 2002, Mr. Seidenberg will become the sole Chief Executive Officer of the combined company and Mr. Lee will remain the Chairman of the combined company. On June 30, 2004, Mr. Lee will cease to be the Chairman of the combined company and that position will be assumed by Mr. Seidenberg. If either Mr. Lee or Mr. Seidenberg is unable or unwilling to hold these offices as set forth above, his successor will be selected by the combined company board of directors in accordance with the combined company bylaws. The combined company bylaws provide that, until July 1, 2002 (1) the election of any other person to such positions, or (2) the removal or replacement of Mr. Lee or Mr. Seidenberg from those positions, will require the approval of three-quarters of the entire board of directors of the combined company. Any amendment to or modification of either of their respective employment agreements relating to these matters will also require the approval of three-quarters of the entire board of directors of the combined company.

    DESCRIPTION OF THE COMBINED COMPANY'S CAPITAL STOCK FOLLOWING THE MERGER

   Bell Atlantic's corporate existence will not be affected by the merger. Following the merger, the certificate of incorporation and bylaws of the combined company will be substantially identical to the Bell Atlantic certificate of incorporation and the Bell Atlantic bylaws, respectively, except for provisions to take effect on the date the merger becomes effective, which are included in this joint proxy statement and prospectus as Appendices D and
E. The Bell Atlantic certificate of incorporation and bylaws, as they shall be amended and restated on the date the merger becomes effective, are referred to herein as the "combined company certificate of incorporation" and "combined company bylaws," respectively. Copies of the Bell Atlantic certificate of incorporation and the bylaws will be sent to holders of shares of GTE common stock or Bell Atlantic common stock upon request. See "Where You Can Find More Information" in Chapter V.

Authorized Capital Stock

   The combined company certificate of incorporation provides authority to issue up to 4,500,000,000 shares of stock of all classes, of which 4,250,000,000 are shares of combined company common stock and 250,000,000 are shares of series preferred stock.

Common Stock

   Subject to any preferential rights of the series preferred stock, holders of shares of common stock would be entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the combined company board of directors and to share ratably in the assets of the combined company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up. The combined company would not be able to pay any dividend or make any distribution of assets on shares of common stock until cumulative dividends on shares of series preferred stock then outstanding, if any, having dividend or distribution rights senior to the common stock have been paid.

   Holders of common stock would be entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of common stock would possess all voting power except as otherwise required by law or except as provided with respect to any series of series preferred stock. The combined company certificate of incorporation does not provide for cumulative voting for the election of directors.

   The shares of common stock, when issued to holders of outstanding shares of GTE common stock in connection with the merger, will be validly issued, fully paid and non-assessable.

Series Preferred Stock

   The combined company board of directors will be authorized at any time to provide for the issuance of all or any shares of the series preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions that are permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

  . subject to redemption at a specified time or times and at a specified price or prices;

  . entitled to receive dividends (which may be cumulative or non-cumulative) at rates, on such conditions, and at times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

  . entitled to rights upon the dissolution of, or upon any distribution of the assets of, the combined company; or

  . convertible into, or exchangeable for, shares of any class or classes of stock, or other securities or property, of the combined company at a specified price or prices or at specified rates of exchange and with any adjustments; all as the combined company board of directors determines by resolution.

   As of the date of this joint proxy statement and prospectus, no shares of preferred stock are outstanding.

Preemptive Rights

   No holder of any shares of any class of stock of combined company would have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

   The principal transfer agent and registrar for combined company common stock after the merger will be designated by GTE and Bell Atlantic prior to the completion of the merger.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

   GTE is incorporated under the laws of the State of New York. The rights of GTE shareholders are currently governed by the New York Business Corporation Law and the certificate of incorporation and bylaws of GTE. Bell Atlantic is, and the combined company is expected to continue to be, incorporated under the laws of the State of Delaware. In accordance with the merger agreement, at the date the merger becomes effective, GTE shareholders will become combined company shareholders. The rights of the combined company shareholders would be governed by the Delaware General Corporation Law, the combined company certificate of incorporation and the combined company bylaws.

   The following summary is not intended to be complete and is qualified by reference to the Delaware General Corporation Law, the Bell Atlantic certificate of incorporation, the Bell Atlantic bylaws, the New York Business Corporation Law, the GTE certificate of incorporation, the GTE bylaws, the combined company certificate of incorporation and the combined company bylaws. See "Where You Can Find More Information" in Chapter V. The proposed form of the provisions of the combined company certificate of incorporation and the combined company bylaws to be incorporated at the date the merger becomes effective are included in this joint proxy statement and prospectus as Appendices D and E.

Comparison of Specified Shareholders' Rights Among GTE, Bell Atlantic and the Combined Company

   Except as described below, Bell Atlantic shareholders will have substantially the same rights under the combined company certificate of incorporation and combined company bylaws as they have under the Bell Atlantic certificate of incorporation and the Bell Atlantic bylaws.

 Authorized Capital

   The total number of authorized shares of capital stock are as follows:

                                    GTE                Bell Atlantic         Combined Company
                          ----------------------- ----------------------- -----------------------
                          Par Value    Shares     Par Value    Shares     Par Value    Shares
                          --------- ------------- --------- ------------- --------- -------------
Common stock............   $  .05   2,000,000,000   $ .10   2,250,000,000   $ .10   4,250,000,000
Preferred stock.........   $50.00       9,217,764     --              --      --              --
No par preferred stock..      --       11,727,502     --              --      --              --
Series preferred stock..      --              --    $ .10     250,000,000   $ .10     250,000,000
                                    -------------           -------------           -------------
  Total.................            2,020,945,266           2,500,000,000           4,500,000,000
                                    =============           =============           =============

   Shareholders can find additional information about the combined company's capital stock under "Description of the Combined Company's Capital Stock Following the Merger--Authorized Capital Stock" in this Chapter I.

 Composition of Board of Directors

   The GTE certificate of incorporation provides that there will be not less than 9 or more than 21 directors. The exact number of directors will be determined by vote of a majority of the entire GTE Board of Directors. Currently, the GTE Board of Directors consists of 13 members. The Bell Atlantic certificate of incorporation provides that the Bell Atlantic Board of Directors will consist of 22 members. You can find additional information about the composition of the combined company board of directors under "Directors and Management Following the Merger" in this Chapter I.

 Election of Officers

   The GTE bylaws generally provide that the election of Chairman, Vice-Chairman, President, Secretary, Treasurer and Controller requires the affirmative vote of a majority of the GTE Board of Directors members present at a meeting of the GTE Board of Directors, provided a quorum is present. Any other officer may be elected in the same manner or appointed directly by the Chief Executive Officer. The Bell Atlantic bylaws provide that the officers of Bell Atlantic, other than those elected by delegated authority, are to be elected annually by the affirmative vote of a majority of the Bell Atlantic Board of Directors members present at a meeting of the Bell Atlantic Board of Directors, provided a quorum is present.

   The combined company bylaws generally provide that the officers of the combined company, other than those elected by delegated authority, are to be elected annually by the affirmative vote of a majority of the combined company board members present at a meeting of the combined company board of directors. The combined company bylaws also provide that, until July 1, 2002, the election of any person to the positions of Chairman, President or Co-Chief Executive Officer other than as contemplated by Mr. Seidenberg's and Mr. Lee's employment agreements, or the removal of Mr. Seidenberg or Mr. Lee from any of such positions which they then hold in accordance with those employment agreements, requires the affirmative vote of three-quarters of the entire combined company board of directors. For additional information concerning the management of the combined company, see "Directors and Management Following the Merger" in this Chapter I.

Comparison of Other Shareholders' Rights Between GTE and the Combined Company

   The remainder of this summary highlights material differences between the rights of GTE shareholders and combined company shareholders, based upon current circumstances. The summary of these material differences includes information presented in tabular format. In order to understand fully the material differences between the rights of GTE shareholders and combined company shareholders, these tables must be read together with the text of each summary. The tables alone do not describe completely the material differences.

                                                                        Combined
                                                                    GTE Company
                                                                    --- --------
Classified board of directors...................................... Yes    No
Shareholder removal of directors
  --Removal for cause.............................................. Yes   Yes
  --Removal without cause.......................................... No    Yes
Rights plan........................................................ Yes    No
Supermajority vote requirements for transactions................... Yes    No
Prohibition on payment of greenmail................................ Yes    No

 Classification of Board of Directors

   The GTE certificate of incorporation provides for the classification of the GTE Board of Directors such that the whole GTE Board of Directors is divided into three classes, with each director elected for a term expiring at the third succeeding annual meeting of shareholders after his or her election. The combined company certificate of incorporation does not provide for a classified board of directors. As a result, each director would serve until his or her successor is elected at the next annual meeting of shareholders.

 Removal of Directors

   Under the New York Business Corporation Law, directors may be removed for cause by vote of the shareholders. The certificate of incorporation or bylaws may grant the board of directors the power to remove a director for cause, unless the director to be removed was elected by (1) cumulative voting, (2) the holders of any class or series or (3) the holders of bonds voting as a class. A director may generally be removed without cause by vote of the shareholders if the certificate of incorporation or bylaws so provide. Under the GTE certificate of incorporation and GTE bylaws, any or all directors may be removed by the shareholders only for cause by affirmative vote of the holders of at least a majority of the voting power of all outstanding voting stock.

   The combined company certificate of incorporation and the combined company bylaws do not contain any provisions with respect to the removal of directors. Therefore, removal of directors is governed by the Delaware General Corporation Law, which provides that directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors. If holders of any class or series of stock are entitled to elect one or more directors under the certificate of incorporation, then the majority vote of the holders of that class or series is required to remove such director without cause.

   For additional information about the modifications of the combined company bylaws governing representation on the combined company board of directors, see "Directors and Management Following the Merger" in this Chapter I.

 Absence of Rights Plan

   In 1989, GTE entered into the GTE Rights Agreement. Rights issued under the GTE Rights Agreement expire by their terms on December 7, 1999, unless the GTE Rights Agreement is renewed or extended. GTE has, under the terms of the merger agreement, represented and warranted that, as of immediately prior to the date the merger becomes effective, (1) neither GTE nor the combined company would have any obligations under the GTE rights or the GTE Rights Agreement and (2) no GTE rights holders would have any rights under the GTE rights or the GTE Rights Agreement. Bell Atlantic does not have a rights plan.

 Supermajority Vote Requirement

   The GTE certificate of incorporation requires that certain transactions with a person who holds more than 10% of GTE's outstanding voting stock must be approved by the vote of at least 80% of the outstanding voting stock of GTE, unless such transactions are approved by directors representing a majority of the GTE Board of Directors who are members of the GTE Board of Directors immediately prior to when the ten percent holder became a ten percent holder, and who are also not a ten percent holder or affiliated with a ten percent holder. These transactions include any:

  . merger or consolidation with a ten percent holder;

  . sale, lease or other transfer or disposition of assets with a fair market value of $50,000,000 or more to a ten percent holder;

  . issuance or transfer of any securities to a ten percent holder;

  . adoption of any plan or proposal with or by a ten percent holder for the liquidation or dissolution of GTE;

  . reclassification, recapitalization, consolidation or any other transaction which has the direct or indirect effect of increasing the voting power of a ten percent holder in any class or series of capital stock of GTE or any of its subsidiaries; or

  . agreement with a ten percent holder providing directly or indirectly for any of the foregoing.

   The combined company certificate of incorporation and combined company bylaws do not contain any such supermajority approval requirements.

 Prohibition on Payment of Greenmail

   The GTE certificate of incorporation contains a provision requiring GTE to obtain shareholder approval before purchasing any GTE equity securities traded on a national securities exchange or on NASDAQ from a person who beneficially owns five percent or more of GTE's voting stock and who has owned that stock for less than 2 years. The purchase must be approved by an affirmative majority of GTE's outstanding voting stock. Shareholder approval is not required if such purchase is approved by a majority of the directors of the GTE Board of Directors, who are members of the GTE Board of Directors immediately prior to when the five percent beneficial owner became an owner of five percent of GTE's outstanding voting stock, and who are also not five percent beneficial owners or affiliated with a five percent beneficial owner. The combined company certificate of incorporation and combined company bylaws do not contain any similar provision.

 Amendment to Certificate of Incorporation

   Under both the New York Business Corporation Law and the Delaware General Corporation Law, unless a higher vote is required in the certificate of incorporation, an amendment to a corporation's certificate of incorporation may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment.

   The GTE certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all outstanding voting stock is required to amend or repeal provisions of the GTE certificate of incorporation relating to the classification of the GTE Board of Directors. Under the combined company certificate of incorporation and the Delaware General Corporation Law, the combined company certificate of incorporation may be amended by an affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment.

 Amendment to Bylaws

   Under the New York Business Corporation Law, a corporation's bylaws may be amended by a majority of the votes of shares then entitled to vote in the election of directors or, when so provided in the corporation's certificate of incorporation or bylaws, by the board of directors. Under the GTE certificate of incorporation and the GTE bylaws, a bylaw may be amended only by the affirmative vote of either (1) not less than a majority of the directors then in office at any regular or special meeting of directors or (2) the holders of at least 80% of the voting power of all outstanding voting stock at any annual meeting or any special meeting called for that purpose.

   Under the Delaware General Corporation Law, the power to amend the bylaws of a corporation is vested in the shareholders, but a corporation in its certificate of incorporation may also confer such power on the board of directors. Under the combined company certificate of incorporation the combined company board of directors would be allowed to amend the combined company bylaws. The combined company bylaws provide that a bylaw may be amended by either (1) the vote of the shareholders at a duly organized annual or special meeting or (2) by vote of a majority of the entire combined company board of directors at any regular or special meeting. However, certain provisions of the combined company bylaws relating to the governance of the combined company may only be amended by a three-quarters vote of the entire board of directors of the combined company. See "Directors and Management Following the Merger" in this Chapter I.

 Shareholder Lists and Inspection Rights

   The New York Business Corporation Law provides that a shareholder of record has a right to inspect GTE's shareholder minutes and record of shareholders, during usual business hours, on at least five days' written demand. The examination of the shareholder minutes and record of shareholders must be for a purpose reasonably related to the shareholder's interest as a shareholder.

   Under the Delaware General Corporation Law and the combined company bylaws, any shareholder may inspect the combined company's stock ledger, a list of its shareholders and its other books and records for any proper purpose reasonably related to such person's interest as a shareholder. A list of shareholders is to be open to the examination of any shareholder, for any purpose germane to a meeting of shareholders, during ordinary business hours, for a period of at least 10 days prior to such meeting. The list is also to be produced and kept at the place of the meeting during the entire meeting, and may be inspected by any shareholder who is present.

 Corporation's Best Interests

   Under the New York Business Corporation Law, a director of a New York corporation, in taking action, including any action which may involve a change in control of the corporation, is entitled to consider both the long-term and short-term interests of the corporation and its shareholders and the effects that the corporation's actions may have in the short-term or long-term upon any of the following:

  .  the prospects of growth and development of the corporation,

  .  the corporation's current employees,

  . the corporation's retired employees and others receiving retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreements entered into, by the corporation,

  .  the corporation's customers and creditors, and

  . the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise contribute to the communities in which it does business.

   The GTE certificate of incorporation provides that the GTE Board of Directors, when evaluating any offer of another party to:

  .  make a tender or exchange offer for any equity security of GTE,

  .  merge or consolidate GTE with another corporation, or

  . purchase or otherwise acquire all or substantially all of the assets of GTE,

may, in connection with the exercise of its judgment in determining what is in the best interests of GTE and its shareholders, give due consideration to (a) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which GTE and its subsidiaries operate and on any of the businesses and properties of GTE or any of its subsidiaries, as well as such other factors as the GTE Board of Directors deems relevant, and (b) not only the consideration being offered in relation to the then current market price for GTE's outstanding shares of capital stock, but also in relation to the then current value of GTE in a freely negotiated transaction and in relation to the GTE Board of Directors estimate of the future value of GTE as an independent going concern.

   While the Delaware General Corporation Law does not include a comparable provision, the combined company certificate of incorporation contains a provision which is substantially similar to the provision contained in the GTE certificate of incorporation.

 Authorization of Certain Actions

   Under the New York Business Corporation Law, the consummation of a merger, consolidation, dissolution or disposition of substantially all of the assets of a New York corporation (such as GTE) requires the approval of such corporation's board of directors and two-thirds of all outstanding shares of the corporation entitled to vote thereon and, in certain situations, the affirmative vote by the holders of a majority of all outstanding shares of each class or series of shares.

   The Delaware General Corporation Law requires the approval of the board of directors of a Delaware corporation and of at least a majority of such corporation's outstanding shares entitled to vote thereon to authorize a merger or consolidation, except in certain cases where such corporation is the surviving corporation and its securities being issued in the merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the affirmative vote of a majority of the board of directors and at least a majority of such corporation's outstanding shares entitled to vote thereon.

 Indemnification and Limitation of Liability of Directors and Officers

   The New York Business Corporation Law and the Delaware General Corporation Law generally have similar provisions with respect to a corporation's indemnification of its officers and directors. Both statutory schemes generally provide that a corporation may indemnify an officer or director made a party or threatened to be made a party to any type of proceeding (other than one by or in the right of the corporation) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceedings: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, if he or she had reasonable cause to believe that his or her conduct was lawful.

   The Delaware General Corporation Law also governs corporate personnel other than officers and directors, such as employees and agents of the corporation. The New York Business Corporation Law governs only officers and directors, but it permits indemnification by contract of corporate personnel other than officers and directors. Each of the GTE bylaws and the combined company certificate of incorporation generally provide that its respective officers and directors shall be indemnified to the full extent authorized by law. However, the GTE bylaws limit indemnification to officers and directors unless the GTE Board of Directors determines that indemnification of an employee or agent of the corporation is proper. The combined company certificate of incorporation permits employees and agents of the combined company who are designated as authorized representatives by the combined company board of directors to be indemnified in appropriate circumstances.

 Dividends

   The New York Business Corporation Law generally provides that a corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends on its outstanding shares, except when the corporation is insolvent or would thereby be made insolvent. Dividends may be declared or paid out of surplus only, so that net assets of the corporation after such declaration or payment shall at least equal the amount of its stated capital. The GTE certificate of incorporation contains additional restrictions on the declaration and payment of dividends.

   The Delaware General Corporation Law generally provides that a corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends out of surplus or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference under the distribution of assets. The combined company certificate of incorporation does not contain any additional restrictions on the declaration and payment of dividends. The combined company board of directors will determine the timing and amounts of any dividends after the date the merger becomes effective. See "Comparative Per Share Market Price and Dividend Information" in this Chapter I.

 Business Combinations

   The New York Business Corporation Law prohibits certain business combinations between a New York corporation and an "interested shareholder" for five years after the date that the interested shareholder becomes an interested shareholder unless, prior to that date, the board of directors of the corporation approved the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder. After five years, such business combination is permitted only if (1) it is approved by a majority of the shares not owned by the interested shareholder or (2) certain statutory fair price requirements are met. An "interested shareholder" is any person who beneficially owns, directly or indirectly, 20% or more of the outstanding voting shares of the corporation.

   In general, the Delaware General Corporation Law prohibits an interested shareholder of a Delaware corporation (generally defined as a person who owns 15% or more of a corporation's outstanding voting stock) from engaging in a business combination with that corporation for three years following the date such person became an interested shareholder. The three-year moratorium is not applicable when:

  . prior to the date the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder,

  . upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, such interested shareholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans), or

  . on or subsequent to the date that the shareholder becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and by the affirmative vote at a meeting of shareholders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested shareholder.

   These restrictions of the Delaware General Corporation Law generally do not apply to business combinations with an interested shareholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of 50% or more of a corporation's assets or tender offers for 50% or more of a corporation's voting stock.

            STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF
                                GTE COMMON STOCK

   It is a condition to the merger that the shares of combined company common stock to be issued in the merger be approved for listing on the New York Stock Exchange. Once the merger is completed, GTE common stock will no longer be listed on any exchanges.

                     FEDERAL SECURITIES LAWS CONSEQUENCES;
                     STOCK TRANSFER RESTRICTION AGREEMENTS

   This joint proxy statement and prospectus does not cover any resales of shares of the combined company common stock received by GTE shareholders, and no person is authorized to use this joint proxy statement and prospectus in connection with any such resale.

   All shares of the combined company common stock received by GTE shareholders in the merger will be freely transferable, except that, shares of the combined company common stock received by people who are considered to be "affiliates" (as that term is defined under the Securities Act of 1933) of GTE prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 144 or 145 promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Generally, people who may be deemed to be affiliates of GTE include individuals or entities that control, are controlled by, or are under common control with, GTE and may include officers, directors and principal shareholders of GTE. The merger agreement requires GTE to use reasonable efforts to cause its affiliates to execute a written agreement to the effect that such people will not offer or sell or otherwise dispose of any of the shares of the combined company common stock issued to such people in the merger in violation of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

   In addition, we have agreed to use all reasonable efforts to cause our respective affiliates to execute written agreements prohibiting affiliates from transferring their GTE common stock or Bell Atlantic common stock during the period commencing 30 days prior to the date the merger becomes effective and ending when financial results covering at least 30 days of the combined company's operations have been published. Some exceptions to this limitation are permitted by the releases of the Securities and Exchange Commission.

                                    EXPERTS

   The consolidated financial statements included in GTE's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent accountants, as set forth in their report thereon dated January 28, 1999 and are incorporated in this joint proxy statement and prospectus by reference. The consolidated financial statements included in Bell Atlantic's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon dated February 9, 1999 and are incorporated in this joint proxy statement and prospectus by reference. The consolidated financial statements of GTE and Bell Atlantic are incorporated herein by reference in reliance on the reports of these firms, given on the authority of these firms as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the combined company common stock to be issued in connection with the merger will be passed upon by James R. Young, Esq., Executive Vice President--General Counsel of Bell Atlantic. On February 28, 1999, Mr. Young owned beneficially 6,257 shares and 794,305 options to purchase shares of Bell Atlantic common stock. On February 28, 1999, he had approximately 3,670 shares credited to his account under the Bell Atlantic Savings Plan for Salaried Employees and had approximately 54 shares credited to his account under the Bell Atlantic Employee Stock Ownership Plan. In addition, on February 28, 1999, Mr. Young had deferred the receipt of approximately 20,421 shares of the Bell Atlantic common stock under the Bell Atlantic Income Deferral Plan. See "Additional Compensation for Executive Officers as a Result of the Merger" in this Chapter I for more information about Mr. Young's interests in the merger.

   The material tax consequences of the merger are being passed upon for GTE by O'Melveny & Myers LLP, and for Bell Atlantic by Skadden, Arps, Slate, Meagher & Flom LLP.

   Members of the firm of Kellogg, Huber, Hansen, Todd & Evans, P.L.L.C., which has provided advice to Bell Atlantic and GTE in connection with litigation involving wireless properties, beneficially owned 971 shares of Bell Atlantic common stock on February 28, 1999.

          CHAPTER II--INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING

                             THE GTE ANNUAL MEETING

   This joint proxy statement and prospectus is being furnished in connection with the solicitation of proxies from the holders of GTE common stock by the GTE Board of Directors relating to the election of directors, the GTE merger proposal and other matters to be voted upon at the GTE annual meeting and at any adjournment or postponement of the meeting. This joint proxy statement and prospectus is also a prospectus for the shares of Bell Atlantic common stock to be issued in the merger. GTE mailed this joint proxy statement and prospectus to shareholders beginning April 14, 1999. You should read this joint proxy statement and prospectus carefully before voting your shares.

When and Where the GTE Annual Meeting Will be Held

   The GTE annual meeting will be held at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia, on May 18, 1999, starting at 10:30 a.m. and ending no later than 12:30 p.m., EDT.

How to Attend and Participate in the GTE Annual Meeting

   Only shareholders of GTE may attend the GTE annual meeting. Directions to the GTE annual meeting may be found on the last printed page of this document and on the admission ticket.

   If your stock is registered in your name and not in the name of a bank, broker or other third party, you will receive an admission ticket attached to your proxy card. This ticket must be presented for admission to the GTE annual meeting. However, if your stock is not registered in your name, you must advise the firm that holds your stock (bank, broker or other institution that is the holder of record) that you wish to attend the GTE annual meeting. That firm must provide you with documentation showing that you own shares of GTE common stock as of March 29, 1999 (the record date). You must bring that documentation to the GTE annual meeting in order to attend.

   GTE will establish reasonable rules and procedures for the conduct of the GTE annual meeting to ensure that there is sufficient time to address all of the items on the agenda and to facilitate an orderly meeting. These rules will be distributed at the GTE annual meeting and will include an agenda for the GTE annual meeting, procedures for maintaining order and the safety of those present, and limitations on the time allotted for questions or comments by shareholders.

What Will be Voted Upon

   At the GTE annual meeting, you will be asked to consider and vote upon the following proposals:

  .  to elect four Class I directors;

  . to adopt the merger agreement relating to the merger of GTE and a wholly-owned subsidiary of Bell Atlantic Corporation and to approve the merger and the other transactions described in the merger agreement;

  .  to ratify the appointment of auditors;

  . to consider and act upon the shareholder proposal which seeks to establish a policy of reporting on GTE's foreign military sales;

  . to consider and act upon the shareholder proposal which seeks to require shareholder approval of bonuses to executive officers and limit bonuses to 10 percent of the annual salaries of the executive officers; and

  . to act upon any other matters properly coming before the annual meeting and any adjournment or postponement of the meeting.

Only GTE Shareholders of Record as of March 29, 1999 Are Entitled to Vote

   GTE shareholders who hold their shares of record as of the close of business on March 29, 1999, are entitled to receive notice of and vote at the GTE annual meeting. On the record date, there were approximately 970 million shares of GTE common stock outstanding and entitled to vote at the GTE annual meeting.

Majority of Outstanding Shares Must be Represented For a Vote to be Taken

   In order to have a quorum, a majority of the shares of GTE common stock that are outstanding and entitled to vote at the GTE annual meeting must be represented in person or by proxy. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the GTE annual meeting.

Vote Required

   A nominee for director must receive a plurality of the votes cast to be elected. The GTE merger proposal must be approved by the affirmative vote of at least two-thirds of the shares of GTE common stock that are outstanding and entitled to vote at the GTE annual meeting. The proposal to ratify the appointment of auditors and to approve the two shareholder proposals must receive an affirmative vote of a majority of votes cast. Each share of GTE common stock is entitled to one vote.

Voting Your Shares and Changing Your Vote

 Voting Your Shares

   The GTE Board of Directors is soliciting proxies from GTE shareholders. This will give you the opportunity to vote at the GTE annual meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the GTE annual meeting and vote in person, it will have the same effect, in most cases, as voting against the GTE merger proposal.

   You may grant a proxy by: (1) signing and mailing your proxy card, (2) calling a toll-free number and following the recorded instructions, or (3) going to a website on the Internet and following the instructions provided. GTE may also request that shareholders return their proxy cards by fax. New York law permits a shareholder to grant a proxy in each of these ways. However, if your shares are not registered in your own name, the bank, broker or other institution holding your shares may not offer telephone or Internet proxy voting. If your proxy card does not include telephone or Internet voting instructions, please complete and return your proxy card by mail. You may also cast your vote in person at the meeting.

   Mail. To grant your proxy by mail, please complete your proxy card, sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

   Telephone. You may use the toll-free number listed on your proxy card to grant your proxy. You must have your proxy card ready. Call the toll-free number and:

  1. Enter your Control Number located on your proxy card.
  2. Follow the recorded instructions.

   Internet. You may also use the Internet to grant your proxy. You must have your proxy card ready and:

  1. Go to the website shown on your proxy card and follow the instructions provided.
  2. Enter your Control Number located on your proxy card.

   In Person. If you attend the GTE annual meeting in person, you may vote your shares by completing a ballot at the meeting.

 Changing Your Vote by Revoking Your Proxy

   You may revoke your proxy at any time before the polls close at the GTE annual meeting. You may revoke your proxy by delivering notice in writing to the Secretary of GTE, granting a later-dated proxy or appearing in person and voting at the GTE annual meeting. You will not revoke your proxy by simply attending the GTE annual meeting unless you complete a ballot.

How Proxies Are Counted

   If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the GTE Board of Directors. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the GTE annual meeting. A properly executed proxy card marked "abstain" will not be voted. However, it may be counted to determine whether there is a quorum present. Accordingly, since the affirmative vote of two-thirds of the shares outstanding and entitled to vote at the GTE annual meeting is required to approve the GTE merger proposal, a proxy marked "abstain" will have the effect of a vote against the GTE merger proposal. Abstentions are not counted in determining the number of shares voted for or against any nominee for director, the ratification of auditors or any shareholder proposal.

   Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as present for purposes of determining whether there is a quorum at the GTE annual meeting. The New York Stock Exchange rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against the GTE merger proposal or any shareholder proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares on the GTE merger proposal, this will have the same effect as voting against this proposal. Broker non-votes are not counted in determining the number of shares voted for or against any shareholder proposal.

   If you are a GTE shareholder who participates in the GTE Shareholder Systematic Investment Plan, your proxy card represents both the number of shares registered in your name and the number of full shares credited to your plan account.

   If you are a GTE employee who participates in the GTE Savings Plan or the GTE Hourly Savings Plan and who also holds shares of GTE common stock other than in those plans, you will receive one proxy card for all of your shares that are registered in a similar manner. Accordingly, your proxy will also instruct the trustee of the plans how to vote your shares held in those plans. If your accounts are not registered in a similar manner, you will receive a separate proxy card for your individual accounts and for your plan holdings. If the trustee of the plans has not received voting instructions for all of the shares allocated to participants' accounts, the trustee will vote the shares for which the trustee has not received voting instructions in the same proportion as shares for which the trustee has received voting instructions, subject to the trustee's fiduciary duties. Similarly, the trustee will vote shares held in the plans which have not yet been allocated to any participant's account in the same proportion as shares for which the trustee has received voting instructions, subject to the trustee's fiduciary duties.

Confidential Voting

   It is GTE's policy that all proxies, ballots and tabulations that identify the vote of individual shareholders are kept confidential. These items are not seen by nor reported to GTE, except as necessary to meet legal requirements, in a contested proxy solicitation or where shareholders submit comments with their proxy.

Cost of Solicitation

   GTE will pay the cost of soliciting GTE proxies. However, GTE and Bell Atlantic will share equally the cost of printing this joint proxy statement and prospectus. In addition to solicitation by mail, telephone, the

Internet or other means, GTE will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. GTE will, upon request, reimburse these institutions for reasonable expenses. GTE has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $650,000 plus expenses.

Proxy Statement Proposals

   At an annual meeting, the GTE Board of Directors will submit to you its nominees for election as directors. You will also vote to ratify or reject the auditors selected by the Audit Committee and approved by the GTE Board of Directors. In addition, the GTE Board of Directors may submit other matters to you for action at that annual meeting.

   Each year, a shareholder may submit proposals to be included in the proxy materials. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the 2000 annual meeting proxy materials, your proposal must be received no later than December 14, 1999 at GTE's Corporate Headquarters, 1255 Corporate Drive, SVC06C20, Irving, Texas 75038, Attention: Secretary.

   In addition, GTE's bylaws provide that in order for business to be brought before the annual meeting, you must deliver written notice to the Secretary not less than 90 nor more than 120 days prior to the date of the annual meeting. If GTE gives you less than 100 days' notice of the meeting, you will have 10 days from the earlier of the time we mail you the notice or the date the meeting is publicly disclosed to submit a proposal to be included in the proxy materials. The notice must state your name, address and number of shares of GTE common stock you hold, and briefly describe the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest you have in the proposal.

   The bylaws also provide that if you intend to nominate a candidate for election as a director, you must deliver written notice of your intention to the Secretary. The notice must be delivered not less than 90 nor more than 120 days before the date of a meeting of shareholders. The notice must contain the following information: the name and address of and number of shares of GTE common stock owned by you (and that of any other shareholders known to be supporting the nominee you have selected) and the nominee for election as a director; the age of the nominee; the nominee's business address and experience during the past five years; any other directorships held by the nominee; the nominee's involvement in certain legal proceedings during the past five years; and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the nominee's consent to serve as a director of GTE if elected.

   GTE shareholders should not send in their stock certificates with their proxy card. Soon after the merger is completed, you will receive written instructions on how to exchange your GTE stock certificates for shares of the combined company.

                       THE BELL ATLANTIC ANNUAL MEETING

   This document is being furnished in connection with the solicitation of proxies from the holders of Bell Atlantic common stock by the Bell Atlantic Board of Directors relating to the election of directors, the Bell Atlantic merger proposal and other matters to be voted upon at the Bell Atlantic annual meeting and at any adjournment or postponement of the Bell Atlantic annual meeting. Bell Atlantic mailed this document to shareholders beginning April 14, 1999. You should read this document carefully before voting your shares.

When and Where the Bell Atlantic Annual Meeting Will be Held

   The Bell Atlantic annual meeting will be held at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia on May 19, 1999, starting at 10:30 a.m., EDT.

How to Attend and Participate in the Bell Atlantic Annual Meeting

   Only shareholders of Bell Atlantic may attend the Bell Atlantic annual meeting. Directions to the Bell Atlantic annual meeting may be found on the last printed page of this document and on the admission ticket.

   If your stock is registered in your name and not in the name of a bank, broker or other third party, you will receive an admission ticket attached to your proxy card. This ticket must be presented for admission to the Bell Atlantic annual meeting.

   However, if your stock is not registered in your name, you must advise the firm that holds your stock (bank, broker or other institution that is the holder of record) that you wish to attend the Bell Atlantic annual meeting. That firm must provide you with documentation showing that you owned shares of Bell Atlantic common stock on April 2, 1999, the record date. You must bring that documentation to the Bell Atlantic annual meeting in order to attend.

   Bell Atlantic will establish reasonable rules and procedures for the conduct of the Bell Atlantic annual meeting to ensure that there is sufficient time to address all of the items on the agenda, procedures for maintaining order and the safety of these present, and limitations on the time allotted for questions or comments by shareholders.

What Will be Voted Upon

   At the Bell Atlantic annual meeting, you will be asked to consider and vote upon the following matters:

  .  to elect directors;

  . to vote upon a proposal to approve the issuance of Bell Atlantic shares under an Agreement and Plan of Merger, dated as of July 27, 1998, with GTE Corporation, and related transactions, including the amendment and restatement of Bell Atlantic's certificate of incorporation;

  .  to ratify the appointment of independent accountants;

  . to vote upon an amendment to the Bell Atlantic Incentive Stock Option Plan; and

  . to act upon such other matters, including five shareholder proposals, as may properly come before the meeting.

Only Bell Atlantic Shareholders of Record as of April 2, 1999 Are Entitled to
Vote

   Bell Atlantic shareholders who hold their shares of record as of the close of business on April 2, 1999 are entitled to receive notice of and vote at the Bell Atlantic annual meeting. On the record date, there were approximately
1.55 billion shares of Bell Atlantic common stock outstanding and entitled to vote at the Bell

Atlantic annual meeting. A list of stockholders eligible to vote will be available at the offices of The Corporation Trust Company, 1201 Peachtree Street NE, Atlanta, GA 30301, beginning on May 7, 1999. Shareholders may examine this list during normal business hours for any purpose relating to the Bell Atlantic annual meeting.

Majority of Outstanding Shares Must be Represented For a Vote to be Taken

   In order to have a quorum, a majority of the shares of Bell Atlantic common stock that are outstanding and entitled to vote at the Bell Atlantic annual meeting must be present in person or by proxy. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the Bell Atlantic annual meeting.

Vote Required

   A nominee for director must receive a plurality of the votes cast to be elected. The Bell Atlantic merger proposal must be approved by the affirmative vote, in person or by proxy, of holders of a majority of the shares of Bell Atlantic common stock that are outstanding and entitled to vote at the Bell Atlantic annual meeting. The proposal to ratify the appointment of independent accountants and to approve each of the five shareholder proposals must receive an affirmative vote of a majority of votes cast. Each share of Bell Atlantic common stock is entitled to one vote. As of the record date, Bell Atlantic's directors and executive officers beneficially own less than 1% of Bell Atlantic common stock.

Voting Your Shares and Changing Your Vote

 Voting Your Shares

   The Bell Atlantic Board of Directors is soliciting your proxy to give you the opportunity to vote at the Bell Atlantic annual meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the Bell Atlantic annual meeting and vote in person, it will have the same effect, in most cases, as voting against the Bell Atlantic merger proposal.

   You may grant a proxy by (1) signing and mailing your proxy card, (2) calling a toll-free telephone number and following the recorded instructions or
(3) going to a website on the Internet and following the instructions provided. Delaware law permits a shareholder to grant a proxy in each of these ways. However, if your shares are not registered in your own name, your bank, broker or other institutions holding your shares may not offer telephone or Internet proxy voting. If your proxy card does not include telephone or Internet voting instructions, please complete and return your proxy card by mail. You may also cast your vote in person at the meeting.

  Mail. To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

  Telephone. You may use a toll-free telephone number listed on your proxy card to grant your proxy. You must have your proxy card ready. Dial the toll-free number and:

  1.  Enter the Control Number located on your proxy card.

  2.  Follow the recorded instructions.

  Internet. You may also use the Internet to vote your proxy. You must have your proxy card ready and:

  1.  Go to the website shown on your proxy card.

  2.  Enter the Control Number located on your proxy card.

  3.  Follow the simple instructions.

   In Person. If you attend the Bell Atlantic annual meeting in person, you may vote your shares by ballot at the meeting.

 Changing Your Vote by Revoking Your Proxy

   You may revoke your proxy at any time prior to the closing of the polls at the Bell Atlantic annual meeting by delivering to the Secretary of Bell Atlantic a signed notice of revocation or a later-dated signed proxy or by attending the Bell Atlantic annual meeting and voting in person. Attendance at the Bell Atlantic annual meeting will not in itself constitute the revocation of a proxy.

How Proxies Are Counted

   If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the Bell Atlantic Board of Directors. A valid proxy also gives the individuals named as proxies authority to use their discretion when voting the shares on any other matters that are properly presented for action at the Bell Atlantic annual meeting. Shares of Bell Atlantic common stock which are present at the Bell Atlantic annual meeting but not voted, either by abstention or non-vote (including "broker non-votes"), will be counted as present for purposes of determining whether there is a quorum, which consists of a majority of the outstanding shares of common stock entitled to vote, but will not be counted to determine whether the Bell Atlantic merger proposal is approved. Broker non-votes occur when nominees, such as brokers, holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by ten days before the annual meeting. In this event, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of independent accountants. On non-routine matters, such as the Bell Atlantic merger proposal, if the nominee does not receive specific instructions from the beneficial owner of the shares which the nominee holds, the nominee cannot vote those shares and there is a so-called "broker non-vote" on that matter.

   Generally, proposals must be approved by a majority of the votes cast. Accordingly, broker non-votes and abstentions will have no effect on the outcome of those proposals. However, since directors are elected by a plurality of the votes cast, votes withheld from nominees for director could have an effect on the outcome of the election. In the case of the Bell Atlantic merger proposal, which requires the approval of a majority of all outstanding shares, broker non-votes and abstentions will have the same effect as a vote against the proposal.

   If a shareholder is a participant in Bell Atlantic's Direct Invest Plan, the proxy card represents the number of full shares in such participant's plan account and will serve as voting instructions for such shares.

   If a shareholder is a participant in Bell Atlantic's 1976 Employee Stock Ownership Plan, Savings Plan for Salaried Employees or the Savings and Security Plan (Non-Salaried Employees), the proxy card will similarly serve as voting instructions for the trustees of those plans, if accounts are registered in the same name. Shares in the Bell Atlantic Direct Invest Plan cannot be voted unless the proxy card is signed and returned. If proxy cards representing shares in the Bell Atlantic Savings Plan for Salaried Employees, the Bell Atlantic Savings and Security Plan (Non-Salaried Employees) or the Bell Atlantic 1976 Employee Stock Ownership Plan are not executed and returned, those shares will be voted by the trustee in the same proportion as the shares for which executed proxy cards are returned by other participants in those plans.

Confidential Voting

   It is the policy of Bell Atlantic to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

Cost of Solicitation

   Bell Atlantic will pay the cost of soliciting Bell Atlantic proxies. However, GTE and Bell Atlantic will share equally the cost of printing this document. In addition to solicitation by mail, telephone, the Internet or other means, Bell Atlantic will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Bell Atlantic, upon request, will reimburse them for their reasonable expenses. Bell Atlantic has retained Georgeson & Co. to aid in the solicitation of proxies and to verify certain records related to the solicitation for a fee of $22,500 plus expenses. Bell Atlantic may request the return of proxy cards by telephone to the extent necessary in order to ensure sufficient representation at the Bell Atlantic annual meeting. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Bell Atlantic urges its shareholders to send in their proxies without delay.

   Bell Atlantic shareholders should not send in stock certificates with their proxy cards.

                CHAPTER III--OTHER GTE ANNUAL MEETING PROPOSALS

                       ITEM 1--ELECTION OF GTE DIRECTORS

GTE Board of Directors

   The GTE Board of Directors manages GTE's business. It establishes the overall policies and standards for GTE and reviews management's performance. The directors are kept informed of GTE's operations at meetings of the GTE Board of Directors and committees of the GTE Board of Directors and through reports and analyses and discussions with management.

   The GTE Board of Directors meets on a regularly scheduled basis and also holds special meetings. During 1998, they met on fourteen occasions. Significant communications between the directors and the corporation also occur apart from regularly scheduled meetings of the GTE Board of Directors and the board committees. Accordingly, management does not regard attendance at meetings to be the primary criterion in evaluating the contributions a director makes to GTE. For the GTE Board of Directors as a whole, average attendance at meetings of the GTE Board of Directors and the board committees during 1998 was approximately 95%. During 1998, none of the incumbent directors attended less than 75% of the aggregate of the total number of GTE Board of Directors meetings and board committee meetings on which he or she served.

Committees of the GTE Board of Directors

   The GTE Board of Directors established six standing committees and assigned certain responsibilities to each of those committees.

 Audit Committee

   The Audit Committee had five meetings in 1998. One of the functions of the Audit Committee includes recommending the appointment of independent auditors for GTE. It also reviews the scope of audits proposed by the auditors, reviews internal audit reports on various aspects of corporate operations and periodically consults with the auditors on matters relating to internal financial controls and procedures.

 Executive Compensation and Organizational Structure Committee

   The Executive Compensation and Organizational Structure Committee had ten meetings during 1998. The functions of this board committee include the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to executive incentive compensation plans, the administration of GTE's executive incentive compensation plans, the review of and recommendations concerning directors' compensation, and consultation on senior executive continuity and matters of organizational structure.

 Nominating Committee

   The Nominating Committee had three meetings during 1998. Its responsibilities include consideration of the size and composition of the GTE Board of Directors, review and recommendation of individuals for election as directors or officers of GTE, review of criteria for selecting directors, evaluation of directors as appropriate and consideration of policies and practices with respect to the functioning of the GTE Board of Directors. In carrying out its responsibilities for recommending candidates to fill vacancies on the GTE Board of Directors and in recommending a slate of directors for election by the shareholders at the annual meeting, this board committee will consider candidates suggested by other directors, employees and shareholders. Individuals suggested as candidates should have high level management experience in a large, relatively complex organization or have experience dealing with complex problems. A candidate also must indicate a willingness to attend scheduled meetings of the GTE Board of Directors and its committees.

                                     III-1

 Pension Trust Coordinating Committee

   The Pension Trust Coordinating Committee is responsible for reviewing the performance of the portfolios of and investment advisors to GTE's pension plans, approving overall investment policy relating to the assets of the pension plans and monitoring the actuarial soundness of those plans. This committee had three meetings during 1998.

 Public Policy Committee

   The Public Policy Committee, which had two meetings during 1998, reviews GTE's policies and practices regarding corporate contributions, employee safety and health and other matters and assumes other duties as directed by the GTE Board of Directors.

 Strategic Issues, Planning and Technology Committee

   The Strategic Issues, Planning and Technology Committee reviews the long-term strategic objectives and goals of GTE and the external and internal issues related to those goals and to technology. This committee had two meetings during 1998.

GTE Directors' Compensation

 Annual Compensation

   During 1998, each non-employee GTE director participated in a compensation program that has both stock-based and cash-based components. By using stock-based compensation, the financial interests of GTE's non-employee directors are aligned with its shareholders. Employee directors of GTE are not paid for serving on the GTE Board of Directors or any of the board committees.

   During 1998, the GTE Board of Directors granted each non-employee director 1,000 hypothetical shares of GTE common stock, which GTE refers to as deferred stock units, under the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors of GTE Corporation. The plan permits a non-employee director to receive distributions in shares of GTE common stock, as well as cash, as soon as the non-employee director ceases to be an officer or director of GTE. There are no voting rights attached to deferred stock units.

   The deferred stock units are held in an account for the non-employee director. Deferred stock units increase or decrease in value based on the market value of an equivalent number of shares of GTE common stock. Each time a dividend is paid on GTE common stock, an equivalent amount is converted to deferred stock units and credited to the non-employee director's individual account based on the number of deferred stock units held as of the dividend date. These awards are not payable until the non-employee director terminates service as a director or officer of GTE.

   With respect to the cash-based component, each non-employee GTE director also received an annual retainer in the amount of $60,000, and each non-employee director who chaired a GTE board committee received an additional annual retainer of $2,500.

 Deferred Compensation

   Under the Deferred Compensation Plan for Non-Employee Members of the Board of Directors of GTE, any non-employee GTE director may elect annually to defer all or any part of the cash portion of the compensation and receive payments in the future. The plan permits a non-employee director to hold the deferred amount in deferred stock units or in an interest-bearing cash account, or both. The number of deferred stock units is determined by dividing the amount deferred for the calendar quarter by the average closing price of GTE common stock, as reported on the New York Stock Exchange Composite Transactions Tape, for the most recent 20 business-day period ending on or before the last day of the quarter. Deferred stock units change

                                     III-2
in value based on the value of an equivalent number of shares of GTE common stock. Each time a dividend is paid on GTE common stock, an equivalent amount is converted into deferred stock units and credited to the non-employee director's account based on the number of deferred stock units held as of the dividend date.

   After the non-employee GTE director's service terminates, he or she may elect to receive the amounts deferred and held in deferred stock units under this plan in cash or shares of GTE common stock. If the amount deferred is held in a cash account, payments will be made in cash, and the non-employee director may elect to receive payments either before or after his or her service ends. After he or she leaves the GTE Board of Directors, a non-employee director may also elect to invest the balance of his or her plan account in a variety of investment options.

Charitable Awards Program

   Non-employee directors and designated senior executives of GTE, including the individuals named in the "GTE Executive Compensation Tables--Summary Compensation Table" in this Chapter III, participate in a charitable awards program. Under this program, GTE will donate an aggregate of $1,000,000 to as many as four tax-exempt educational institutions or public charities designated by the participant. The donations will be made in five equal annual installments after a participant's death. Generally, the donations will be made only if: (1) the participant dies while a director or a designated senior officer; or (2) the participant was either (a) a director who separated from service with GTE after completing five or more years of service as a director, or (b) a designated senior officer who separated from service after reaching age 65 and completing five or more years of service as an employee of GTE and who was not involuntarily separated from service for cause; or (3) a change in control occurs while the participant is a director or designated senior executive of GTE. The program is financed through the purchase of life insurance by GTE. Participants do not receive individual financial benefits from this program since all charitable deductions accrue solely to GTE.

GTE Executive Compensation Committee Report

   The GTE Executive Compensation and Organizational Structure Committee reviews and approves annual salary range adjustments for GTE's executive employee group and administers GTE's executive short- and long-term incentive plans, including the approval of grant and payout targets and awards under those plans. The committee also evaluates the performance of senior management, including the chief executive officer, and approves changes to the base salaries of senior management of GTE and its related companies. This committee annually reports to the GTE Board of Directors on its activities.

 Compensation Philosophy

   The committee is responsible for GTE's executive compensation philosophy and policies, which form the basis for the committee's decisions. GTE's executive compensation philosophy relates the level of compensation to GTE's success in meeting its annual and long-term performance goals and achieving long-term returns for shareholders, rewards individual achievement, and seeks to attract and retain executives of the highest caliber. GTE's philosophy is to pay average compensation (including base, bonus and long-term incentives) for average results and above average compensation for outstanding results. GTE benchmarks its compensation (including salary and incentive pay) by comparing its practices with those of a select group of companies. GTE's comparison group for benchmarking competitiveness includes other major companies, both in telecommunications and general industry. During 1998, GTE re-evaluated the companies included in its comparison group and made changes to reflect business combinations and the announced growth strategy of GTE's businesses, to accurately reflect the competition for executive talent. These changes more closely align GTE with its peer companies in the high-technology, consumer products and telecommunications industries. The companies that are currently included in the comparison group have a reputation for excellence and are comparable to GTE in terms of such quantitative measures as revenues, net income, assets and market value. Moreover, they are viewed as competitors for executive talent in the overall labor market. Compensation data for the comparison companies are obtained from benchmarking surveys conducted by nationally recognized

                                     III-3
independent compensation consultants. In reviewing survey data, GTE takes into account how its compensation policies and overall performance compare to those of the comparison group. These surveys encompass companies that are not included in the GTE Performance Graph.

   GTE has compared its ratio of base salary to total executive compensation to the practices of the comparison companies. Under GTE's compensation philosophy, base salary is intended to represent less than 40% of compensation for top executives. The remaining compensation is paid under incentive plans. Payments under these incentive plans are based upon the achievement of annual and long-term performance goals and are at risk.

 Executive Compensation

   In keeping with GTE's stated compensation philosophy, the committee compares the total compensation of GTE's executives to that of its comparison group. The committee determines whether it is advisable to approve adjustments in salary ranges and incentives. In doing so, the committee evaluates each executive's performance, the performance of the operations directed by that executive, and the ranking of the executive's compensation in relation to the established salary range for that position. In evaluating whether an executive's total compensation package (base salary plus incentive compensation) should be adjusted, the committee also takes into account changes in the executive's responsibilities and GTE's compensation philosophy.

   During 1998, the committee reviewed the current position of GTE's targeted base salary and the annual and long-term incentives and compared the level and mix of pay opportunities to similar categories for the comparison group. Based on this review, the committee adjusted GTE's base salary and annual incentives for 1998. On average, total annual compensation opportunities were increased 4.4% in order to maintain GTE's competitive position. GTE's long-term performance-based award schedules, including stock options and performance bonus units, were adjusted downward by 8% and 13%, respectively, as a result of the increase in GTE's stock value. This represents the first change to GTE's stock option and performance bonus grant schedules in two years.

   After evaluating Mr. Lee's performance and comparing his performance and salary to those of chief executive officers of the comparison group, the committee in early 1998 determined that Mr. Lee's base salary should be increased by 5.8% to remain at a competitive level. Mr. Lee's base compensation is within the salary range previously approved by the committee for the position of chief executive officer.

 Incentive Compensation

   Certain GTE employees are eligible to receive awards under two incentive plans in addition to their base salary.

   Under the GTE Executive Incentive Plan, a participating employee is eligible to receive an award based on GTE's performance during the prior fiscal year, the performance of the individual's business unit and his or her achievement of previously established individual objectives. At the conclusion of each plan year, the committee compares GTE's performance and that of its business units to established objectives. The committee then arrives at an overall rating of GTE and the business units to determine the percentage payout of incentive awards for each unit and the individual awards for certain senior executives.

   Mr. Lee's GTE Executive Incentive Plan award for 1998 is based upon GTE's overall performance and Mr. Lee's individual performance with respect to critical qualitative and quantitative objectives approved by the committee. Although GTE does not formally weight the factors comprising the performance measures, the committee considered GTE's financial and operational performance in 1998 and Mr. Lee's achievement of qualitative objectives. Specifically, Mr. Lee's 1998 objectives included quantitative goals related to: revenues; operating and net income; earnings per share; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); return on equity; return on investment; and operating cash flow.

                                     III-4

   In addition to these quantitative goals, Mr. Lee's goals included significant qualitative objectives such as:

  . continuing to transition GTE into a growth company while still maintaining a high level of earnings;

  . continuing to strategically position GTE for the future through alliances with other major telecommunications providers, both domestically and internationally;

  . optimizing GTE's competitive position and image as a quality provider of service;

  . continuing to shape the regulatory landscape at both the federal and state levels, ensuring that an equitable environment has been created to achieve maximum flexibility and business potential; and

  .  continuing to renew and develop GTE's workforce.

   In the committee's assessment, Mr. Lee performed well with respect to GTE's performance and his objectives and the committee approved his GTE Executive Incentive Plan award.

   The GTE Executive Incentive Plan awards paid to the five most highly compensated employees of GTE are included in the "Bonus" column of the Summary Compensation Table. See "GTE Executive Compensation Tables--Summary Compensation Table" in this Chapter III.

   Selected GTE employees also have an opportunity to earn incentive payments under the GTE Long-Term Incentive Plan. The primary purpose of the GTE Long-Term Incentive Plan is to help assure superior long-term financial and operating performance by offering participants an incentive for achieving those results. The GTE Long-Term Incentive Plan provides for two types of grants--performance bonuses and stock options. In approving the grants awarded under the GTE Long-Term Incentive Plan, the committee compares GTE's grant levels to competitive practices in the comparison group. GTE's objective is to link an increasing amount of compensation to long-term performance. GTE's philosophy is to be at the 60th percentile of the market of the comparison group of companies in this area.

   Senior executives of GTE, including the five executives named in the Summary Compensation Table, are eligible to receive annual grants of performance bonuses under the GTE Long-Term Incentive Plan. These grants are earned during a performance cycle that is typically three years in duration. Awards for the three-year performance cycle ending in 1998 were based on GTE's actual financial performance during the 1996-1998 cycle. GTE's actual financial performance is compared to pre-established target levels for the following key measures: revenues growth, earnings per share growth, EBITDA growth, relative total shareholder return, and return on investment.

   In establishing the targeted performance levels for the five key measures, the committee considered GTE's past performance, the performance of its principal competitors, its strategic goals, and its plans for implementing those goals. The targets established by the committee with respect to these key measures are designed to facilitate implementing GTE's strategic plans and to improve GTE's performance relative to its peers.

   At the time the targeted performance bonus levels for each cycle under the GTE Long-Term Incentive Plan were established, a common stock equivalent unit account was set up for each participant. Each equivalent unit account represents an initial dollar amount for each account, which is referred to as a target award, based on the competitive performance bonus grant practices of the market comparison group. The value of the account was increased or decreased based on the market price of GTE common stock. Each time a dividend was paid on GTE common stock, an amount equal to the dividend paid on an equivalent number of shares of GTE common stock was added to the account. This amount was then converted into a number of equivalent units, obtained by dividing the amount of the dividend by the average of the high and low prices of GTE common stock on the New York Stock Exchange Composite Transactions Tape on the dividend payment date. The resulting number of equivalent units was then credited to the account.

   Under the performance criteria approved for the 1996-1998 and 1997-1999 and 1998-2000 cycles, the committee established the minimum level of performance, or threshold, for each of the key measures. If this

                                     III-5
threshold is not met for a particular key measure, no award is paid for that key measure. If performance for a key measure is at the threshold, participants receive a payment of 20% of the target award for that key measure. However, if GTE's performance for the total shareholder return key measure is at the threshold, a payment of 50% of the award is made. The committee determined that this key measure was critical to GTE's success and set an exceptionally demanding goal for total shareholder return. Accordingly, they determined that if the threshold were met, a 50% payment would be made with respect to total shareholder return. If GTE's performance meets the target for the key measure, participants will receive the full value associated with achieving that key measure. If GTE's performance exceeds the target, the award for that key measure will exceed 100% of the target award, based upon the formula explained under the table entitled "Long-Term Incentive Plan--Awards in Last Fiscal Year" in this Chapter III. The formula is applied separately for each key measure. The committee anticipates that performance bonus awards will be based in equal proportion on the attainment of the target established for each of the five key measures. The cumulative attainment level is called the "Guideline Performance Percentage." The value of the equivalent unit account is then adjusted by the Guideline Performance Percentage. To see the grants for the 1998-2000 cycle see "GTE Executive Compensation Tables--Long-Term Incentive Plan--Awards in Last Fiscal Year" in this Chapter III.

   The committee normally approves grants of stock options under the GTE Long-Term Incentive Plan. These options are granted to the five executives named in the Summary Compensation Table and to a substantially larger group of executives than those who are eligible to receive performance bonuses under the GTE Long-Term Incentive Plan.

   The committee did not take into account the number of options currently held by any individual participant in determining individual grants for 1998. Mr. Lee and the other four most highly compensated officers received the grants shown in the Summary Compensation Table. To see the grants awarded, see "GTE Executive Compensation Tables--Summary Compensation Table" in this Chapter III. Mr. Lee's grant level was tied to competitive long-term compensation practices for companies in GTE's comparison group.

   In addition, GTE has established stock ownership guidelines for all executives who are eligible to receive GTE Long-Term Incentive Plan performance bonuses. Under the guidelines, the chief executive officer is encouraged to have an ownership interest in GTE common stock with a value at least six times his annual base salary. Other executives identified by the committee are encouraged to maintain stock holdings with a value ranging from one to four times their annual base salaries. Compliance with the stock ownership guidelines is monitored annually. Overall, ownership by the executive population significantly exceeded these guidelines.

   GTE executives also participate in the GTE Equity Participation Program. Under this program, a portion of certain executives' cash bonuses under the Executive Incentive Plan and Long-Term Incentive Plan must be deferred and held in restricted stock units for a minimum of three years, after which they will be payable in GTE common stock. Participants may also irrevocably elect to defer an additional percentage of their GTE Executive Incentive Plan and GTE Long-Term Incentive Plan cash bonuses into restricted stock units, provided that their mandatory and voluntary deferrals do not exceed 25% of the combined GTE Executive Incentive Plan and GTE Long-Term Incentive Plan awards. GTE will provide a matching contribution in restricted stock units in the amount of one unit for every four units deferred by the participant. These matching restricted stock units were designed as an inducement to encourage full participation in the program and to compensate the executives for their agreement not to realize the economic value associated with the restricted stock units for a minimum of three years.

 Internal Revenue Service Rules Relating to Deductibility of Compensation

   In late December 1995, the Internal Revenue Service issued final regulations that apply to Section 162(m) of the Internal Revenue Code of 1986, as amended, limiting the tax deduction a publicly held corporation may

                                     III-6
take for compensation paid to the executives listed on the Summary Compensation Table. The Internal Revenue Service regulations limit the annual amount that GTE may deduct for each of these executives to $1,000,000 unless the compensation is performance-based.

   Both the GTE Executive Incentive Plan and GTE Long-Term Incentive Plan include provisions to provide for the deductibility of future amounts received under these plans. The provisions include, but are not limited to, limiting positive discretion, establishing the maximum aggregate awards payable, limiting the number of stock options that may be granted to any one individual, and limiting the maximum individual awards that may be paid to these executives.

   Based on these requirements, the Executive Incentive Plan provides that if GTE's return on equity exceeds 8%, then an amount equal to 5% of GTE's consolidated net income is available for awards to participants. In calculating consolidated net income under the terms of the Executive Incentive Plan, the committee excludes losses from unusual or extraordinary items such as the impact of accounting changes or unusual charges related to business combinations or discontinued operations. In addition, the committee established individual award limits with respect to the Executive Incentive Plan awards. Each individual award limit is a percentage of the total available amount. The applicable percentage depends on the individual's base salary at the end of the calendar year and, in all cases, may not exceed 3.5%. GTE's 1998 return on equity exceeded 8%, and awards under the Executive Incentive Plan were paid for 1998.

   Based on these requirements, the Long-Term Incentive Plan provides that if for each 3-year performance cycle GTE's cumulative consolidated net income exceeds $5 billion, awards can be made. In calculating cumulative consolidated net income under the terms of the Long-Term Incentive Plan, the committee excludes losses from unusual or extraordinary items such as the impact of accounting changes or unusual charges relating to business combinations or discontinued operations. If cumulative consolidated net income exceeds $5 billion, then an amount equal to 3% of cumulative consolidated net income is available for awards to participants. Amounts of cumulative consolidated net income in excess of $15 billion are not counted in determining the size of the total available amount. In addition, the committee established individual award limits with respect to the award of the performance bonus. The individual award limit is a percentage of the total available amount. The applicable percentage depends on the individual's base salary at the end of the cycle and, in all cases, may not exceed 3.5%.

 Other Compensation Plans

   GTE also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. The GTE Savings Plan and the GTE Hourly Savings Plan, pursuant to the provisions of Section 401(k) of the Internal Revenue Code, permit employees to invest in a variety of funds on a pre-tax or after-tax basis. Matching contributions under those plans are made in GTE common stock. GTE also maintains pension, insurance and other benefit plans for its employees.

                                                  Russell E. Palmer, Chairman
                                                  James R. Barker
                                                  Edward H. Budd
                                                  James L. Ketelsen

   April 13, 1999

                                     III-7

GTE Executive Compensation Tables

                           Summary Compensation Table

   The following table sets forth information about the compensation of the chief executive officer and each of the other four most highly compensated executive officers of GTE for services in all capacities to GTE and its subsidiaries.

                                                                         Long Term Compensation
                                                                    ---------------------------------
                                       Annual Compensation                  Awards           Payouts
                              ------------------------------------- ----------------------- ---------
                                                                                 Securities
                                                                     Restricted  Underlying   LTIP     All Other
   Name and Principal          Salary                Other Annual      Stock      Options/   Payouts  Compensation
      Position(1)        Year  ($)(2)   Bonus($)(3) Compensation($) Awards($)(4)  SARs(#)    ($)(3)      ($)(5)
------------------------ ---- --------- ----------- --------------- ------------ ---------- --------- ------------
Charles R. Lee.......... 1998 1,098,846  1,424,300       2,202         169,813    221,100   1,292,700    49,448
Chairman & Chief         1997 1,039,500  1,508,800      60,095         246,156    248,600   2,429,700    11,320
Executive Officer        1996   975,000  1,553,100          16         252,210    248,600   2,481,800    10,613

Kent B. Foster.......... 1998   897,942    963,800      23,278         119,519    130,900     948,500    40,407
President(6)             1997   843,538  1,011,500      58,084         172,781    182,800   1,753,000    11,320
                         1996   784,000  1,041,300         679         176,243    182,800   1,778,800    10,613

Michael T. Masin........ 1998   783,135    918,900       3,403         107,894    109,300     807,400    33,981
Vice Chairman and        1997   742,391    843,200      61,841         144,956    155,400   1,476,100     7,200
President--
 International(7)        1996   679,466    868,000         --          147,952    155,400   1,499,200     6,490

Thomas W. White......... 1998   517,231    500,700          80          61,350     69,100     480,900    23,275
Senior Executive         1997   503,591    533,700         --           84,756     91,700     822,400    11,320
Vice President--Market   1996   463,115    533,700         --           81,511    183,400     770,000    10,613
Operations, GTE Service
Corporation(8)

William P. Barr......... 1998   478,462    420,800          64          46,988     61,200     331,000    21,531
Executive Vice
 President--             1997   445,442    394,500         --        1,936,588    304,000     510,900    11,320
Government and           1996   407,500    343,200         --           26,349    101,600     499,800    10,613
Regulatory Advocacy and
General Counsel(9)

--------
(1) All persons named in the table are officers of GTE, except as otherwise noted.

(2) The data in the salary column of the table include fees that certain executives receive for serving as directors of BC TELECOM Inc., a Canadian company in which GTE owned a 50.8% interest during 1998. Mr. Masin's salary for 1998, 1997, and 1996 includes fees of $28,000, $17,182, and $18,466, respectively. Mr. White's salary for 1997 and 1996 includes fees of $7,280 and $15,692. During 1997, Mr. Masin and Mr. White also received BC TELECOM Inc. deferred stock units then valued at $14,593 and $10,695, respectively, which are included in this column.

(3) The data in these columns represent the amounts received in 1998 by each of the five most highly compensated executive officers under GTE's Executive Incentive Plan and Long-Term Incentive Plan (which is referred to in the table as LTIP). In connection with GTE's Equity Participation Program, a portion of this amount has been deferred into restricted stock units payable at maturity (generally, a minimum of three years) in GTE common stock. The number of restricted stock units received was calculated by dividing the amount of the annual bonus deferred by the average closing price of GTE common stock on the New York Stock Exchange Composite Transactions Tape for the 20 consecutive trading days following the release to the public of GTE's financial results for the fiscal year in which the bonus was earned. Additional restricted stock units are received on each dividend payment date based upon the amount of the dividend paid and the closing price of GTE common stock on the New York Stock Exchange Composite Transactions Tape on the dividend declaration date.

(4) The data in this column represent the dollar value of the matching restricted stock units based upon the average closing price described in footnote 3 above. Matching restricted stock units are received on the basis of one additional restricted stock unit for every four restricted stock units deferred through the bonus

                                     III-8
   deferrals described in footnote 3 above. GTE grants executives matching restricted stock units on the basis of one stock unit for every four stock units deferred. The matching stock units were designed to increase focus on shareholder value and to compensate the executive for agreeing not to realize the economic value associated with deferred bonus amounts. Additional restricted stock units are received on each dividend payment date based upon the amount of the dividend paid and the closing price of GTE common stock on the New York Stock Exchange Composite Transactions Tape on the dividend declaration date. Messrs. Lee, Foster, Masin, White and Barr each hold a total of 64,493, 45,209, 38,517, 21,823 and 40,222 restricted stock units, respectively, which had a dollar value of $4,192,045, $2,938,585, $2,503,605, $1,418,495 and $2,614,406,
   respectively, based solely upon the closing price of GTE common stock on December 31, 1998.

(5) The column "All Other Compensation" includes, for 1998, contributions by GTE and its subsidiaries to the GTE Savings Plan of $7,200 for each of Messrs. Lee, Foster, Masin, White and Barr, and contributions by GTE and its subsidiaries to the GTE Executive Salary Deferral Plan of $42,248, $33,207, $26,781, $16,075 and $14,331 for each of Messrs. Lee, Foster,
    Masin, White and Barr.

(6) Mr. Foster was elected President in June 1995. He served as Vice Chairman and President-GTE Telephone Operations Group from October 1993 until June 1995. He had been President-GTE Telephone Operations Group since 1989.

(7) Mr. Masin joined GTE as Vice Chairman effective October 1993. He was also elected President-International in June 1995.

(8) Mr. White was elected Senior Executive Vice President-Market Operations of GTE Service Corporation in June 1997. He served as President-GTE Telephone Operations Group from July 1995 until June 1997, and before that as an Executive Vice President of GTE Telephone Operations Group from 1991.

(9) Mr. Barr was elected Executive Vice President-Government and Regulatory Advocacy and General Counsel in June 1997 and before that served as Senior Vice President and General Counsel from July 1994. Prior to joining GTE, he was a partner in the Washington, D.C. office of the law firm of Shaw, Pittman, Potts & Trowbridge since 1993. He served as Attorney General of the United States from 1991 to 1993.

                                     III-9

                     Option/SAR Grants in Last Fiscal Year

   The following table shows all grants of options to the five most highly compensated executive officers of GTE in 1998. The options were granted under GTE's Long-Term Incentive Plan. In addition, these stock option grants included a replacement stock option feature. The replacement stock option feature provides that, if an executive exercises a stock option granted in 1998 by delivering previously owned shares that are sufficient to pay the exercise price plus applicable tax withholdings, the executive will receive a one-time additional stock option grant. The number of shares represented by that option will be equal to the number of previously owned shares surrendered in this transaction. This replacement stock option will be granted with an exercise price equal to fair market value on the date of grant. No stock appreciation rights were granted to the five most highly compensated executive officers of GTE in 1998. Each option granted may be exercised with respect to one-third of the aggregate number of shares subject to the grant each year, commencing one year after the date of grant. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, the potential realizable value of the options granted will be zero.

                                                                       Potential Realizable Value
                                                                                   at
                                                                         Assumed Annual Rates of
                                                                                  Stock
                                                                         Price Appreciation for
                                       Individual Grants                       Option Term
                         --------------------------------------------- ---------------------------
                          Number of    % of Total
                          Securities  Options/SARs Exercise
                          Underlying   Granted to  or Base
                         Options/SARs Employees in  Price   Expiration
          Name             Granted    Fiscal Year   ($/Sh)     Date     0%      5%         10%
------------------------ ------------ ------------ -------- ---------- ---- ---------- -----------
Charles R. Lee..........   221,100        1.58%     54.375   2/17/08   $ 0  $7,560,724 $19,160,440
Kent B. Foster..........   130,900         .94%     54.375   2/17/08     0   4,476,249  11,343,743
Michael T. Masin........   109,300         .78%     54.375   2/17/08     0   3,737,617   9,471,890
Thomas W. White.........    69,100         .49%     54.375   2/17/08     0   2,362,940   5,988,175
William P. Barr.........    61,200         .44%     54.375   2/17/08     0   2,092,792   5,303,568

   If the price of GTE common stock appreciates, the aggregate market value of GTE common stock held by the shareholders will also increase. For example, the aggregate market value of GTE common stock on February 18, 1998 was approximately $52.33 billion based upon the market price on that date. If the share price of GTE common stock increases by 5% per year, the aggregate market value on February 18, 2008 of the same number of shares would be approximately $85.24 billion. If the price of GTE common stock increases by 10% per year, the aggregate market value on February 18, 2008 would be approximately $135.72 billion.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

   The following table provides information as to options and stock appreciation rights exercised by each of the five most highly compensated executive officers of GTE during 1998. The table sets forth the value of options and stock appreciation rights held by such officers at year end measured in terms of the closing price of GTE common stock on December 31, 1998.

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised   In-The-Money Options/SARs
                           Shares                Options/SARs at FY-End(#)       At FY-End($)
                         Acquired on    Value    ------------------------- -------------------------
          Name           Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
------------------------ ----------- ----------- ----------- ------------- ----------- -------------
Charles R. Lee..........    31,000    1,078,495   1,128,199     469,701    35,565,985    7,704,694
Kent B. Foster..........         0            0     733,699     313,701    22,508,557    5,269,420
Michael T. Masin........   200,000    5,115,488     336,300     264,700     8,890,293    4,454,825
Thomas W. White.........   190,999    4,263,198      65,867     221,934     1,826,588    4,142,035
William P. Barr.........    57,600    1,540,390     152,132     314,668     3,042,616    5,675,569

                                     III-10

             Long-Term Incentive Plan -- Awards in Last Fiscal Year

   The GTE Long-Term Incentive Plan provides for awards to participating employees, including stock options, stock appreciation rights, performance bonuses and other stock-based awards. To see the stock options awarded under the plan to the five most highly compensated executive officers in 1998, see "Summary Compensation Table" in this Chapter III. See "GTE Executive Compensation Committee Report--Incentive Compensation" in this Chapter III for a description of the operation of the GTE Long-Term Incentive Plan.

                                                       Estimated Future Payouts
                                                        Under Non-Stock Price-
                                                              Based Plan
                        Number of     Performance or   ------------------------
                      Shares, Units Other Period Until Threshold Target
                        or Other      Maturation or      (# of   (# of
        Name            Rights(#)         Payout        Units)   Units) Maximum
--------------------- ------------- ------------------ --------- ------ -------
Charles R. Lee.......    34,800          3 Years         9,865   37,941
Kent B. Foster.......    20,600          3 Years         5,802   22,315
Michael T. Masin.....    17,200          3 Years         4,876   18,753
Thomas W. White......    10,900          3 Years         3,090   11,884
William P. Barr......     9,600          3 Years         2,721   10,467

  GTE cannot predict future dividends. Accordingly, estimated equivalent unit accruals in the above table are calculated for illustrative purposes only and are based upon the dividend rate and price of GTE common stock at the close of business on December 31, 1998. The target award is the dollar amount derived by multiplying the equivalent unit balance credited to the participant at the end of the award cycle by the average closing price of GTE common stock, as reported on the New York Stock Exchange Composite Transactions Tape, during the last 20 business days of the award cycle.

  The column headed "Maximum" has intentionally been left blank because it is not possible to determine the maximum number of equivalent units until the award cycle has been completed. Subject to the award limit discussed above, the maximum amount of the award is limited by the extent to which GTE's actual results for the five key measures exceed the target levels. If GTE's actual results during the cycle for the five key measures exceed the respective target levels, additional awards may be paid, based on a linear interpolation. For example, for revenue growth, the schedule is as follows:

                     Performance Increment
                         Above Revenue                       Added Percentage
                       Performance Target                   to Combined Awards
                     ---------------------                  ------------------
     Each 0.1% improvement in cumulative revenue growth....         +2%

Thus, for example, if the revenue growth key measure exceeds its target level by .5% while the remaining four key measures are precisely at their respective target levels, then the performance bonus will equal 110% of the combined target award.

                                     III-11

GTE Performance Graph

   The following table shows a comparison of five year cumulative total return to shareholders for GTE common stock, Standard & Poor's 500 Index, and Standard & Poor's Telephone Index. It assumes that $100 was invested on December 31, 1993. The S&P Telephone Index is comprised of the Regional Bell Holding Companies plus GTE, ALLTEL Corporation and Frontier Corporation.


                           [LINE GRAPH APPEARS HERE]



                      12/31/93  12/30/94  12/29/95  12/31/96  12/31/97  12/31/98

GTE COMMON STOCK          $100       $92      $140      $151      $182      $234

S&P 500 INDEX             $100      $101      $139      $171      $229      $294

S&P TELEPHONE INDEX       $100       $96      $144      $146      $204      $300


                                     III-12

GTE Retirement Programs

 Pension Plans

   The following table illustrates the estimated annual benefits payable under GTE's defined benefit pension plans. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final average earnings (integrated with social security as described below) and years of service:

                               Pension Plan Table

                                    Years of Service
Final Average    -----------------------------------------------------------------
  Earnings         15           20            25            30            35
-------------    -------     ---------     ---------     ---------     ---------
 $  300,000       63,851        85,134       106,418       127,701       148,985
    400,000       85,601       114,134       142,668       171,201       199,735
    500,000      107,351       143,134       178,918       214,701       250,485
    600,000      129,101       172,134       215,168       258,201       301,235
    700,000      150,851       201,134       251,418       301,701       351,985
    800,000      172,601       230,134       287,668       345,201       402,735
    900,000      194,351       259,134       323,918       388,701       453,485
  1,000,000      216,101       288,134       360,168       432,201       504,235
  1,200,000      259,601       346,134       432,668       519,201       605,735
  1,500,000      324,851       433,134       541,418       649,701       757,985
  2,000,000      433,601       578,134       722,668       867,201     1,011,735
  2,500,000      542,351       723,134       903,918     1,084,701     1,265,485
  2,750,000      596,726       795,634       994,543     1,193,451     1,392,360
  3,000,000      651,101       868,134     1,085,168     1,302,201     1,519,235
  3,500,000      759,851     1,013,134     1,266,418     1,519,701     1,772,985

   All executive officers of GTE are employees of GTE Service Corporation, a wholly-owned subsidiary, which maintains the GTE Service Corporation Plan for Employees' Pensions. The GTE Service Corporation plan is a noncontributory pension plan for the benefit of all employees of GTE Service Corporation and participating affiliates who are not covered by collective bargaining agreements. It provides a benefit based on a participant's years of service and earnings. Pension benefits provided by GTE Service Corporation and contributions to the GTE Service Corporation plan are related to basic salary and incentive payments, exclusive of overtime, differentials, certain incentive compensation and other similar types of payments. Under the GTE Service Corporation plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed $31,100, which is the portion of salary subject to the Federal Social Security Act, and the 1.45% service credit being applied to that portion of the average annual salary for the five highest consecutive years that exceeds this level up to the statutory limit on compensation. As of February 26, 1999, the credited years of service under the GTE Service Corporation plan for Messrs. Lee, Foster, Masin, White and Barr are 15, 28, 5, 30, and 4, respectively.

   Under federal law, an employee's benefits under a qualified pension plan, such as the GTE Service Corporation plan, are limited to certain maximum amounts. GTE maintains the Excess Pension Plan, which supplements the benefits of any participant in the GTE Service Corporation plan in an amount by which any participant's benefits under the GTE Service Corporation plan are limited by law. In addition, the Supplement Executive Retirement Plan provides additional retirement benefits determined in a similar manner as under the GTE Service Corporation plan on compensation accrued under certain management incentive plans as determined by the Executive Compensation and Organizational Structure Committee. The Supplemental Executive Retirement Plan and the GTE Excess Pension Plan benefits are payable in a lump sum or an annuity.

                                     III-13

 Executive Retired Life Insurance Plan

   GTE's Executive Retired Life Insurance Plan provides Messrs. Lee, Foster, Masin, White and Barr a postretirement life insurance benefit of three times final base salary. Upon retirement, the Executive Retired Life Insurance Plan benefits may be paid as life insurance or, alternatively, an equivalent amount equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), may be paid as a lump sum payment, as an annuity or in installment payments.

Certain Transactions

   The investment banking firm of PaineWebber Incorporated received underwriting commissions and fees from GTE and its subsidiaries on the sale of securities during 1998. It is possible that PaineWebber Incorporated may have received additional brokerage commissions from trustees of the various pension, retirement, savings or similar plans of GTE and its subsidiaries. However, the commissions would not have been as a result of direction by GTE or its subsidiaries with regard to such orders. Mr. Richard W. Jones, a director of GTE until April 15, 1998, is a business consultant for PaineWebber Incorporated.

   During 1998, GTE paid approximately $398,000 to subsidiaries of Citigroup Inc. and its predecessor corporations for commercial banking services. Mr. Masin, Vice Chairman and President-International and a director of GTE, is a member of the board of directors of Citigroup Inc.

   The Boston Consulting Group, Inc. received fees from GTE's subsidiaries of approximately $292,000 for consulting services during 1998. Dr. Sandra O. Moose is a director of GTE and a director of The Boston Consulting Group, Inc.

   During 1998, GTE's subsidiaries paid approximately $135,000 for various fees to CSX Corporation. Dr. John W. Snow is a director of GTE and the Chairman, President and Chief Executive Officer of CSX Corporation.

   GTE's subsidiaries utilized the services of Thompson, Hine & Flory LLP during 1998. Mr. Robert D. Storey is a director of GTE and a partner in that law firm.

                                     III-14

Ownership of Stock by GTE Directors, Nominees for Directors and Executive
Officers

 Voting Stock and Stock-Based Holdings

   The table below sets forth (a) the shares of GTE common stock beneficially owned by each director, nominee for director, the chief executive officer and the other four most highly compensated executive officers, and by all directors and executive officers as a group; and (b) the total GTE stock-based holdings of the named individuals and the group. No director, nominee for director or executive officer owns as much as one-fifth of one percent of the total outstanding shares of GTE common stock, and all directors and executive officers as a group own less than one-half of one percent of the total outstanding shares of GTE common stock. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown in the table.

   The last column of the table combines beneficial ownership of shares of GTE common stock (including shares which may be acquired within 60 days pursuant to the exercise of stock options) with holdings of (i) deferred stock units by non-employee directors (which are payable in cash or shares of GTE common stock, at the election of the director, and are accrued under the Deferred Stock Unit Plan and under the Deferred Compensation Plan) and by executive officers (which are payable in cash pursuant to deferrals under the GTE Executive Salary Deferral Plan, the Executive Incentive Plan and the Long-Term Incentive Plan); and (ii) restricted stock units by executive officers (which are payable in shares of GTE common stock under the Equity Participation Program). This column indicates the alignment of the named individuals and the group with the interests of GTE's shareholders because the value of their total holdings will increase or decrease in line with the price of GTE common stock.

                                              GTE Shares
                                             Beneficially     GTE Stock-Based
                                              Owned as of     Holdings as of
Name of GTE Director or Nominee            February 26, 1999 February 26, 1999
-------------------------------            ----------------- -----------------
Edwin L. Artzt............................         2,785            15,498
James R. Barker...........................         4,200            97,011
Edward H. Budd............................         4,969            29,443
Robert F. Daniell.........................         2,970            10,618
Kent B. Foster(1).........................       955,108         1,042,985
James L. Johnson..........................        59,143            68,942
James L. Ketelsen.........................         1,800            13,572
Charles R. Lee(1).........................     1,461,690         1,602,189
Michael T. Masin(1)(2)....................       480,992           535,280
Sandra O. Moose...........................         1,800            10,338
Russell E. Palmer.........................         2,200            10,223
John W. Snow..............................         2,100             4,100
Robert D. Storey..........................           700            10,835
                                               ---------         ---------
                                               2,980,457         3,451,034
                                               =========         =========
GTE Executive Officers(1)
-------------------------
Charles R. Lee............................     1,461,690         1,602,189
Kent B. Foster............................       955,108         1,042,985
Michael T. Masin(2).......................       480,992           535,280
Thomas W. White...........................       163,565           186,007
William P. Barr...........................       209,700           254,001
                                               ---------         ---------
                                               3,271,055         3,620,462
                                               =========         =========
All directors and executive officers as a
 group(1).................................     3,841,349         4,479,837

                                     III-15

     === ===

--------
(1) Includes shares acquired through participation in the GTE Savings Plan. Also included in the number of shares beneficially owned by Messrs. Lee, Foster, Masin, White and Barr and all directors and executive officers as a group are 1,307,033; 899,199; 476,333; 150,034; 206,399 and 3,479,693,
    respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.
(2) Mr. Masin participated in the Deferred Compensation Plan while he was a non-employee director of GTE. In October 1993, Mr. Masin became an employee of GTE and since that date he has not been eligible to receive or defer additional compensation under the Deferred Compensation Plan or to receive new grants under any plans for non-employee directors of GTE.

 CANTV Stock

   The following table indicates the number of Class D Common Shares of Compania Anonima Nacional Telefonos de Venezuela ("CANTV") beneficially owned by each GTE director or nominee, the chief executive officer and each of the other four most highly compensated executive officers who beneficially own such shares, and by all directors and executive officers of GTE as a group as of February 26, 1999. A subsidiary of GTE owns approximately 8.5% of the Class D Common Shares of CANTV and the remaining Class D Common Shares of CANTV are owned by the public. GTE also indirectly owns 57.8% of the Class A Common Shares of CANTV through a consortium, and the other consortium partners indirectly own the remaining Class A Common Shares of CANTV. Only directors of GTE who own Class D Common Shares of CANTV are named in the table. Each of these amounts shown in the following table, and all of them in the aggregate, represented less than 1% of the outstanding Class D Common Shares of CANTV as of February 26, 1999. All of the following Class D Common Shares of CANTV are owned in the form of American Depositary Shares, each representing seven Class D Common Shares of CANTV.

                                                                CANTV Class D
                                                                 Common Shares
Name                                                          Beneficially Owned
----                                                          ------------------
Kent B. Foster...............................................        7,000
Charles R. Lee...............................................       77,000
Michael T. Masin.............................................       30,450
Russell E. Palmer............................................       14,000
                                                                   -------
                                                                   128,450
                                                                   =======
All GTE directors and executive officers as a group..........      135,450
                                                                   =======

                                     III-16

Election of GTE Directors

   The GTE Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. Messrs. Budd, Ketelsen, Lee and Snow are nominated for election by GTE's shareholders as Class I directors. The Class I directors elected in 1999 will serve for a term of three years which expires at the GTE annual meeting in 2002 or when their successors are elected and qualified. All nominees for Class I directors are currently directors and, other than Dr. Snow, were previously elected by the shareholders. Each nominee is at present available for election.

   Mr. James L. Johnson, a Class I director, has reached the mandatory retirement age. Accordingly, he will retire from the GTE Board of Directors at the conclusion of the GTE annual meeting.

   If all the nominees for directors are elected by GTE's shareholders at the GTE annual meeting, the GTE Board of Directors will consist of twelve directors--nine directors whose principal occupations are outside GTE and three directors who are presently employees of GTE.

   The GTE Board of Directors recommends a vote FOR all nominees.

Biographical Information of GTE Directors

   The following provides information about the nominees for directors.

  Nominee, Age and
   Year Elected a            Principal Occupation and Other Information
      Director
--------------------------------------------------------------------------------
                         Nominees for Class I Directors
                    Term Expiring at 2002 GTE Annual Meeting
--------------------------------------------------------------------------------

EDWARD H. BUDD       Retired Chairman of the Board of The Travelers
65   1985            Corporation. From January 1994 to September 1994, Mr.
                     Budd was Chairman of Travelers Insurance Group, Inc. Mr.
[PHOTO]              Budd was elected President and Chief Operating Officer of
                     The Travelers Corporation in 1976, Chief Executive
                     Officer in 1981 and Chairman in 1982. He is a Director of Delta Air Lines, Inc. and a member of The Business
                     Council. He is Chairman of the Audit Committee and a member of the Nominating Committee and the Executive
                     Compensation and Organizational Structure Committee of
                     GTE.


JAMES L. KETELSEN    Retired Chairman of Tenneco Inc. Mr. Ketelsen retired as
68   1986            Chairman of Tenneco Inc. in 1992. He was elected
                     Executive Vice President-Finance of Tenneco Inc. in 1972
[PHOTO]              and was appointed Chairman and Chief Executive Officer in
                     1978. He is a Director of J.P. Morgan & Co. Incorporated and its principal subsidiary, Morgan Guaranty Trust
                     Company of New York, and of Sara Lee Corporation and a
                     Trustee of Northwestern University. Mr. Ketelsen is
                     Chairman of the Pension Trust Coordinating Committee and a member of the Executive Compensation and Organizational
                     Structure Committee and the Public Policy Committee of
                     GTE.



                                     III-17

  Nominee, Age and
   Year Elected a            Principal Occupation and Other Information
      Director
--------------------------------------------------------------------------------

CHARLES R. LEE       GTE Chairman and Chief Executive Officer. Mr. Lee joined
59   1989            GTE in 1983 as Senior Vice President-Finance and in 1986
                     he was named Senior Vice President-Finance and Planning.
[PHOTO]              He was elected President and Chief Operating Officer,
                     effective January 1, 1989, and became Chairman and Chief
                     Executive Officer in 1992. Prior to joining GTE, he held various financial and management positions in the steel, transportation and entertainment industries. Mr. Lee is a Director of United Technologies Corporation, USX
                     Corporation and The Procter & Gamble Company. He is a member of the Business Round Table, a Trustee of the Board of Trustees of Cornell University, a member of the New American Realities Committee of the National Planning
                     Association, a member of The Conference Board, and a Director of the Stamford Hospital Foundation. Mr. Lee is a Personal Trustee of the GTE Foundation and a member of the Strategic Issues, Planning and Technology Committee of GTE.


JOHN W. SNOW         Chairman, President and Chief Executive Officer of CSX
59   1998            Corporation. A Director of CSX Corporation since 1985,
                     Dr. Snow has held the title of President and CEO of this
[PHOTO]              global transportation company since April 1989 and became
                     Chairman in February 1991. He also serves as a Director of Circuit City Stores, Inc.; Johnson & Johnson; and USX
                     Corp. He is a member of the Business Council and the Business Round Table policy committee and serves on the Board of Trustees of Johns Hopkins University and The
                     Darden Business School at the University of Virginia. Dr.
                     Snow is a graduate of the George Washington University
                     Law School and the University of Virginia with a Ph.D. in Economics.


                                     III-18

   The following provides information about the members of the GTE Board of Directors who are continuing in office, as well as Mr. Johnson, who will retire from the GTE Board of Directors at the conclusion of the GTE annual meeting.

  Director, Age and
   Year Elected a            Principal Occupation and Other Information
      Director
--------------------------------------------------------------------------------
                                Class I Director
                    Term Expiring at 1999 GTE Annual Meeting
--------------------------------------------------------------------------------

JAMES L. JOHNSON     Retired GTE Chairman and Chief Executive Officer. Mr.
72   1985            Johnson, who retired in 1992, has been designated
                     Chairman Emeritus by the Board. He joined GTE in 1949 and
[PHOTO]              held a variety of management positions within the
                     Telephone Operations Group. He was elected President of the GTE Telephone Operations Group in 1981, Senior Vice
                     President of GTE and President and Chief Operating
                     Officer of its Telephone Operations Group in December
                     1983, President and Chief Operating Officer of GTE in
                     March 1986 and became Chairman and Chief Executive
                     Officer in May 1988. Mr. Johnson is a Director of MONY
                     (The Mutual Life Insurance Company of New York), Valero
                     Energy Corporation, Harte-Hanks Communications, Inc., The
                     Finover Group, Walter Industries, Inc. and CellStar
                     Corporation. He is also a Trustee of the Joint Council on Economic Education. Mr. Johnson is a member of the Audit
                     Committee, the Pension Trust Coordinating Committee and the Strategic Issues, Planning and Technology Committee of GTE.


  Director, Age and
   Year Elected a            Principal Occupation and Other Information
      Director
--------------------------------------------------------------------------------
                               Class II Directors
                    Term Expiring at 2000 GTE Annual Meeting
--------------------------------------------------------------------------------

JAMES R. BARKER      Chairman of The Interlake Steamship Co. and Vice Chairman
63   1976            of Mormac Marine Group, Inc. and the Moran Towing
                     Company. Mr. Barker is also a Director and a principal
[PHOTO]              owner of Meridian Aggregates, Inc., a producer of
                     aggregate products for the construction and railroad industries. Mr. Barker was formerly Chairman of the Board of Moore McCormack Resources, Inc. and Chairman of that company's operating subsidiaries since April 1971. He was also Chief Executive Officer of Moore McCormack
                     Resources, Inc. from 1971 to January 1987. In 1969, Mr.
                     Barker co-founded a management consulting firm, Temple, Barker & Sloane, Inc., and served in the capacity of Executive Vice President. He is Non-Executive Chairman and a Director of The Pittston Company, a Director of Eastern Enterprises, Chairman of the Board of Trustees of
                     Stamford Hospital, and President of the Committee of SKULD (an Oslo, Norway based marine insurance company).
                     Mr. Barker is Chairman of the Nominating Committee and a member of the Executive Compensation and Organizational
                     Structure Committee and the Strategic Issues, Planning and Technology Committee of GTE.


                                     III-19

  Director, Age and
   Year Elected a            Principal Occupation and Other Information
      Director
--------------------------------------------------------------------------------

ROBERT F. DANIELL
65   1996            Retired Chairman, United Technologies Corporation. Mr.
                     Daniell was elected Chairman, United Technologies
[PHOTO]              Corporation, effective January 1, 1987 and retired in
                     April 1997. He relinquished the offices of President and Chief Operating Officer in February 1992 and the office of Chief Executive Officer in April 1994. Mr. Daniell was elected President and Chief Operating Officer in 1984 and named to the additional post of Chief Executive Officer, effective January 1, 1986. He was elected Senior Vice
                     President--Defense Systems in 1983 and had served as Vice
                     President of United Technologies from 1982 to 1983 and
                     President of Sikorsky Aircraft from 1981 to 1983. He is a
                     Director of Shell Oil Co. Mr. Daniell is a member of the Audit Committee, the Pension Trust Coordinating Committee and the Public Policy Committee of GTE.


MICHAEL T. MASIN
54   1989            GTE Vice Chairman of the Board and President-
                     International. Mr. Masin was elected Vice Chairman in
[PHOTO]              October 1993 and President-International in June 1995.
                     Prior to that, he was Managing Partner of the New York office of the law firm of O'Melveny & Myers and Co-chair of the firm's International Practice Group. Mr. Masin joined the firm in 1969 and became a partner in 1977. He is a Director of Citigroup, BCT.Telus Communications
                     Inc., Compania Anonima Nacional Telefonos de Venezuela
                     (CANTV) and VenWorld. Mr. Masin is a member of the Board of Trustees and Executive Committee of Carnegie Hall, the
                     Board of Directors and Executive Committee of the W. M.
                     Keck Foundation, the Board of Directors of the China
                     America Society, the Dean's Advisory Council of Dartmouth
                     College, the Business Committee of the Board of Trustees of the Museum of Modern Art, the Council on Foreign
                     Relations, and a Personal Trustee of the GTE Foundation.


ROBERT D. STOREY
62   1985            Partner with the Cleveland law firm of Thompson, Hine &
                     Flory LLP. Mr. Storey previously was a partner with the
[PHOTO]              Cleveland law firm of McDonald, Hopkins, Burke & Haber
                     Co., L.P.A. Mr. Storey joined its predecessor firm in 1967 and became a partner in 1971. In 1964 he began his career as an attorney with The East Ohio Gas Company and in 1966 he became Assistant Director of The Legal Aid
                     Society of Cleveland. He is a Director of The Procter &
                     Gamble Company and The May Department Stores Company. Mr.
                     Storey is a Trustee of Case Western Reserve University,
                     Spelman College, the Kresge Foundation and the George
                     Gund Foundation and a former Trustee of Phillips Exeter
                     Academy, Cleveland State University and Overseer of
                     Harvard University. He is a member of the Audit
                     Committee, the Nominating Committee and the Public Policy
                     Committee of GTE.


                                     III-20

  Director, Age and
   Year Elected a            Principal Occupation and Other Information
      Director
--------------------------------------------------------------------------------
                              Class III Directors
                    Term Expiring at 2001 GTE Annual Meeting
--------------------------------------------------------------------------------

EDWIN L. ARTZT       Chairman of the Executive Committee and Director of The
68   1984            Procter & Gamble Company. Mr. Artzt was Chairman of the
                     Board and Chief Executive Officer from January 1990 until
[PHOTO]              July 1995. Mr. Artzt had served as Vice Chairman of the
                     Board of The Procter & Gamble Company and President of
                     Procter & Gamble International since 1984. Prior to that, he was Executive Vice President since 1980 and had served as Group Vice President for European operations. Mr.
                     Artzt is Chairman of the Board of Spalding Holdings
                     Corporation and a Director of Delta Air Lines, Inc.,
                     American Express Company and Evenflo Company, Inc. He is also a member of the Business Council. Mr. Artzt is Chairman of the Strategic Issues, Planning and Technology
                     Committee and a member of the Nominating Committee and the Pension Trust Coordinating Committee of GTE.


KENT B. FOSTER       GTE President. Mr. Foster served as Vice Chairman of the
55   1992            Board of Directors from October 1993 until June 1995 and
                     President of GTE Telephone Operations Group from January
[PHOTO]              1989 until June 1995. Since joining GTE in 1970, Mr.
                     Foster served in a number of positions of increasing responsibility throughout the GTE system. Mr. Foster serves on the Board of Directors of Campbell Soup
                     Company, New York Life Insurance Company and J.C. Penney
                     Company, Inc. He is a member of the Board of Governors of the Dallas Symphony Association and a member of The
                     Dallas Opera Executive Board. Mr. Foster is also a
                     Personal Trustee of the GTE Foundation.


SANDRA O. MOOSE      Senior Vice President and Director of The Boston
57   1978            Consulting Group, Inc. Dr. Moose is a Director of Rohm
                     and Haas Company and 27 investment companies sponsored by
[PHOTO]              The New England Funds, an Overseer of the Beth Israel
                     Deaconess Medical Center, a Trustee of the Boston Public
                     Library Foundation, an Overseer of the Museum of Fine
                     Arts, a member of Visiting Committee of the Harvard
                     School of Public Health and a Director of the Harvard
                     University Graduate School Alumni Association. She is
                     Chairperson of the Public Policy Committee and a member of the Audit Committee and the Strategic Issues, Planning and Technology Committee of GTE.



                                     III-21

 Director, Age and
   Year Elected a           Principal Occupation and Other Information
      Director
-------------------------------------------------------------------------------

RUSSELL E. PALMER   Chairman and Chief Executive Officer, The Palmer Group.
64   1984           Mr. Palmer was formerly Dean, The Wharton School,
                    University of Pennsylvania from 1983 until June 1990.
[PHOTO]             Prior to that, he was Managing Director and Chief
                    Executive Officer of Touche Ross International (now
                    Deloitte and Touche), a worldwide accounting firm. Mr.
                    Palmer joined Touche Ross in 1956 and was elected Managing
                    Director of Touche Ross International in 1974. Mr. Palmer is a Director of Bankers Trust New York Corporation and its subsidiary, Bankers Trust Company, The May Department
                    Stores Company, Allied-Signal, Inc., Safeguard
                    Scientifics, Inc. and Federal Home Loan Mortgage
                    Corporation. He has been President of the Financial
                    Accounting Foundation and a member of the Board of Directors of the American Institute of Certified Public
                    Accountants. Mr. Palmer is a former member of the Presidential Commission on Management Improvement and serves on the boards of a number of charitable and civic organizations. He is Chairman of the Executive
                    Compensation and Organizational Structure Committee and a member of the Nominating Committee and the Strategic
                    Issues, Planning and Technology Committee of GTE.


                         ITEM 2 -- GTE MERGER PROPOSAL

   For summary and detailed information regarding the GTE merger proposal, see Chapter I--"The Merger."

               ITEM 3 -- RATIFICATION OF APPOINTMENT OF AUDITORS

   The following resolution will be offered by the GTE Board of Directors at the GTE annual meeting:

   RESOLVED: That the appointment of Arthur Andersen LLP by the GTE Board of Directors to conduct the annual audit of the financial statements of GTE Corporation and its subsidiary companies for the year ending December 31, 1999 is ratified, confirmed and approved.

   The GTE Board of Directors recommends a vote FOR the foregoing proposal for the following reasons:

   The GTE Board of Directors first appointed Arthur Andersen LLP, an independent public accounting firm, as GTE's auditors in 1935. After a diligent review, the GTE Board of Directors has reappointed the firm as auditors each succeeding year. Arthur Andersen has a good reputation in the auditing field and knows GTE's operations. The GTE Board of Directors is convinced that the firm has the necessary personnel, professional qualifications and independence to act as GTE's auditors. Accordingly, the GTE Board of Directors has again selected Arthur Andersen as GTE's auditors for the year 1999 and recommends that you approve the selection. Arthur Andersen's fees for recurring auditing and tax services for GTE and all of its subsidiaries for the year ended December 31, 1998 are estimated at $10.1 million.

   If this resolution does not receive the necessary votes for adoption, or if Arthur Andersen ceases to act as auditors for GTE, the GTE Board of Directors will appoint other independent public accountants as auditors. Representatives of Arthur Andersen will attend the annual meeting and have the opportunity to make a statement as well as be available to respond to your questions at the GTE annual meeting.

           ITEM 4 -- SHAREHOLDER PROPOSAL ON FOREIGN MILITARY SALES

   GTE has been notified by the Sisters of Charity of St. Vincent DePaul, Halifax, 150 Bedford Highway, Halifax, Nova Scotia, Canada, stating that it is the owner of 6,000 shares of GTE common stock; the Congregation of the Sisters of Charity of the Incarnate Word, Houston, 6510 Lawndale, Houston, Texas 77223-

                                    III-22

0969, stating that it is the owner of 1,400 shares of GTE common stock; the Sisters of St. Francis of Philadelphia Religious Charitable Trusts, 609 South Convent Road, Ashton, Pennsylvania 19014-1207, stating that it is the owner of at least $2,000 of GTE common stock; Miller/Howard Investments, Inc., 141 Upper Byrdcliffe Road, Woodstock, New York 12498, stating that it is the owner of 5,000 shares of GTE common stock; Delcy L. Steffy, 54 Plochman Lane, Woodstock, New York 12498, stating that she is the owner of 25 shares of GTE common stock; and that they intend to propose the following resolution at the GTE annual meeting. The proposed resolution and supporting statement, for which the GTE Board of Directors and GTE accept no responsibility, are as follows:

   "WHEREAS, in fiscal year 1997, the United States supplied $8.4 billion worth of weapons and technology in actual delivery of arms sales abroad.

   WHEREAS, the last three times the U.S. sent troops into combat in significant numbers (Panama, Iraq, and Somalia), they faced adversaries that received U.S. weapons or military technology in the period leading to the conflict.

   WHEREAS, U.S. weapons supplied to anti-Communist rebels in Angola and Afghanistan under the Reagan Doctrine have been used in devastating civil wars; in the Afghan case, U.S.-supplied Stinger missiles turned up on the international black market as prized items sought by all manner of rebel groups and terrorist organizations. "U.S. Weapons at War: United States Arms Deliveries to Regions in Conflict' (World Policy Institute, 1995) shows that the U.S. was a major arms supplier in one-third of the 50 ethnic and territorial conflicts currently raging. The study says that some 45 parties involved in the conflicts purchased over $42 billion in U.S. arms sales in the previous ten years.

   WHEREAS, our company ranked eleventh among Department of Defense-leading corporations with contracts of almost $1 billion. This amount includes $142.1 million in foreign military sales.

   WHEREAS, this resolution received 21% of the shareholder vote last year.

   RESOLVED, that shareholders request the Board of Directors to provide a comprehensive report on GTE's foreign military sales. The report, prepared at reasonable cost, should be available to all shareholders by December 1999, and may omit classified and proprietary information."

   The following is the statement submitted in support of this proposal:

   "Global security is security of people. The cold-war notion of using arms and technology sales to maintain balances of power or to support allies has been discredited by 1990's experience, when alliances, governments and boundaries in large parts of the world are in flux.

   We are disturbed by the industry's claims and lobbying efforts asserting that the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with co-production agreements and transfers of technology to foreign companies. Offset arrangements on major sales often give business to overseas suppliers. Such contracts with foreign companies/governments have harsh repercussions on U.S. workers during this time of accelerated downsizing of our workforce.

   Therefore, it is reasonable for shareholders to ask:

   1. Criteria used to promote foreign military sales.

   2. Procedures used to negotiate sales, directly with foreign governments or through the U.S. government. For example, what determines which weapons are direct commercial arms sales and what must be negotiated through the Pentagon? What percentage is commercial military sales?

   3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.


                                     III-23

   4.Analysis of legislation establishing a code for U.S. arms transfers (e.g., no sales to governments that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms-control agreements)."

   The GTE Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

   GTE is a telecommunications company that offers a wide variety of products and services including local and long distance telephone service, wireless communications service and telecommunications systems and design services. GTE does not manufacture or sell weapons to any government in the United States or abroad.

   The sales of telecommunication products and service to the U.S. Government is currently only a very small part of GTE's business. The vast majority of GTE's sales to the U.S. Government are through its Government Systems Corporation subsidiary. On January 25, 1999, GTE announced its plans to sell this subsidiary as part of an effort to further sharpen GTE's overall strategic focus.

   As of December 31, 1998, GTE's total assets were approximately $44 billion, its total revenues and sales were more than $25 billion and its net income was approximately $2.2 billion. For the 1998 calendar year, GTE's sales of products and services that GTE believes could possibly be characterized as foreign military sales within the scope of this proposal amounted to considerably less than one-half of one percent of each of GTE's total assets and total revenues and sales, and approximately 5% of its net income. Again, none of those sales involved weapons.

   GTE acts as a socially responsible and ethical corporate citizen not only in its military contracting but in all its business activities. GTE has in place a comprehensive ethics program which requires compliance with all applicable laws. These laws include stringent federal regulations governing contracts with foreign governmental and military entities, as well as laws of any foreign country with which it does or proposes to do business. GTE also conducts ongoing training programs to ensure that its employees understand and are aware of the requirements under this program.

   GTE believes that the defense needs and foreign policy of the United States are properly the responsibility of our government and our duly elected public officials. As a responsible corporate citizen, however, GTE is proud to be able to supply communications and electronic systems which help to protect the United States, its military forces and our allies and expects to continue to support the U.S. Government and to offer its products and services in defense of the United States, the American people and their interests. For the reasons cited above, GTE does not believe that the kind of reporting proposed is warranted, or that it would provide significant, relevant information to shareholders in any case. Accordingly, the GTE Board of Directors recommends you vote against this proposal.

              ITEM 5 -- SHAREHOLDER PROPOSAL ON EXECUTIVE BONUSES

   GTE has been notified by Fred Wilson and Mazie M. Wilson, 3011 Miles Drive, Edmond, Oklahoma 73034-4112, representing 200 shares of GTE common stock, that they intend to propose the following resolution at the GTE annual meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

   "RESOLVED: That all bonuses be voted on by the shareholders and limited to 10% of the annual salaries of the executive officer's compensation. The executive officers are identified as those filling the positions as follows: 1) Chairman and Chief Executive Officer; 2) President; 3) Vice Chairman and President; 4) Senior Executive Vice President-Market Operations, GTE Service Corporation; and 5) Executive Vice President-Government and Regulatory Advocacy and General Counsel."

                                     III-24

   The following is the statement submitted in support of this resolution:

   "It is my opinion that the executive officers are grossly overpaid. I believe that any man can live very comfortably on a lot less than what the executive officers are currently being paid. I am currently retired and on a fixed income with little or no incentive income prospects. These executives are not unique; as they all have great staffs and/or assistants at their disposal to advise them in all their decision making. It is therefore my opinion that the executives are not justified in receiving the unusually large bonuses which are apparently spontaneously awarded by the Board of Directors. It seems that the fine salaries should be sufficient justification and incentive for doing a good job."

   The GTE Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

   The Executive Compensation and Organizational Structure Committee of the GTE Board of Directors has adopted a compensation philosophy that relates the level of executive compensation to GTE's success in meeting annual and long-term goals, rewards individual achievement and is competitive with other major companies in the telecommunications field, as well as other industries. In determining the compensation of GTE's five most highly compensated executive officers, the Committee reviews and relies heavily on competitive data on executive compensation and then carefully assesses both GTE's overall performance and the individual achievement of each executive. The objectives of this compensation philosophy are accomplished through an appropriate mix of base salary, annual bonus and long-term compensation. The resulting mix places approximately 80% of these officers' target compensation at risk. The at-risk portion fluctuates based on GTE's performance and can significantly affect cash compensation.

   GTE and the committee believe that this philosophy and mix of compensation enable GTE to appropriately reward superior performance and facilitate GTE's ability to attract and retain the most qualified individuals to lead its business undertakings. Reducing executive compensation and not maintaining competitive pay practices may result in a short-term savings for GTE. However, over the long-term, GTE would experience an erosion of management talent as other companies continue to pay competitively and attract our highest caliber executives. GTE recognizes that in a rapidly changing industry like telecommunications, this cannot be permitted to happen.

                                 OTHER MATTERS

   The GTE Board of Directors does not intend to bring any matters before the GTE annual meeting other than those listed in the notice of the annual meeting and does not know of any other matters to be brought before the GTE annual meeting by others. If any other matters properly come before the GTE annual meeting, the persons named in the accompanying proxy card will vote any proxies GTE receives as recommended by the GTE Board of Directors.

                                     III-25

            CHAPTER IV--OTHER BELL ATLANTIC ANNUAL MEETING PROPOSALS

                  ITEM 1--ELECTION OF BELL ATLANTIC DIRECTORS

Corporate Governance

   In accordance with the Delaware General Corporation Law and the Bell Atlantic certificate of incorporation and bylaws, Bell Atlantic's business, property and affairs are managed under the direction of the Bell Atlantic Board of Directors. Although directors are not involved in Bell Atlantic's day-to-day operations, they are regularly kept informed of Bell Atlantic's business through written reports and documents, as well as operating, financial and other reports presented by the Chairman and other officers of Bell Atlantic at meetings of the Bell Atlantic Board of Directors and its committees.

 Meetings of the Board

   The Bell Atlantic Board of Directors held 16 meetings in 1998. Each of the incumbent directors attended at least 75% of the Bell Atlantic Board of Directors and committee meetings to which the director was assigned, with the exception of Mr. Pfeiffer, who attended 68%. The incumbent directors in the aggregate attended 94% of the Bell Atlantic Board of Directors meetings, including the meetings of the various committees on which those directors sit.

 Committees of the Board

   Effective January 1, 1999, the Bell Atlantic Board of Directors restructured its committees. The former Governance and Board Affairs Committee was merged with the Public Responsibility Committee and renamed the Policy and Organization Committee. The Finance Committee was dissolved and its responsibilities were assumed by the full Bell Atlantic Board of Directors. The following is a description of the four standing committees of the Bell Atlantic Board of Directors:

 Executive Committee

   The Executive Committee may exercise the full power and authority of the Bell Atlantic Board of Directors to the extent permitted by Delaware law. This committee generally meets if action is necessary between scheduled board meetings when time is limited and a quorum of the full Bell Atlantic Board of Directors is not readily available. This committee held no meetings in 1998.

 Audit Committee

   The Audit Committee monitors the auditing, accounting and financial reporting of Bell Atlantic and oversees Bell Atlantic's Security Organization and Office of Ethics and Corporate Compliance. The committee makes recommendations to the Bell Atlantic Board of Directors concerning the accounting firm to be employed as independent accountants and consults with these accountants regarding the adequacy of internal controls and the scope and results of their audits. In addition, the committee reviews Bell Atlantic's processes for monitoring its minority investments, joint ventures and financial risk. The Audit Committee met five times in 1998.

 Human Resources Committee

   The Human Resources Committee is responsible for overseeing the management of the human resource activities of Bell Atlantic, including employee benefit plans and diversity programs. The committee reviews and approves senior management development and succession plans, oversees senior management performance and the senior management salary, incentive and stock award plans. The Human Resources Committee met six times in 1998.

 Policy and Organization Committee

   The Policy and Organization Committee is responsible for reviewing and recommending the organization, structure, size and composition of the Bell Atlantic Board of Directors and its committees, as well as the compensation, benefits and stock ownership requirements for non-employee directors. The committee reviews the qualifications of candidates for board membership, considers nominees recommended by shareholders and management and recommends director nominations. In addition, the Policy and Organization Committee provides oversight and guidance to the Bell Atlantic Board of Directors on public and social policy issues and trends and reviews Bell Atlantic's charitable policies and practices. The predecessor committees met an aggregate of five times in 1998.

 Director Compensation

   Non-employee director compensation is divided into cash and stock components. The cash component consists of an annual retainer of $30,000 and a fee of $1,500 for each Bell Atlantic Board of Directors or committee meeting attended. Committee chairpersons each receive an additional annual retainer of $5,000. Directors may defer the receipt of all or part of these retainers and fees into cash or share equivalents. The stock component of non-employee director compensation provides for an annual option grant to purchase 2,000 shares of Bell Atlantic common stock and the choice of an additional option grant to purchase 3,000 shares or a grant of shares equivalent in value to the 3,000 options.

   The Bell Atlantic Retirement Plan for Outside Directors provides retirement benefits for some non-employee directors. The normal benefit is an annual amount equal to ten percent of the annual Bell Atlantic Board of Directors retainer payable to a participating director at the date of retirement, multiplied by the director's aggregate years of service as a non-employee director up to a maximum of ten years. A participating director is eligible to receive a retirement benefit at the later of age 65 or the date of retirement. Benefits beginning before age 65, or deferred to age 70, are actuarially adjusted. In November 1995, the Bell Atlantic Board of Directors voted to discontinue this retirement plan, effective for non-employee directors initially elected to the Bell Atlantic Board of Directors after January 1, 1996. In January 1996, each non-employee director who was a participant in the retirement plan was given a one-time election to forfeit all benefits accrued under the retirement plan in exchange for additional stock options.

   Outside directors are provided business-related travel accident insurance coverage and may elect life insurance coverage. The total premiums paid by the company for this insurance coverage for all participating non-employee directors in 1998 were $3,042.

   Bell Atlantic directors elected before 1992 participate in a charitable giving program for which Bell Atlantic is obligated to contribute, upon the director's death, an aggregate of one-half million dollars to one or more qualifying charitable or educational organizations designated by each eligible director. Directors who formerly served as directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is one million dollars, payable on the director's retirement or death. Both of these charitable programs are closed to future participants.

   Employee directors receive no compensation for their Bell Atlantic Board of Directors service.

 Other Matters

   The Bell Atlantic bylaws establish 70 years as the mandatory retirement age. A director who reaches retirement age must retire at or prior to the next annual meeting.

   The law firm of Skadden, Arps, Slate, Meagher & Flom LLP is providing ongoing legal services to Bell Atlantic in connection with various matters. Helene L. Kaplan, a director of Bell Atlantic, is of counsel to that firm.

Election of Bell Atlantic Directors

   The twenty one nominees named on the following pages have been recommended to the Bell Atlantic Board of Directors by the Policy and Organization Committee and nominated by the Bell Atlantic Board of

Directors to serve as directors until the next Bell Atlantic annual meeting or until their successors have been elected and qualified. The Proxy Committee intends to vote for these nominees unless otherwise instructed. Shareholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. Each nominee has consented to stand for election and the Bell Atlantic Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Bell Atlantic annual meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Bell Atlantic Board of Directors. If no substitute nominee(s) are designated, the size of the Bell Atlantic Board of Directors will be reduced. Director elections are determined by a plurality of the votes cast.

   The following biographies provide a brief description of each nominee's principal occupation and business experience, age and directorships held in other public corporations (all as of April 9, 1999).

   The Bell Atlantic Board of Directors recommends a vote FOR each of the listed nominees.

LAWRENCE T. BABBIO, JR.  President and Chief Operating Officer, Bell Atlantic
                         Corporation, since December 1998; President and Chief
    [PHOTO] Executive Officer--Network Group and Chairman--Global Wireless Group (1997-1998); Vice Chairman (1995-
                         1997); Executive Vice President and Chief Operating Officer (1994-1995); Chairman, Chief Executive Officer and President, Bell Atlantic Enterprises International, Inc. (1991-1994). Director of Compaq Computer Corporation; Grupo Iusacell, S.A. de C.V. Director of Bell Atlantic since 1995. Age 54.


RICHARD L. CARRION       Chairman, President and Chief Executive Officer,
                         Popular, Inc. (bank holding company), since 1990;
    [PHOTO]              Chairman, President and Chief Executive Officer,
                         Banco Popular de Puerto Rico, since 1993. Director of the Federal Reserve Bank of New York. Director of
                         Bell Atlantic since 1997 (Director of NYNEX
                         Corporation 1995-1997); member of Human Resources
                         Committee. Age 46.


JAMES G. CULLEN          President and Chief Operating Officer, Bell Atlantic
                         Corporation, since December 1998; President and Chief
    [PHOTO]              Executive Officer--Telecom Group (1997-1998); Vice
                         Chairman (1995-1997); President (1993-1995). Director of Johnson & Johnson; Prudential Life Insurance
                         Company. Director of Bell Atlantic since 1995. Age
                         56.

LODEWIJK J.R. DE VINK    President and Chief Operating Officer, Warner-Lambert
                         Company (pharmaceuticals), since 1991 (elected
      [PHOTO]            Chairman and Chief Executive Officer, effective May
                         1, 1999). Director of Warner-Lambert Company; member,
                         Supervisory Board of Royal Ahold. Director of Bell
                         Atlantic since 1997 (Director of NYNEX Corporation
                         1995-1997); member of Policy and Organization
                         Committee. Age 54.


JAMES H. GILLIAM, JR.    Attorney and Consultant. Executive Vice President and
                         General Counsel, Beneficial Corporation (financial
      [PHOTO]            services) (1994-1998). Director of Household
                         International, Inc. Trustee of Howard Hughes Medical
                         Institute. Director of Bell Atlantic since 1989;
                         member of Audit Committee. Age 53.


STANLEY P. GOLDSTEIN     Chairman of the Board, CVS Corporation (drugstore
                         chain), since 1987; Chief Executive Officer (1987-
      [PHOTO]            1998). Director of Footstar, Inc.; Linens 'N Things,
                         Inc. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1990-1997); member of Audit
                         Committee. Age 64.


HELENE L. KAPLAN         Of Counsel to the law firm of Skadden, Arps, Slate,
                         Meagher & Flom LLP, since 1990. Director of The Chase
      [PHOTO]            Manhattan Corporation; The May Department Stores
                         Company; Metropolitan Life Insurance Company; Mobil
                         Corporation. Director of Bell Atlantic since 1997
                         (Director of NYNEX Corporation 1990-1997); Chair of
                         Policy and Organization Committee and member of Executive Committee. Age 65.

THOMAS H. KEAN           President, Drew University, since 1990. Governor,
                         State of New Jersey (1982-1990). Director of Amerada
    [PHOTO]              Hess Corporation; ARAMARK Corporation; Fiduciary
                         Trust Company International; United Healthcare
                         Corporation. Chairman of Carnegie Corporation.
                         Director of Bell Atlantic since 1990; member of Human
                         Resources Committee. Age 63.


ELIZABETH T. KENNAN      President Emeritus, Mount Holyoke College, since
                         1995; President (1978-1995). Director of Kentucky
    [PHOTO]              Home Mutual Life Insurance Company; Kentucky Home
                         Capital Company; Northeast Utilities; Putnam Funds,
                         Inc.; The Talbots, Inc. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1984-1997);
                         member of Human Resources Committee. Age 61.


JOHN F. MAYPOLE          Managing Partner, Peach State Real Estate Holding
                         Company; Corporate Director and Consultant, since
    [PHOTO]              1984. Director of Church & Dwight Co., Inc.; Dan
                         River, Inc.; Massachusetts Mutual Life Insurance
                         Company. Director of Bell Atlantic since 1983; Chair of Audit Committee and member of Executive
                         Committee. Age 59.


JOSEPH NEUBAUER          Chairman and Chief Executive Officer, ARAMARK
                         Corporation (managed services), since 1984; President
    [PHOTO]              (1983-1997). Director of CIGNA Corporation; Federated
                         Department Stores; First Union Corporation. Director of Bell Atlantic since 1995; member of Audit
                         Committee. Age 57.

--------------------------------------------------------------------------------
THOMAS H. O'BRIEN        Chairman and Chief Executive Officer, PNC Bank Corp.,
                         since 1988; President (1988-1991). Director of Hilb,
    [PHOTO]              Rogal and Hamilton Company. Director of Bell Atlantic
                         since 1987; Chair of Human Resources Committee and member of Executive Committee. Age 62.


ECKHARD PFEIFFER         President and Chief Executive Officer, Compaq
                         Computer Corporation, since 1991. Director of Compaq
    [PHOTO]              Computer Corporation; Deutsche Bank Advisory Board;
                         General Motors Corporation; Hughes Electronics
                         Corporation. Director of Bell Atlantic since 1996;
                         member of Policy and Organization Committee. Age 57.


HUGH B. PRICE            President and Chief Executive Officer, National Urban
                         League, since 1994. Vice President of Rockefeller
    [PHOTO]              Foundation (1988-1994). Director of Metropolitan Life
                         Insurance Company; Sears, Roebuck and Co. Director of
                         Bell Atlantic since 1997 (Director of NYNEX 1995-
                         1997); member of Policy and Organization Committee.
                         Age 57.



ROZANNE L. RIDGWAY       Former Assistant Secretary of State for Europe and
                         Canada (1985-1989). Co-Chair, The Atlantic Council of
    [PHOTO]              The United States (private foreign policy institute)
                         (1993-1996). Director of The Boeing Company; Emerson
                         Electric Company; Minnesota Mining and Manufacturing
                         Company; RJR Nabisco Holdings Corp.; Sara Lee
                         Corporation; Union Carbide Corporation. Director of
                         Bell Atlantic since 1990; member of Audit Committee.
                         Age 63.


FREDERIC V. SALERNO      Senior Executive Vice President and Chief Financial
                         Officer/Strategy and Business Development, Bell
    [PHOTO]              Atlantic Corporation, since 1997; NYNEX Corporation
                         Vice Chairman--Finance and Business Development
                         (1994-1997) and President--Worldwide Services Group,
                         Inc. (1991-1994). Director of Avnet Inc.; The Bear
                         Stearns Companies, Inc.; The Hartford Financial
                         Services Group, Inc; Keyspan Energy Corp.; Viacom,
                         Inc. Director of Bell Atlantic since 1997 (Director of NYNEX 1991-1997). Age 55.

--------------------------------------------------------------------------------
IVAN G. SEIDENBERG       Chairman of the Board, Bell Atlantic Corporation,
                         since December 31, 1998 and Chief Executive Officer,
    [PHOTO]              since June 1, 1998; Vice Chairman, President and
                         Chief Operating Officer (1997-1998); NYNEX
                         Corporation Chairman and Chief Executive Officer
                         (1995-1997), President and Chief Executive Officer
                         (January-March, 1995), Chief Operating Officer
                         (March-December, 1994) and Vice Chairman (1991-1995).
                         Director of AlliedSignal Inc.; American Home Products
                         Corporation; Boston Properties, Inc.; CVS
                         Corporation; Viacom, Inc. Director of Bell Atlantic since 1997 (Director of NYNEX Corporation 1991-1997);
                         member of Executive Committee. Age 52.


WALTER V. SHIPLEY        Chairman and Chief Executive Officer, The Chase
                         Manhattan Corporation, 1983-1992 and 1994 to the
    [PHOTO]              present. Director of Champion International
                         Corporation; Exxon Corporation. Director of Bell
                         Atlantic since 1997 (Director of NYNEX Corporation
                         1983-1997); member of Human Resources Committee. Age
                         63.


JOHN R. STAFFORD         Chairman, President and Chief Executive Officer,
                         American Home Products Corporation (healthcare and
    [PHOTO]              agriculture products), since 1986 (did not hold the
                         title of President for the period 1990-1993).
                         Director of AlliedSignal Inc.; The Chase Manhattan
                         Corporation; Deere & Company. Director of Bell
                         Atlantic since 1997. Director of Bell Atlantic since
                         1997 (Director of NYNEX Corporation 1989-1997); Chair of Executive Committee. Age 61.


MORRISON DES. WEBB       Executive Vice President--External Affairs and
                         Corporate Communications, Bell Atlantic Corporation,
    [PHOTO]              since 1997; NYNEX Corporation Executive Vice
                         President, General Counsel and Secretary (1995-1997),
                         Vice President--Law (1994-1995) and Vice President--
                         General Counsel--New England Telephone and Telegraph
                         Company (1991-1994). Director of Bell Atlantic since
                         1997. Age 51.


SHIRLEY YOUNG            Vice President, China Strategic Development, General
                         Motors Corporation, since 1996; Vice President,
    [PHOTO]              Consumer Market Development (1988-1996). Director of
                         BankAmerica Corporation. Director of Bell Atlantic since 1986; member of Executive Committee and Policy and Organization Committee. Age 63.

Report of the Bell Atlantic Human Resources Committee on Executive Compensation

   This report is made by the Human Resources Committee of the Bell Atlantic Board of Directors, which is the committee charged with establishing and administering the policies and plans which govern compensation for the executive officers listed in the compensation tables in this joint proxy statement and prospectus. For these named executive officers who are also members of the Bell Atlantic Board of Directors, the committee makes compensation recommendations that are subject to approval by the non-employee members of the board.

 Philosophy

   Compensation for the named executive officers of Bell Atlantic is set at levels that are intended to be sufficiently competitive with similarly-sized companies operating in similar markets to permit Bell Atlantic to attract and retain the best possible individuals. When considering Bell Atlantic's compensation program, the committee maintains a "total compensation" perspective that takes into account various components, including cash and equity-based compensation, deferred compensation and retirement programs, health and welfare benefits, and perquisites.

   The committee periodically engages independent consultants to review total compensation and component pay levels at comparable companies. Bell Atlantic's compensation program is designed to be consistent with median pay levels of the four "peer group" companies identified in the Stock Performance Graph in this Chapter IV, as well as other companies considered by independent consultants to be appropriate for comparison after adjusting the compensation paid at the smallest of these companies to take into account their smaller size.

   The compensation of each of the named executive officers is based upon both individual and company performance, and the program emphasizes a pay-for-performance philosophy. The compensation plans have been structured to provide incentives for executive officer performance that will result in continuing improvements in Bell Atlantic's financial results, customer satisfaction, and stock price over both the short term and the long term. The plans have also been designed to emphasize the creation of shareholder value, by providing for payment of a significant portion of incentive compensation in the form of stock options. Thus, the value generated for Bell Atlantic's shareholders is a key factor in determining the value ultimately realized by the named executive officers under the compensation plans.

 Compensation Structure

   The compensation structure for the named executive officers has three principal components:

  .  salary,

  .  a short term performance-based incentive paid in cash, and

  .  a long term incentive in the form of stock options.

   Two of the three principal components of the compensation program are performance-based and at risk, meaning that the ultimate value of the total compensation depends on factors such as company financial performance, customer satisfaction, individual performance, and stock price. The long term incentive component, in the form of stock options, is entirely tied to the performance of Bell Atlantic common stock. The short term incentive component, which consists of a cash bonus paid under Bell Atlantic's Short Term Incentive Plan, is performance-based and tied to the achievement of business, financial and customer satisfaction objectives, as well as individual performance. The salary component, once established, is not subject to contingency and is paid in cash. The committee regularly reviews each of these components of executive compensation.

   The committee's decisions affecting compensation of the named executive officers for 1998 were based on an extensive market study which had been conducted by the committee's independent consultants in 1995 and brought up to date for purposes of determining whether there should be any change in the 1998 compensation structure. The committee decided not to change the overall compensation structure for 1998 from the structure in effect during 1997.

   Bell Atlantic's compensation structure provides for a set of four broad, market-based compensation bands for executive officers, plus two categories above the four bands for the Chairman and Chief Executive Officer and for the Vice Chairman, President and Chief Operating Officer. For each of the named executive officers and for other executive officers in the two highest bands, the committee approved an annual salary rate effective January 1, 1998. For executive officers in the two lower bands, the committee authorized the Executive Vice President--Human Resources to approve an annual salary rate effective January 1, 1998. For each of the four broad bands and two categories, the committee approved a short term incentive percentage and a long term incentive percentage for 1998. For each executive officer, the applicable short term percentage, multiplied by the individual's actual annual salary rate, determined the maximum short term incentive award for the performance year. Likewise, the long term percentage, multiplied by the individual's actual salary, formed the base value for the aggregate number of stock options granted in 1998. Under the short term and long term incentive programs, however, the committee reserves the discretion to increase or decrease the short term award or the number of options based on individual performance.

   It is expected that the committee will continue to review annually, with the advice of independent consultants, what adjustments to make in the existing salary structure for the executive officer group.

 Components of Compensation

   Salary. Salaries shown in column (c) of the Summary Compensation Table represent the non-contingent portion of cash compensation for the named executive officers for 1998. Changes in salary depend upon such factors as individual performance, the period of time the executive officer has been in his current position, market changes in the value of that position, and the economic and business conditions affecting the Company at the time.

   Short Term Incentive. The amounts shown under "Bonus" in column (d) of the Summary Compensation Table in this Chapter IV represent the amount of the short term incentive awarded to each of the named executive officers for the 1998 performance period.

   The amount of the short term incentive awarded to each named executive officer depends in part on growth in earnings per share and in part on customer satisfaction indicators over the applicable performance period. Furthermore, for a named executive officer who has management responsibilities for a particular line of business or business sector, the short term incentive also depends on certain additional financial results and strategic accomplishments of that line of business or business sector.

   During the year, the committee may decide to exclude from the determination of earnings per share growth the effects of changes in accounting methods or other items considered extraordinary, unusual, or infrequently occurring. The committee reviews the earnings per share growth and potential adjustments at each of its meetings and reports regularly to the Bell Atlantic Board of Directors on any adjustments.

   For the Chief Executive Officer and most other executive officers, the success of Bell Atlantic and its subsidiaries in achieving customer satisfaction had a 25% weighting when determining an individual's short term incentive award for 1998, while financial and other strategic objectives generally had a 75% weighting.

   Stock Options. The long term incentive component of compensation consists solely of stock options granted under Bell Atlantic's Incentive Stock Option Plan. For 1998, the committee generally set the number of options to be granted based on the recipient's actual base salary multiplied by a long term incentive percentage applicable to the recipient's compensation band. In certain cases, the committee then increased or decreased the size of the grant as it deemed appropriate.

   All stock options are granted with exercise prices equal to the fair market value of the stock on the date of grant and, therefore, any value which ultimately accrues to executive officers is based entirely on Bell Atlantic's stock performance and bears a direct relationship to value realized by Bell Atlantic's shareholders.

 1998 Compensation for the Chief Executive Officers

   The plans and policies discussed above were the basis for the compensation of Bell Atlantic's Chief Executive Officers during 1998. Raymond W. Smith served as Chairman and Chief Executive Officer of Bell Atlantic through May 31, 1998. On that date, he resigned as Chief Executive Officer, but continued to serve as Chairman through the end of the year. On June 1, 1998, Ivan G. Seidenberg became Chief Executive Officer. On December 31, 1998, Mr. Smith resigned as Chairman and retired from Bell Atlantic, and Mr. Seidenberg became Chairman of Bell Atlantic.

   The annual salaries shown for both Mr. Smith and Mr. Seidenberg in column
(c) of the Summary Compensation Table were in effect throughout 1998. Mr. Smith and Mr. Seidenberg were also awarded short term incentive awards shown under "Bonus" in column (d) of this table. Mr. Smith's award for 1998 was $1,800,000 out of a possible range of zero to $1,800,000 established for him. Mr. Seidenberg's short term incentive award for 1998 was $1,210,400 out of a possible range of zero to $1,360,000 established for him. In determining each award, the committee (a) determined Bell Atlantic's earnings per share growth from 1997 to 1998, after eliminating the financial consequences of several extraordinary, unusual or infrequent events, and (b) reviewed performance against customer satisfaction benchmarks. These criteria resulted in preliminary awards of $1,602,000 for Mr. Smith and $1,210,400 for Mr. Seidenberg. The committee then increased Mr. Smith's award to $1,800,000 for his individual performance. During 1998, the committee granted a total of 590,046 stock options to Mr. Smith and 333,340 stock options to Mr. Seidenberg.

 Applicable Tax Code Provision

   The committee has reviewed the potential consequences for Bell Atlantic of
Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. In 1994, shareholders approved an amendment to the Stock Option Plan to qualify compensation provided under that plan as "performance-based" compensation which is excluded for purposes of the one million dollar limit. In the committee's opinion, the modifications to the short term incentive plan which would be necessary to similarly qualify payments under that plan would not be in Bell Atlantic's best interest. In 1998, the limitation under Section 162(m) had a net tax effect on Bell Atlantic of approximately $1.1 million, which the committee does not consider to be material to Bell Atlantic's overall financial status. Section 162(m) is not expected to have a material effect on Bell Atlantic in 1999.

                                          Respectfully submitted,

                                              Human Resources Committee

                                                  Thomas H. O'Brien, Chairman
                                                  Richard L. Carrion
                                                  Thomas H. Kean
                                                  Elizabeth T. Kennan
                                                  Walter V. Shipley

Compensation Committee Interlocks and Insider Participation

   Mr. Seidenberg, Chairman and Chief Executive Officer of Bell Atlantic, is a director of CVS Corporation and served as a member of its Compensation Committee until May 13, 1998. Mr. Goldstein, Chairman of the Board and former Chief Executive Officer of CVS Corporation, serves on Bell Atlantic's Board of Directors but does not serve on Bell Atlantic's Human Resources Committee.

Bell Atlantic Executive Compensation Tables

   The following tables contain compensation data for both of the individuals who held the position of Chief Executive Officer of Bell Atlantic during 1998 and the four other most highly compensated executive officers of Bell Atlantic; compensation paid prior to August 14, 1997 by NYNEX Corporation to Messrs. Seidenberg and Salerno is included in the Summary Compensation Table.

                                      Summary Compensation Table
                                        (Dollars in Thousands)
                                                                Long Term Compensation
                                                                -----------------------------
                                    Annual Compensation           Awards            Payouts
                             ---------------------------------- ------------      -----------
          (a)           (b)     (c)      (d)          (e)           (g)               (h)             (i)
          ---           ---     ---      ---          ---           ---               ---             ---
                                                                Securities
                                                                Underlying
       Name and                                  Other Annual    Options/            LTIP          All Other
  Principal Position    Year Salary($) Bonus($) Compensation($) SARs(#)(3)        Payouts($)    Compensation($)
----------------------- ---- --------- -------- --------------- ------------      -----------   ---------------
Raymond W. Smith....... 1998  1,000.0  1,800.0       759.4(2)    590,046              --              912.4(5)
 Chairman and Chief     1997    940.8  1,566.1       146.1       491,622              --            4,008.0
 Executive Officer(1)   1996    905.4  1,200.0         --        460,388              --                7.5

Ivan G. Seidenberg..... 1998    850.0  1,210.4       101.7(2)    333,340              --              965.5(5)
 Chairman and Chief     1997    787.5  1,799.3       184.6       322,052(4)         648.9           3,480.2
 Executive Officer(1)   1996    695.0  1,603.4        40.9       191,998(4)         332.8             446.3

Frederic V. Salerno.... 1998    718.8    962.4       108.3(2)    300,129              --            5,473.7(5)
 Senior Executive Vice  1997    593.7  1,001.1       111.5       177,048(4)         646.9           1,370.7
 President and Chief    1996    530.0    604.2        41.7       134,398(4)         339.9             287.4
 Financial
 Officer/Strategy &
 Business Development

James G. Cullen........ 1998    718.8    962.4       160.1(2)    387,794              --            4,808.8(5)
 President and Chief    1997    632.7    903.6         --        330,826              --            1,510.5
 Operating Officer      1996    555.4      --        802.5       308,630              --                7.5

Lawrence T. Babbio, Jr. 1998    718.8    962.4       133.6(2)    305,304              --            4,811.5(5)
 President and Chief    1997    626.9    903.6         --        306,870              --            1,510.5
 Operating Officer      1996    531.5      --        802.5       300,418              --                7.5

James R. Young......... 1998    443.8    465.5         --        112,604              --              542.8(5)
 Executive Vice         1997    364.0    420.4         --         97,132              --                --
 President and          1996    305.0    297.2         --         94,232              --                --
 General Counsel

--------
(1) Mr. Smith resigned as Chief Executive Officer on May 31, 1998 and retired from Bell Atlantic on December 31, 1998. Mr. Seidenberg became Chief Executive Officer on June 1, 1998 and Chairman on December 31, 1998.
(2) These amounts include: relocation services for Mr. Smith in the amount of $392,502; incremental costs for personal use of Bell Atlantic aircraft by Messrs. Smith, Seidenberg, Salerno, Cullen and Babbio in the amounts of $263,611, $61,150, $50,958, $68,388 and $36,766, respectively;
    reimbursement of taxes related to the conversion to the Senior Management Income Deferral Plan for Messrs. Smith, Salerno, Cullen and Babbio in the amounts of $56,790, $23,010, $64,459 and $61,067, respectively; monthly flexible spending allowances for Messrs. Smith, Seidenberg, Salerno, Cullen and Babbio in the amounts of $18,000, $19,500, $16,250, $15,000 and
    $15,000, respectively; reimbursement of financial counseling costs for Messrs. Smith, Seidenberg, Salerno, Cullen and Babbio; wireless services for Mr. Cullen; and costs for personal use of Bell Atlantic autos for Messrs. Smith, Seidenberg, Salerno, Cullen and Babbio.
(3) All numbers of options have been adjusted to reflect the two-for-one stock split on June 1, 1998.

(4) Numbers reflect the conversion of all NYNEX stock options to Bell Atlantic stock options at the ratio of .768 Bell Atlantic option for each NYNEX option.
(5) These amounts include: company contributions to qualified plans for Messrs. Smith, Seidenberg, Salerno, Cullen, Babbio and Young in the amounts of $17,744, $19,200, $19,761, $18,634, $18,695 and $17,600, respectively, and to the non-qualified Bell Atlantic Income Deferral Plan in the amounts of $892,007, $921,884, $577,391, $690,344, $702,934 and $313,554,
    respectively; the value of premiums paid for executive life insurance coverage for Messrs. Smith, Seidenberg, Salerno, Cullen, Babbio and Young in the amounts of $2,633, $24,457, $25,653, $1,159, $742 and $261, respectively; stay incentive bonus payments received by Messrs. Cullen and Babbio, each in the amount of $3,207,200, pursuant to employment agreements; special company contributions to their accounts under the Bell Atlantic Income Deferral Plan for Messrs. Cullen, Babbio and Young pursuant to employment agreements valued at $891,512, $881,906 and $211,397, respectively; and special company contributions to Mr. Salerno's account under the Bell Atlantic Income Deferral Plan in the amount of $4,850,838 pursuant to his employment agreement.

                           Option/SAR Grants in Last Fiscal Year
                                           Individual Grants
                         -----------------------------------------------------
                                               % of Total
                         Number of Securities Options/SARs Exercise
                              Underlying       Granted to  or Base              Grant Date
                             Options/SARs     Employees in  Price   Expiration   Value(3)
          Name                Granted(#)      Fiscal Year   ($/Sh)     Date       ($000)
------------------------ -------------------- ------------ -------- ---------- ------------
Raymond W. Smith........       588,240(1)         2.46%    $46.0000   1/2008   $4,641,213.6
                                 1,806(2)         0.01%    $55.3438   1/2007   $   14,249.3

Ivan G. Seidenberg......       333,340(1)         1.40%    $46.0000   1/2008   $2,630,052.6

Frederic V. Salerno.....       291,060(1)         1.22%    $46.0000   1/2008   $2,296,463.4
                                 1,813(2)         0.01%    $55.0938   1/2000   $   14,304.6
                                 1,814(2)         0.01%    $55.0938   1/2001   $   14,312.5
                                 1,813(2)         0.01%    $55.0938   3/2002   $   14,304.6
                                 1,814(2)         0.01%    $55.0938   1/2003   $   14,312.5
                                 1,815(2)         0.01%    $55.0938   1/2004   $   14,320.4

James G. Cullen.........       291,060(1)         1.22%    $46.0000   1/2008   $2,296,463.4
                                10,372(2)         0.04%    $47.5782   1/2001   $   81,835.1
                                19,020(2)         0.08%    $47.5782   1/2005   $  150,067.8
                                 2,906(2)         0.01%    $47.5782   1/1999   $   22,928.3
                                   820(2)         0.00%    $52.3750   1/2001   $    6,469.8
                                11,545(2)         0.05%    $52.3750   1/2003   $   91,090.1
                                21,182(2)         0.09%    $52.3750   6/2004   $  167,126.0
                                30,889(2)         0.13%    $52.3750   1/2004   $  243,714.2

Lawrence T. Babbio, Jr..       291,060(1)         1.22%    $46.0000   1/2008   $2,296,463.4
                                   330(2)         0.00%    $48.4375   1/2002   $    2,603.7
                                13,914(2)         0.06%    $48.4375   1/2005   $  109,781.5

James R. Young..........       100,000(1)         0.42%    $46.0000   1/2008   $  789,000.0
                                11,770(1)         0.05%    $52.3750  10/2008   $   92,865.3
                                   834(2)         0.00%    $55.0938   1/2001   $    6,580.3

--------
Note: All numbers of shares and exercise prices have been adjusted to reflect the two-for-one stock split on June 1, 1998.

(1) 33% exercisable on first anniversary of grant date; 33% exercisable on second anniversary of grant date; remainder exercisable on third anniversary of grant date; eligible for reload options.
(2) Reload options granted in connection with a stock-for-stock exercise; exercisable six months from the date of grant; eligible for reload options.
(3) Black-Scholes calculation making the following assumptions: 5-year historic dividend yield; 5-year historic volatility; 10-year zero coupon bond rate as risk-free rate of return; and all options exercised at end of term.

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                           FY-End Option/SAR Values


                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised   In-the-Money Options/SARs
                           Shares                Options/SARs at FY-End(#)       at FY-End($)
                         Acquired on    Value    ------------------------- -------------------------
          Name           Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
------------------------ ----------- ----------- ----------- ------------- ----------- -------------
Raymond W. Smith........     3,044        68.5    3,618,458    5,403,934    93,811.1      3,890.4
Ivan G. Seidenberg......   192,918     3,726.4      498,084      349,306    11,633.2      3,439.8
Frederic V. Salerno.....   157,842     3,187.2      287,242      328,561     6,705.1      3,264.2
James G. Cullen.........   441,576    10,523.7      986,912      258,476    21,406.2      2,036.7
Lawrence T. Babbio,
 Jr.....................   284,197     7,033.6    1,163,971      194,040    27,076.4      1,837.3
James R. Young..........    79,523     2,244.6      601,329       81,206    15,372.6        702.3

--------
Note: All numbers of shares and options have been adjusted to reflect the two-for-one stock split on June 1, 1998.

                     Bell Atlantic Stock Performance Graph

                Comparison of Five-Year Cumulative Total Return
                  Among Bell Atlantic, Peer Group, and S&P 500

                                 [LINE GRAPH]

Data Points                        At December 31,
in Dollars*        1993    1994     1995    1996    1997    1998
----------------------------------------------------------------
Bell Atlantic    $100.0    88.3    124.6   126.2   184.8   226.5

Peer Group       $100.0    98.1    154.0   151.4   218.6   352.6

S&P 500          $100.0   101.4    139.4   171.4   228.6   293.8
----------------------------------------------------------------
                 * Assumes $100 invested on December 31, 1993

   Bell Atlantic's peer group is comprised of Ameritech Corporation, BellSouth Corporation, SBC Communications Inc., and U S WEST, Inc., Regional Bell Holding Companies which, like Bell Atlantic, commenced operations on January 1, 1984, following a court-approved divestiture of certain assets of the Bell System. For purposes of the total return calculation, data for U S WEST, Inc. common stock includes the performance of its predecessor tracking stocks (U S WEST Communications Group common stock and U S WEST Media Group common stock), as well as of the common stock of MediaOne Group, Inc., which resulted from a June 12, 1998 spin-off.

   The following supplemental table presents a comparison of Bell Atlantic's common stock performance with that of the S&P 500 since Bell Atlantic commenced operations. None of the elements of executive compensation reported above were determined on the basis of this comparison.

                     Comparison of Cumulative Total Return
                          of Bell Atlantic and S&P 500
                   From Divestiture Through December 31, 1998


       [COMPARISON OF CUMULATIVE TOTAL RETURN/BELL ATLANTIC AND S&P 500]

                     Bell Atlantic                 S&P 500
                     -------------                 -------
                         1,344                      1,079

Security Ownership of Bell Atlantic Directors and Named Executive Officers

   The Bell Atlantic Board of Directors has instituted stock ownership requirements for all executive officers and directors. Under these requirements, by the end of a five-year period each of the Chairman and any Vice Chairman of Bell Atlantic is required to acquire and hold Bell Atlantic shares with a value of five times his base salary then in effect; other executive officers, depending upon their position, are required to acquire and hold shares having a value of one to four times salary. The Human Resources Committee of the Bell Atlantic Board of Directors monitors compliance with these stock ownership requirements on an annual basis. Directors of Bell Atlantic must hold a minimum of 5,000 shares, to be acquired over a period of not longer than five years.

   On February 28, 1999, there were approximately 1,553,197,066 shares of Bell Atlantic common stock outstanding. The following table sets forth information as of February 28, 1999, regarding ownership of Bell Atlantic's common stock by the named executive officers and other directors. These shares represent, in the aggregate, less than one percent of the outstanding shares of Bell Atlantic's common stock. Except as otherwise noted, each individual or his or her family member(s) have sole or shared voting and/or investment power with respect to the securities.

                                                         Shares
                                              Options     Held
                                  Shares    Exercisable  Under
                               Beneficially  within 60  Deferral
   Name                           Owned        Days     Plans(1)   Total
   ----                        ------------ ----------- -------- ----------
   Named Executive Officers:
   Raymond W. Smith...........   170,240     3,982,924    2,678   4,155,842
   Ivan G. Seidenberg*........    98,394       609,196    3,862     711,452
   Frederic V. Salerno*.......    55,132       384,262   67,099     506,493
   James G. Cullen*...........   110,968     1,051,348    2,471   1,164,787
   Lawrence T. Babbio, Jr.*...    83,100     1,095,726   47,730   1,226,556
   James R. Young.............     9,982       601,329   20,421     631,732

   Other Directors:
   Richard L. Carrion.........     1,692         6,250    1,825       9,767
   Lodewijk J.R. de Vink......     1,950         6,250    1,792       9,992
   James H. Gilliam, Jr.......       529        11,000    9,918      21,447
   Stanley P. Goldstein.......    10,520         6,250    1,993      18,763
   Helene L. Kaplan...........    11,159         6,250      459      17,868
   Thomas H. Kean.............    43,388        11,000    6,064      60,452(2)
   Elizabeth T. Kennan........     9,068         6,250      --       15,318
   John F. Maypole............     4,788        12,000   23,164      39,952
   Joseph Neubauer............       502        42,000   17,141      59,643
   Thomas H. O'Brien..........     2,331        39,000   25,071      66,402
   Eckhard Pfeiffer...........     6,000        15,000    4,009      25,009
   Hugh B. Price..............     1,239         6,250      752       8,241
   Rozanne L. Ridgway.........     1,951        35,000   14,275      51,226
   Walter V. Shipley..........    12,454         6,250      --       18,704
   John R. Stafford...........    12,902         6,250    1,992      21,144
   Morrison DeS. Webb.........    17,953       230,119   15,851     263,923
   Shirley Young..............     2,534        11,000   31,108      44,642
   All of the above and other
    executive officers as a
    group (31 persons)........   777,157     8,881,083  374,141  10,032,381

--------
(*) Also serves as a director.
(1) These shares may not be voted or transferred.
(2) Includes 29,500 Bell Atlantic shares held in family trusts with respect to which Gov. Kean shares voting and investment power and as to which Gov. Kean disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

   Securities and Exchange Commission rules require Bell Atlantic to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on a review of reports filed by Bell Atlantic on these individuals' behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met during calendar year 1998, with the exception of one late filing to reflect a single transaction by a family trust in which Thomas H. Kean, a director of Bell Atlantic, has an interest.

Bell Atlantic Retirement Plans

 Bell Atlantic Qualified Pension Plan

   During 1997, Messrs. Babbio, Cullen, Smith and Young participated in the Bell Atlantic Cash Balance Plan, and Messrs. Salerno and Seidenberg participated in the NYNEX Management Pension Plan. Effective January 1, 1998, the NYNEX Management Pension Plan was amended to a cash balance design substantially identical to the Bell Atlantic Cash Balance Plan. Thus, during 1998, each named executive participated in one of two substantially identical cash balance pension plans. Effective December 31, 1998, the NYNEX plan was merged into the Bell Atlantic plan. This single plan, in which each named executive officer now participates, is referred to in the following discussion as the qualified pension plan.

   The qualified pension plan is a noncontributory, qualified pension plan for salaried employees. Under this plan, a participant may commence benefits upon resigning or retiring if certain conditions are met. Pension benefits under the qualified pension plan are generally stated as a lump-sum amount, but may be distributed as a lump-sum or as an annuity. Benefits are computed using a cash balance methodology, which provides for pay credits equal to 4 percent to 7 percent (depending on age and service) of the first $160,000 worth of salary per annum, and monthly interest credits on the participant's account balance (based on prevailing market yields on certain U.S. Treasury obligations). For this and other record keeping purposes, a hypothetical account balance is maintained for each participant. The account balance for each named executive, as of January 1, 1998, is shown in the following table.

                                                    Account
           Executive                                Balance
           ---------                               ----------
           Lawrence T. Babbio, Jr................. $  864,660
           Jame G. Cullen......................... $1,005,705
           Frederic V. Salerno.................... $  918,937
           Ivan G. Seidenberg..................... $  903,174
           Raymond W. Smith....................... $1,391,198
           James R. Young......................... $  160,384

   Pension benefits under the qualified pension plan are not subject to reduction for Social Security benefits or other offset amounts. Section 415 of the Internal Revenue Code places certain limitations on pension benefits which may be paid from the trusts of tax-qualified plans such as the qualified pension plan. Pension amounts for certain executive officers which exceed such
Section 415 limitations will be paid from Bell Atlantic assets under the Bell Atlantic Senior Management Income Deferral Plan discussed below.

 Bell Atlantic Income Deferral Plan

   During 1997, Messrs. Babbio, Cullen, Smith and Young also participated in a noncontributory, nonqualified pension plan for Bell Atlantic executives, and Messrs. Salerno and Seidenberg participated in a noncontributory, nonqualified pension plan for former NYNEX executives. Effective January 1, 1998, Bell Atlantic established a new, nonqualified retirement plan known as the Bell Atlantic Senior Management Income Deferral Plan. The account balances of the named executives under the Bell Atlantic and NYNEX non-qualified pension plans were transferred to the income deferral plan, and each of these executives participated in the income deferral plan during 1998.

   The income deferral plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which an individual account is maintained for each participant. The plan allows the named executive officers and other executive officers to defer voluntarily the receipt of certain compensation, and also provides retirement and other benefits to participants through Bell Atlantic credits to the participant's account under the plan. Participants are allowed to defer up to 100% of their eligible compensation, which consists of (i) a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans (currently $160,000), plus (ii) all of the participant's annual incentive award under the Bell Atlantic short term incentive plan, plus (iii) retention awards or other bonuses which the plan administrator determines are eligible for deferral. If a participant defers income through the plan, Bell Atlantic provides a matching contribution equal to the rate of match under the qualified savings plan for management employees. In most cases, that rate is 83 1/3% of the first 6% of eligible compensation that is deferred. In addition, Bell Atlantic automatically makes retirement contributions to a participant's account equal to 32% of eligible compensation for the first 20 years of participation in the plan and 7% of eligible compensation thereafter.

   Bell Atlantic maintains an individual account for each participant in the income deferral plan. The following table shows, for each named executive officer, the portion of the executive officer's account attributable to Bell Atlantic contributions as of January 1, 1998, including contributions made under the Bell Atlantic and NYNEX non-qualified pension plans that were transferred to the income deferral plan.

                                                Bell Atlantic
           Executive                            Contributions
           ---------                            -------------
           Lawrence T. Babbio, Jr. ............  $ 4,312,642
           James G. Cullen.....................  $ 5,444,399
           Frederic V. Salerno.................  $ 3,279,474
           Ivan G. Seidenberg..................  $ 2,731,276
           Raymond W. Smith....................  $12,950,589
           James R. Young......................  $   384,649

Bell Atlantic Employment Agreements

   Mr. Smith retired from Bell Atlantic on December 31, 1998. During 1998, his employment agreement provided for base salary, a bonus under the Bell Atlantic short term incentive plan, and other compensation which is reported in the Summary Compensation Table in this Chapter IV.

   With respect to the other named executive officers, Bell Atlantic has entered into new employment agreements which supersede their prior agreements. Each of the new employment agreements took effect during 1998, except for Mr. Seidenberg's which took effect on January 1, 1999. The employment agreements with Mr. Babbio and Mr. Seidenberg are for a period of five years, and the agreements with Mr. Cullen, Mr. Salerno and Mr. Young are for a period of three years.

   Each employment agreement provides for an annual base salary, an annual bonus under the Bell Atlantic short term incentive plan, an annual grant of stock options, participation in the Bell Atlantic income deferral plan, a retention incentive payable if the executive remains employed through the term of his agreement or for other specified periods, and a special implementation incentive relating to the proposed merger of Bell Atlantic and GTE. The following table shows the annual salary, maximum annual bonus, value of the annual stock option grant, and other annual compensation payable to each executive under these agreements.

                                              Maximum     Stock
                                     Base      Annual     Option   Other Annual
   Executive                        Salary     Bonus      Grant    Compensation
   ---------                      ---------- ---------- ---------- ------------
   Lawrence T. Babbio, Jr. ...... $  750,000 $1,125,000 $1,200,000  $  684,000
   James G. Cullen............... $  750,000 $1,125,000 $1,200,000  $  684,000
   Frederic V. Salerno........... $  750,000 $1,125,000 $1,200,000  $  684,000
   Ivan G. Seidenberg............ $1,200,000 $2,700,000 $3,000,000  $1,439,000
   James R. Young................ $  475,000 $  570,000 $  570,000  $  370,000

   At the end of the term of their employment agreements, each of Messrs. Cullen, Salerno, and Young is entitled to receive a retention incentive payment. Retention incentives are also payable to each of Messrs. Babbio and Seidenberg at the end of the third, fourth, and fifth years of their employment agreements. The amount of these retention incentives will vary, depending (in the case of Messrs. Babbio, Cullen, Salerno, and Young) on the price of Bell Atlantic common stock, or (in the case of Mr. Seidenberg) on the earnings performance of Bell Atlantic. The following table shows the value of each retention incentive (including the total value of the incentives payable to Messrs. Babbio and Seidenberg) as of March 31, 1999.

                                                   Retention
           Executive                               Incentive
           ---------                              -----------
           Lawrence T. Babbio, Jr. .............. $ 7,397,000
           James G. Cullen....................... $ 3,170,000
           Frederic V. Salerno................... $ 3,170,000
           Ivan G. Seidenberg.................... $10,040,000
           James R. Young........................ $ 1,057,000

   Each employment agreement provides that if, during the period of the agreement, Bell Atlantic terminates the executive's employment without cause, or the executive terminates his employment on grounds of "constructive discharge," the executive is entitled to receive specified payments and benefits that are substantially equivalent to the remaining payments and benefits he would have received had he remained employed through the term of his agreement. Under each agreement except for Mr. Seidenberg's, the executive will be entitled to terminate his employment on grounds of constructive discharge following Charles R. Lee's election as Chairman of the Board, as provided in the merger agreement between Bell Atlantic and GTE.

   Upon completion of the merger, each executive will become entitled to receive an implementation incentive projected to be equal to the following amounts.

                                               Implementation
           Executive                             Incentive
           ---------                           --------------
           Lawrence T. Babbio, Jr. ...........   $1,969,000
           James G. Cullen....................   $1,969,000
           Frederic V. Salerno................   $1,969,000
           Ivan G. Seidenberg.................   $3,825,000
           James R. Young.....................   $1,140,000

   The agreements with Messrs. Babbio, Cullen, Salerno and Seidenberg further provide that each shall be nominated for election to the Bell Atlantic Board of Directors at each Bell Atlantic annual meeting of shareholders during the term of his agreement. Mr. Seidenberg's agreement also provides that he shall serve as Chairman of the Board until completion of the merger. While Mr. Seidenberg will serve on the board of directors of the combined company, it has not been determined whether any other employees of the combined company will serve on the board of directors. Moreover, the combined company board of directors, in accordance with its certificate of incorporation, will determine the individuals to be nominated for election as directors.

                       ITEM 2--BELL ATLANTIC MERGER PROPOSAL

   For summary and detailed information regarding the Bell Atlantic merger proposal, see Chapter I--"The Merger."

         ITEM 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   Subject to shareholder ratification, the Bell Atlantic Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants to examine the financial statements of Bell Atlantic for the fiscal year 1999. Ratification requires the affirmative vote of a majority of eligible shares present at the annual meeting, in person or by proxy, and voting on the matter of ratification. If this appointment is not ratified by shareholders, the Audit Committee may reconsider its recommendation.

   One or more representatives of PricewaterhouseCoopers are expected to be at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

   The Bell Atlantic Board of Directors recommends a vote FOR ratification.

         ITEM 4--AMENDMENT TO BELL ATLANTIC INCENTIVE STOCK OPTION PLAN

   At Bell Atlantic's 1985 Annual Meeting, Bell Atlantic shareholders voted to approve the Bell Atlantic 1985 Incentive Stock Option Plan. At Bell Atlantic's 1994 Annual Meeting, Bell Atlantic shareholders approved amendments to the Stock Option Plan which, among other things, increased from 14 million to 25 million the number of shares of Bell Atlantic common stock, par value $.10 per share, that are authorized to be distributed under the Stock Option Plan. In accordance with the provisions of the Stock Option Plan, this aggregate limit was adjusted to reflect Bell Atlantic's two-for-one stock split effected on June 29, 1998. Shareholders are now being asked to approve an amendment to the Stock Option Plan which would increase to 100 million the aggregate number of shares of Bell Atlantic common stock that are authorized to be distributed under the Stock Option Plan.

Stock Option Plan Administration and Participation

   Under the Stock Option Plan, approximately 261 senior managers and 1,510 middle managers were granted options to purchase shares of Bell Atlantic common stock in 1998. The granting of stock options is administered by the Human Resources Committee of the Bell Atlantic Board of Directors. The committee selects those Bell Atlantic employees to whom options are granted, the times at which options are granted and expire, and the number of shares which may be purchased upon the exercise of options. The purchase price of stock subject to options is equal to the market value of the stock on the date the option is granted.

   Options may be granted as incentive stock options, which are intended to qualify for favorable federal tax treatment, or as nonqualified options. Options may have a term of up to ten years as determined by the committee. The committee, in its discretion, may permit the purchase price to be paid in cash, in shares of Bell Atlantic common stock or in a combination of cash and stock. The Stock Option Plan provides for "reload" options to be granted at the discretion of the committee. If an eligible option holder tenders previously owned Bell Atlantic shares to exercise options which include the "reload" feature, the individual will automatically be granted a number of nonqualified "reload" options equal to the number of shares tendered. "Reload" options have an exercise price equal to the fair market value on the date of the "reload" grant, and expire on the date on which the options exercised would have expired.

Tax Consequences

   There are no tax consequences to the option holder or Bell Atlantic upon the grant of a stock option under the Stock Option Plan. On exercising a nonqualified stock option, the option holder realizes ordinary income to the extent the market value of the stock exceeds the exercise price, and Bell Atlantic may claim a tax deduction of equal amount. On exercising an incentive stock option, the option holder realizes no ordinary income for tax purposes, and Bell Atlantic receives no tax deduction. When incentive stock option shares are sold more than one year after the date of exercise and two years after the date of grant, the difference between the proceeds of sale and the exercise price is a long-term capital gain (or loss) for the option holder. Such a sale within one year of exercising an incentive stock option (or two years of the grant date), however, is a "disqualifying disposition" resulting in ordinary income for the option holder on the spread between the exercise price and the lesser of the market value on exercise date or the proceeds of the sale. In that event, Bell Atlantic may also claim a deduction of equal amount. If the proceeds of sale from the disqualifying disposition exceed the market value on the date of exercise, the option holder realizes a short-term capital gain on that excess, but the excess is not deductible by Bell Atlantic. In the absence of a "disqualifying disposition," the spread between the exercise price of an incentive stock option and the market value of the stock on the date of exercise is a tax preference which, under certain circumstances, is subject to alternative minimum tax.

Amendment

   The Stock Option Plan may not be amended, without shareowner approval, to:
(a) increase the aggregate number of shares of Bell Atlantic common stock available for distribution under the Stock Option Plan or the number of options which may be granted to an individual in a single calendar year (except for adjustments to reflect stock dividends, stock splits or other recapitalizations); (b) decrease the purchase price of option stock; or (c) extend the period during which options may be exercised.

   On March 23, 1999, the Board of Directors amended the Stock Option Plan, subject to shareholder approval, to increase the number of shares of Bell Atlantic common stock authorized to be distributed under the Stock Option Plan to 100 million. Shareholder approval requires the affirmative vote of the majority of the eligible shares present at the annual meeting, in person or by proxy.

1998 Grants and Stock Price Information

   The number of options granted in 1998 to the six most highly compensated individuals is set forth in column (g) of the Summary Compensation Table in this Chapter IV. The following table sets forth the number of options granted in 1998 to the following groups:

           All Executive Officers.................  2,695,716
           All Other Employees.................... 21,365,752

   The closing price per share of Bell Atlantic common stock on April 9, 1999, as reported on the New York Stock Exchange Composite Tape, was $55.88.

   Stock options constitute the sole long term incentive component of executive officer compensation. The Bell Atlantic Board of Directors believes that this proposal, which is necessary for the continuation of the Stock Option Plan, is in the best interests of Bell Atlantic's shareholders and recommends its approval.

   The Bell Atlantic Board of Directors recommends a vote FOR this proposal.

                    ITEMS 5 THROUGH 9--SHAREHOLDER PROPOSALS

   The shareholders named below have told us that they intend to have the following proposals presented at the Bell Atlantic annual meeting. Approval of a shareholder proposal requires the affirmative vote of a majority of eligible shares present at the Bell Atlantic annual meeting, in person or by proxy, and voting on the matter. The Bell Atlantic Board of Directors has concluded that it cannot support these proposals for the reasons given.

Item 5 on Proxy Card:

   Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington DC 20037, record owner of 424 shares of Bell Atlantic common stock, proposes the following:

   "RESOLVED: That the shareholders recommend that the Board take the necessary step that Bell Atlantic specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

REASONS:

   In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 132,659,422 shares, representing approximately 12.3% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this proposal."

BELL ATLANTIC BOARD OF DIRECTORS' POSITION:

   The Bell Atlantic Board of Directors does not believe the adoption of this proposal would impart any meaningful additional information to shareholders. The Bell Atlantic Board of Directors believes that the disclosure requirements of the Securities and Exchange Commission currently provide shareholders with sufficient information with respect to compensation matters. In accordance with the Securities and Exchange Commission's rules, Bell Atlantic already provides detailed information in this joint proxy statement and prospectus regarding the compensation of its most highly compensated executive officers, including the terms and conditions of any contractual agreements.

   The Bell Atlantic Board of Directors recommends a vote AGAINST this proposal.

Item 6 on Proxy Card:

   Mr. Robert S. Kopach, 4309 San Carlos Drive, Fairfax, VA 22030, who owns 2,000 shares of Bell Atlantic common stock, proposes the following:

   "RESOLVED: I recommend that the current Short and Long Term Incentive Awards for executive officers be abolished. The new Short Term Incentive Award, I propose, will be tied proportionally to the price of the stock at year's end. For example if the stock price were up 20% at the end of the year then the incentive would be 20% of the executive officers' salaries.

REASONS:

     1. Management is adequately compensated by the salary alone as illustrated in the Summary Compensation table. As shareholders our money is at risk as are the Executive Officers' bonuses. Under my short term incentive plan executive officers' salaries would be aligned with shareholders' returns. This would be achieved by tying their bonuses to the stock price appreciation. This would be clear and fair.

     2. There is no need for any Long Term Incentive Award. Under the current incentive package the officers are getting rich at the expense of the customers, employees, and shareholders. In 1997 the executive officers were compensated from 140% to over 225%. These compensation plans keep going up and up. It has gotten completely out of control. When and where will it end? My plan would put a necessary limit on this abuse of these compensation packages. We need to bring justice and equity back into the workplace. There is too big a gap between the pay of the average worker and the pay of the Executive Officers. The salary an Executive Officer makes in a few years far exceeds an average worker's lifetime earnings. Bell Atlantic needs to set an example by installing my proposal and becoming a leader in this reform.

     3. The only reason management gets away with this abuse of power is that most shareholders do not take the time to read the proxies or vote. They are trusting management to do the right thing. The media needs to do more to expose their high salaries and excessive compensation packages. They should not fear the loss of the corporate advertising dollar. They should fulfill their obligation to inform and educate the public.

     4. Management needs to be held accountable. A vote for my proposal will send a clear message to management that they work for us, the shareholders. Let's make it right and make management walk the talk!!"

BELL ATLANTIC BOARD OF DIRECTORS' POSITION:

   As explained in detail in the Report of the Human Resources Committee on Executive Compensation, compensation of executive officers is set at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit Bell Atlantic to attract and retain the best possible individuals. Bell Atlantic's compensation plans are structured to provide incentives for executive officer performance that results in continuing improvements in Bell Atlantic's financial and operational results and total return to shareholders over both the short term and long term. Since a significant portion of incentive compensation is in the form of Bell Atlantic stock options, the amount of value generated for Bell Atlantic's shareholders is a key factor -- but not the only factor -- in determining the value ultimately realized by executive officers under the plans. In addition to stock price, executive officer compensation is based on a number of other factors, including Bell Atlantic financial performance, customer satisfaction and individual performance. The Human Resources Committee believes that this combination of incentives for executive officer performance is in the best interest of shareholders.

   The Bell Atlantic Board of Directors recommends a vote AGAINST this proposal.

Item 7 on Proxy Card:

   Edwin J. Ward, 32 Angela Lane, Bay Shore, New York 11706, owner of 3,442 shares of Bell Atlantic common stock, and Robert A. Rehm, 5 Erie Court, Jericho, New York 11753, owner of 3,575 shares of Bell Atlantic common stock, propose the following:

   "RESOLVED: That the shareholders of Bell Atlantic urge their Board of Directors to seek shareholder approval for all future or renewed severance agreements with the Company's executive officers, including so-called "golden parachute" and "golden good-bye" severance agreements, that provide more generous pay-outs than the Senior Management Retirement Income Plan available to other senior managers.

   For the purposes of this resolution, "golden parachutes" are defined as severance agreements triggered when executives are terminated or resign after a change in corporate control; and "golden good-byes" are defined as severance payments made to executives who terminate their employment voluntarily, including early retirement, or who are terminated without good cause.

   Supporting Statement: "Golden parachute" and "golden good-bye" severance agreements are among the most lucrative and anti-shareholder executive compensation benefits. The Company's principal executive officers are covered by multi-million dollar "golden good-bye" agreements triggered not just by a threatened change in control, but by contingencies including the departure of CEO Ivan Seidenberg, or their own termination for reasons not rising to the level of "grossly incompetent performance," fraud or conviction. Without shareholder consent, such severance agreements create potential conflicts of interest and undermine shareholder confidence that executive pay is properly aligned with the interests of shareholders.

   At last year's Annual Meeting, nearly 350 million shares (32.4 percent of the votes cast) were voted in favor of this proposal. Resolutions requesting advance shareholder approval of golden parachute agreements have been approved by a majority of stockholders voting at six public companies since 1990.

   Requiring shareholder approval of golden severance agreements is popular for a very good reason. Directors, including outside directors, typically owe their lucrative board appointments to incumbent management. Shareholder approval is even more critical at Bell Atlantic because six directors are Company officers covered by golden severance agreements -- and only a minority of the board (9 of 22 directors) are outside and independent directors free of financial conflicts with those officers.

   In last year's proxy, management opposed this proposal, stating that the Company entered into "special, limited agreements with the six employee Directors relating to their possible departures following the Company's merger" with NYNEX. Yet subsequently, the Company's Form 10-Q filed last August 13 reveals new agreements with six top executives that are more lucrative and anti-shareholder than the 1997 agreements.

   For example, although management suggests the parachutes were necessitated by the NYNEX merger, the new agreements promise three executives (Babbio, Cullen and Salerno) continued nomination to the Board of Directors during their Term of Employment. In addition, these officers (and three others) are promised millions of dollars in liquidated damages if (among other contingencies) "Ivan Seidenberg is not elected Chairman of the Board by December 31, 1998, or is removed from or resigns from that position during the Term of Employment . . . or there has been a "change of control" of Bell Atlantic" (with "change of control" defined broadly to include any acquisition of 20 percent or more of the company's voting stock without Board approval).

   Apart from the outrageous terms of these parachutes, golden severance agreements have proven to be extremely costly to shareholders. A 1996 IRRC study of 55 recently merged companies that disclosed cash-only severance pay-outs triggered by a change in control, total payments by each company ranged from $750,000 to $75.5 million -- with a median pay-out of $11 million. For example, in 1995 Scott Paper's board awarded CEO Albert Dunlap a golden good-bye severance package valued at between $90 and $100 million.

   A 1990 study of 1,000 major U.S. firms by the United Shareholders Association found that the average annualized two-year return was 20 percent higher for the 559 companies without executive golden parachutes.

   We urge all shareholders to VOTE FOR this proposal."

BELL ATLANTIC BOARD OF DIRECTORS' POSITION:

   The Bell Atlantic Board of Directors continues to believe that a blanket prohibition on the use of employment and severance agreements with executive officers without prior shareowner approval would unduly restrict the key Bell Atlantic Board of Directors' function of hiring, retaining and, when necessary, terminating executive officers of the company. Bell Atlantic does not enter into such agreements on a routine basis or with large numbers of executives. Agreements are based on case-by-case assessments, by the Bell Atlantic Board of Directors' Human Resources Committee, of an executive's past and future value, current business circumstances, and other strategic considerations.

   As noted by the proponents, Bell Atlantic has entered into employment agreements with its most senior executive officers in connection with the pending merger with GTE. The Bell Atlantic Board of Directors believes that these agreements are reasonable and appropriate to ensure completion of the merger, an effective integration process and realization of the merger's benefits.

   The Bell Atlantic Board of Directors firmly believes that agreements of this type, when used judiciously under appropriate circumstances, promote shareholders' interests by enabling the company to recruit and retain the most qualified executive officers to lead our business. In many cases (e.g., mergers, unexpected executive departures, etc.), it would simply not be feasible for Bell Atlantic to wait the several months necessary to seek shareholder approval before acting. Accordingly, the Bell Atlantic Board of Directors has concluded it should retain the flexibility to use such agreements, where they are appropriate, without the requirement of shareholder approval.

   The Bell Atlantic Board of Directors recommends a vote AGAINST this proposal.

Item 8 on Proxy Card:

   The Association of BellTel Retirees, 157 Main Street/P.O. Box 33, Cold Spring Harbor, New York 11724, which owns 214 shares of Bell Atlantic's common stock, and John A. Parente, 2805 Granville Avenue, Schenectady, New York 12306-2225, who owns 11,014 shares of Bell Atlantic's common stock, propose the following:

   "Resolved: The shareholders of Bell Atlantic urge the Company's Board of Directors to take the steps necessary to amend the Company's By-Laws, after the 1999 annual meeting, to provide that the Board of Directors shall consist of a majority of independent directors and that no more than two directors shall be current or former senior executive officers ("insiders").

   For these purposes, the definition of independent director shall mean a director who:

   has not been employed by the Company or an affiliate in the previous five years;

   is not a relative of any member of the Company's management;

   provides no other personal or professional services for pay to the Company;

   is not employed by a significant supplier or provider of professional services to the Company;

   is not employed by a foundation, university or other nonprofit institution that has received a grant or endowment from the Company within the last five years;

   is not an officer of a company on which any of the Company's top five executive officers also serves as a board member.

   Supporting Statement: Only 9 of the Company's 22 directors -- 41 percent -- are independent, making Bell Atlantic one of the least independent boards among Fortune 500 companies. By comparison, an average 66 percent of the directors of U.S. companies with market capitalizations over $10 billion are independent, according to the 1997 Board Practices study by the impartial Investor Responsibility Research Center. Of the 1,165 companies in that study, only 2 percent (27) had as many inside (employee) directors as Bell Atlantic.

   According to IRRC's 1998 analysis of the Company's governance: "Bell Atlantic's board is unusually large, and it includes an unusually large number of employee directors for a large-cap company." To effectively perform their role as monitors of management performance, directors must not be management employees who report to the CEO and whose careers are at his mercy.

   In addition to the six employee directors, seven outside directors are nonindependent due to board interlocks, or because their own organizations receive substantial grants or fees from Bell Atlantic. Specifically, three outside directors (Stafford, Goldstein and Pfeiffer) hold interlocking directorships with company officers. Ivan Seidenberg, our Company's CEO, sits on the boards that employed and set salaries of board members Stafford and Goldstein.

   Three other outside directors (Price, Kennan and Kean) head nonprofits that receive substantial grants from the Bell Atlantic Foundation. A seventh outside director (Kaplan) is Of Counsel to one of the Company's primary law firms. And, although not technically within the widely-accepted definition of board independence restated above, an eighth outside director (Shipley) could be influenced by another nonindependent director (Stafford) who sits on his company's board (Chase Manhattan Corporation).

   There is a widespread consensus that a majority of truly independent directors is critical to ensure investor confidence that top management is being held accountable to shareholders. Among the business and shareholder groups that endorse a majority of independent directors are the Business Roundtable, the National Association of Corporate Directors (NACD), the Council of Institutional Investors (CII), the California Public Employees Retirement System (CalPERS), the Investor Rights Association of America (IRAA) and the Association of BellTel Retirees.

   In November 1996, the NACD published a Blue Ribbon Commission Report on Director Professionalism that took a strong stand against board candidates who have business relationships or interlocking directorships with Company officers. "Boards should ensure that any director candidate under consideration, with the exception of their own CEO or senior managers, is independent," the NACD report stated.

   Financial studies support the argument that independent directors can enhance share value. Companies with independent boards receive higher initial tender offer premiums, concludes a 1996 study by Professor James Cotter in the Journal of Financial Economics. Target company gains are "about 20 percentage points greater when the board is independent," he found.

   An amendment to the Company's by-laws is the only way to ensure that the Board will at all times tend to operate independent of management control.

   We urge you to please VOTE FOR this proposal."

BELL ATLANTIC BOARD OF DIRECTORS' POSITION:

   The Bell Atlantic Board of Directors wholeheartedly agrees with the main premise of this proposal -- that the Bell Atlantic Board of Directors should consist of a majority of independent directors. In fact, the Bell Atlantic Board of Directors has consisted of a majority of such independent directors, under any reasonable definition of independence, at all times since the company was founded in 1983. The Bell Atlantic Board of Directors is confident that the types of relationships referred to by the proponents do not impair in any way the independence of the individual directors named, and believes that there is no basis for the proponents' statement that the Bell Atlantic Board of Directors is "insufficiently independent of management". There is no need to include the Bell Atlantic Board of Directors' established commitment to independence in the bylaws.

   Furthermore, the Bell Atlantic Board of Directors does not believe that a commitment to an independent board leads to the conclusion that the number of employee directors must be limited to an arbitrary number. In connection with Bell Atlantic's 1997 merger of equals with NYNEX Corporation, the Bell Atlantic Board of Directors was restructured to include three employee Directors from each of the two companies. The management and boards of both companies believed that it was important that the new board have a maximum exposure to, and business information from, the most senior executive officers of each company. It is expected that both the size of the Bell Atlantic Board of Directors and the number of employee directors will be reviewed at the time of completion of the GTE merger.

   Given the Bell Atlantic Board of Directors' history of independence, and concerns that any bylaw arbitrarily limiting the number of employee directors would unnecessarily restrict its flexibility to tailor the number of employee directors (currently five) to changing business circumstances, the Bell Atlantic Board of Directors has concluded that it cannot support this proposal.

   The Bell Atlantic Board of Directors recommends a vote AGAINST this proposal.

Item 9 on Proxy Card:

   Mr. William A. Cook, Jr., 3008 Lofton Rd. SW, Roanoke, VA 24018, record holder of 554 shares of Bell Atlantic's common stock, proposes the following:

   "Request: That the Board of Directors take the steps necessary to assure that no person shall serve on the Board of Directors unless such person owns directly at least Two Thousand (2,000) shares of the Company's common stock at all times while a member of or nominee to the Board of Directors. This ownership requirement shall apply to the Board of Directors at meetings subsequent to the 1999 annual meeting.

   Reasons: If a Director does not have enough confidence in and concern for the Company to invest a reasonable amount of money in the Company's stock, he/she may not have the Company's shareholders' best interest foremost in his/her decisions. If a Director's investment is small, any loss due to a poor decision will also be small.

   The Proxy Statement for the 1998 Shareholders' Meeting showed the following beneficially owned shares:

             Carrion.............................. 819
             de Vink.............................. 943
             Gilliam.............................. 254
             Neubauer............................. 241
             O'Brien.............................. 594
             Price................................ 599
             Ridgway.............................. 642
             Young................................ 672

   The value of their stock is less than what they receive each year as annual retainer, meeting fees and stock options."

BELL ATLANTIC BOARD OF DIRECTORS' POSITION:

   The Bell Atlantic Board of Directors agrees that it is desirable for its members to hold a significant equity interest in the company, and has in place a requirement that is more stringent than this proposal's target. As stated in the section entitled "Security Ownership of Directors and Officers" of this joint proxy statement and prospectus, directors are required to hold a minimum of 5,000 shares of Bell Atlantic common stock, to be acquired over a period of not longer than five years after establishment of the requirement or the director's first election to the board. To assist directors in meeting this requirement, a portion of all directors' compensation is stock based and, in addition, directors may defer all or part of their cash compensation in share equivalents.

   The shareholder proposal fails to take into account the substantial investment of director funds represented by voluntary deferrals into share equivalents, which carry the same economic risk as direct share holdings, and thereby significantly understates the interests which the named directors have in Bell Atlantic.

   The proponent's suggestion to require director candidates to own 2,000 shares of Bell Atlantic common stock prior to their nomination could have the effect of reducing the pool of potential candidates to those who could afford such a significant immediate purchase. The Bell Atlantic Board of Directors believes that limiting a pool of candidates in such a manner would be inconsistent with the board's goal of maintaining a board of diverse, talented individuals.

   The Bell Atlantic Board of Directors recommends a vote AGAINST this proposal.

          SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

   Shareholders wishing to have a proposal included in the Bell Atlantic Board of Directors' 2000 proxy statement must submit the proposal so that the Corporate Secretary receives it no later than December 14, 1999. The Securities and Exchange Commission's rules set forth standards as to which shareholder proposals are required to be included in a proxy statement. Also, in the case of shareholder proposals which are not included in the proxy statement, the Securities and Exchange Commission's rules specify that certain requirements contained in the company's bylaws need to be followed. The bylaws require any shareholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the year 2000 Bell Atlantic Annual Meeting of Shareholders to give the company advance written notice thereof no later than 90 days prior to the anniversary date of the 1999 Bell Atlantic Annual Meeting of Shareholders, or February 19, 2000. Shareholders may request a copy of the bylaws from the Corporate Secretary, Bell Atlantic Corporation, 1095 Avenue of the Americas, 38th Floor, New York, New York 10036.

                                 OTHER BUSINESS

   Bell Atlantic is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

                 CHAPTER V--WHERE YOU CAN FIND MORE INFORMATION

   GTE and Bell Atlantic file annual, quarterly and current reports, and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of those materials we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. The Securities and Exchange Commission filings of GTE and Bell Atlantic are also available to the public from commercial document retrieval services and over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov.

   Bell Atlantic has filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Bell Atlantic common stock to be issued to GTE shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Bell Atlantic in addition to being part of the annual meeting proxy statement of GTE and Bell Atlantic. As allowed by the rules of the Securities and Exchange Commission, this joint proxy statement and prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this joint proxy statement and prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement and prospectus, except for any information superseded by information in this joint proxy statement and prospectus. This joint proxy statement and prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their finances.

GTE SEC Filing (File No. 1-2755)            Period

Annual Report on Form 10-K                  Year ended December 31, 1998

Current Reports on Form 8-K                 Filed on January 20, 1999, January 26, 1999
                                            and April 5, 1999

Bell Atlantic SEC Filing (File No. 1-8606)  Period

Annual Report on Form 10-K                  Year ended December 31, 1998

Current Reports on Form 8-K                 Filed on January 4, 1999, January 19, 1999
                                            and January 28, 1999

   We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934 between the date of this joint proxy statement and prospectus and the dates of the meetings of our shareholders.

   Bell Atlantic has supplied all information contained or incorporated by reference in this joint proxy statement and prospectus relating to Bell Atlantic and GTE has supplied all such information relating to GTE.

   If you are a shareholder, we may have previously sent you some of the documents that are incorporated by reference. You can obtain any of the incorporated documents by contacting us or the Securities and Exchange Commission. If you would like to request documents from us, including any documents we may subsequently file with the Securities and Exchange Commission prior to the annual meetings, please do so as soon as possible so that you will receive them before your meeting. We will send you the documents incorporated by reference without charge, excluding exhibits, unless we have specifically incorporated the exhibit by reference in this joint proxy statement and prospectus.

   Shareholders may obtain documents incorporated by reference in this joint proxy statement and prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

              GTE Corporation                    Bell Atlantic Corporation
            1255 Corporate Drive                1095 Avenue of the Americas
                  SVC04A52                        New York, New York 10036
            Irving, Texas 75038                     Tel: (212) 395-1525
            Tel: (972) 507-5250
   Attn: Director, Shareholder Operations    Attn: Director, Shareowner Services
          and Securities Services                        36th floor

   You should rely only on the information contained or incorporated by reference in this joint proxy statement and prospectus to vote on the proposals described in this document. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement and prospectus. This joint proxy statement and prospectus is dated April 13, 1999. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement and prospectus to shareholders nor the issuance of Bell Atlantic common stock in the merger shall create any implication to the contrary.

     By order of the Board of Directors,     By order of the Board of
     GTE Corporation                         Directors,
     Marianne Drost                          Bell Atlantic Corporation
     Secretary                               P. Alan Bulliner
                                             Associate General Counsel
                                              and Corporate Secretary

                                   APPENDICES

 Appendix A: Agreement and Plan of Merger, dated as of July 27, 1998
 Appendix B: Stock Option Agreement Granted by Bell Atlantic Corporation
 Appendix C: Stock Option Agreement Granted by GTE Corporation
 Appendix D: Form of Amendment to Restated Certificate of Incorporation
              of Bell Atlantic Corporation
 Appendix E: Form of Amendment to Restated Bylaws of Bell Atlantic
              Corporation
 Appendix F: Opinion of Goldman, Sachs & Co.
 Appendix G: Opinion of Salomon Smith Barney
 Appendix H: Opinion of Bear, Stearns & Co. Inc.
 Appendix I: Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

                                                                      Appendix A

--------------------------------------------------------------------------------

                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF
                                 JULY 27, 1998

                                     AMONG

                           BELL ATLANTIC CORPORATION,

                             BETA GAMMA CORPORATION

                                      AND

                                GTE CORPORATION

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER

 SECTION 1.1 The Merger..................................................   a-1
 SECTION 1.2 Effective Time..............................................   a-1
 SECTION 1.3 Effect of the Merger........................................   a-2
 SECTION 1.4 Subsequent Actions..........................................   a-2
 SECTION 1.5 Certificate of Incorporation; Bylaws; Directors and Officers
             of Surviving Corporation....................................   a-2

                                   ARTICLE II
                        EFFECT ON STOCK OF THE SURVIVING
                     CORPORATION AND THE MERGED CORPORATION

 SECTION 2.1  Conversion of Securities...................................   a-2
 SECTION 2.2  Conversion of Shares.......................................   a-2
 SECTION 2.3  Cancellation of Treasury Shares and Bell Atlantic-owned
              Shares.....................................................   a-3
 SECTION 2.4  Conversion of Common Stock of the Merged Corporation into
              Common Stock of the Surviving Corporation..................   a-3
 SECTION 2.5  Exchange Procedures........................................   a-3
 SECTION 2.6  Transfer Books.............................................   a-4
 SECTION 2.7  No Fractional Share Certificates...........................   a-4
 SECTION 2.8  Options to Purchase GTE Common Stock.......................   a-5
 SECTION 2.9  Restricted Stock...........................................   a-6
 SECTION 2.10 Certain Adjustments........................................   a-6

                                  ARTICLE III
                           CERTAIN ADDITIONAL MATTERS

 SECTION 3.1 Certificate of Incorporation and Bylaws of Bell Atlantic.....  a-6
 SECTION 3.2 Dividends....................................................  a-6
 SECTION 3.3 Headquarters.................................................  a-6
 SECTION 3.4 Corporate Identity...........................................  a-6

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF GTE

 SECTION 4.1  Organization and Qualification; Subsidiaries................  a-6
 SECTION 4.2  Certificate of Incorporation and Bylaws.....................  a-7
 SECTION 4.3  Capitalization..............................................  a-7
 SECTION 4.4  Authority Relative to this Agreement........................  a-8
 SECTION 4.5  No Conflict; Required Filings and Consents..................  a-8
 SECTION 4.6  SEC Filings; Financial Statements...........................  a-9
 SECTION 4.7  Absence of Certain Changes or Events........................  a-9
 SECTION 4.8  Litigation..................................................  a-9
 SECTION 4.9  Permits; No Violation of Law................................  a-9
 SECTION 4.10 Joint Proxy Statement....................................... a-10
 SECTION 4.11 Employee Matters; ERISA..................................... a-10
 SECTION 4.12 Labor Matters............................................... a-11
 SECTION 4.13 Environmental Matters....................................... a-11

 SECTION 4.14 Board Action; Vote Required; Applicability of
               Section 912...............................................   a-11
 SECTION 4.15 Opinions of Financial Advisors.............................   a-12
 SECTION 4.16 Brokers....................................................   a-12
 SECTION 4.17 Tax Matters................................................   a-12
 SECTION 4.18 Intellectual Property; Year 2000...........................   a-13
 SECTION 4.19 Insurance..................................................   a-13
 SECTION 4.20 Ownership of Securities....................................   a-13
 SECTION 4.21 Certain Contracts..........................................   a-14
 SECTION 4.22 Rights Agreement...........................................   a-14

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF BELL ATLANTIC

 SECTION 5.1  Organization and Qualification; Subsidiaries................  a-14
 SECTION 5.2  Certificate of Incorporation and Bylaws.....................  a-15
 SECTION 5.3  Capitalization..............................................  a-15
 SECTION 5.4  Authority Relative to this Agreement........................  a-16
 SECTION 5.5  No Conflict; Required Filings and Consents..................  a-16
 SECTION 5.6  SEC Filings; Financial Statements...........................  a-16
 SECTION 5.7  Absence of Certain Changes or Events........................  a-17
 SECTION 5.8  Litigation..................................................  a-17
 SECTION 5.9  Permits; No Violation of Law................................  a-17
 SECTION 5.10 Joint Proxy Statement.......................................  a-17
 SECTION 5.11 Employee Matters; ERISA.....................................  a-18
 SECTION 5.12 Labor Matters...............................................  a-18
 SECTION 5.13 Environmental Matters.......................................  a-19
 SECTION 5.14 Board Action; Vote Required.................................  a-19
 SECTION 5.15 Opinions of Financial Advisors..............................  a-19
 SECTION 5.16 Brokers.....................................................  a-19
 SECTION 5.17 Tax Matters.................................................  a-20
 SECTION 5.18 Intellectual Property.......................................  a-20
 SECTION 5.19 Insurance...................................................  a-21
 SECTION 5.20 Ownership of Securities.....................................  a-21
 SECTION 5.21 Certain Contracts...........................................  a-21
 SECTION 5.22 Merger Subsidiary...........................................  a-22

                                   ARTICLE VI
                             CONDUCT OF BUSINESSES
                               PENDING THE MERGER

 SECTION 6.1 Transition Planning..........................................  a-22
 SECTION 6.2 Conduct of Business in the Ordinary Course...................  a-22
 SECTION 6.3 No Solicitation..............................................  a-25
 SECTION 6.4 Subsequent Financial Statements..............................  a-27
 SECTION 6.5 Control of Operations........................................  a-27

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

 SECTION 7.1 Joint Proxy Statement and the Registration Statement.........  a-27
 SECTION 7.2 Bell Atlantic and GTE Stockholders' Meetings.................  a-28

 SECTION 7.3  Consummation of Merger; Additional Agreements............. a-29
 SECTION 7.4  Notification of Certain Matters........................... a-31
 SECTION 7.5  Access to Information..................................... a-31
 SECTION 7.6  Public Announcements...................................... a-31
 SECTION 7.7  Transfer Statutes......................................... a-31
 SECTION 7.8  Indemnification, Directors' and Officers' Insurance....... a-32
 SECTION 7.9  Employee Benefit Plans.................................... a-32
 SECTION 7.10 Succession................................................ a-33
 SECTION 7.11 Stock Exchange Listing.................................... a-33
 SECTION 7.12 Post-Merger Bell Atlantic Board of Directors.............. a-33
 SECTION 7.13 No Shelf Registration..................................... a-34
 SECTION 7.14 Affiliates................................................ a-34
 SECTION 7.15 Blue Sky.................................................. a-35
 SECTION 7.16 Pooling of Interests...................................... a-35
 SECTION 7.17 Tax-Free Reorganization................................... a-35

                                  ARTICLE VIII
                              CONDITIONS TO MERGER

 SECTION 8.1 Conditions to Obligations of Each Party to Effect the
              Merger.................................................... a-35
 SECTION 8.2 Additional Conditions to Obligations of GTE................ a-37
 SECTION 8.3 Additional Conditions to Obligations of Bell Atlantic...... a-37

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

 SECTION 9.1 Termination................................................ a-38
 SECTION 9.2 Effect of Termination...................................... a-39
 SECTION 9.3 Amendment.................................................. a-40
 SECTION 9.4 Waiver..................................................... a-41

                                   ARTICLE X
                               GENERAL PROVISIONS

 SECTION 10.1  Non-Survival of Representations, Warranties and
                Agreements.............................................. a-41
 SECTION 10.2  Notices.................................................. a-41
 SECTION 10.3  Expenses................................................. a-42
 SECTION 10.4  Certain Definitions...................................... a-42
 SECTION 10.5  Headings................................................. a-43
 SECTION 10.6  Severability............................................. a-43
 SECTION 10.7  Entire Agreement; No Third-Party Beneficiaries........... a-43
 SECTION 10.8  Assignment............................................... a-43
 SECTION 10.9  Governing Law............................................ a-43
 SECTION 10.10 Counterparts............................................. a-44
 SECTION 10.11 Interpretation........................................... a-44

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 27, 1998 ("the date hereof"), is entered into by and among Bell Atlantic Corporation, a Delaware corporation ("Bell Atlantic"), Beta Gamma Corporation, a New York corporation and a wholly owned subsidiary of Bell Atlantic ("Merger Subsidiary"), and GTE Corporation, a New York corporation ("GTE").

   Whereas, the Board of Directors of each of Bell Atlantic, Merger Subsidiary and GTE has determined that it is in the best interests of its stockholders that Bell Atlantic and GTE enter into a business combination under which a subsidiary of Bell Atlantic will merge with and into GTE pursuant to the Merger (as defined in Section 1.1 hereof) and Bell Atlantic and GTE desire to enter into the "merger of equals" transaction contemplated hereby, and, in connection therewith, to make certain representations, warranties and agreements;

   Whereas, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Bell Atlantic Option Agreement (as defined below), GTE and Bell Atlantic are entering into a stock option agreement (the "GTE Option Agreement") in the form attached hereto as Exhibit A;

   Whereas, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the GTE Option Agreement, GTE and Bell Atlantic are entering into a stock option agreement (the "Bell Atlantic Option Agreement", and together with the GTE Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B;

   Whereas, the Board of Directors of each of Bell Atlantic, Merger Subsidiary and GTE has determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, its business strategies and goals and has approved the Merger upon the terms and conditions set forth herein;

   Whereas, for federal income tax purposes, it is intended that the Merger shall constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

   Whereas, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP");

   Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                             ARTICLE I--THE MERGER

   Section 1.1--The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the New York Business Corporation Law ("NYBCL"), Merger Subsidiary will be merged with and into GTE (the "Merger"), whereby the separate corporate existence of Merger Subsidiary shall cease and GTE shall continue as the surviving corporation which shall be a wholly-owned subsidiary of Bell Atlantic. GTE as the surviving corporation after the Merger is herein sometimes referred to as the "Surviving Corporation" and Merger Subsidiary as the non-surviving corporation after the Merger is herein sometimes referred to as the "Merged Corporation." GTE, Bell Atlantic and Merger Subsidiary are herein referred to collectively as the "Parties" and each individually as a "Party."

   Section 1.2--Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof and the consummation of the Closing referred to in Section 7.2(b) hereof, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of New York with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the NYBCL (the time of such filing being the "Effective Time").

   Section 1.3--Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of GTE and Merger Subsidiary shall continue with, or vest in, as the case may be, GTE as the Surviving Corporation, and all debts, liabilities and duties of GTE and Merger Subsidiary shall continue to be, or become, as the case may be, the debts, liabilities and duties of GTE as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of Bell Atlantic.

   Section 1.4--Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

   Section 1.5--Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by GTE and Bell Atlantic before the Effective Time, at the Effective Time:

   (a) the Certificate of Incorporation of GTE as the Surviving Corporation shall be the Certificate of Incorporation of GTE as in effect immediately prior to the Effective Time, until thereafter amended as provided by law and such Certificate of Incorporation;

   (b) the Bylaws of GTE as the Surviving Corporation shall be the Bylaws of GTE immediately prior to the Effective Time, until thereafter amended as provided by law and the Certificate of Incorporation and the Bylaws of such Surviving Corporation; and

   (c) the directors and officers of GTE immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If at the Effective Time a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law and the Bylaws of the Surviving Corporation.

                  ARTICLE II--EFFECT ON STOCK OF THE SURVIVING
                     CORPORATION AND THE MERGED CORPORATION

   Section 2.1--Conversion of Securities. The manner and basis of converting the shares of common stock of the Surviving Corporation and of the Merged Corporation at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth in this Article II.

   Section 2.2--Conversion of Shares. (a) Subject to Section 2.7, each share of common stock, par value $0.05 per share, of GTE ("GTE Common Stock") issued and outstanding immediately before the Effective Time (excluding those cancelled pursuant to Section 2.3) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, be converted into and become 1.22 shares of common stock, par value $0.10 per share, of Bell Atlantic ("Bell Atlantic Common Stock"). Such ratio of GTE Common Stock to Bell Atlantic Common Stock is herein referred to as the "Exchange Ratio."

   (b) As of the Effective Time, all shares of GTE Common Stock converted pursuant to Section 2.2(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, an "Old Certificate") representing any such shares of GTE Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Bell Atlantic Common Stock, in accordance with Section 2.2(a), certain dividends or other distributions in accordance with Section 2.5(b) and any cash in lieu of fractional shares of Bell Atlantic Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.5, without interest.

   (c) For all purposes of this Agreement, unless otherwise specified, each share of GTE Common Stock held by employee stock ownership plans of GTE (i) shall be deemed to be issued and outstanding, (ii) shall not be deemed to be held in the treasury of GTE and (iii) shall be converted into shares of Bell Atlantic Common Stock in accordance with the Exchange Ratio.

   Section 2.3--Cancellation of Treasury Shares and Bell Atlantic-owned
Shares. At the Effective Time, each share of GTE Common Stock held in the treasury of GTE or owned by Bell Atlantic immediately prior to the Effective Time shall be cancelled and retired and no shares of stock or other securities of Bell Atlantic or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

   Section 2.4--Conversion of Common Stock of the Merged Corporation into Common Stock of the Surviving Corporation. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Bell Atlantic, forthwith cease to exist and be converted into 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.05 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"). Immediately after the Effective Time and upon surrender by Bell Atlantic of the certificate representing the shares of the common stock of Merger Subsidiary, GTE as the Surviving Corporation shall deliver to Bell Atlantic an appropriate certificate or certificates representing the Surviving Corporation Common Stock created by conversion of the common stock of Merger Subsidiary owned by Bell Atlantic.

   Section 2.5--Exchange Procedures. (a) Subject to the terms and conditions hereof, at or prior to the Effective Time Bell Atlantic and GTE shall jointly appoint an exchange agent (the "Exchange Agent") to effect the exchange of Old Certificates for Bell Atlantic Common Stock in accordance with the provisions of this Article II. At the Effective Time, Bell Atlantic shall deposit, or cause to be deposited, with the Exchange Agent certificates representing Bell Atlantic Common Stock for exchange for Old Certificates in accordance with the provisions of Section 2.2 hereof (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of an Old Certificate may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Bell Atlantic. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole shares of Bell Atlantic Common Stock such holder has a right to receive in accordance with Section 2.2 hereof, certain dividends or other distributions in accordance with Section 2.5(b) hereof, and a cash payment in lieu of fractional shares, if any, in accordance with Section 2.7 hereof, and such Old Certificate shall forthwith be cancelled. The whole shares of Bell Atlantic Common Stock to be delivered to such holder shall be delivered in book entry form, unless such holder shall timely elect in writing to receive the certificates representing such shares.

   Unless and until any such Old Certificate is so surrendered, and except as may be determined by Bell Atlantic for a period not to exceed six months after the Effective Time, no dividend or other distribution, if any, payable to the holders of record of Bell Atlantic Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Except as otherwise provided in Section 2.6 hereof, upon the surrender of any such Old Certificate, however, the record holder of the certificate or certificates representing shares of Bell Atlantic Common Stock issued in exchange therefor shall receive from the Exchange Agent or from Bell Atlantic, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable and were not paid with respect to such number of shares of Bell Atlantic Common Stock ("Pre-Surrender Dividends"). No interest shall be payable with respect to the payment of Pre-Surrender Dividends upon the surrender of Old Certificates. After the appointment of the Exchange Agent shall have been terminated, any holders of Old Certificates which have not received payment of Pre-Surrender Dividends shall look only to Bell Atlantic for payment thereof. Notwithstanding the foregoing provisions of this Section 2.5 (b), neither the Exchange Agent nor any Party shall be liable to a holder of an Old Certificate for any Bell Atlantic Common Stock, any dividends or distributions thereon or any cash payment for fractional shares as contemplated by Section 2.7, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.6 hereof.

   (b) Notwithstanding anything herein to the contrary, certificates surrendered for exchange by any "affiliate" of GTE shall not be exchanged until Bell Atlantic shall have received a signed agreement from such "affiliate" as provided in Section 7.14 hereof.

   Section 2.6--Transfer Books. The stock transfer books of GTE shall be closed at the Effective Time and no transfer of any shares of GTE Common Stock will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of GTE Common Stock that is not registered in the stock transfer records of GTE at the Effective Time, a certificate or certificates representing the number of whole shares of Bell Atlantic Common Stock into which such shares of GTE Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.7 hereof, and a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 2.5 (b) hereof, if the Old Certificate therefor is surrendered as provided in Section 2.5 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax. The whole shares of Bell Atlantic Common Stock to be delivered to such holder shall be delivered in book entry form, unless such holder shall timely elect in writing to receive the certificates representing such shares.

   Section 2.7--No Fractional Share Certificates. (a) No scrip or fractional share certificate for Bell Atlantic Common Stock will be issued in certificated or book entry form upon the surrender for exchange of Old Certificates, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Bell Atlantic or of the Surviving Corporation with respect to such fractional share interest.

   (b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Bell Atlantic Common Stock to be issued and delivered to the Exchange Agent pursuant to Section 2.5 hereof over (ii) the aggregate number of whole shares of Bell Atlantic Common Stock to be distributed to holders of GTE Common Stock pursuant to Section 2.5 hereof (such excess being herein called "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of GTE Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE"), all in the manner provided in subsection
(c) of this Section 2.7.

   (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. The Exchange Agent shall, out of the proceeds from the sale of the Excess Shares, pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the net proceeds of such sale or sales have been distributed to the holders of GTE Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of GTE Common

Stock (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of GTE Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of fractional share interests to which such holder of GTE Common Stock is entitled (after taking into account all shares of GTE Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of GTE Common Stock are entitled.

   (d) Notwithstanding the provisions of subsections (b) and (c) of this
Section 2.7, GTE and Bell Atlantic may agree at their option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such subsections, that Bell Atlantic shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of GTE Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of GTE Common Stock held at the Effective Time by such holder) by (ii) the closing price for a share of Bell Atlantic Common Stock on the NYSE Composite Transaction Tape on the first business day immediately following the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subsection (d). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to
Section 2.5 (a) hereof or, if previously issued, shall be returned to Bell Atlantic for cancellation.

   (e) As soon as practicable after the determination of the amounts of cash, if any, to be paid to holders of GTE Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of GTE Common Stock, subject to and in accordance with the terms of Section 2.5 hereof.

   (f) Any portion of the Exchange Fund and the Common Shares Trust which remains undistributed for six months after the Effective Time shall be delivered to Bell Atlantic, upon demand, and any holders of GTE Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to Bell Atlantic for satisfaction of their claims for Bell Atlantic Common Stock, any cash in lieu of fractional shares of Bell Atlantic Common Stock and any Pre-Surrender Dividends.

   Section 2.8--Options to Purchase GTE Common Stock. (a) At the Effective Time, each option or warrant granted by GTE to purchase shares of GTE Common Stock which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Bell Atlantic and converted into an option or warrant to purchase shares of Bell Atlantic Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

     (i) the number of shares of Bell Atlantic Common Stock to be subject to the new option or warrant shall be equal to the product of (x) the number of shares of GTE Common Stock subject to the original option or warrant and
  (y) the Exchange Ratio;

     (ii) the exercise price per share of Bell Atlantic Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of the GTE Common Stock under the original option or warrant divided by (y) the Exchange Ratio; and

     (iii) upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of Bell Atlantic Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

   The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

   (b) At the Effective Time, each stock appreciation right ("SAR") with respect to GTE Common Stock which is outstanding and unexercised immediately before the Effective Time shall be converted into an SAR with respect to shares of Bell Atlantic Common Stock on the same terms and conditions as are in effect immediately prior to the Effective Time, with the adjustments set forth in subsection (a) of this Section 2.8.

   Section 2.9--Restricted Stock. At the Effective Time, any shares of GTE Common Stock awarded pursuant to any plan, arrangement or transaction, and outstanding immediately prior to the Effective Time shall be converted into shares of Bell Atlantic Common Stock in accordance with Section 2.2 hereof, subject to the same terms, conditions and restrictions as in effect immediately prior to the Effective Time, except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby.

   Section 2.10--Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of GTE Common Stock or of Bell Atlantic Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of GTE Common Stock and Bell Atlantic Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                    ARTICLE III--CERTAIN ADDITIONAL MATTERS

   Section 3.1--Certificate of Incorporation and Bylaws of Bell Atlantic. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware ("DGCL"), Bell Atlantic shall cause the Certificate of Incorporation of Bell Atlantic and the Bylaws of Bell Atlantic to be amended and restated to incorporate the provisions set forth in Appendices I-A and I-B hereto, respectively. Such amendment and restatement of the Bell Atlantic Certificate of Incorporation and amendment and restatement of the Bell Atlantic Bylaws are referred to herein as the "Certificate Amendment" and the "Bylaws Amendment," respectively.

   Section 3.2--Dividends. Each of GTE and Bell Atlantic shall coordinate with the other the declaration of, and the setting of record dates and payment dates for, dividends on GTE Common Stock and Bell Atlantic Common Stock so that holders of GTE Common Stock do not (i) receive dividends on both GTE Common Stock and Bell Atlantic Common Stock received in connection with the Merger in respect of any calendar quarter or (ii) fail to receive a dividend on either GTE Common Stock or Bell Atlantic Common Stock received in connection with the Merger in respect of any calendar quarter.

   Section 3.3--Headquarters. GTE and Bell Atlantic agree that immediately following the Effective Time the headquarters of Bell Atlantic shall be located in New York, New York.

   Section 3.4--Corporate Identity. GTE and Bell Atlantic agree that at the Effective Time, the corporate name of Bell Atlantic shall be as shall have been agreed by the Parties.

               ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF GTE

   Except as expressly disclosed in the GTE Filed SEC Reports (as defined below) (including all exhibits referred to therein) or as set forth in the disclosure schedule delivered by GTE to Bell Atlantic on the date hereof (the "GTE Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), GTE hereby represents and warrants to Bell Atlantic as follows:

   Section 4.1--Organization and Qualification; Subsidiaries. Each of GTE and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the GTE Subsidiaries which is not a Significant Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on GTE. Each of GTE and its Subsidiaries has the requisite corporate power and authority and any necessary governmental authority, franchise, license, certificate or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on GTE.

   Section 4.2--Certificate of Incorporation and Bylaws. GTE has heretofore furnished, or otherwise made available, to Bell Atlantic a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of GTE. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither GTE nor any of its Significant Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or, in any material respect, its Bylaws.

   Section 4.3--Capitalization. (a) The authorized capital stock of GTE consists of (i) 9,217,764 shares of preferred stock, par value $50.00 per share, none of which are outstanding or reserved for issuance, (ii) 11,727,502 shares of preferred stock, no par value per share, none of which are outstanding and 700,000 of which have been reserved for issuance in accordance with the Rights Agreement (as defined below), and (iii) 2,000,000,000 shares of GTE Common Stock, of which, as of June 30, 1998, (A) 963,241,244 shares were issued and outstanding, (B) 25,658,980 shares were held in the treasury of GTE,
(C) not more than 50,000,000 shares were issuable upon the exercise of options outstanding under the GTE option plans, and (D) 31,603,945 shares were reserved for issuance in connection with other GTE Plans (as defined in Section 4.11(b) below). Except for GTE Equity Rights issued to GTE employees in the ordinary course of business or, after the date hereof, as permitted by Section 6.2 hereof or pursuant to the Bell Atlantic Option Agreement, (i) since June 30, 1998, no shares of GTE Common Stock have been issued, except upon the exercise of options described in the immediately preceding sentence, and (ii) there are no outstanding GTE Equity Rights. For purposes of this Agreement, "GTE Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of GTE from GTE or any of GTE's Subsidiaries at any time, or upon the happening of any stated event, except for rights granted under the Rights Agreement, dated as of December 7, 1989 (the "GTE Rights Agreement"), between GTE and the Rights Agent (as defined therein), and the Bell Atlantic Option Agreement. Section 4.3 of the GTE Disclosure Schedule sets forth a complete and accurate list of certain information with respect to all outstanding GTE Equity Rights as of June 30, 1998.

   (b) Except as set forth in Section 4.3 of the GTE Disclosure Schedule, pursuant to the Bell Atlantic Option Agreement, or, after the date hereof, as permitted by Section 6.2 hereof, there are no outstanding obligations of GTE or any of GTE's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of GTE.

   (c) All of the issued and outstanding shares of GTE Common Stock are validly issued, fully paid and nonassessable.

   (d) All of the outstanding capital stock of each of GTE's Significant Subsidiaries, and all of the outstanding capital stock of GTE's Subsidiaries owned directly or indirectly by GTE, is duly authorized, validly issued, fully paid and nonassessable. All of the outstanding capital stock of each of GTE's Significant Subsidiaries is owned by GTE free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. All of the outstanding capital stock of GTE's Subsidiaries owned directly or indirectly by GTE is owned free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances, except where such liens, security interests, pledges, agreements, claims, charges or encumbrances would not, individually or in the aggregate, have a Material Adverse Effect on GTE. Except as hereafter issued or entered into in accordance with Section 6.2 hereof, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from GTE or any of GTE's Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of any GTE Subsidiary, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly owned by GTE), or any of GTE's direct or indirect interests in any Material Investment, and there are no outstanding obligations of GTE or any of GTE's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of GTE's Subsidiaries or securities related to any investments, other than such as would not, individually or in the aggregate, have a Material Adverse Effect on GTE.

   Section 4.4--Authority Relative to this Agreement. GTE has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the Merger Agreement by GTE's stockholders required by the NYBCL (the "GTE Stockholder Approval"), to perform its obligations hereunder. The execution and delivery of this Agreement by GTE, and the consummation by GTE of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of GTE, subject to obtaining the GTE Stockholder Approval. This Agreement has been duly executed and delivered by GTE and, assuming the due authorization, execution and delivery thereof by each of Bell Atlantic and Merger Subsidiary, constitutes a legal, valid and binding obligation of GTE, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

   Section 4.5--No Conflict; Required Filings and Consents. (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by GTE do not, and the performance of this Agreement by GTE will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of GTE,
(ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to GTE or any of its Subsidiaries or by which any of their respective property or assets (including investments) is bound or affected,
(iii) violate or conflict with the Certificate of Incorporation or Bylaws of any of GTE's Subsidiaries, (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets (including investments) of GTE or any of its Subsidiaries pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which GTE or any of its Subsidiaries is a party or by which GTE, any of such Subsidiaries or any of their respective property or assets (including investments) is bound or affected, except, in the case of clauses (ii), (iii), and (iv) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on GTE.

   (b) Except for applicable requirements, if any, of state or foreign public utility commissions or laws or similar local or state or foreign regulatory bodies or laws, state or foreign antitrust or foreign investment laws and commissions, the Federal Communications Commission, stock exchanges upon which securities of GTE are listed, the Exchange Act, the premerger notification requirements of the HSR Act, filing and recordation of appropriate merger or other documents as required by the NYBCL and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges, (i) neither GTE nor any of its Significant Subsidiaries is required to submit any notice, report or other filing with any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by GTE or any of its Significant Subsidiaries in connection with its execution, delivery or performance of this Agreement.

   Section 4.6--SEC Filings; Financial Statements. (a) GTE has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since January 1, 1995, and has heretofore delivered or made available to Bell Atlantic, in the form filed with the SEC, together with any amendments thereto, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, (ii) all proxy statements relating to GTE's meetings of stockholders (whether annual or special) held since January 1, 1995, (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, and (iv) all other reports or registration statements filed by GTE with the SEC since January 1, 1995, including without limitation all Annual Reports on Form 11-K filed with respect to the GTE Plans (collectively, the "GTE SEC Reports", with such GTE SEC Reports filed with the SEC prior to the date hereof being referred to as "GTE Filed SEC Reports"). The GTE SEC Reports
(i) were prepared substantially in accordance with the requirements of the 1933 Act or the Exchange Act (as defined in Section 10.4 hereof), as the case may be, and the rules and regulations promulgated under each of such respective acts, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The financial statements, including all related notes and schedules, contained in the GTE SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of GTE and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of GTE and its Subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

   Section 4.7--Absence of Certain Changes or Events. Except as disclosed in the GTE Filed SEC Reports and in Section 4.7 of the GTE Disclosure Schedule, since December 31, 1997, and except as permitted by this Agreement or consented to hereunder, GTE and its Subsidiaries have not incurred any material liability required to be disclosed on a balance sheet of GTE and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of GTE or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on GTE, and GTE and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

   Section 4.8--Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to GTE's knowledge, threatened against GTE or any of its Subsidiaries, or any properties or rights of GTE or any of its Subsidiaries, by or before any Governmental Entity, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on GTE or prevent, materially delay or intentionally delay the ability of GTE to consummate transactions contemplated hereby.

   Section 4.9--Permits; No Violation of Law. The businesses of GTE and its Subsidiaries are not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental Entity (including any stock exchange or other self-regulatory body) ("Legal Requirements"), or in violation of any permits, franchises, licenses, authorizations, certificates, variances, exemptions, orders, registrations or consents that are granted by any Governmental Entity (including any stock exchange or other self-regulatory body) ("Permits"), except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on GTE. No investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to GTE or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to GTE's knowledge, threatened, nor has any Governmental Entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GTE. Except as set forth in Section 4.9 of the GTE Disclosure Schedule, neither GTE nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written Agreement, consent Agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on GTE, nor has GTE or any of its Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this
Section 4.9 are being made with respect to Environmental Laws.

   Section 4.10--Joint Proxy Statement. None of the information supplied or to be supplied by or on behalf of GTE for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Bell Atlantic in connection with the issuance of shares of Bell Atlantic Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of GTE for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the meetings of GTE and Bell Atlantic stockholders to be held in connection with the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to stockholders and at the times of the GTE stockholders' meeting and the Bell Atlantic stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement (except for information relating solely to Bell Atlantic) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

   Section 4.11--Employee Matters; ERISA. (a) Except where the failure to be true would not, individually or in the aggregate, have a Material Adverse Effect on GTE, (i) each GTE Plan has been operated and administered in accordance with applicable law, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code,
(ii) each GTE Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) except as required by COBRA, no GTE Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of GTE or of any trade or business, whether or not incorporated, which together with GTE would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "GTE ERISA Affiliate"), beyond their retirement or other termination of service, (iv) no liability under Title IV of ERISA has been incurred by GTE or any GTE ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to GTE or any GTE ERISA Affiliate of incurring any such liability (other than PBGC premiums), (v) all contributions or other amounts due from GTE or any GTE ERISA Affiliate with respect to each GTE Plan have been paid in full, (vi) neither GTE nor any GTE ERISA Affiliate has engaged in a transaction in connection with which GTE or any of its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the best knowledge of GTE there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any GTE Plan or any trusts related thereto, and (viii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of GTE or any of its Subsidiaries under any GTE Plan or otherwise, (B) materially increase any benefits otherwise payable under any GTE Plan or (C) result in any acceleration of the time of payment or vesting of any such benefits.

   (b) For purposes of this Agreement, "GTE Plan" shall mean each deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by GTE or by any GTE ERISA Affiliate or to which GTE or any GTE ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of GTE or any GTE ERISA Affiliate.

   Section 4.12--Labor Matters. Neither GTE nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on GTE.

   Section 4.13--Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on GTE: (i) each of GTE and its Subsidiaries has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are not circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

   As used herein and in Section 5.13, the term "Environmental Law" means any law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

   As used herein and in Section 5.13, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

   Section 4.14--Board Action; Vote Required; Applicability of Section
912. (a) The Board of Directors of GTE has unanimously determined that the transactions contemplated by this Agreement and the Option Agreements are in the best interests of GTE and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof.

   (b) The approval of the Merger Agreement by two-thirds of the votes of all outstanding shares entitled to vote thereon by all holders of GTE Common Stock is the only vote of the holders of any class or series of the capital stock of GTE required to approve this Agreement, the Merger and the other transactions contemplated hereby. The provisions of Section 11.A of the Certificate of Incorporation of GTE will not apply to the transactions contemplated by this Agreement and the Option Agreements.

   (c) The provisions of Section 912 of the NYBCL will not, assuming the accuracy of the representations contained in Section 5.20 hereof (without giving effect to the knowledge qualification therein), apply to this Agreement or any of the transactions contemplated hereby.

   Section 4.15--Opinions of Financial Advisors. GTE has received the opinions of Goldman, Sachs & Co. ("Goldman Sachs"), and Salomon Smith Barney Inc. ("Salomon Smith Barney"), each dated July 27, 1998, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of GTE Common Stock.

   Section 4.16--Brokers. Except for Goldman Sachs, Salomon Smith Barney and Chase Securities Inc., the arrangements with which have been disclosed to Bell Atlantic prior to the date hereof, which have been engaged by GTE, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreements based upon arrangements made by or on behalf of GTE or any of its Subsidiaries.

   Section 4.17--Tax Matters. Except as set forth in Section 4.17 of the GTE Disclosure Schedule:

   (a) All material federal, state, local and foreign Tax Returns (as defined herein) required to have been filed by GTE or its Subsidiaries have been filed with the appropriate governmental authorities by the due date thereof including extensions;

   (b) The Tax Returns referred to in subpart (a) of this Section 4.17 correctly and completely reflect all material Tax liabilities of GTE and its Subsidiaries required to be shown thereon;

   (c) All material Taxes (as defined herein) shown as due on those Tax Returns referred to in subpart (a) of this Section 4.17 as well as any material foreign withholding Taxes imposed on or in respect of any amounts paid to or by GTE or any of its Subsidiaries, whether or not such amounts or withholding Taxes are referred to or shown on any Tax Returns referred to in Section 4.17 (a) hereof, have been fully paid or adequately reflected as a liability on GTE's or its Subsidiaries' financial statements included in the GTE SEC Reports;

   (d) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, GTE and its Subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements;

   (e) Neither GTE nor any of its affiliates has taken, agreed to take or omitted to take any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

   (f) No deficiencies for any Taxes have been proposed, asserted or assessed against GTE or any of its Subsidiaries that are not adequately reserved for under GAAP, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on GTE;

   (g) GTE is not aware of any material liens for Taxes upon any assets of GTE or any of its Subsidiaries apart from liens for Taxes not yet due and payable; and

   (h) As used in this Agreement, "Taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y). As used in this Agreement, "Tax Return" shall include any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a taxing authority, the statement or other document issued by a taxing authority in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

   Section 4.18--Intellectual Property; Year 2000.

   (a) As used in this Agreement, "GTE Intellectual Property" means all of the following which are necessary to conduct the business of GTE and its Subsidiaries as presently conducted or as currently proposed to be conducted:
(i) trademarks, trade dress, service marks, copyrights, logos, trade names, corporate names and all registrations and applications to register the same;
(ii) patents and pending patent applications; (iii) all computer software programs, databases and compilations (collectively, "Computer Software"); (iv) all technology, know-how and trade secrets; and (v) all material licenses and agreements to which GTE or any of its Subsidiaries is a party which relate to any of the foregoing.

   (b) GTE or its Subsidiaries owns or has the right to use, sell or license all GTE Intellectual Property, free and clear of all liens or encumbrances, and all registrations of GTE Intellectual Property are valid and enforceable and have been duly recorded and maintained, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on GTE.

   (c) To the knowledge of GTE, the conduct of GTE's and its Subsidiaries' business and the use of the GTE Intellectual Property does not materially infringe, violate or misuse any intellectual property rights or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, and neither GTE nor any of its Subsidiaries has received any notice, not satisfactorily resolved, of any claims or threats that GTE's or its Subsidiaries' use of any of the GTE Intellectual Property materially infringes, violates or misuses, or is otherwise in conflict with any intellectual property or proprietary rights of any third party or that any of the GTE Intellectual Property is invalid or unenforceable that would, individually or in the aggregate, have a Material Adverse Effect on GTE.

   (d) GTE and its Subsidiaries have used reasonable efforts to maintain the confidentiality of their trade secrets and other confidential GTE Intellectual Property.

   (e) GTE has undertaken a concerted effort to ensure that all of the Computer Software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are to be used or relied on by GTE or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving
(i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries. GTE reasonably believes that such effort will be successful.

   Section 4.19--Insurance. Except as set forth in Section 4.19 of the GTE Disclosure Schedule, each of GTE and each of its Significant Subsidiaries is, and has been continuously since January 1, 1987 (or such later date as such Significant Subsidiary was organized or acquired by GTE), insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by GTE and its Subsidiaries during such time period. Except as set forth in
Section 4.19 of the GTE Disclosure Schedule, since January 1, 1995, neither GTE nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material insurance policy of GTE or its Subsidiaries. The insurance policies of GTE and its Subsidiaries are valid and enforceable policies.

   Section 4.20--Ownership of Securities. As of the date hereof, neither GTE nor, to GTE's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Bell Atlantic, which in the aggregate represent 10% or more of the outstanding shares of Bell Atlantic Common Stock (other than shares held by GTE Plans and the Bell Atlantic Option Agreement).

   Section 4.21--Certain Contracts. (a) All contracts described in Item 601(b)(10) of Regulation S-K to which GTE or its Subsidiaries is a party or may be bound ("GTE Contracts") have been filed as exhibits to, or incorporated by reference in, GTE's Annual Report on Form 10-K for the year ended December 31, 1997. All GTE Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GTE. Neither GTE nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any GTE Contract, except in each case for those GTE Contracts which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on GTE.

   (b) Set forth in Section 4.21 of the GTE Disclosure Schedule is a list of each contract, agreement or arrangement to which GTE or any of its Subsidiaries is a party or may be bound which is an arrangement limiting or restraining Bell Atlantic, GTE, any Bell Atlantic or GTE Subsidiary or any successor thereto from engaging or competing in any business which has, or could reasonably be expected to have in the foreseeable future, a Material Adverse Effect on GTE, or to GTE's knowledge, on Bell Atlantic.

   Section 4.22--Rights Agreement. (a) Neither Bell Atlantic nor Merger Subsidiary shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) and the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the Rights will not separate from GTE Common Stock, as a result of entering into this Agreement or the Option Agreements or consummating the Merger and/or the other transactions contemplated hereby or thereby.

   (b) GTE has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement and the Option Agreements, (i) neither GTE nor Bell Atlantic will have any obligations under the Rights or the Rights Agreement and (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

                         ARTICLE V--REPRESENTATIONS AND
                          WARRANTIES OF BELL ATLANTIC

   Except as expressly disclosed in the Bell Atlantic Filed SEC Reports (as defined below) (including all exhibits referred to therein) or as set forth in the disclosure schedule delivered by Bell Atlantic to GTE on the date hereof (the "Bell Atlantic Disclosure Schedule" and together with the GTE Disclosure Schedule, the "Disclosure Schedules") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), Bell Atlantic hereby represents and warrants to GTE as follows:

   Section 5.1--Organization and Qualification; Subsidiaries. Each of Bell Atlantic and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Bell Atlantic Subsidiaries which is not a Significant Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on Bell Atlantic. Each of Bell Atlantic and its Subsidiaries has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on Bell Atlantic.

   Section 5.2--Certificate of Incorporation and Bylaws. Bell Atlantic has heretofore furnished, or otherwise made available, to GTE a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of Bell Atlantic. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither Bell Atlantic nor any of its Significant Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or, in any material respect, its Bylaws.

   Section 5.3--Capitalization. (a) The authorized capital stock of Bell Atlantic consists of (i) 250,000,000 shares of Series A Preferred Stock, par value $.10 per share, none of which are outstanding or reserved for issuance, and (ii) 2,250,000,000 shares of Bell Atlantic Common Stock, of which, as of June 30, 1998, (A) 1,553,473,710 shares were issued and outstanding, (B) 22,722,614 shares were held in the treasury of Bell Atlantic and (C) 80,392,512 shares were issuable upon the exercise of options outstanding under the Bell Atlantic option plans listed in Section 5.3 of the Bell Atlantic Disclosure Schedule. Except for Bell Atlantic Equity Rights issued to Bell Atlantic employees in the ordinary course of business or, after the date hereof, as permitted by Section 6.2 hereof or pursuant to the Bell Atlantic Option Agreement, (i) since June 30, 1998, no shares of Bell Atlantic Common Stock have been issued, except upon the exercise of options and rights described in the immediately preceding sentence, and (ii) there are no outstanding Bell Atlantic Equity Rights. For purposes of this Agreement, "Bell Atlantic Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire, any shares of the capital stock of Bell Atlantic from Bell Atlantic or any of Bell Atlantic's Subsidiaries at any time, or upon the happening of any stated event, excluding the GTE Stock Option. Section 5.3 of the Bell Atlantic Disclosure Schedule sets forth a complete and accurate list of certain information with respect to all outstanding Bell Atlantic Equity Rights as of June 30, 1998.

   (b) Except as set forth in Section 5.3 of the Bell Atlantic Disclosure Schedule, pursuant to the GTE Stock Option or, after the date hereof, as permitted by Section 6.2 hereof, there are no outstanding obligations of Bell Atlantic or any of Bell Atlantic's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Bell Atlantic.

   (c) All of the issued and outstanding shares of Bell Atlantic Common Stock are validly issued, fully paid and nonassessable.

   (d) All of the outstanding capital stock of each of Bell Atlantic's Significant Subsidiaries, and all of the outstanding capital stock of Bell Atlantic's Subsidiaries owned directly or indirectly by Bell Atlantic, is duly authorized, validly issued, fully paid and nonassessable. All of the outstanding capital stock of each of Bell Atlantic's Significant Subsidiaries is owned by Bell Atlantic free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. All of the outstanding capital stock of Bell Atlantic's Subsidiaries owned directly or indirectly by Bell Atlantic is owned free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances, except where such liens, security interests, pledges, agreements, claims, charges or encumbrances would not, individually or in the aggregate, have a Material Adverse Effect on Bell Atlantic. Except as hereafter issued or entered into in accordance with Section
6.2 hereof, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Bell Atlantic or any of Bell Atlantic's Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of any Bell Atlantic Subsidiary, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly owned by Bell Atlantic), or any of GTE's direct or indirect interests in any Material Investment, and there are no outstanding obligations of Bell Atlantic or any of Bell Atlantic's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of Bell Atlantic's Subsidiaries or securities related to any investments, other than such as would not, individually or in the aggregate, have a Material Adverse Effect on GTE.

   Section 5.4--Authority Relative to this Agreement. Bell Atlantic has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite stockholder approval of the issuance (the "Stock Issuance") of Bell Atlantic Common Stock pursuant to the Merger Agreement and the Certificate Amendment (collectively, the "Bell Atlantic Stockholder Approval"), to perform its obligations hereunder. The execution and delivery of this Agreement by Bell Atlantic and the consummation by Bell Atlantic of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bell Atlantic, subject to obtaining the Bell Atlantic Stockholder Approval. This Agreement has been duly executed and delivered by Bell Atlantic and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Bell Atlantic, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

   Section 5.5--No Conflict; Required Filings and Consents. (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by Bell Atlantic do not, and the performance of this Agreement by Bell Atlantic will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of Bell Atlantic, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Bell Atlantic or any of its Subsidiaries or by which any of their respective property or assets (including investments) is bound or affected, (iii) violate or conflict with the Certificate of Incorporation or Bylaws of any of Bell Atlantic's Subsidiaries, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets (including investments) of Bell Atlantic or any of its Subsidiaries pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Bell Atlantic or any of its Subsidiaries is a party or by which Bell Atlantic, any of such Subsidiaries or any of their respective property or assets (including investments) is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Bell Atlantic.

   (b) Except for applicable requirements, if any, of state or foreign public utility commissions or laws or similar local or state foreign regulatory bodies or laws, state or foreign antitrust or foreign investment laws and commissions, the Federal Communications Commission, stock exchanges upon which the securities of Bell Atlantic are listed, the Exchange Act, the premerger notification requirements of the HSR Act, filing and recordation of appropriate merger or other documents as required by the NYBCL and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges, (i) neither Bell Atlantic nor any of its Significant Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by Bell Atlantic or any of its Significant Subsidiaries in connection with its execution, delivery or performance of this Agreement.

   Section 5.6--SEC Filings; Financial Statements. (a) Bell Atlantic has filed all forms, reports and documents required to be filed with the SEC since January 1, 1995, and has heretofore delivered or made available to GTE, in the form filed with the SEC, together with any amendments thereto, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, (ii) all proxy statements relating to Bell Atlantic's meetings of stockholders (whether annual or special) held since January 1, 1995, (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, and
(iv) all other reports or registration statements filed by Bell Atlantic with the SEC since January 1, 1995, including without limitation all Annual Reports on Form 11-K filed with respect to the Bell Atlantic Plans (collectively, the "Bell Atlantic SEC Reports", with such Bell Atlantic SEC Reports filed with the SEC prior to the date hereof being referred to as "Bell Atlantic Filed SEC Reports"). The Bell Atlantic SEC Reports (i) were prepared substantially in accordance with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The financial statements, including all related notes and schedules, contained in the Bell Atlantic SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Bell Atlantic and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Bell Atlantic and its Subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

   Section 5.7--Absence of Certain Changes or Events. Except as disclosed in the Bell Atlantic Filed SEC Reports and in Section 5.7 of the Bell Atlantic Disclosure Schedule, since December 31, 1997, and except as permitted by this Agreement or consented to hereunder, Bell Atlantic and its Subsidiaries have not incurred any material liability required to be disclosed on a balance sheet of Bell Atlantic and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Bell Atlantic or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Bell Atlantic, and Bell Atlantic and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

   Section 5.8--Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Bell Atlantic's knowledge, threatened against Bell Atlantic or any of its Subsidiaries, or any properties or rights of Bell Atlantic or any of its Subsidiaries, by or before any Governmental Entity, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Bell Atlantic or prevent, materially delay or intentionally delay the ability of GTE to consummate the transactions contemplated hereby.

   Section 5.9--Permits; No Violation of Law. The businesses of Bell Atlantic and its Subsidiaries are not being conducted in violation of any Legal Requirements or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on Bell Atlantic. No investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to Bell Atlantic or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to Bell Atlantic's knowledge, threatened, nor has any Governmental Entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bell Atlantic. Except as set forth in
Section 5.9 of the Bell Atlantic Disclosure Schedule, neither Bell Atlantic nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written Agreement, consent Agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on Bell Atlantic, nor has Bell Atlantic or any of its Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this Section 5.9 are being made with respect to Environmental Laws.

   Section 5.10--Joint Proxy Statement. None of the information supplied or to be supplied by or on behalf of Bell Atlantic for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Bell Atlantic for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to stockholders and at the times of the GTE stockholders' meeting and the Bell Atlantic stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement (except for information relating solely to GTE) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

   Section 5.11--Employee Matters; ERISA. (a) Except where the failure to be true would not, individually or in the aggregate, have a Material Adverse Effect on Bell Atlantic, (i) each Bell Atlantic Plan has been operated and administered in accordance with applicable law, including but not limited to ERISA and the Code, (ii) each Bell Atlantic Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) except as required by COBRA, no Bell Atlantic Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of Bell Atlantic or of any trade or business, whether or not incorporated, which together with Bell Atlantic would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Bell Atlantic ERISA Affiliate"), beyond their retirement or other termination of service, (iv) no liability under Title IV of ERISA has been incurred by Bell Atlantic or any Bell Atlantic ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Bell Atlantic or any Bell Atlantic ERISA Affiliate of incurring any such liability (other than PBGC premiums), (v) all contributions or other amounts due from Bell Atlantic or any Bell Atlantic ERISA Affiliate with respect to each Bell Atlantic Plan have been paid in full,
(vi) neither Bell Atlantic nor any Bell Atlantic ERISA Affiliate has engaged in a transaction in connection with which Bell Atlantic or any of its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the best knowledge of Bell Atlantic there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Bell Atlantic Plan or any trusts related thereto, and (viii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Bell Atlantic or any of its Subsidiaries under any Bell Atlantic Plan or otherwise, (B) materially increase any benefits otherwise payable under any Bell Atlantic Plan G or (C) result in any acceleration of the time of payment or vesting of any such benefits.

   (b) For purposes of this Agreement,"Bell Atlantic Plan" shall mean each deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Bell Atlantic or by any Bell Atlantic ERISA Affiliate or to which Bell Atlantic or any Bell Atlantic ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Bell Atlantic or any Bell Atlantic ERISA Affiliate.

   Section 5.12--Labor Matters. Neither Bell Atlantic nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Bell Atlantic.

   Section 5.13--Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Bell Atlantic: (i) each of Bell Atlantic and its Subsidiaries has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are not circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

   No representation is made by Bell Atlantic in this Section 5.13 for which neither Bell Atlantic nor any of its Subsidiaries is (or would be, if a claim were brought in a formal proceeding) a named defendant, but as to which Bell Atlantic or any of its Subsidiaries may be liable for an allocable share of any judgment rendered pursuant to the POR. No representation is made by Bell Atlantic in subsection (i) of this Section 5.13 as to properties owned, leased or operated by AT&T or any of its Subsidiaries except for such properties which are, or at any time since November 1, 1983 were, owned, leased or operated by Bell Atlantic or any of its Subsidiaries.

   Section 5.14--Board Action; Vote Required. (a) The Board of Directors of Bell Atlantic has unanimously determined that the transactions contemplated by this Agreement and the Option Agreements are in the best interests of Bell Atlantic and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof.

   (b) The approval of the Certificate Amendment by a majority of the votes entitled to be cast by all holders of Bell Atlantic Common Stock and the approval of the Stock Issuance pursuant thereto by a majority of the votes cast thereon, provided that the total votes cast thereon represents over 50% in interest of all securities of Bell Atlantic entitled to vote thereon, are the only votes of the holders of any class or series of the capital stock of Bell Atlantic required to approve this Agreement, the Merger, the Certificate Amendment, the Stock Issuance and the other transactions contemplated hereby.

   Section 5.15--Opinions of Financial Advisors. Bell Atlantic has received the opinions of Bear, Stearns & Co. Inc. ("Bear Stearns") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), each dated July 27, 1998, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of Bell Atlantic Common Stock.

   Section 5.16--Brokers. Except for Bear Stearns, Merrill Lynch and Morgan Stanley Dean Witter, the arrangements with which have been disclosed to GTE prior to the date hereof, which have been engaged by Bell Atlantic, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreements based upon arrangements made by or on behalf of Bell Atlantic or any of its Subsidiaries.

   Section 5.17--Tax Matters. Except as set forth in Section 5.17 of the Bell Atlantic Disclosure Schedule:

   (a) All material federal, state, local and foreign Tax Returns required to have been filed by Bell Atlantic or its Subsidiaries have been filed with the appropriate governmental authorities by the due date thereof including extensions;

   (b) The Tax Returns referred to in subpart (a) of this Section 5.17 correctly and completely reflect all material Tax liabilities of Bell Atlantic and its Subsidiaries required to be shown thereon;

   (c) All material Taxes shown as due on those Tax Returns referred to in subpart (a) of this Section 5.17, as well as any material foreign withholding Taxes imposed on or in respect of any amounts paid to or by Bell Atlantic or any of its Subsidiaries, whether or not such amounts or withholding Taxes are referred to or shown on any Tax Returns referred to in Section 5.17 (a) hereof, have been fully paid or adequately reflected as a liability on Bell Atlantic's or its Subsidiaries' financial statements included in the Bell Atlantic SEC Reports;

   (d) With respect to any prior period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Bell Atlantic and its Subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements;

   (e) Neither Bell Atlantic nor any of its affiliates has taken, agreed to take or omitted to take any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

   (f) No deficiencies for any Taxes have been proposed, asserted or assessed against Bell Atlantic or any of its Subsidiaries that are not adequately reserved for under GAAP, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on Bell Atlantic; and

   (g) Bell Atlantic is not aware of any material liens for Taxes upon any assets of Bell Atlantic or any of its Subsidiaries apart from liens for Taxes not yet due and payable.

   Section 5.18--Intellectual Property.

   (a) As used in this Agreement, "Bell Atlantic Intellectual Property" means all of the following which are necessary to conduct the business of Bell Atlantic and its Subsidiaries as presently conducted or as currently proposed to be conducted: (i) trademarks, trade dress, service marks, copyrights, logos, trade names, corporate names and all registrations and applications to register the same; (ii) patents and pending patent applications; (iii) Computer Software; (iv) all technology, know-how and trade secrets; and (v) all material licenses and agreements to which Bell Atlantic or any of its Subsidiaries is a party which relate to any of the foregoing.

   (b) Bell Atlantic or its Subsidiaries owns or has the right to use, sell or license all Bell Atlantic Intellectual Property, free and clear of all liens or encumbrances, and all registrations of Bell Atlantic Intellectual Property are valid and enforceable and have been duly recorded and maintained, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on Bell Atlantic.

   (c) To the knowledge of Bell Atlantic, the conduct of Bell Atlantic's and its Subsidiaries' business and the use of the Bell Atlantic Intellectual Property does not materially infringe, violate or misuse any intellectual property rights or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, and neither Bell Atlantic nor any of its Subsidiaries has received any notice, not satisfactorily resolved, of any claims or threats that Bell Atlantic's or its Subsidiaries' use of any of the Bell Atlantic Intellectual Property materially infringes, violates or misuses, or is otherwise in conflict with any intellectual property or proprietary rights of any third party or that any of the Bell Atlantic Intellectual Property is invalid or unenforceable that would, individually or in the aggregate, have a Material Adverse Effect on Bell Atlantic.

   (d) Bell Atlantic and its Subsidiaries have used reasonable efforts to maintain the confidentiality of their trade secrets and other confidential Bell Atlantic Intellectual Property.

   (e) Bell Atlantic has undertaken a concerted effort to ensure that all of the Computer Software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are to be used or relied on by Bell Atlantic or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries. Bell Atlantic reasonably believes that such effort will be successful.

   Section 5.19--Insurance. Except as set forth in Section 5.19 of the Bell Atlantic Disclosure Schedule, each of Bell Atlantic and each of its Significant Subsidiaries is, and has been continuously since January 1, 1987 (or such later date as such Significant Subsidiary was organized or acquired by Bell Atlantic), insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Bell Atlantic and its Subsidiaries during such time period. Except as set forth in Section 5.19 of the Bell Atlantic Disclosure Schedule, since January 1, 1995, neither Bell Atlantic nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material insurance policy of Bell Atlantic or its Subsidiaries. The insurance policies of Bell Atlantic and its Subsidiaries are valid and enforceable policies.

   Section 5.20--Ownership of Securities. As of the date hereof, neither Bell Atlantic nor, to Bell Atlantic's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of GTE, which in the aggregate represent 10% or more of the outstanding shares of GTE Common Stock (other than shares held by Bell Atlantic Plans and the GTE Option Agreement), nor (b) is an "interested stockholder" of GTE within the meaning of Section 912 of the NYBCL. Except as set forth in Section 5.20 of the Bell Atlantic Disclosure Schedule, Bell Atlantic owns no shares of GTE Common Stock described in the parenthetical clause of Section 2.2 (a) hereof which would be canceled and retired without consideration pursuant to Section 2.3 (a) hereof.

   Section 5.21--Certain Contracts. (a) All contracts described in Item 601(b)(10) of Regulation S-K to which Bell Atlantic or its Subsidiaries is a party or may be bound ("Bell Atlantic Contracts") have been filed as exhibits to, or incorporated by reference in, Bell Atlantic's Annual Report on Form 10-K for the year ended December 31, 1997. All Bell Atlantic Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect on Bell Atlantic. Neither Bell Atlantic nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Bell Atlantic Contract, except in each case for those Bell Atlantic Contracts which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Bell Atlantic.

   (b) Set forth in Section 5.21 of the Bell Atlantic Disclosure Schedule is a list of each contract, agreement or arrangement to which Bell Atlantic or any of its Subsidiaries is a party or may be bound which is an arrangement limiting or restraining Bell Atlantic, GTE, any Bell Atlantic or GTE Subsidiary or any successor thereto from engaging or competing in any business which has, or could reasonably be expected to have in the foreseeable future, a Material Adverse Effect on Bell Atlantic or, to Bell Atlantic's knowledge, on GTE.

   Section 5.22--Merger Subsidiary. Bell Atlantic and Merger Subsidiary represent and warrant to GTE as follows:

   (a) Organization and Corporate Power. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Merger Subsidiary is a direct, wholly owned subsidiary of Bell Atlantic.

   (b) Corporate Authorization. Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Subsidiary. This Agreement has been duly executed and delivered by Merger Subsidiary and constitutes a valid and binding agreement of Merger Subsidiary, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

   (c) Non Contravention. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Subsidiary.

   (d) No Business Activities. Merger Subsidiary has not conducted any activities other than in connection with the organization of Merger Subsidiary, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subsidiary has no Subsidiaries.

                       ARTICLE VI--CONDUCT OF BUSINESSES
                               PENDING THE MERGER

   Section 6.1--Transition Planning. Ivan G. Seidenberg and Charles R. Lee, as Chief Executive Officers of Bell Atlantic and GTE, respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be Chief Executive Officer of his respective company for any reason, such person's successor as Chief Executive Officer shall assume his predecessor's responsibilities under this Section 6.1. During the period between the date hereof and the Effective Time, Messrs. Seidenberg and Lee jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of Bell Atlantic and GTE after the Effective Time, and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

   Section 6.2--Conduct of Business in the Ordinary Course. Each of GTE and Bell Atlantic covenants and agrees that, subject to the provisions of Sections
7.16 and 7.17 hereof, between the date hereof and the Effective Time, unless the other shall otherwise consent in writing, and except as described in
Section 6.2 of the Disclosure Schedules or as otherwise expressly contemplated hereby, the business of such Party and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of GTE and Bell Atlantic and their respective Subsidiaries will use their commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations. By way of amplification and not limitation, except as set forth in Section 6.2 of the Disclosure Schedules or as otherwise expressly contemplated by this Agreement and the Option Agreements, and subject to the provisions of Sections 7.16 and 7.17, each of GTE and Bell Atlantic agrees on behalf of itself and its Subsidiaries that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the other:

   (a) (i) except for (A) the issuance of shares of GTE Common Stock and Bell Atlantic Common Stock in order to satisfy obligations under the GTE Plans and Bell Atlantic Plans in effect on the date hereof and Bell Atlantic Equity Rights or GTE Equity Rights issued thereunder and under existing dividend reinvestment plans, which issuances shall be consistent with its existing policy and past practice; (B) grants of stock options with respect to GTE Common Stock or Bell Atlantic Common Stock to employees in the ordinary course of business and in amounts and in a manner consistent with past practice; and
(C) the issuance of securities by a Subsidiary to any person which is directly or indirectly wholly owned by GTE or Bell Atlantic (as the case may be): issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, such Party or any of its Subsidiaries (excluding such as may arise upon the exercise of existing rights); (ii) amend or propose to amend the Certificate of Incorporation or Bylaws of such Party (other than by Bell Atlantic as contemplated hereby) or any of its Subsidiaries (other than wholly owned Subsidiaries) or adopt, amend or propose to amend any shareholder rights plan or related rights agreement; (iii) split, combine or reclassify any outstanding shares of GTE Common Stock and Bell Atlantic Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of GTE Common Stock and Bell Atlantic Common Stock, except for cash dividends to stockholders of GTE and Bell Atlantic declared in accordance with existing dividend policy payable to stockholders of record on the record dates consistently used in prior periods;
(iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except that each of GTE and Bell Atlantic shall be permitted to acquire shares of GTE Common Stock or Bell Atlantic Common Stock, as the case may be, from time to time in open market transactions, consistent with past practice and in compliance with applicable law and the provisions of any applicable employee benefit plan, program or arrangement, for issuance upon the exercise of options and other rights granted, and the lapsing of restrictions, under such Party's respective employee benefit plans, programs and arrangements and dividend reinvestment plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this
Section 6.2(a);

   (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in another entity (other than an entity which is a wholly owned Subsidiary of such Party as of the date hereof and other than incorporation of a wholly owned Subsidiary), except for acquisitions or investments which do not exceed $500,000,000 in the aggregate for all such acquisitions or investments in any 12-month period; (ii) except in the ordinary course of business and in a manner consistent with past practice, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of such Party or any of its Subsidiaries, except for transactions which do not exceed $500,000,000 in the aggregate in any 12-month period and provided further that, unless and until it is mutually determined that pooling of interests accounting is not available for the Merger, no Party shall make any dispositions in excess of an aggregate of $100,000,000 except for those dispositions that the management of either party has determined, with the concurrence of its independent accountants, to be either in the ordinary course of business or not in contemplation of the Merger, and therefore not a disposition to be measured, individually and in the aggregate with other dispositions, for material disposition of asset purposes, as required by Accounting Principals Bulletin No. 16 and the authoritative interpretations thereto; or (iii) authorize, enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 6.2(b);

   (c) incur indebtedness if, following the taking of such action, it is reasonably anticipated that such Party's outstanding senior indebtedness would be rated by Standard & Poor's at lower than A-, in the case of GTE, or at lower than A, in the case of Bell Atlantic.

   (d) enter into (i) leveraged derivative contracts (defined as contracts that use a factor to multiply the underlying index exposure) or (ii) other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposures or otherwise reducing such Party's cost of financing;

   (e) take any action with respect to the grant of any severance or termination pay, stay bonus, or other incentive arrangements (otherwise than pursuant to any GTE Plan, Bell Atlantic Plan (collectively with all GTE Plans, "Benefit Plans") or any policies, arrangements and agreements of such Party which were in effect on, or offered or approved to be offered by the board of directors or senior management of the respective Party prior to, the date hereof, or pursuant to any renewal or extension subsequent to the date hereof of the duration of the term of any such Benefit Plans, policies, arrangements or agreements), or with respect to any increase in benefits payable under its severance or termination pay policies, or stay bonus or other incentive arrangements in effect on the date hereof;

   provided, however, that this subsection shall not prohibit GTE or Bell Atlantic or their respective subsidiaries from taking any actions whatsoever that are described in this Section 6.2(e) if (i) such actions are not Merger-related and are in amounts not materially greater than past practice or as otherwise required by Legal Requirements or applicable provisions of the plan, policy or arrangement, and the Party taking such action consults with the other Party (where such consultation is reasonable and practicable) reasonably in advance of any such action, or (ii) such actions are Merger-related, are taken to meet business needs, are consistent with competitive market practices of large data transmission or telecommunications companies, and the other Party gives its consent to such actions (such consent not to be unreasonably withheld after being consulted by the Party proposing such action (where such consultation is reasonable and practicable) reasonably in advance of any such action);

   provided, further, that on and after the date hereof, each of GTE and Bell Atlantic will use its best efforts in good faith to develop and adopt within 60 days of the date hereof, in concert with the other, a common set of principles and guidelines for the design and implementation of merger-related retention incentives and severance benefits for the purpose of enabling the respective companies to implement complementary plans, programs and arrangements, utilizing best competitive practices which each believes will facilitate the convergence of the benefits and employment practices and policies of the Parties and their respective subsidiaries during the period culminating in the Effective Time, and as soon as practicable after such adoption, each such Party shall comply, and cause their respective subsidiaries to comply, with such principles and guidelines (and any amendments thereto which are mutually agreed by the Parties thereafter);

   (f) take any action with respect to increases in employee compensation, or make any payments under any GTE Plan or any Bell Atlantic Plan, as the case may be, to any director or employee of, or independent contractor or consultant to, such Party or any of its Subsidiaries, adopt or otherwise materially amend (except for amendments required or made advisable by Legal Requirements) any GTE Plan or Bell Atlantic Plan, as the case may be, or enter into or amend any employment or consulting agreement, or grant or establish any new awards under any such existing GTE Plan or Bell Atlantic Plan or agreement;

   provided, however, that this subsection shall not prohibit GTE or Bell Atlantic or their respective subsidiaries from taking any actions whatsoever that are described in this Section 6.2(f) if (i) such actions are not Merger-related and are in amounts not materially greater than past practice or as otherwise required by Legal Requirements or applicable provisions of the plan, policy or arrangement, and, except in the case of increases in employee compensation in the ordinary course of business consistent with past practice, the Party taking such action consults with the other Party (where such consultation is reasonable and practicable) reasonably in advance of any such action, or (ii) such actions are taken to meet business needs, are consistent with competitive market practices of large data transmission or telecommunications companies, and the other Party gives its consent to such actions (such consent not to be unreasonably withheld after being consulted by the Party proposing such action (where such consultation is reasonable and practicable) reasonably in advance of any such action);

   (g) change in any material respect its accounting policies, methods or procedures except as required by GAAP;

   (h) take any action which it believes when taken could reasonably be expected to adversely affect or delay in any material respect the ability of any of the Parties to obtain any approval of any Governmental Entity required to consummate the transactions contemplated hereby;

   (i) other than pursuant to this Agreement, take any action to cause the shares of their respective Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

   (j) (i) other than as consistent with past practice, issue SARS, new performance shares, restricted stock, or similar equity based rights; (ii) materially modify (with materiality to be determined with respect to the Benefit Plan in question) any actuarial cost method, assumption or practice used in determining benefit obligations, annual expense and funding for any Benefit Plan, except to the extent required by GAAP; (iii) materially modify (with materiality to be determined with respect to the Benefit Plan trust in question) the investment philosophy of the Benefit Plan trusts or maintain an asset allocation which is not consistent with such philosophy, subject to any ERISA fiduciary obligation; (iv) subject to any ERISA fiduciary obligation, enter into any outsourcing agreement, or any other material contract relating to the Benefit Plans or management of the Benefit Plan trusts, provided that Bell Atlantic and GTE may enter into any such contracts that may be terminated within two years; (v) offer any new or extend any existing retirement incentive, "window" or similar benefit program; (vi) grant any ad hoc pension increase; (vii) establish any new or fund any existing "rabbi" or similar trust (except in accordance with the current terms of such trust), or enter into any other arrangement for the purpose of securing non-qualified benefits or deferred compensation; (viii) adopt any corporate owned life insurance program; or (ix) adopt or implement any "split dollar" life insurance program;

   provided, however, that this subsection shall not prohibit GTE or Bell Atlantic or their respective subsidiaries from taking any actions whatsoever that are described in this Section 6.2(j) (with the exception of clause (j)(i)) if such actions are in amounts not materially greater than past practice or as otherwise required by Legal Requirements or applicable provisions of the plan, policy or arrangement, and the Party taking such action consults with the other Party (where such consultation is reasonable and practicable) reasonably in advance of any such action; or

   (k) take any action which it believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect.

   GTE and Bell Atlantic agree that any written approval obtained under this
Section 6.2 may be relied upon by the other Party if signed by the Chief Executive Officer or any other executive officer of the Party providing such written approval.

   Section 6.3--No Solicitation. (a) From and after the date hereof, Bell Atlantic shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountants or other representatives retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction (as hereinafter defined) or (ii) participate in any discussions regarding any Alternative Transaction; provided, however, that if, at any time prior to approval of the Stock Issuance and the Certificate Amendment by the holders of Bell Atlantic Common Stock, the Board of Directors of Bell Atlantic determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of Bell Atlantic would breach their fiduciary duties to stockholders under applicable law, Bell Atlantic may, in response to any such proposal that has been determined by it to be a Bell Atlantic Superior Proposal (as defined in Section 7.2(b)), that was not solicited by it and that did not otherwise result from a breach of this
Section 6.3(a), and subject to Bell Atlantic giving GTE at least two business days written notice of its intention to do so, (x) furnish information with respect to Bell Atlantic and its Subsidiaries to any person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Nondisclosure Agreement dated July 19, 1998 entered into between Bell Atlantic and GTE (the "Nondisclosure Agreement"), provided that a copy of all such information is delivered simultaneously to GTE, and (y) participate in negotiations regarding such proposal. Bell Atlantic shall promptly notify GTE orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation and any related correspondence) and the identity of the person making such request or proposal. Bell Atlantic will keep GTE reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. Bell Atlantic shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by Bell Atlantic or its representatives with respect to the foregoing. Bell Atlantic
(i) agrees not to release any Third Party (as defined below) from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreements to which it is a party related to, or which could affect, an Alternative Transaction and agrees that GTE shall be entitled to enforce Bell Atlantic's rights and remedies under and in connection with such agreements and
(ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this Section 6.3(a) or
Section 7.2 shall prohibit Bell Atlantic (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Bell Atlantic, after receipt of advice from outside counsel, failure to disclose would result in a reasonable possibility that the Board of Directors of Bell Atlantic would breach its fiduciary duties to Bell Atlantic's stockholders under applicable law.

   (b) From and after the date hereof, GTE shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountants or other representatives retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction (as hereinafter defined) or (ii) participate in any discussions regarding any Alternative Transaction; provided, however, that if, at any time prior to approval of this Agreement by the holders of GTE Common Stock, the Board of Directors of GTE determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of GTE would breach their fiduciary duties to stockholders under applicable law, GTE may, in response to a proposal that has been determined by it to be a GTE Superior Proposal (as defined in Section 7.2(d)), that was not solicited by it and that did not otherwise result from a breach of this Section 6.3(b), and subject to GTE giving Bell Atlantic at least two business days written notice of its intention to do so, (x) furnish information with respect to GTE and its Subsidiaries to any person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Nondisclosure Agreement, provided that a copy of all such information is delivered simultaneously to Bell Atlantic, and (y) participate in negotiations regarding such proposal. GTE shall promptly notify Bell Atlantic orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation and any related correspondence) and the identity of the person making such request or proposal. GTE will keep Bell Atlantic reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. GTE shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by GTE or its representatives with respect to the foregoing. GTE (i) agrees not to release any Third Party from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreements to which it is a party related to, or which could affect, an Alternative Transaction and agrees that Bell Atlantic shall be entitled to enforce GTE's rights and remedies under and in connection with such agreements and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this
Section 6.3(b) or in Section 7.2 shall prohibit GTE (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of GTE, after receipt of advice from outside counsel, failure to disclose would result in a reasonable possibility that the Board of Directors of GTE would breach its fiduciary duties to GTE's stockholders under applicable law.

   (c) For purposes of this Agreement, "Alternative Transaction" means, whether in the form of a proposal or intended proposal, a signed agreement or completed action, as the case may be, any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Bell Atlantic and its Subsidiaries and other than GTE and its Subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Bell Atlantic or GTE, as the case may be, whether from Bell Atlantic or GTE or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with, Bell Atlantic or any of its Significant Subsidiaries or GTE or any of its Significant Subsidiaries, as the case may be, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not Bell Atlantic or any of its Significant Subsidiaries or GTE or any of its Significant Subsidiaries, as the case may be, is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Bell Atlantic or GTE, as the case may be, and any entity surviving any merger or business combination including any of them) of Bell Atlantic or any of its Subsidiaries or GTE or any of its Subsidiaries, as the case may be, for consideration equal to 20% or more of the fair market value of all of the outstanding shares of Bell Atlantic Common Stock or all of the outstanding shares of GTE Common Stock, as the case may be, on the date of this Agreement.

   Section 6.4--Subsequent Financial Statements. Prior to the Effective Time, each of GTE and Bell Atlantic (a) will consult with the other prior to making publicly available its financial results for any period and (b) will consult with the other prior to the filing of, and will timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by such Party under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to the other copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective audited financial statements and unaudited interim financial statements of each of GTE and Bell Atlantic, as the case may be, included in such reports will fairly present the consolidated financial position of such Party and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

   Section 6.5--Control of Operations. Nothing contained in this Agreement shall give Bell Atlantic, directly or indirectly, the right to control or direct GTE's operations prior to the Effective Time. Nothing contained in this Agreement shall give GTE, directly or indirectly, the right to control or direct Bell Atlantic's operations prior to the Effective Time. Prior to the Effective Time, each of Bell Atlantic and GTE shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                       ARTICLE VII--ADDITIONAL AGREEMENTS

   Section 7.1--Joint Proxy Statement and the Registration Statement. (a) As promptly as practicable after the execution and delivery of this Agreement, the Parties shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to the holders of record of shares of Bell Atlantic Common Stock and GTE Common Stock, the Joint Proxy Statement, provided, however, that GTE and Bell Atlantic shall not mail or otherwise furnish the Joint Proxy Statement to their respective stockholders unless and until:

     (i) they have received notice from the SEC that the Registration Statement is effective under the 1933 Act;

     (ii) GTE shall have received a letter of PricewaterhouseCoopers L.L.P., dated a date within two business days prior to the date of the first mailing of the Joint Proxy Statement, and addressed to GTE, in form and substance reasonably satisfactory to GTE and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of Bell Atlantic included in the Joint Proxy Statement and the Registration Statement; and

     (iii) Bell Atlantic shall have received a letter of Arthur Andersen LLP, dated a date within two business days prior to the date of the first mailing of the Joint Proxy Statement, and addressed to Bell Atlantic, in form and substance reasonably satisfactory to Bell Atlantic and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of GTE included in the Joint Proxy Statement and the Registration Statement.

   (b) The Parties will cooperate in the preparation of the Joint Proxy Statement and the Registration Statement and in having the Registration Statement declared effective as soon as practicable.

   Section 7.2--Bell Atlantic and GTE Stockholders' Meetings.

   (a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Bell Atlantic shall duly give notice of, convene and hold a meeting of its stockholders (the "Bell Atlantic Stockholders' Meeting") in accordance with the DGCL for the purpose of obtaining the Bell Atlantic Stockholder Approval and shall, subject to the provisions of Section 7.2(b) hereof, through its Board of Directors, recommend to its stockholders the approval of the Stock Issuance and adoption of the Certificate Amendment.

   (b) Neither the Board of Directors of Bell Atlantic nor any committee thereof shall (i) except as expressly permitted by this Section 7.2(b), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to GTE, the approval or recommendation of such Board of Directors or such committee of the Certificate Amendment or the Stock Issuance, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction or (iii) cause Bell Atlantic to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Bell Atlantic Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of the Stock Issuance and the Certificate Amendment by the holders of Bell Atlantic Common Stock the Board of Directors of Bell Atlantic determines in good faith, after it has received a Bell Atlantic Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Bell Atlantic would breach its fiduciary duties to Bell Atlantic stockholders under applicable law, the Board of Directors of Bell Atlantic may (subject to this and the following sentences) inform Bell Atlantic stockholders that it no longer believes that such adoption is advisable and no longer recommends approval (a "Bell Atlantic Subsequent Determination"), but only at a time that is after the fifth business day following GTE's receipt of written notice advising GTE that the Board of Directors of Bell Atlantic has received a Bell Atlantic Superior Proposal specifying the material terms and conditions of such Bell Atlantic Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Bell Atlantic Superior Proposal and stating that it intends to make a Bell Atlantic Subsequent Determination. After providing such notice, Bell Atlantic shall provide a reasonable opportunity to GTE to make such adjustments in the terms and conditions of this Agreement as would enable Bell Atlantic to proceed with its recommendation to its stockholders without a Bell Atlantic Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. For purposes of this Agreement, a "Bell Atlantic Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of Bell Atlantic determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to Bell Atlantic's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Bell Atlantic, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by GTE in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, Bell Atlantic shall submit the Stock Issuance and the Certificate Amendment to its stockholders whether or not the Board of Directors of Bell Atlantic makes a Bell Atlantic Subsequent Determination.

   (c) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, GTE shall duly give notice of, convene and hold a meeting of its stockholders (the "GTE Stockholders' Meeting") in accordance with the NYBCL for the purpose of obtaining the GTE Stockholder Approval and shall, subject to the provisions of Section 7.2(d) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger.

   (d) Neither the Board of Directors of GTE nor any committee thereof shall
(i) except as expressly permitted by this Section 7.2(d), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Bell Atlantic, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause GTE to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "GTE Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of GTE Common Stock the Board of Directors of GTE determines in good faith, after it has received a GTE Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of GTE would breach its fiduciary duties to GTE stockholders under applicable law, the Board of Directors of GTE may (subject to this and the following sentences) inform GTE stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "GTE Subsequent Determination"), but only at a time that is after the fifth business day following Bell Atlantic's receipt of written notice advising Bell Atlantic that the Board of Directors of GTE has received a GTE Superior Proposal specifying the material terms and conditions of such GTE Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such GTE Superior Proposal and stating that it intends to make a GTE Subsequent Determination. After providing such notice, GTE shall provide a reasonable opportunity to Bell Atlantic to make such adjustments in the terms and conditions of this Agreement as would enable GTE to proceed with its recommendation to its stockholders without a GTE Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. For purposes of this Agreement, a "GTE Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of GTE determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to GTE's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of GTE, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Bell Atlantic in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, GTE shall submit this Agreement to its stockholders whether or not the Board of Directors of GTE makes a GTE Subsequent Determination.

   Section 7.3--Consummation of Merger; Additional Agreements.

   (a) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Article VIII hereof have been fulfilled or waived, each of the Parties required to do so shall execute in the manner required by the NYBCL and deliver to and file with the Secretary of State of the State of New York such instruments and agreements as may be required by the NYBCL and the Parties shall take all such other and further actions as may be required by law to make the Merger effective, and Bell Atlantic shall take all such other and further actions as may be required by law to make the Certificate Amendment and the Bylaws Amendment effective. Prior to the filings referred to in this Section 7.3(a), a closing (the "Closing") will be held at the offices of Bell Atlantic (or such other place as the Parties may agree) for the purpose of confirming all the foregoing. The Closing will take place upon the fulfillment or waiver of all of the conditions to closing set forth in Article VIII of this Agreement, or as soon thereafter as practicable (the date of the Closing being herein referred to as the "Closing Date").

   (b) Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Option Agreements and to effect all necessary filings under the 1933 Act, the Exchange Act and the HSR Act. Without limiting the generality of the foregoing, each of GTE and Bell Atlantic shall promptly prepare and file a Premerger Notification in accordance with the HSR Act, shall promptly comply with any requests for additional information, and shall use its commercially reasonable efforts to obtain termination of the waiting period thereunder as promptly as practicable.

   (c) Each of Bell Atlantic and GTE shall, in connection with the efforts referenced in Section 7.3(a) and (b), (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any material communication received by such party from, or given by such party to any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable Governmental Entity or other person, give the other Party the opportunity to attend and participate in such meetings and conferences.

   (d) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.3(a), (b) and (c), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or the Option Agreements as violative of any applicable law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered or promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby or by the Option Agreements illegal or otherwise prohibit or materially impair or delay consummation of the transactions contemplated hereby or thereby, each of Bell Atlantic and GTE shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such action or proceeding, to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party's right to terminate this Agreement pursuant to Section 9.1 so long as such Party has up to then complied in all respects with its obligations under this Section 7.3.

   (e) If any objections are asserted with respect to the transactions contemplated hereby under any applicable law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable law, each of Bell Atlantic and GTE shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such law so as to permit consummation of the transactions contemplated by this Agreement.

   Section 7.4--Notification of Certain Matters. Each of GTE and Bell Atlantic shall give prompt notice to the other of the following:

   (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) directly or indirectly, any Material Adverse Effect on such Party;

   (b) any material failure of such Party, or any officer, director, employee or Agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and

   (c) any facts relating to such Party which would make it necessary or advisable to amend the Joint Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

   Section 7.5--Access to Information. (a) From the date hereof to the Effective Time, each of GTE and Bell Atlantic shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party complete access at all reasonable times to such Party's and its Subsidiaries' officers, employees, auditors, counsel agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request, including in connection with confirmatory due diligence.

   (b) Each of GTE and Bell Atlantic agrees that all information so received from the other Party shall be deemed received pursuant to the Nondisclosure Agreement and such Party shall, and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors and agents ("Party Representatives"), to comply with the provisions of the Nondisclosure Agreement with respect to such information and the provisions of the Nondisclosure Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein, provided that such information may be used for any purpose contemplated hereby.

   Section 7.6--Public Announcements. GTE and Bell Atlantic shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other.

   Section 7.7--Transfer Statutes. Each of GTE and Bell Atlantic agrees to use its commercially reasonable efforts to comply promptly with all requirements of the New Jersey and Connecticut Property Transfer Statutes, to the extent applicable to the transactions contemplated hereby, and to take all actions necessary to cause the transactions contemplated hereby to be effected in compliance with the New Jersey and Connecticut Property Transfer Statutes. GTE and Bell Atlantic agree that they will consult with each other to determine what, if any, actions must be taken prior to or after the Effective Time to ensure compliance with such statutes. Each of GTE and Bell Atlantic agrees to provide the other with any documents to be submitted to the relevant state agencies prior to submission and agrees not to take any action to comply with the New Jersey and Connecticut Property Transfer Statutes without the other's prior consent, which consent shall not be unreasonably withheld. Each Party shall bear its respective costs and expenses incurred in connection with compliance with the New Jersey and Connecticut Property Transfer Statutes. For purposes of this section, the New Jersey and Connecticut Property Transfer Statutes means the New Jersey Industrial Site Recovery Act, 1993 N.J. Laws 139, and the Connecticut Transfer Act, Conn. Gen. Stat. Ann. (S) 22a-134(b).

   Section 7.8--Indemnification, Directors' and Officers' Insurance. For a period of six years after the Effective Time, Bell Atlantic shall cause GTE to, and Bell Atlantic shall, maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by GTE and Bell Atlantic, respectively (provided that Bell Atlantic may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to all possible claims arising from facts or events which occurred on or before the Effective Time. Bell Atlantic shall cause GTE to maintain in effect (a) the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of GTE and each of its Subsidiaries until the statutes of limitations for all possible claims have run; provided that Bell Atlantic need not cause GTE to maintain in effect indemnification provisions contained in the charter and bylaws of its Subsidiaries if and to the extent that Bell Atlantic assumes such indemnity obligations; and (b) any directors, officers or employees indemnification agreements of GTE and its respective Subsidiaries. Bell Atlantic shall cause GTE to, and Bell Atlantic shall, indemnify the directors and officers of GTE and Bell Atlantic, respectively, to the fullest extent to which GTE and Bell Atlantic are permitted to indemnify such officers and directors under their respective charters and bylaws and applicable law. As of the Effective Time, Bell Atlantic shall unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of GTE under the foregoing indemnification arrangements.

   Section 7.9--Employee Benefit Plans. (a) Except as otherwise provided herein or set forth in Section 6.2 of the Disclosure Schedules, GTE and Bell Atlantic agree that, unless otherwise mutually determined, the GTE Plans and the Bell Atlantic Plans in effect at the date hereof shall remain in effect after the Effective Time with respect to classes of employees covered by such plans immediately prior to the Effective Time.

   From time to time from the date hereof to the Effective Time, the management of Bell Atlantic and GTE shall consult with one another for the purpose of reviewing such Benefit Plans for management (non-represented) employees of Bell Atlantic and GTE and their respective subsidiaries ("Management Employees"), and determining which of such Benefit Plans represent best competitive practices, which should be terminated at the Effective Time (or following a transition period thereafter), and which of such Benefit Plans should be redesigned and/or extended to other employees at (or after) the Effective Time. Notwithstanding the foregoing or any other provision of this Agreement, (1) after the Effective Time, Bell Atlantic shall cause the compensation and benefits provided to similarly-situated Management Employees of each business unit to be at least as valuable as the aggregate compensation and benefit package provided to such employees of that business unit immediately prior to the Effective Time, except to the extent (i) such benefits and/or compensation plans are replaced by one or more benefits and/or compensation plans at least as valuable as those which are provided to similarly situated employees of comparable business units of the other Party or its subsidiaries, or (ii) corresponding benefits for similarly situated employees of the other Party or its subsidiaries are eliminated, (2) from the Effective Time until the first anniversary thereof, Bell Atlantic shall not, and shall ensure that each of its Subsidiaries shall not, discontinue, or change eligibility provisions or levels of benefits under, severance plans, policies and arrangements in which such Management Employees participated immediately prior to the Effective Time, and further agrees that any of such plans, policies or arrangements that expire during such one-year period shall be extended for the duration of such one-year period, and (3) for the 18-month period immediately following the Effective Time, with respect to those GTE Management Employees who were relocated as part of the consolidation of GTE's world headquarters to Texas, Bell Atlantic shall not, and shall ensure that each of its Subsidiaries shall not, discontinue, or change the relocation benefits program which was applicable to such Management Employees as of the Effective Time. In addition, with respect to all Management Employees, at and after the Effective Time (i) each such employee shall receive full credit for their credited service with their respective employer prior to the Effective Time for all purposes, including eligibility (including eligibility for early retirement, disability and other benefits), vesting, level of benefits and benefit accrual (except to the extent such benefit accrual would be duplicative); (ii) any provisions which restrict benefits by reason of pre-existing conditions, waiting periods or evidence of insurability shall be waived and (iii) such employees shall receive credit under such plan for co-payments and deductible during the applicable plan year.

   (b) Except as otherwise set forth in Sections 2.8 and 2.9 hereof, in the case of the GTE Plans under which the employees' interests are based upon GTE Common Stock, or the respective market prices thereof (but which interests do not constitute stock options), GTE and Bell Atlantic agree that such interests shall, from and after the Effective Time, be based on Bell Atlantic Common Stock in accordance with the Exchange Ratio.

   (c) With respect to all GTE Plans which have entitlement or vesting terms that are based upon the market price or value per share of GTE Common Stock, GTE and Bell Atlantic agree that from and after the Effective Time, such market price or value per share shall be adjusted by multiplying it by the inverse of the Exchange Ratio.

   (d) With respect to any GTE Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in this Section 7.9 and in Section 6.2 of the Disclosure Schedules shall apply to the extent the application of such principles does not violate applicable foreign law.

   (e) Without limiting the applicability of Sections 2.8 and 2.9 hereof, each of the Parties shall take all actions as are necessary to ensure that GTE will not at the Effective Time be bound by any stock options, SARS, warrants or other rights or agreements which would entitle any person, other than Bell Atlantic, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof, and all GTE Plans conferring any rights with respect to GTE Common Stock or other capital stock of GTE shall be deemed hereby to be amended to be in conformity with this Section 7.9.

   Section 7.10--Succession. (a) At the Effective Time, pursuant to the terms of the Employment Agreements (as defined below) and subject to Section 5.11 of the Bylaws of Bell Atlantic reflecting the Bylaws Amendment (the "Amended Bylaws") (i) Charles R. Lee shall hold the positions of Chairman and Co-Chief Executive Officer of Bell Atlantic and (ii) Ivan G. Seidenberg shall hold the positions of President and Co-Chief Executive Officer of Bell Atlantic. Pursuant to the terms of the Employment Agreements and subject to Section 5.11 of the Amended Bylaws (A) on June 30, 2002, Mr. Seidenberg shall become the sole Chief Executive Officer of Bell Atlantic and (B) on June 30, 2004, Mr. Lee shall cease to be Chairman of Bell Atlantic and such position will be assumed by Mr. Seidenberg. If either of such persons is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of Bell Atlantic in accordance with the Amended Bylaws. The authority, duties and responsibilities of the positions set forth above shall be set forth in the Employment Agreements, which Employment Agreements shall also set forth in their entirety the rights and remedies of Mr. Seidenberg and Mr. Lee with respect to employment by Bell Atlantic. Neither Mr. Seidenberg nor Mr. Lee shall have any right, remedy or cause of action under this Section 7.10, nor shall they be third party beneficiaries of this Section 7.10.

   (b) As soon as practicable after the date hereof, Bell Atlantic shall enter into employment agreements effective as of the Effective Time (the "Employment Agreements") with Messrs. Lee and Seidenberg containing arrangements concerning management succession satisfactory to each Party.

   Section 7.11--Stock Exchange Listing. Each of the Parties shall use its best efforts to obtain, prior to the Effective Time, the approval for listing on the NYSE, effective upon official notice of issuance, of the shares of Bell Atlantic Common Stock into which the GTE Common Stock will be converted pursuant to Article II hereof and which will be issuable upon exercise of options pursuant to Section 2.8 hereof.

   Section 7.12--Post-Merger Bell Atlantic Board of Directors. (a) At the Effective Time, 50% of the directors of Bell Atlantic shall be directors selected by Bell Atlantic, to the extent possible from current directors of Bell Atlantic, and 50% shall be selected by GTE, to the extent possible from current directors of GTE.

   The persons to serve initially on the Board of Directors of Bell Atlantic at the Effective Time who are GTE Directors (as defined below) shall be selected solely by and at the absolute discretion of the Board of Directors of GTE prior to the Effective Time; and the persons to serve on the Board of Directors of Bell Atlantic at the Effective Time who are Bell Atlantic Directors (as defined below) shall be selected solely by and at the absolute discretion of the Board of Directors of Bell Atlantic prior to the Effective Time. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Bell Atlantic after the Effective Time is unable or unwilling to serve in such position, the Board of Directors which selected such person shall designate another of its members to serve in such person's stead in accordance with the provisions of the immediately preceding sentence.

   (b) From and after the Effective Time and until July 1, 2002, the Board of Directors of Bell Atlantic and each Committee of the Board of Directors of Bell Atlantic as constituted following each election of Directors shall consist of an equal number of GTE Directors and Bell Atlantic Directors and subject to the fiduciary duties of the Directors, the Board of Directors shall nominate for election at each stockholders meeting at which Directors are elected, an equal number of GTE Directors and Bell Atlantic Directors. If, at any time prior to July 1, 2002, the number of GTE Directors and Bell Atlantic Directors serving, either as directors or as members of any Committee of the Board of Directors of Bell Atlantic, would not be equal, then, subject to the fiduciary duties of the directors, the Board of Directors shall appoint to fill any existing vacancy or vacancies, as appropriate, such person or persons as may be requested by the remaining GTE Directors (if the number of GTE Directors is, or would otherwise become, less than the number of Bell Atlantic Directors) or by the remaining Bell Atlantic Directors (if the number of Bell Atlantic Directors is, or would otherwise become, less than the number of GTE Directors) to ensure that there shall be an equal number of GTE Directors and Bell Atlantic Directors. The provisions of the preceding two sentences shall not apply in respect of any vacancy which occurs after July 1, 2002. The term "GTE Director" means (i) any person serving as a director of GTE on the date hereof who becomes a director of Bell Atlantic at the Effective Time and (ii) any person who subsequently becomes a director of Bell Atlantic and who is designated by the GTE Directors pursuant to this paragraph; and the term "Bell Atlantic Director" means (i) any person serving as a director of Bell Atlantic on the date hereof who continues as a director of Bell Atlantic after the Effective Time and (ii) any person who becomes a director of Bell Atlantic and who is designated by the Bell Atlantic Directors pursuant to this paragraph. From the Effective Time through July 1, 2002, the Board of Directors shall consist of an even number of Directors and such number of Directors shall not be amended unless, immediately following such amendment, the number of GTE Directors then in office is equal to the number of Bell Atlantic Directors then in office.

   (c) Each of GTE and Bell Atlantic shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this section, including but not limited to incorporating such provisions in the Bylaws of Bell Atlantic in effect at the Effective Time.

   Section 7.13--No Shelf Registration. Bell Atlantic shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Bell Atlantic Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of GTE or Bell Atlantic within the meaning of Rule 145 promulgated under the 1933 Act. The shares of Bell Atlantic Common Stock issuable upon exercise of options pursuant to Section 2.8 hereof shall be registered under the 1933 Act and such registration shall be effective at the time of issuance.

   Section 7.14--Affiliates. (a) Each of GTE and Bell Atlantic (i) has disclosed to the other in Section 7.14 of the Disclosure Schedules all persons who are, or may be, as of the date hereof its "affiliates" for purposes of Rule 145 under the Securities Act or SEC Accounting Series Release 135, and (ii) shall use all reasonable efforts to cause each person who is identified as an "affiliate" of it in Section 7.14 of the Disclosure Schedules to deliver to the other as promptly as practicable but in no event later than 31 days prior to the Closing Date, a signed Agreement substantially in the form attached hereto as Exhibit 7.14(a), in the case of GTE, and 7.14(b), in the case of Bell Atlantic. GTE and Bell Atlantic shall notify each other from time to time of any other persons who then are, or may be, such an "affiliate" and use all reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a signed Agreement as set forth in this Section 7.14(a).

   (b) If the transactions contemplated by this Agreement and the Option Agreements would otherwise qualify for pooling of interests accounting treatment, shares of GTE Common Stock and shares of Bell Atlantic Common Stock held by such "affiliates" of GTE or Bell Atlantic, as the case may be, shall not be transferable during the 30 day period prior to the Effective Time, and shares of Bell Atlantic Common Stock issued to, or as of the Effective Time held by, such "affiliates" of GTE and Bell Atlantic shall not be transferable until such time as financial results covering at least 30 days of combined operations of GTE and Bell Atlantic have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such "affiliate" has provided the signed Agreement referred to in Section 7.14(a), except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Bell Atlantic Common Stock held by any such "affiliate" shall not be transferable, regardless of whether such "affiliate" has provided the applicable signed Agreement referred to in Section 7.14(a), if such transfer, either alone or in the aggregate with other transfers by "affiliates", would preclude the ability of the Parties to account for the transactions contemplated by this Agreement and the Option Agreements as a pooling of interests. Bell Atlantic shall not register the transfer of any shares of Bell Atlantic Common Stock unless such transfer is made in compliance with the foregoing.

   Section 7.15--Blue Sky. GTE and Bell Atlantic will use their best efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required to permit the distribution of the shares of Bell Atlantic Common Stock to be issued in accordance with the provisions of this Agreement.

   Section 7.16--Pooling of Interests. Each of the Parties will use its best efforts to (a) cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests in accordance with GAAP, and such accounting treatment to be accepted by Bell Atlantic's independent certified public accountants, by the NYSE and by the SEC, respectively, and (b) not take any action which could reasonably be expected to cause such accounting treatment not to be obtained; provided that the foregoing shall not apply to any conduct or the effect of any conduct to obtain all necessary waivers, approvals and consents, and to avoid any contractual, legal, regulatory or other issues, impediments or delays, to consummate the transactions contemplated by this Agreement and the Option Agreements. Nothing in this Agreement shall restrict the rights of any Party pursuant to the Option Agreements.

   Section 7.17--Tax-Free Reorganization. (a) Each of the Parties will use its best efforts to cause the Merger to qualify as a tax-free reorganization under
Section 368 of the Code. (b) Bell Atlantic will deliver an Officer's Certificate substantially in the form of Exhibit 7.17(b)(i) executed as of the Closing Date and GTE will deliver an Officer's Certificate substantially in the form of Exhibit 7.17(b)(ii) executed as of the Closing Date.

                       ARTICLE VIII--CONDITIONS TO MERGER

   Section 8.1--Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each Party to effect the Merger shall be subject to the following conditions:

   (a) Stockholder Approval. Each of the GTE Stockholder Approval and the Bell Atlantic Stockholder Approval shall have been obtained;

   (b) Legality. No federal, state or foreign statute, rule, regulation, executive order, decree, injunction or administrative order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which is in effect and has the effect of (i) making the Merger illegal or otherwise prohibiting the consummation of the Merger or (ii) creating a Material Adverse Effect on GTE or Bell Atlantic, with or without including its ownership of GTE and its Subsidiaries after the Effective Time;

   (c) HSR Act; California PUC. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the decision and order of the California Public Utilities Commission ("CPUC") authorizing the Merger and making any required determinations under Section 854(a)-(c) of the California Public Utilities Code, including its determination as to any required allocation of economic benefits, if any, of the Merger, between shareholders and ratepayers, shall have become final;

   (d) Regulatory Matters. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby, other than Consents which, if not obtained, would not have a Material Adverse Effect on Bell Atlantic, with or without including its ownership of GTE and its Subsidiaries after the Merger, or GTE, shall have been filed, have occurred or have been obtained (all such Consents being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such Governmental Entity, which would reasonably be expected to have a Material Adverse Effect on either of (A) GTE or (B) Bell Atlantic (either with or without including its ownership of GTE and its Subsidiaries after the Merger);

   (e) Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing by each of GTE and Bell Atlantic of the Joint Proxy Statement to its respective stockholders, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn;

   (f) Blue Sky. All state securities or blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received;

   (g) Stock Exchange Listing. The shares of Bell Atlantic Common Stock into which the GTE Common Stock will be converted pursuant to Article II hereof and the shares of Bell Atlantic Common Stock issuable upon the exercise of options pursuant to Section 2.8 hereof shall have been duly approved for listing on the NYSE, subject to official notice of issuance;

   (h) Pooling. Unless unable to be delivered due to actions taken by the Parties which constitute mutually agreed commercially reasonable efforts or commercially reasonable efforts with respect to wireless operations, (i) Bell Atlantic shall have received a letter from PricewaterhouseCoopers L.L.P., dated as of the Closing Date, to the effect that the transactions contemplated hereby will qualify for pooling of interests accounting treatment; and (ii) GTE shall have received a letter from Arthur Andersen LLP, dated as of the Closing Date, to the effect that the transactions contemplated hereby will qualify for pooling of interests accounting treatment;

   (i) Consents Under GTE Agreements. GTE shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Bell Atlantic, including its ownership of GTE and its Subsidiaries after the Merger; and

   (j) Consents Under Bell Atlantic Agreements. Bell Atlantic shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Bell Atlantic, including its ownership of GTE and its Subsidiaries after the Merger.

   Section 8.2--Additional Conditions to Obligations of GTE. The obligations of GTE to effect the Merger are also subject to the fulfillment of the following conditions:

   (a) Representations and Warranties. The representations and warranties of Bell Atlantic contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under Section 6.2 hereof or otherwise contemplated by this Agreement and the Option Agreements, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 8.2(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Bell Atlantic, either with or without including its ownership of GTE and its Subsidiaries after the Merger;

   (b) Agreements and Covenants. Bell Atlantic and Merger Subsidiary shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, provided, however, that for purposes of this Section 8.2(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Bell Atlantic, either with or without including its ownership of GTE and its Subsidiaries after the Merger;

   (c) Certificates. GTE shall have received a certificate of an executive officer of Bell Atlantic to the effect set forth in paragraphs (a) and (b) above;

   (d) Tax Opinion. GTE shall have received an opinion of O'Melveny & Myers LLP, special counsel to GTE, dated as of the Closing Date, in form and substance reasonably satisfactory to GTE, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code and therefore: (A) no gain or loss will be recognized for federal income tax purposes by Bell Atlantic, GTE or Merger Subsidiary as a result of the formation of Merger Subsidiary and the Merger; and (B) no gain or loss will be recognized for federal income tax purposes by the stockholders of GTE upon their exchange of GTE Common Stock solely for Bell Atlantic Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bell Atlantic Common Stock). In rendering such opinion, O'Melveny & Myers LLP may require and rely upon representations and covenants including representations and covenants substantially in the form of those contained in the GTE officer's certificate and the Bell Atlantic officer's certificate attached hereto as Exhibit 7.17(b)(ii) and Exhibit 7.17(b)(i), respectively;

   (e) Affiliate Agreements. GTE shall have received the agreements required by
Section 7.14 hereof to be delivered by the Bell Atlantic "affiliates," duly executed by each "affiliate" of Bell Atlantic; and

   (f) Bylaws Amendment, Board of Directors. Bell Atlantic shall have taken all such actions as shall be necessary so that (i) the Bylaws Amendment shall become effective not later than the Effective Time; and (ii) at the Effective Time, the composition of Bell Atlantic's Board shall comply with Section 7.12 hereof (assuming GTE has designated the GTE Directors as contemplated by Section 7.12 hereof).

   Section 8.3--Additional Conditions to Obligations of Bell Atlantic. The obligations of Bell Atlantic to effect the Merger are also subject to the fulfillment of the following conditions:

   (a) Representations and Warranties. The representations and warranties of GTE contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under
Section 6.2 hereof or otherwise contemplated by this Agreement and the Option Agreements, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 8.3(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on GTE or Bell Atlantic (only after including its ownership of GTE and its Subsidiaries after the Merger);

   (b) Agreements and Covenants. GTE shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, provided, however, that for purposes of this Section 8.3(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on GTE;

   (c) Certificates. Bell Atlantic shall have received a certificate of an executive officer of GTE to the effect set forth in paragraphs (a) and (b) above;

   (d) GTE Rights Agreement. The rights issued pursuant to the GTE Rights Agreement shall not have become non-redeemable, exercisable, distributed or triggered pursuant to the terms of such Agreement and would not become so upon consummation of the transactions contemplated hereby;

   (e) Tax Opinion. Bell Atlantic shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Bell Atlantic, dated as of the Effective Time, in form and substance reasonably satisfactory to Bell Atlantic, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code and therefore: (A) no gain or loss will be recognized for federal income tax purposes by Bell Atlantic, GTE or Merger Subsidiary as a result of the formation of Merger Subsidiary and the Merger; and (B) no gain or loss will be recognized for federal income tax purposes by the stockholders of Bell Atlantic as a result of the Merger, including the Certificate Amendment. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations and covenants including representations and covenants substantially in the form of those contained in the GTE officer's certificate and the Bell Atlantic officer's certificate attached hereto as Exhibits 7.17(b)(ii) and 7.17(b)(i) respectively.

   (f) Affiliate Agreements. Bell Atlantic shall have received the agreements required by Section 7.14 hereof to be delivered by the GTE "affiliates," duly executed by each "affiliate" of GTE.

                 ARTICLE IX--TERMINATION, AMENDMENT AND WAIVER

   Section 9.1--Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of GTE or Bell Atlantic:

   (a) By mutual written consent of each of GTE and Bell Atlantic;

   (b) By either GTE or Bell Atlantic if the Merger shall not have been consummated on or before July 26, 1999 (the "Initial Termination Date" and as such may be extended pursuant to this paragraph, the "Termination Date"), provided, however, that if on the Termination Date the conditions to the Closing set forth in Sections 8.1(b)(i), (c) or (d) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to March 31, 2000, (the "Extended Termination Date"); and provided further that if on the Extended Termination Date the conditions to the Closing set forth in Sections 8.1(b)(i), (c) or (d) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to June 30, 2000 (the "Final Termination Date"), unless within five days prior to the Extended Termination Date any Party reasonably determines that it is substantially unlikely that the conditions to the Closing set forth in Sections 8.1(b)(i), (c) and (d) will be fulfilled by the Final Termination Date and delivers to the other Parties a notice to such effect. The right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any condition to be satisfied;

   (c) By either GTE or Bell Atlantic if after the date hereof a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Option Agreements, and such order, decree, ruling or other action shall have become final and nonappealable;

   (d) (i) by GTE, (A) if Bell Atlantic shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Bell Atlantic prior to the Termination Date and (2) renders any condition under Section 8.1 or 8.2 incapable of being satisfied prior to the Termination Date, or (B) if a condition under Sections 8.1 or 8.2 to GTE's obligations hereunder cannot be satisfied prior to the Termination Date;

   (ii) by Bell Atlantic, (A) if GTE shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by GTE prior to the Termination Date and (2) renders any condition under Sections 8.1 and 8.3 incapable of being satisfied prior to the Termination Date, or (B) if a condition under Sections
8.1 or 8.3 to Bell Atlantic's obligations hereunder cannot be satisfied prior to the Termination Date;

   (e) By either GTE or Bell Atlantic if the Board of Directors of the other or any committee of the Board of Directors of the other (i) shall fail to include in the Joint Proxy Statement its recommendation without modification or qualification that stockholders approve this Agreement and the Merger, in the case of GTE, or the Stock Issuance and the Certificate Amendment, in the case of Bell Atlantic Stock, (ii) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, in the case of GTE, or the Certificate Amendment or the Stock Issuance in the case of Bell Atlantic, (iii) shall fail to reaffirm such approval or recommendation upon such Party's request, (iv) shall approve or recommend any Alternative Transaction or (v) shall resolve to take any of the actions specified in this
Section 9.1(e); or

   (f) By either GTE or Bell Atlantic if any of the required approvals of the stockholders of GTE or of Bell Atlantic shall fail to have been obtained at a duly held stockholders meeting of either of such companies, including any adjournments thereof.

   Section 9.2--Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.1 hereof, and subject to the provisions of
Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this Section 9.2 and in Sections 4.10, 4.16, 5.10, 5.16 and 10.3 hereof, and
(ii) nothing herein shall relieve any Party from liability for any willful breach hereof.

   (b) If this Agreement (i) is terminated by GTE pursuant to Section 9.1(e) hereof, (ii) could have been (but was not) terminated by GTE pursuant to
Section 9.1(e) hereof and is subsequently terminated by Bell Atlantic or GTE pursuant to Section 9.1(f) because of the failure to obtain the Bell Atlantic Stockholder Approval, (iii)(A) could not have been terminated by GTE pursuant to Section 9.1(e) hereof but is subsequently terminated by Bell Atlantic or GTE pursuant to Section 9.1(f) because of the failure to obtain the Bell Atlantic Stockholder Approval, (B) prior to the Bell Atlantic Stockholders' Meeting there shall have been an offer or proposal for, an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), or any agreement with respect to, a transaction that would constitute an Alternative Transaction (as defined in Section 6.3(c) hereof, except that for the purposes of this Section 9.2(b), the applicable percentage in clause (i) of such definition shall be fifty percent (50%)) involving Bell Atlantic or any of Bell Atlantic's Subsidiaries, and (C) within 12 months after the termination of this Agreement, Bell Atlantic enters into a definitive agreement with any Third Party with respect to an Alternative Transaction, or
(iv) is terminated by GTE as a result of Bell Atlantic's material breach of
Section 7.1, Section 7.2(a) or Section 7.2(b) hereof which, in the case of
Section 7.1 and Section 7.2(a) only, is not cured within 30 days after notice thereof to Bell Atlantic, Bell Atlantic shall pay to GTE a termination fee of one billion eight hundred million dollars ($1,800,000,000) (the "GTE Termination Fee").

   (c) If this Agreement (i) is terminated by Bell Atlantic pursuant to Section 9.1(e) hereof, (ii) could have been (but was not) terminated by Bell Atlantic pursuant to Section 9.1(e) hereof and is subsequently terminated by GTE or Bell Atlantic pursuant to Section 9.1(f) because of the failure to obtain the GTE Stockholder Approval, (iii)(A) could not have been terminated by Bell Atlantic pursuant to Section 9.1(e) hereof but is subsequently terminated by GTE or Bell Atlantic pursuant to Section 9.1(f) because of the failure to obtain the GTE Stockholder Approval, (B) prior to the GTE Stockholders' Meeting there shall have been an offer or proposal for, an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage
in), or any agreement with respect to, a transaction that would constitute an Alternative Transaction (as defined in Section 6.3(c) hereof, except that for the purposes of this Section 9.2(c), the applicable percentage in clause (i) of such definition shall be fifty percent (50%)) involving GTE or any of GTE's Subsidiaries, and (C) within 12 months after the termination of this Agreement, GTE enters into a definitive agreement with any Third Party with respect to an Alternative Transaction, or (iv) is terminated by Bell Atlantic as a result of GTE's material breach of Section 7.1, Section 7.2(c) or Section 7.2(d) hereof which, in the case of Section 7.1 and Section 7.2(c) only, is not cured within 30 days after notice thereof to GTE, GTE shall pay to Bell Atlantic a termination fee of one billion eight hundred million dollars ($1,800,000,000) (the "Bell Atlantic Termination Fee").

   (d) Each termination fee payable under Sections 9.2(b) and (c) above shall be payable in cash, payable no later than one business day following the delivery of notice of termination to the other Party, or, if such fee shall be payable pursuant to clause (iii) of either of Section 9.2(b) or (c), such fee shall be payable no later than one business day following the day such Party enters into the definitive agreement referenced in such clause (iii).

   (e) GTE and Bell Atlantic agree that the agreements contained in Sections 9.2(b) and (c) above are an integral part of the transactions contemplated by this Agreement and the Option Agreements and constitute liquidated damages and not a penalty. In the event of any dispute as to whether any fee due under such Sections 9.2(b) and (c) is due and payable, the prevailing party shall be entitled to receive from the other Party the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

   Section 9.3--Amendment. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time; provided, however, that, after approval of the Merger Agreement by the stockholders of GTE or Bell Atlantic, whichever shall occur first, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of GTE Common Stock upon consummation of the Merger, (b) alter or change any term of the Certificate of Incorporation of GTE or the Certificate of Incorporation of Bell Atlantic (except for the implementation at the Effective Time of the Certificate Amendment) or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of GTE or Bell Atlantic. This Agreement may not be amended except by an instrument in writing signed by the Parties.

   Section 9.4--Waiver. At any time before the Effective Time, any Party may
(a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                         ARTICLE X--GENERAL PROVISIONS

   Section 10.1--Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1 hereof, as the case may be, except that (a) the agreements set forth in Article I and Sections 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 7.8, 7.9 and 7.12 hereof shall survive the Effective Time indefinitely,
(b) the agreements and representations set forth in Sections 4.10, 4.16, 5.10, 5.16, 7.5 (b), 9.2 and 10.3 hereof shall survive termination indefinitely and
(c) nothing contained herein shall limit any covenant or Agreement of the Parties which by its terms contemplates performance after the Effective Time.

   Section 10.2--Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

   (a) if to GTE:

     GTE Corporation
     One Stamford Forum
     Stamford, Connecticut 06904
     Attention: William P. Barr
     Executive Vice President-Government
     and Regulatory and General Counsel
     Telecopy No.: (203) 965-3464

     with a copy to:

     O'Melveny & Myers LLP
     153 East 53rd Street, 54th Floor
     New York, New York 10066
     Attention: Jeffrey J. Rosen, Esq.
     Telecopy No.: (212) 326-2061

   (b) if to Bell Atlantic:

     Bell Atlantic Corporation
     1095 Avenue of the Americas, 39th Floor
     New York, New York 10036
     Attention: Vice President and General Counsel
     Telecopy No.: (212) 597-2587

     with a copy to:

     Bell Atlantic Network Services, Inc.
     1717 Arch Street, 32N
     Philadelphia, Pennsylvania 19103
     Attention: Assistant General Counsel--Mergers and Acquisitions Telecopy No.: (215) 963-9195
     and

     Skadden, Arps, Slate, Meagher & Flom LLP
     919 Third Avenue
     New York, New York 10022-3897
     Attention: Peter Allan Atkins, Esq.
     Telecopy No.: (212) 735-2000

   Section 10.3--Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Joint Proxy Statement and the Registration Statement, as well as the filing fees related thereto and any filing fee required in connection with the filing of Premerger Notifications under the HSR Act, shall be shared equally by GTE and Bell Atlantic. GTE will pay any real property transfer or similar Taxes imposed on the stockholders of GTE in connection with this Agreement and the transactions contemplated hereby.

   Section 10.4--Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

   (a) "1933 Act" means the Securities Act of 1933, as the same may be amended from time to time, and "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

   (b) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

   (c) "commercially reasonable efforts" shall mean those efforts necessary or advisable to advance the interests of the Parties in achieving the purposes and specific requirements and satisfying the conditions of this Agreement, provided that such efforts will not require or include either expense or conduct not ordinarily incurred or engaged in by Parties seeking to implement agreements of this type unless part of a separate mutual understanding of the Parties not contained in this Agreement whether reached before or after the Agreement is executed.

   (d) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

   (e) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

   (f) "knowledge" of any Party shall mean the actual knowledge of the executive officers of such Party.

   (g) "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include (I) the effects of changes that are generally applicable in (A) the telecommunications industry, (B) the United States economy or (C) the United States securities markets if, in any of (A), (B) or (C), the effect on GTE or Bell Atlantic, determined without including its ownership of GTE after the Merger, (as the case may be) and its respective Subsidiaries, taken as a whole, is not materially disproportionate relative to the effect on the other and its Subsidiaries, taken as a whole. All references to Material Adverse Effect on Bell Atlantic or its Subsidiaries contained in Article IV, V or VI of this Agreement shall be deemed to refer solely to Bell Atlantic and its Subsidiaries without including its ownership of GTE and its Subsidiaries after the Merger.

   (h) "Material Investment" means (a) as to GTE, any person which GTE directly or indirectly holds the stock of, or other equity interest in, provided the lesser of the fair market value or book value of such interest exceeds $100 million, excluding, however, any person which is a Subsidiary of GTE; and (b) as to Bell Atlantic, any person which Bell Atlantic directly or indirectly holds the stock of, or other equity interest in, provided the lesser of the fair market value or book value of such interest exceeds $100 million, excluding, however, any Person which is a Subsidiary of Bell Atlantic.

   (i) "person" means an individual, corporation, partnership, association, trust, estate, limited liability company, labor union, unincorporated organization, entity or group (as defined in the Exchange Act).

   (j) "POR" means the Plan of Reorganization approved by the United States Court for the District of Columbia on August 5, 1983 and the Agreement Concerning Contingent Liabilities, Tax Matters and Termination of Certain Agreements dated as of November 1, 1983, as amended and supplemented.

   (k) "Significant Subsidiary" with respect to GTE means any Subsidiary which on the date of determination is a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act and, with respect to Bell Atlantic means any Subsidiary which on the date of determination is a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

   (l) "Subsidiary", "GTE Subsidiary", or "Bell Atlantic Subsidiary" means any corporation or other legal entity of which GTE or Bell Atlantic, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For purposes of this Agreement, Grupo Iusacell S.A. de C.V. shall be deemed to be a Material Investment, and not a Subsidiary, of Bell Atlantic.

   Section 10.5--Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 10.6--Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

   Section 10.7--Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Nondisclosure Agreement and the Stock Option Agreements constitute the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 7.8 (Indemnification, Directors' and Officers' Insurance) and Section 7.12 (Post-Merger Bell Atlantic Board of Directors), is not intended to confer upon any person other than GTE, Bell Atlantic, and Merger Subsidiary and, after the Effective Time, their respective stockholders, any rights or remedies hereunder.

   Section 10.8--Assignment. This Agreement shall not be assigned by operation of law or otherwise.

   Section 10.9--Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof; provided that the Merger shall be governed by the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

   Section 10.10--Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

   Section 10.11--Interpretation.

   (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

   (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

   (c) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

   (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

   (e) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

   In Witness Whereof, GTE, Bell Atlantic and Beta Gamma Corporation have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          GTE Corporation

                                             /s/ Charles R. Lee
                                          By:__________________________________
                                          Name:  Charles R. Lee
                                          Title: Chairman and Chief Executive
                                                  Officer

                                             /s/ Marianne Drost
                                          By:__________________________________
                                          Name:  Marianne Drost
                                          Title: Secretary

                                          Bell Atlantic Corporation

                                             /s/ Ivan Seidenberg
                                          By:__________________________________
                                          Name:  Ivan Seidenberg
                                          Title: Vice Chairman, President and
                                                  Chief Executive Officer

                                          Beta Gamma Corporation

                                             /s/ Ivan Seidenberg
                                          By:__________________________________
                                          Name:  Ivan Seidenberg
                                          Title: President and Chief Executive
                                                  Officer

                             INDEX OF DEFINED TERMS

Defined Term                                                                Page
------------                                                                ----
$.......................................................................... a-44
1933 Act................................................................... a-42
affiliate.................................................................. a-42
Agreement.................................................................. a-1
Alternative Transaction.................................................... a-27
Amended Bylaws............................................................. a-33
Bear Stearns............................................................... a-19
Bell Atlantic.............................................................. a-1
Bell Atlantic Disclosure Schedule.......................................... a-14
Bell Atlantic Acquisition Agreement........................................ a-28
Bell Atlantic Common Stock................................................. a-2
Bell Atlantic Contracts.................................................... a-21
Bell Atlantic Director..................................................... a-34
Bell Atlantic Equity Rights................................................ a-15
Bell Atlantic ERISA Affiliate.............................................. a-18
Bell Atlantic Filed SEC Reports............................................ a-16
Bell Atlantic Intellectual Property........................................ a-20
Bell Atlantic Option Agreement............................................. a-1
Bell Atlantic Plan......................................................... a-18
Bell Atlantic SEC Reports.................................................. a-16
Bell Atlantic Stockholder Approval......................................... a-16
Bell Atlantic Stockholders' Meeting........................................ a-28
Bell Atlantic Subsequent Determination..................................... a-28
Bell Atlantic Subsidiary................................................... a-43
Bell Atlantic Superior Proposal............................................ a-28
Bell Atlantic Termination Fee.............................................. a-40
Benefit Plans.............................................................. a-24
Bylaws Amendment........................................................... a-6
Certificate Amendment...................................................... a-6
Closing.................................................................... a-30
Closing Date............................................................... a-30
Code....................................................................... a-1
commercially reasonable efforts............................................ a-42
Common Shares Trust........................................................ a-5
Computer Software.......................................................... a-13
Consents................................................................... a-36
control.................................................................... a-42
CPUC....................................................................... a-36
DGCL....................................................................... a-6
Disclosure Schedules....................................................... a-14
Effective Time............................................................. a-1
Employment Agreements...................................................... a-33
Environmental Law.......................................................... a-11
ERISA...................................................................... a-10
Excess Shares.............................................................. a-4
Exchange Act............................................................... a-42
Exchange Agent............................................................. a-3
Exchange Fund.............................................................. a-3
Exchange Ratio............................................................. a-2

Defined Term                                                                Page
------------                                                                ----
Extended Termination Date.................................................. a-38
Final Termination Date..................................................... a-39
GAAP....................................................................... a-1
Goldman Sachs.............................................................. a-12
Governmental Entity........................................................ a-8
GTE........................................................................ a-1
GTE Disclosure Schedule.................................................... a-6
GTE Acquisition Agreement.................................................. a-29
GTE Common Stock........................................................... a-2
GTE Contracts.............................................................. a-14
GTE Director............................................................... a-34
GTE Equity Rights.......................................................... a-7
GTE ERISA Affiliate........................................................ a-10
GTE Filed SEC Reports...................................................... a-9
GTE Intellectual Property.................................................. a-13
GTE Option Agreement....................................................... a-1
GTE Plan................................................................... a-10
GTE Rights Agreement....................................................... a-7
GTE SEC Reports............................................................ a-9
GTE Stockholder Approval................................................... a-8
GTE Stockholders' Meeting.................................................. a-29
GTE Subsequent Determination............................................... a-29
GTE Subsidiary............................................................. a-43
GTE Superior Proposal...................................................... a-29
GTE Termination Fee........................................................ a-40
Hazardous Substance........................................................ a-11
HSR Act.................................................................... a-42
incentive stock options.................................................... a-5
Initial Termination Date................................................... a-38
interested stockholder..................................................... a-21
Joint Proxy Statement...................................................... a-10
knowledge.................................................................. a-42
Legal Requirements......................................................... a-9
Management Employees....................................................... a-32
Material Adverse Effect.................................................... a-42
Material Investment........................................................ a-43
Merged Corporation......................................................... a-1
Merger..................................................................... a-1
Merger Subsidiary.......................................................... a-1
Merrill Lynch.............................................................. a-19
Nondisclosure Agreement.................................................... a-26
NYBCL...................................................................... a-1
NYSE....................................................................... a-4
Old Certificate............................................................ a-3
Option Agreements.......................................................... a-1
Parties.................................................................... a-1
Party...................................................................... a-1
Party Representatives...................................................... a-31
Permits.................................................................... a-9
person..................................................................... a-43
POR........................................................................ a-43

Defined Term                                                                Page
------------                                                                ----
Pre-Surrender Dividends.................................................... a-4
Registration Statement..................................................... a-10
Requisite Regulatory Approvals............................................. a-36
Salomon Smith Barney....................................................... a-12
SAR........................................................................ a-6
SEC........................................................................ a-9
Significant Subsidiary..................................................... a-43
Stock Issuance............................................................. a-16
Subsidiary................................................................. a-43
Surviving Corporation...................................................... a-1
Surviving Corporation Common Stock......................................... a-3
Tax Return................................................................. a-13
Taxes...................................................................... a-12
Termination Date........................................................... a-38
the date hereof............................................................ a-1
Third Party................................................................ a-27

                                                                      Appendix B

                   THE TRANSFER OF THIS AGREEMENT IS SUBJECT
                     TO CERTAIN PROVISIONS CONTAINED HEREIN
                      AND TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

   STOCK OPTION AGREEMENT, dated July 27, 1998, between GTE Corporation, a New York corporation ("Issuer"), and Bell Atlantic Corporation, a Delaware corporation ("Grantee").

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

   WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for the transactions contemplated thereby Issuer has agreed to grant Grantee the Option (as hereinafter defined);

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 96,324,124 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.05 per share ("Common Stock"), at a price of $55 3/4 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 10% of the Issuer's issued and outstanding shares of Common Stock after giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 10% of the number of shares of Common Stock then issued and outstanding after giving effect to any shares subject or issued pursuant to the Option or, if not a whole number of shares, rounded down to the next whole number. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection
(e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event":

       (i) the Effective Time (as defined in the Merger Agreement) of the Merger;

       (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (as hereinafter defined), except a termination by Grantee pursuant to Section 9.1(d)(ii)(A) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or

       (iii) the passage of two years after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 9.1(d)(ii)(A) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such two-year period, the Exercise Termination Event shall be two years from the expiration of the Last Triggering Event but in no event more than two years and six months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Alternative Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Alternative Transaction;

       (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Alternative Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement after disclosure of the existence of an Alternative Transaction;

       (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Alternative Transaction;

       (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Alternative Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
  (y) shall not have been cured prior to the Notice Date (as defined below);
  or

       (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Communications Commission, or other federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Alternative Transaction.

   (c) The term "Subsequent Triggering Event" shall mean the consummation of an Alternative Transaction. The term "Alternative Transaction" means an Alternative Transaction (as defined in the Merger Agreement) with respect to the Issuer.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event and/or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Communications Commission or any other state or federal regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

   It is understood and agreed that:

       (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;

       (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

       (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees:

       (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;

       (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;

       (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder and (y) in the event that prior approval of or notice to the Federal Communications Commission or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Communications Commission or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and

       (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement. The obligation of Issuer under this Section 6 to file and maintain the effectiveness of a registration statement may be suspended for one or more periods not to exceed 60 days in the aggregate if it determines in good faith that such filing or continued effectiveness would require disclosure of non-public information, the disclosure of which would materially and adversely affect Issuer.

   7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below) or thereafter, as directed by the Holder, (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, and subject to the provisions of
Section 15 hereof, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

   (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon the consummation of any Alternative Transaction, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

       (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

       (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (C) "Assigned Value" shall mean the Market/Offer Price, as defined in
  Section 7.

       (D) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) Subject to paragraph (d) below, the Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 10% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 10% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto and subject to the provisions of Section 15 hereof, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

   10. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended:

       (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods;

       (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and

       (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction;

plus, in the case of clauses (i), (ii) and (iii), for such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

   11. Issuer hereby represents and warrants to Grantee as follows:

   (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

   (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   (c) Issuer has taken all action so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

   12. Grantee hereby represents and warrants to Issuer that:

   (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

   (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

   13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10).

   14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance.

   15. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $2,200,000,000.00 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee (valued, for the purposes of this Section 15(a) at the average closing sales price per share of Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by the New York Stock Exchange for the twenty consecutive trading days preceding the day on which the Grantee's Total Profit exceeds $2,200,000,000.00) (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $2,200,000,000.00 after taking into account the foregoing actions.

   (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i)(x) the net cash amounts received by Grantee and its affiliates pursuant to the sale of Option Shares (or any securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee and its affiliates on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder or to Issuer pursuant to this Agreement, and (iii) the amount received by Grantee pursuant to Section 9.2 of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Issuer pursuant to this Section 15 plus the value of the Option Shares theretofore delivered to the Issuer for cancellation pursuant to this Section 15.

   (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 9.2 of the Merger Agreement; provided that if Total Profit received by Grantee would exceed $2,200,000,000.00 following the receipt of such fee, Grantee shall be obligated to comply with terms of Section 15(a) within 5 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or, any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement.

   (d) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $2,200,000,000.00. "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing sales price for Common Stock as of the close of business on the preceding trading day.

   16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

   17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telescope or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

   20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          GTE CORPORATION

                                              /s/ Charles R. Lee
                                          By: _________________________________
                                          Name:  Charles R. Lee
                                          Title: Chairman and Chief Executive
                                                  Officer

                                              /s/ Marianne Drost
                                          By: _________________________________
                                          Name:  Marianne Drost
                                          Title: Secretary

                                          BELL ATLANTIC CORPORATION

                                              /s/ Ivan Seidenberg
                                          By: _________________________________
                                          Name:  Ivan Seidenberg
                                          Title: President and Chief Executive
                                                  Officer

                                                                      Appendix C

                   THE TRANSFER OF THIS AGREEMENT IS SUBJECT
                     TO CERTAIN PROVISIONS CONTAINED HEREIN
                      AND TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

   STOCK OPTION AGREEMENT, dated July 27, 1998, between Bell Atlantic Corporation, a Delaware corporation ("Issuer"), and GTE Corporation, a New York corporation ("Grantee").

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

   WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for the transactions contemplated thereby Issuer has agreed to grant Grantee the Option (as hereinafter defined);

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 155,347,371 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.10 per share ("Common Stock"), at a price of $45 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 10% of the Issuer's issued and outstanding shares of Common Stock after giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 10% of the number of shares of Common Stock then issued and outstanding after giving effect to any shares subject or issued pursuant to the Option or, if not a whole number of shares, rounded down to the next whole number. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection
(e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event":

     (i) the Effective Time (as defined in the Merger Agreement) of the Merger;

     (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (as hereinafter defined), except a termination by Grantee pursuant to Section 9.1(d)(i)(A) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or

     (iii) the passage of two years after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 9.1(d)(i)(A) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such two-year period, the Exercise Termination Event shall be two years from the expiration of the Last Triggering Event but in no event more than two years and six months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Alternative Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Alternative Transaction;

     (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Alternative Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement after disclosure of the existence of an Alternative Transaction;

     (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

     (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Alternative Transaction;

     (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Alternative Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
  (y) shall not have been cured prior to the Notice Date (as defined below);
  or

     (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Communications Commission, or other federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Alternative Transaction.

   (c) The term "Subsequent Triggering Event" shall mean the consummation of an Alternative Transaction. The term "Alternative Transaction" means an Alternative Transaction (as defined in the Merger Agreement) with respect to the Issuer.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event and/or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Communications Commission or any other state or federal regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

   It is understood and agreed that:

     (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;

     (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

     (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees:

     (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;

     (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;

     (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder and (y) in the event that prior approval of or notice to the Federal Communications Commission or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Communications Commission or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and

     (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement. The obligation of Issuer under this Section 6 to file and maintain the effectiveness of a registration statement may be suspended for one or more periods not to exceed 60 days in the aggregate if it determines in good faith that such filing or continued effectiveness would require disclosure of non-public information, the disclosure of which would materially and adversely affect Issuer.

   7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below) or thereafter, as directed by the Holder, (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, and subject to the provisions of
Section 15 hereof, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

   (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon the consummation of any Alternative Transaction, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (A) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

     (B) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

     (C) "Assigned Value" shall mean the Market/Offer Price, as defined in
  Section 7.

     (D) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) Subject to paragraph (d) below, the Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 10% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 10% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto and subject to the provisions of Section 15 hereof, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

   10. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended:

     (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods;

     (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and

     (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction;

plus, in the case of clauses (i), (ii) and (iii), for such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

   11. Issuer hereby represents and warrants to Grantee as follows:

   (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

   (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   (c) Issuer has taken all action so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

   12. Grantee hereby represents and warrants to Issuer that:

   (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

   (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

   13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10).

   14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance.

   15. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed
$2,200,000,000.00 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this

Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee (valued, for the purposes of this Section 15(a) at the average closing sales price per share of Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by the New York Stock Exchange for the twenty consecutive trading days preceding the day on which the Grantee's Total Profit exceeds $2,200,000,000.00) (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $2,200,000,000.00 after taking into account the foregoing actions.

   (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i)(x) the net cash amounts received by Grantee and its affiliates pursuant to the sale of Option Shares (or any securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee and its affiliates on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder or to Issuer pursuant to this Agreement, and (iii) the amount received by Grantee pursuant to Section 9.2 of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Issuer pursuant to this Section 15 plus the value of the Option Shares theretofore delivered to the Issuer for cancellation pursuant to this Section 15.

   (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 9.2 of the Merger Agreement; provided that if Total Profit received by Grantee would exceed $2,200,000,000.00 following the receipt of such fee, Grantee shall be obligated to comply with terms of Section 15(a) within 5 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or, any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party or to Issuer pursuant to this Agreement.

   (d) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $2,200,000,000.00. "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing sales price for Common Stock as of the close of business on the preceding trading day.

   16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

   17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telescope or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

   20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                       GTE Corporation

                                                 /s/ Charles R. Lee
                                       By:______________________________________
                                                     Charles R. Lee
                                           Chairman and Chief Executive Officer

                                                 /s/ Marianne Drost
                                       By:______________________________________
                                                   Marianne Drost
                                                      Secretary

                                       Bell Atlantic Corporation

                                                 /s/ Ivan Seidenberg
                                       By:______________________________________
                                                       Ivan Seidenberg
                                           President and Chief Executive Officer

                                                                      Appendix D

  Certificate of Incorporation Provisions proposed to be revised in connection with the Merger

Section 4.A of the Certificate of Incorporation would be restated substantially as follows:

   4. Capital Stock.

     A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 4,500,000,000 shares, of which 4,250,000,000 shares are Common Stock, $.10 par value per share, and 250,000,000 shares are Series Preferred Stock, $.10 par value.

                                                                      Appendix E

     Bylaws Provisions proposed to be revised in connection with the Merger

   Section 4.13 (b) would be restated substantially as follows:

   SECTION 4.13. Qualifications and Election of Directors.

   (b) Nominations of persons for election to the board of directors of the corporation may be made at a meeting of stockholders by or at the direction of the board of directors, which shall, prior to July 1, 2002, follow the method for the selection of directors set forth in Section 4.16 of the Bylaws.

   Section 4.16 would be restated substantially as follows:

   SECTION 4.16. Representation on Board of Directors.--From the date hereof until July 1, 2002, the board of directors and each committee of the board as constituted following each election of directors shall consist of an equal number of GTE Directors and Bell Atlantic Directors (as such terms are defined below), and subject to the fiduciary duties of the directors, the board of directors shall nominate for election at each stockholders meeting at which Directors are elected, an equal number of GTE Directors and Bell Atlantic Directors. If, at any time prior to July 1, 2002, the number of GTE Directors and Bell Atlantic Directors serving either as directors or as members of any committee of the board, would not be equal, then, subject to the fiduciary duties of directors, the board of directors shall appoint to fill any existing vacancy or vacancies, as appropriate, such person or persons as may be requested by the remaining GTE Directors (if the number of GTE Directors is, or would otherwise become, less than the number of Bell Atlantic Directors) or by the remaining Bell Atlantic Directors (if the number of Bell Atlantic Directors is, or would otherwise become, less than the number of GTE Directors) to ensure that there shall be an equal number of GTE Directors and Bell Atlantic Directors. The provisions of the preceding two sentences shall not apply in respect of any vacancy which occurs after July 1, 2002. The term "GTE Director" means (1) any person serving as a director of GTE Corporation ("GTE") who becomes a director of the corporation at the effective time of the merger of a wholly owned subsidiary of the corporation with and into GTE and (2) any person who subsequently becomes a director of Bell Atlantic and who is designated by the GTE directors pursuant to this paragraph; and the term "Bell Atlantic Director" means (1) any person serving as a Director of the corporation who continues as a director of the corporation after the effective time of the merger referred to above and (2) any person who subsequently becomes a director of Bell Atlantic and who is designated by the Bell Atlantic Directors pursuant to this paragraph. From the effective time of the merger referred to above through July 1, 2002, the board of directors shall consist of an even number of directors and such number of directors shall not be amended unless, immediately following such amendment, the number of GTE Directors then in office is equal to the number of Bell Atlantic Directors then in office. Any amendment to or modification of this Section 4.16 or of any provision of these Bylaws which refers to this Section 4.16 shall require a three-quarters vote of the entire board of directors.

   Section 5.11 would be restated substantially as follows:

   SECTION 5.11. Succession Arrangements.--

   (a) Except as to the election of the individuals to positions as specifically provided for in the Employment Agreements between the corporation and Charles R. Lee and the corporation and Ivan G. Seidenberg (each an "Employment Agreement" and collectively, the "Employment Agreements") which are expressly contemplated by Section 7.10 of the Agreement and Plan of Merger dated as of July 27, 1998, as amended and restated prior to the Effective Time under such Merger Agreement, between the corporation and GTE Corporation, until July 1, 2002 (1) the election of any other person to such positions, or (2) the removal or replacement of Mr. Lee or Mr. Seidenberg from one or more of those positions, shall require a three-quarters vote of the entire board of directors. Thereafter, such vote as is provided by Section 4.10 of these Bylaws shall be required.

   (b) Any amendment to or modification of either of the Employment Agreements by the corporation or of this Section 5.11 shall require a three-quarters vote of the entire board of directors. As used in this Article V and in these By-Laws generally, the term "entire board of directors" means the total number of directors which the corporation would have if there were no vacancies.

-------------------------------------------------------------------------------
          Goldman, Sachs & Co.| 85 Broad Street | New York, New York 10004
          Tel: 212-902-1000


                                                                         Goldman
                                                                         Sachs


PERSONAL AND CONFIDENTIAL
-------------------------

-------------------------------------------------------------------------------

July 27, 1998


Board of Directors
GTE Corporation
One Stamford Forum
Stamford, CT 06904

Gentlemen and Madame:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.05 per share (the "Shares"), of GTE Corporation ("GTE" or the "Company") of the exchange ratio of 1.22 shares of common stock, par value $0.10 per share ("Bell Atlantic Common Stock"), of Bell Atlantic Corporation ("Bell Atlantic") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of July 27, 1998 between Bell Atlantic and the Company (the "Agreement"). Pursuant to the terms of the Agreement, a wholly-owned subsidiaryof Bell Atlantic will merge (the "Merger") with and into the Company.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities In connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking and financial advisory services to GTE from time to time, including having acted as financial advisor to the Company in connection with the Company's acquisition of BBN Corporation in 1997; having acted as financial advisor to the Company in connection with the Company's attempted acquisition of MCI Communications Corporation in 1997; having acted as managing underwriter of a public offering of $2.1 billion of debentures issued by the Company on April 22, 1998; and having acted as financial advisor to the Company in connection with the Agreement. We also have provided certain investment banking services to Bell Atlantic from time to time, and may provide investment banking services to Bell Atlantic in the future. Goldman Sachs is a full service securities firm and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities of GTE or Bell Atlantic for its own account or the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Bell Atlantic for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Bell Atlantic; and certain internal financial analyses and forecasts for the, Company and Bell Atlantic prepared by their respective managements, including projected



New York | London | Tokyo | Boston | Chicago | Dallas | Frankfurt | George Town Hong Kong | Houston | Los Angeles | Memphis | Miami | Milan | Montreal | Osaka Paris | Philadelphia | San Francisco | Singapore | Sydney | Toronto | Vancouver Zurich

GTE Corporation
July 27, 1998
Page Two



cost savings and revenue synergies expected to be achieved pursuant to the Merger. We also have held discussions with members of the senior management of the Company and Bell Atlantic regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies and the combined company pursuant to the Merger. In addition, we have reviewed the reported price and trading activity for the Shares and Bell Atlantic Common Stock, compared certain financial and stock market information for the Company and Bell Atlantic with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed that the financial forecasts provided to us including, without limitation, the projected cost savings and revenue synergies expected to be achieved pursuant to the Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Bell Atlantic and that such forecasts will be achieved in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Bell Atlantic or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have taken into account the Company's expectation regarding the accounting treatment of the transaction. In addition, we have assumed that obtaining any regulatory or third party approvals for the Merger will not have a materially adverse effect on the Company or Bell Atlantic or the anticipated benefits of the Merger. We were not asked to, and did not, solicit other proposals to acquire or merge with the Company. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the trading range for Bell Atlantic Common Stock following the announcement or consummation of the Merger. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect such transaction.

GTE Corporation
July 27, 1998
Page Three



Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.


Very truly yours,


/s/ Goldman, Sachs & Co.
--------------------------
(Goldman, Sachs & Co.)

                                                                     Appendix G

SALOMON SMITH BARNEY
--------------------------------
A Member of TravelersGroup [LOGO]
                                                     212-783-7000

   July 27, 1998

   Board of Directors
   GTE Corporation
   One Stamford Forum
   Stamford, CT 06904

   Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.05 per share ("Company Common Stock"), of GTE Corporation (the "Company") of the exchange ratio (the "Exchange Ratio") of 1.220 shares of common stock, par value $0.10 per share ("Bell Atlantic Common Stock"), of Bell Atlantic Corporation ("Bell Atlantic") to be received for each share of Company Common Stock in connection with the proposed business combination between the Company and Bell Atlantic pursuant to an Agreement and Plan of Merger (the "Agreement") to be entered into between the Company and Bell Atlantic. Pursuant to the terms of the Agreement, a wholly owned subsidiary of Bell Atlantic will merge (the "Merger") with and into the Company.

   In connection with rendering our opinion, we have reviewed (i) a draft of the proposed Agreement, (ii) certain publicly available information with respect to the Company and Bell Atlantic and (iii) certain other financial information with respect to the Company and Bell Atlantic, including financial forecasts (including both companies' estimates of the synergies expected to be derived from the proposed business combination), that were provided to us by the Company and Bell Atlantic, respectively. We have discussed the past and current business operations and financial conditions of the Company and Bell Atlantic as well as other matters we believe relevant to our inquiry, including matters relating to the regulatory approvals required to consummate the Merger, with certain officers and employees of the Company and Bell Atlantic, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

   In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information (including information relating to the regulatory approvals required to consummate the Merger) reviewed by us, and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Company and Bell Atlantic (including both companies' estimates of the synergies expected to be derived from the proposed business combination), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company or Bell Atlantic as to the future financial performance of the Company and Bell Atlantic (including such synergies), respectively, and we express no view with respect to such forecasts or the assumptions on

SALOMON BROTHERS INC  Seven World Trade Center, New York, NY 10048

 SALOMON SMITH BARNEY
 ---------------------------------
 A Member of TravelersGroup [LOGO]

   which they are based. We also have assumed that the Agreement, when executed and delivered, will not contain any terms or conditions that differ materially from the draft which we have reviewed, that the Merger will be consummated in accordance with the terms of the Agreement without any waiver of any material term or condition thereof and that obtaining the necessary regulatory approvals for the Merger will not have a material adverse effect on the Company or Bell Atlantic or on the anticipated benefits of the proposed business combination. We have not assumed any responsibility for any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Bell Atlantic. We were not asked to, and did not, solicit other proposals to acquire or merge with the Company. We understand that the Merger is expected to qualify, for federal income tax purposes, as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the trading range for Bell Atlantic Common Stock following the announcement or consummation of the Merger. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Agreement or the Merger.

   As you are aware, Salomon Brothers Inc and Smith Barney Inc., collectively doing business as Salomon Smith Barney ("Salomon Smith Barney") is acting as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services. In the ordinary course of business, we (including our current and future affiliates) may actively trade the securities of the Company and Bell Atlantic and their affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Also, we and our affiliates have previously rendered investment banking and financial advisory services to the Company and Bell Atlantic and certain of their affiliates for which we have received customary compensation. We (including our current and future affiliates) may have other business relationships with the Company, Bell Atlantic and their respective affiliates.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

   Very truly yours,


/s/ SALOMON SMITH BARNEY
-------------------------
SALOMON SMITH BARNEY
                                      g-2

SALOMON BROTHERS INC  Seven World Trade Center, New York, NY 10048

                                                                      Appendix H

[BEAR STEARNS LOGO]                                 BEAR, STEARNS & CO. INC.
                                                            245 PARK AVENUE
                                                    NEW YORK, NEW YORK 10167
                                                              (212) 272-2000

                                                            ATLANTA . BOSTON
                                              CHICAGO . DALLAS . LOS ANGELES
                                                    NEW YORK . SAN FRANCISCO

                                                          GENEVA . HONG KONG
                                                      LONDON . PARIS . TOKYO


July 27, 1998

Board of Directors
Bell Atlantic Corporation
1095 Avenue of the Americas
New York, NY 10036

Ladies and Gentlemen:

   We understand that Bell Atlantic Corporation ("Bell Atlantic") and GTE Corporation ("GTE") are entering into an Agreement and Plan of Merger, dated as of July 27, 1998 (the "Merger Agreement"), pursuant to which a newly-formed subsidiary of Bell Atlantic will be merged with and into GTE (the "Merger"), and GTE will continue as the surviving corporation in the Merger as a wholly-owned subsidiary of Bell Atlantic. We further understand that, pursuant to the Merger, each outstanding share of common stock, par value $0.05 per share ("GTE Common Stock"), of GTE (other than treasury shares and shares held by Bell Atlantic) and all rights in respect thereof, will be exchanged for 1.22 shares of common stock, par value $0.10 per share, of Bell Atlantic ("Bell Atlantic Common Stock"). Such ratio of GTE Common Stock to Bell Atlantic Common Stock is hereinafter referred to as the "Exchange Ratio." As more specifically set forth in the Merger Agreement, in the Merger each outstanding GTE option or warrant to purchase stock, stock appreciation right and restricted stock award will be converted into a similar security or right of Bell Atlantic, adjusted to reflect the Exchange Ratio. You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Bell Atlantic and, accordingly, to the holders of Bell Atlantic Common Stock.

   In the course of performing our review and analyses for rendering this opinion, we have:

     1. reviewed the Merger Agreement;

     2. reviewed each of Bell Atlantic's and GTE's Annual Reports on Form 10-K for the years ended December 31, 1995 through 1997, and their respective Quarterly Reports on Form 10-Q for the period ended March 31, 1998;

     3. reviewed certain operating and financial information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Bell Atlantic and GTE, provided by the senior managements of Bell Atlantic and GTE, respectively (collectively, the "Projections") and certain other forward-looking information;

     4. reviewed certain information regarding the amount and timing of anticipated revenue enhancements, cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), jointly prepared and provided by the senior managements of Bell Atlantic and GTE;

     5. met separately and/or jointly with certain members of the senior managements of Bell Atlantic and GTE to discuss (a) the current telecommunications landscape and competitive dynamics related thereto, (b) each company's operations, historical financial statements, future prospects and financial condition, (c) their views of the strategic, business, operational and financial rationale for, and expected strategic benefits and other implications of, the Merger, and (d) the Projections and the Expected Synergies;

     6. reviewed the historical prices, trading activity and valuation parameters of Bell Atlantic Common Stock and GTE Common Stock;

     7. reviewed and analyzed the pro forma financial impacts of the Merger on Bell Atlantic;

     8. reviewed the terms, to the extent publicly available, of recent mergers and acquisitions which we deemed generally comparable to the Merger or otherwise relevant to our inquiry;

     9. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Bell Atlantic and GTE or otherwise relevant to our inquiry; and

     10. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, including the Projections and the Expected Synergies, provided to us by Bell Atlantic and GTE. With respect to the Projections and the Expected Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Bell Atlantic and GTE as to the anticipated future performance of their respective companies and as to the anticipated combination benefits achievable within the time frames forecast therein. We have also assumed with your consent that the Merger will (i) qualify as a tax-free reorganization for U.S. federal income tax purposes and (ii) otherwise be consummated in accordance with the terms described in the Merger Agreement, without the waiver of any material condition and with all necessary material consents and approvals having been obtained without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Bell Atlantic, GTE or the expected benefits of the Merger to Bell Atlantic.

   In arriving at our opinion, we have not performed any independent appraisal of the assets or liabilities of Bell Atlantic or GTE, nor have we been furnished with any such appraisals. In rendering our opinion, we have analyzed the Merger as a merger of equals between Bell Atlantic and GTE, and we have not solicited, and have not been authorized to solicit, third party acquisition interest in Bell Atlantic. In addition, we are not expressing any opinion as to the price or range of prices at which Bell Atlantic Common Stock may trade subsequent to the announcement or consummation of the Merger. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof, and we undertake no obligation to update our opinion to reflect any developments occurring after the date hereof.

   We have acted as financial advisor to Bell Atlantic in connection with the Merger and will receive a fee for such services. We have previously rendered certain investment banking and financial advisory services to both Bell Atlantic and GTE for which we received customary compensation. In addition, a Senior Executive Vice President of Bell Atlantic is a member of the Board of Directors of The Bear Stearns Companies Inc., which is our parent company. In the ordinary course of our business, we may actively trade the securities of Bell Atlantic and/or GTE for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is intended for the benefit and use of the Board of Directors of Bell Atlantic, does not address Bell Atlantic's underlying business decision to effect the Merger nor constitute a recommendation to the Board of Directors of Bell Atlantic in connection with the Merger, and does not constitute a recommendation to any holder of Bell Atlantic Common Stock as to how to vote shares in connection with the Merger, the issuance of Bell Atlantic Common Stock to effect the Merger, or any charter amendment related to the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Bell Atlantic Common Stock in connection with the Merger.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Bell Atlantic and, accordingly, to the holders of Bell Atlantic Common Stock.

                                         Very truly yours,

                                         /s/ Bear, Stearns & Co. Inc.

                                                                      Appendix I

                                                   Investment Banking

                                                   Corporate and Institutional
                                                   Client Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1320
[MERRILL LYNCH LOGO]                               212-449-1000


July 27, 1998

Board of Directors
Bell Atlantic Corporation
1095 Avenue of the Americas
New York, NY 10036

Members of the Board of Directors:

   Bell Atlantic Corporation ("Bell Atlantic"), GTE Corporation ("GTE") and a newly formed, wholly owned subsidiary of Bell Atlantic ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Acquisition Sub will be merged with and into GTE in a transaction (the "Merger") in which each outstanding share of GTE's common stock, par value $0.05 per share (other than shares held in treasury or owned by Bell Atlantic) (the "GTE Shares"), will be converted into the right to receive 1.22 shares (the "Exchange Ratio") of the common stock of Bell Atlantic, par value $0.10 per share (the "Bell Atlantic Shares").

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to Bell Atlantic and, accordingly, to the holders of Bell Atlantic Shares (other than GTE and its affiliates).

   In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to Bell Atlantic and GTE that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Bell Atlantic and GTE, as well as the amount and timing of the revenue enhancements, cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by Bell Atlantic and GTE, respectively;

     (3) Conducted discussions with members of senior management and representatives of Bell Atlantic and GTE concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the Bell Atlantic Shares and the GTE Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of Bell Atlantic and GTE and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Participated in certain discussions and negotiations among representatives of Bell Atlantic and GTE and their financial and legal advisors;

     (7) Reviewed the potential pro forma impact of the Merger;

     (8) Reviewed the Agreement; and

     (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of GTE or Bell Atlantic or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of GTE or Bell Atlantic. With respect to the financial forecast information and the Expected Synergies furnished to or discussed by GTE or Bell Atlantic, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Bell Atlantic's or GTE's management as to the expected future financial performance of GTE or Bell Atlantic, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof, and we undertake no obligation to update our opinion to reflect any developments occurring after the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any material condition.

   In connection with the preparation of this opinion, we have not been authorized by Bell Atlantic or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Bell Atlantic.

   We are acting as financial advisor to Bell Atlantic in connection with the Merger and will receive a fee from Bell Atlantic for our services, all of which is contingent upon the execution of the Agreement. In addition, Bell Atlantic has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided certain financial advisory and financing services to Bell Atlantic and GTE and/or their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade Bell Atlantic Shares and other securities of Bell Atlantic, as well as GTE Shares and other securities of GTE, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of Bell Atlantic. Our opinion does not address the merits of the underlying decision by Bell Atlantic to engage in the Merger and does not constitute a recommendation to any shareholder of Bell Atlantic as to how such shareholder should vote on the proposed Merger or any matter related thereto.

   We are not expressing any opinion herein as to the prices at which Bell Atlantic Shares or GTE Shares will trade following the announcement or consummation of the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Bell Atlantic and, accordingly, to the holders of Bell Atlantic Shares (other than GTE and its affiliates).

                                          Very truly yours,

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                               Smith Incorporated

                                     NOTES

           DRIVING DIRECTIONS TO 1999 ANNUAL MEETINGS OF SHAREHOLDERS

                              Crowne Plaza Ravinia
                           4355 Ashford-Dunwoody Road
                             Atlanta, Georgia 30346
                                 (770) 395-7700
[GTE LOGO]                                                  [BELL ATLANTIC LOGO]

Annual Meeting of Shareholders                   Annual Meeting of Shareholders
Tuesday, May 18, 1999  10:30 a.m.           Wednesday, May 19, 1999  10:30 a.m.

                 FROM HARTSFIELD ATLANTA INTERNATIONAL AIRPORT

      Take I-85 NORTH through downtown Atlanta and exit at GA 400 NORTH (Exit 29, Toll Road). Then take I-285 EAST to Ashford-Dunwoody Road (Exit 21). Turn LEFT, the Crowne Plaza Ravinia is on your right.

                              FROM MAJOR ARTERIES

      Traveling SOUTH on I-75
      Take Exit #109A (I-285 By-pass EAST).
      Proceed to Exit 21 (Ashford-Dunwoody Road).
      Then turn LEFT on Ashford-Dunwoody Road and cross the bridge. The Crowne Plaza Ravinia will be on your immediate right.

      Traveling SOUTH on I-85
      Take Exit #35B (I-285 By-pass WEST).
      Proceed to Exit 21 (Ashford-Dunwoody Road).
      Then turn RIGHT on Ashford-Dunwoody Road.
      The Crowne Plaza Ravinia will be on your immediate right.

      Traveling NORTH on I-75
      Take Exit #8lA (I-285 By-pass EAST).
      Proceed to Exit 21 (Ashford-Dunwoody Road).
      Then turn LEFT on Ashford-Dunwoody Road.
      The Crowne Plaza Ravinia will be on your immediate right.

      Traveling NORTH on I-85
      Take GA 400 NORTH (Exit 29, Toll Road).
      Then take I-285 EAST to Ashford-Dunwoody Road (Exit 21).
      Turn LEFT, the Crowne Plaza Ravinia is on your right.


                         [DIRECTION MAP APPEARS HERE]

[communications]

                                   [wireline]

     [GTE LOGO]                                             [BELL ATLANTIC LOGO]

                      The merger of GTE and Bell Atlantic

                            Vote NOW to own a stake
                      in the future of telecommunications

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such action, suit or proceeding if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the director's or officer's conduct was unlawful. A Delaware corporation may indemnify a director or officer in an action by or in the right of the corporation (a "derivative action") under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is determined to be liable to the corporation in the performance of his or her duties. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the director or officer against expenses (including attorneys' fees) which the director or officer actually and reasonably incurred. In addition, Section 145 permits a Delaware corporation to purchase and maintain insurance on behalf of its directors and officers, whether or not the corporation would have the power to indemnify the directors or officers under Section 145.

   The combined company certificate of incorporation will provide for indemnification of combined company directors and officers to the fullest extent permitted by the Delaware General Corporation Law, except that the combined company certificate of incorporation will only provide for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the combined company board of directors.

   For a period of six years after the merger is completed, the combined company is required by the merger agreement to keep in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance we each maintain with respect to all possible claims arising from facts or events which occurred on or before completion of the merger. However, the combined company may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect. The combined company will maintain in effect:

     (a) the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and bylaws of GTE and each of its subsidiaries until the statutes of limitations for all possible claims have run; provided that the combined company need not maintain in effect indemnification provisions contained in the certificate of incorporation and bylaws of GTE's subsidiaries if and to the extent that it assumes such indemnity obligations; and

     (b) any director's, officer's or employee's indemnification agreements with GTE or one of its subsidiaries. The combined company will unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of GTE and its subsidiaries under such indemnification arrangements.

   Under the merger agreement between NYNEX and Bell Atlantic, Bell Atlantic agreed for a period of six years beginning August 14, 1997 to:

     (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX certificate of incorporation and bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements with NYNEX or its subsidiaries;

     (b) maintain in effect and cause NYNEX to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the date the merger between NYNEX and Bell Atlantic became effective; and

     (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX, respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law.

  In addition, Bell Atlantic has agreed to unconditionally and irrevocably guarantee for the benefit of NYNEX's directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

Item 21. Exhibits and Financial Statement Schedules.

   The following is a list of exhibits filed as part of this registration statement.

 Exhibit No.                             Description
 -----------                             -----------
 2(a)        Agreement and Plan of Merger, dated as of July 27, 1998, among
                Bell Atlantic Corporation, Beta Gamma Corporation and GTE
                Corporation (included as Appendix A to the joint proxy
                statement and prospectus).
 2(b)        Stock Option Agreement, dated July 27, 1998, between GTE
                Corporation and Bell Atlantic Corporation (included as Appendix
                B to the joint proxy statement and prospectus).
 2(c)        Stock Option Agreement, dated July 27, 1998, between Bell Atlantic
                Corporation and GTE Corporation (included as Appendix C to the joint proxy statement and prospectus).
 3(a)        Form of Amendment to Restated Certificate of Incorporation of Bell
                Atlantic Corporation (included as Appendix D to the joint proxy statement and prospectus).
 3(b)        Form of Amendment to Restated Bylaws of Bell Atlantic Corporation
                (included as Appendix E to the joint proxy statement and
                prospectus).
 5           Opinion of James R. Young, Esq., Executive Vice President--General
                Counsel of Bell Atlantic Corporation, regarding legality of securities being registered.
 8(a)        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax matters.
 8(b)        Opinion of O'Melveny & Myers LLP regarding certain federal income tax matters.
 10(a)       Employment Agreement of Charles R. Lee (incorporated by reference to Exhibit 10.3 to the GTE Annual Report on Form 10-K for the
                year ended December 31, 1998).
 10(b)       Employment Agreement, dated as of January 1, 1999, by and between
                Bell Atlantic Corporation and Ivan G. Seidenberg (incorporated by reference to Exhibit 10ff to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(c)       Form of Executive Severance Agreements between GTE Service
                Corporation and certain key executives (incorporated by
                reference (i) for Armen Der Maderosian and Thomas W. White, to
                Exhibit 10.2 to the GTE Annual Report on Form 10-K for the year ended December 31, 1998; (ii) for William P. Barr, Kent B.
                Foster, J. Randall MacDonald, Michael T. Masin and Charles R.
                Lee, to Exhibit 10.1 to the GTE Quarterly Report on Form 10-Q
                for the quarter ended September 30, 1998; and (iii) for James
                A. Attwood, Jr., Mary Beth Bardin, Daniel P. O'Brien and Paul
                R. Shuell, to Exhibit 10.2 to the GTE Quarterly Report on Form
                10-Q for the quarter ended September 30, 1998).
 10(d)       Employment Agreements between GTE Service Corporation and certain key executives (incorporated by reference (i) for Kent B.
                Foster and Michael T. Masin, to Exhibit 10.3 to the GTE Annual
                Report on Form 10-K for the year ended December 31, 1998; (ii)
                for J. Randall MacDonald, to Exhibit 10.3 to the GTE Quarterly
                Report on Form 10-Q for the quarter ended September 30, 1998;
                and (iii) for William P. Barr, to Exhibit 10.3 to the GTE
                Annual Report on Form 10-K for the year ended December 31,
                1997).

 Exhibit No.                             Description
 -----------                             -----------
 10(e)       Form of Retention Agreement between GTE and each of Charles R.
                Lee, Kent B. Foster, Michael T. Masin, Thomas W. White, William
                P. Barr, James A. Attwood, Jr., J. Randall MacDonald and Daniel
                P. O'Brien (incorporated by reference to Exhibit 10.12 to the
                GTE Annual Report on Form 10-K for the year ended December 31,
                1998).
 10(f)       Form of Retention Agreement between GTE and each of Mary Beth
                Bardin, Paul R. Shuell and Jan L. Deur (incorporated by
                reference to Exhibit 10.13 to the GTE Annual Report on Form 10-
                K for the year ended December 31, 1998).
 10(g)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Lawrence T. Babbio, Jr.
                (incorporated by reference to Exhibit 10a to the Bell Atlantic
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998).
 10(h)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and James G. Cullen (incorporated by reference to Exhibit 10b to the Bell Atlantic Quarterly Report
                on Form 10-Q for the quarter ended June 30, 1998).
 10(i)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Frederic V. Salerno (incorporated by reference to Exhibit 10c to the Bell Atlantic Quarterly
                Report on Form 10-Q for the quarter ended June 30, 1998).
 10(j)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Donald J. Sacco (incorporated by reference to Exhibit 10d to the Bell Atlantic Quarterly Report
                on Form 10-Q for the quarter ended June 30, 1998).
 10(k)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Morrison DeS. Webb (incorporated by reference to Exhibit 10e to the Bell Atlantic Quarterly
                Report on Form 10-Q for the quarter ended June 30, 1998).
 10(l)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and James R. Young (incorporated by reference to Exhibit 10f to the Bell Atlantic Quarterly Report
                on Form 10-Q for the quarter ended June 30, 1998).
 10(m)       Form of Amendment, dated as of October 27, 1998, to Employment
                Agreements with Lawrence T. Babbio, Jr., James G. Cullen,
                Frederic V. Salerno, Donald J. Sacco, Morrison DeS. Webb and
                James R. Young (incorporated by reference to Exhibit 10ee to the Bell Atlantic Annual Report on Form 10-K for the year ended
                December 31, 1998).
 10(n)       Employment Agreement dated as of October 27, 1998, by and between
                Bell Atlantic Corporation and Alexander H. Good (incorporated by reference to Exhibit 10gg to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(o)       Form of Stay Incentive Agreement, dated as of November 23, 1998, with Doreen A. Toben and Ellen C. Wolf with respect to the Bell
                Atlantic-GTE Merger (incorporated by reference to Exhibit 10kk to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(p)       Form of Stay Incentive Agreement, dated as of November 23, 1998, with Patrick F. X. Mulhearn and Thomas J. Tauke (incorporated by reference to Exhibit 10ll to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(q)       Form of Stay Incentive Agreement, dated as of November 23, 1998, with Jacquelyn B. Gates and Chester N. Watson (incorporated by reference to Exhibit 10mm to the Bell Atlantic Annual Report on
                Form 10-K for the year ended December 31, 1998).
 10(r)       Form of Merger Agreement, dated as of January 29, 1999, with
                Doreen A. Toben and Ellen C. Wolf (incorporated by reference to
                Exhibit 10nn to the Bell Atlantic Annual Report on Form 10-K
                for the year ended December 31, 1998).
 10(s)       Form of Merger Agreement, dated as of January 29, 1999, with
                Thomas J. Tauke (incorporated by reference to Exhibit 10oo to the Bell Atlantic Annual Report on Form 10-K for the year ended
                December 31, 1998).
 10(t)       Form of Merger Agreement dated as of January 29, 1999, with
                Jacquelyn B. Gates and Chester N. Watson (incorporated by
                reference to Exhibit 10pp the Bell Atlantic Annual Report on
                Form 10-K for the year ended December 31, 1998).

 Exhibit No.                            Description
 -----------                            -----------
 21          Subsidiaries of the Registrant.
 23(a)       Consent of PricewaterhouseCoopers LLP.
 23(b)       Consent of Arthur Andersen LLP.
 23(c)       Consent of James R. Young, Esq. (included in Exhibit 5).
 23(d)       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 8(a)).
 23(e)       Consent of O'Melveny & Myers LLP (included in Exhibit 8(b)).
 23(f)       Consent of Bear, Stearns & Co. Inc.
 23(g)       Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 23(h)       Consent of Goldman, Sachs & Co.
 23(i)       Consent of Salomon Brothers Inc. and Smith Barney Inc.
             (collectively doing business as Salomon Smith Barney).
 23(j)       Consent of Charles R. Lee.
 23(k)       Consent of Kellogg, Huber, Hansen, Todd & Evans, P.L.L.C.
 24          Powers of Attorney.
 99(a)       Bell Atlantic Corporation Annual Meeting Proxy Cards.
 99(b)       GTE Corporation Annual Meeting Proxy Cards.

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (c) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (f)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 13, 1999.

                                          Bell Atlantic Corporation

                                          By: /s/ Ivan G. Seidenberg
                                            -----------------------------------
                                            Ivan G. Seidenberg
                                            Director, Chairman and
                                            Chief Executive Officer
                                            (Principal Executive Officer)

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Capacity                 Date
              ---------                         --------                 ----

                  *                    Director, President and      April 13, 1999
______________________________________  Chief Operating Officer
       Lawrence T. Babbio, Jr.

                  *                    Director                     April 13, 1999
______________________________________
          Richard L. Carrion

                  *                    Director, President and      April 13, 1999
______________________________________  Chief Operating Officer
           James G. Cullen

                  *                    Director                     April 13, 1999
______________________________________
        Lodewijk J.R. de Vink

                  *                    Director                     April 13, 1999
______________________________________
        James H. Gilliam, Jr.

                  *                    Director                     April 13, 1999
______________________________________
         Stanley P. Goldstein

                  *                    Director                     April 13, 1999
______________________________________
           Helene L. Kaplan

                  *                    Director                     April 13, 1999
______________________________________
            Thomas H. Kean

                  *                    Director                     April 13, 1999
______________________________________
         Elizabeth T. Kennan


              Signature                         Capacity                 Date
              ---------                         --------                 ----
                  *                    Director                     April 13, 1999
______________________________________
           John F. Maypole

                  *                    Director                     April 13, 1999
______________________________________
           Joseph Neubauer

                  *                    Director                     April 13, 1999
______________________________________
          Thomas H. O'Brien

                  *                    Director                     April 13, 1999
______________________________________
           Eckhard Pfeiffer

                  *                    Director                     April 13, 1999
______________________________________
            Hugh B. Price

                  *                    Director                     April 13, 1999
______________________________________
          Rozanne L. Ridgway

                  *                    Director, Senior Executive   April 13, 1999
______________________________________  Vice President and Chief
         Frederic V. Salerno            Financial
                                        Officer/Strategy and
                                        Business Development
                                        (Principal Financial
                                        Officer)

        /s/ Ivan G. Seidenberg         Director, Chairman and       April 13, 1999
______________________________________  Chief Executive Officer
          Ivan G. Seidenberg            (Principal Executive
                                        Officer)

                  *                    Director                     April 13, 1999
______________________________________
          Walter V. Shipley

                  *                    Director                     April 13, 1999
______________________________________
           John R. Stafford
                  *                    Director, Executive Vice     April 13, 1999
______________________________________  President--External
          Morrison DeS. Webb            Affairs and Corporate
                                        Communications
                  *                    Director                     April 13, 1999
______________________________________
            Shirley Young

                  *                    Vice President--Controller   April 13, 1999
______________________________________  (Principal Accounting
           Doreen A. Toben              Officer)

--------
* By: /s/ Ivan G. Seidenberg
   ----------------------------
        Ivan G. Seidenberg
       as Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
 2(a)        Agreement and Plan of Merger, dated as of July 27, 1998, among
                Bell Atlantic Corporation, Beta Gamma Corporation and GTE
                Corporation (included as Appendix A to the joint proxy
                statement and prospectus).
 2(b)        Stock Option Agreement, dated July 27, 1998, between GTE
                Corporation and Bell Atlantic Corporation (included as Appendix
                B to the joint proxy statement and prospectus).
 2(c)        Stock Option Agreement, dated July 27, 1998, between Bell Atlantic
                Corporation and GTE Corporation (included as Appendix C to the joint proxy statement and prospectus).
 3(a)        Form of Amendment to Restated Certificate of Incorporation of Bell
                Atlantic Corporation (included as Appendix D to the joint proxy statement and prospectus).
 3(b)        Form of Amendment to Restated Bylaws of Bell Atlantic Corporation
                (included as Appendix E to the joint proxy statement and
                prospectus).
 5           Opinion of James R. Young, Esq., Executive Vice President--General
                Counsel of Bell Atlantic Corporation, regarding legality of securities being registered.
 8(a)        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax matters.
 8(b)        Opinion of O'Melveny & Myers LLP regarding certain federal income tax matters.
 10(a)       Employment Agreement of Charles R. Lee (incorporated by reference to Exhibit 10.3 to the GTE Annual Report on Form 10-K for the
                year ended December 31, 1998).
 10(b)       Employment Agreement, dated as of January 1, 1999, by and between
                Bell Atlantic Corporation and Ivan G. Seidenberg (incorporated by reference to Exhibit 10ff to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(c)       Form of Executive Severance Agreements between GTE Service
                Corporation and certain key executives (incorporated by
                reference (i) for Armen Der Maderosian and Thomas W. White, to
                Exhibit 10.2 to the GTE Annual Report on Form 10-K for the year ended December 31, 1998; (ii) for William P. Barr, Kent B.
                Foster, J. Randall MacDonald, Michael T. Masin and Charles R.
                Lee, to Exhibit 10.1 to the GTE Quarterly Report on Form 10-Q
                for the quarter ended September 30, 1998; and (iii) for James
                A. Attwood, Jr., Mary Beth Bardin, Daniel P. O'Brien and Paul
                R. Shuell, to Exhibit 10.2 to the GTE Quarterly Report on Form
                10-Q for the quarter ended September 30, 1998).
 10(d)       Employment Agreements between GTE Service Corporation and certain key executives (incorporated by reference (i) for Kent B.
                Foster and Michael T. Masin, to Exhibit 10.3 to the GTE Annual
                Report on Form 10-K for the year ended December 31, 1998; (ii)
                for J. Randall MacDonald, to Exhibit 10.3 to the GTE Quarterly
                Report on Form 10-Q for the quarter ended September 30, 1998;
                and (iii) for William P. Barr, to Exhibit 10.3 to the GTE
                Annual Report on Form 10-K for the year ended December 31,
                1997).
 10(e)       Form of Retention Agreement between GTE and each of Charles R.
                Lee, Kent B. Foster, Michael T. Masin, Thomas W. White, William
                P. Barr, James A. Attwood, Jr., J. Randall MacDonald and Daniel
                P. O'Brien (incorporated by reference to Exhibit 10.12 to the
                GTE Annual Report on Form 10-K for the year ended December 31,
                1998).
 10(f)       Form of Retention Agreement between GTE and each of Mary Beth
                Bardin, Paul R. Shuell and Jan L. Deur (incorporated by
                reference to Exhibit 10.13 to the GTE Annual Report on Form 10-
                K for the year ended December 31, 1998).
 10(g)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Lawrence T. Babbio, Jr.
                (incorporated by reference to Exhibit 10a to the Bell Atlantic
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998).
 10(h)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and James G. Cullen (incorporated by reference to Exhibit 10b to the Bell Atlantic Quarterly Report
                on Form 10-Q for the quarter ended June 30, 1998).

 Exhibit No.                             Description
 -----------                             -----------
 10(i)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Frederic V. Salerno (incorporated by reference to Exhibit 10c to the Bell Atlantic Quarterly
                Report on Form 10-Q for the quarter ended June 30, 1998).
 10(j)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Donald J. Sacco (incorporated by reference to Exhibit 10d to the Bell Atlantic Quarterly Report
                on Form 10-Q for the quarter ended June 30, 1998).
 10(k)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and Morrison DeS. Webb (incorporated by reference to Exhibit 10e to the Bell Atlantic Quarterly
                Report on Form 10-Q for the quarter ended June 30, 1998).
 10(l)       Employment Agreement, dated as of June 1, 1998, by and between
                Bell Atlantic Corporation and James R. Young (incorporated by reference to Exhibit 10f to the Bell Atlantic Quarterly Report
                on Form 10-Q for the quarter ended June 30, 1998).
 10(m)       Form of Amendment, dated as of October 27, 1998, to Employment
                Agreements with Lawrence T. Babbio, Jr., James G. Cullen,
                Frederic V. Salerno, Donald J. Sacco, Morrison DeS. Webb and
                James R. Young (incorporated by reference to Exhibit 10ee to the Bell Atlantic Annual Report on Form 10-K for the year ended
                December 31, 1998).
 10(n)       Employment Agreement dated as of October 27, 1998, by and between
                Bell Atlantic Corporation and Alexander H. Good (incorporated by reference to Exhibit 10gg to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(o)       Form of Stay Incentive Agreement, dated as of November 23, 1998, with Doreen A. Toben and Ellen C. Wolf with respect to the Bell
                Atlantic-GTE Merger (incorporated by reference to Exhibit 10kk to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(p)       Form of Stay Incentive Agreement, dated as of November 23, 1998, with Patrick F. X. Mulhearn and Thomas J. Tauke (incorporated by reference to Exhibit 10ll to the Bell Atlantic Annual Report on Form 10-K for the year ended December 31, 1998).
 10(q)       Form of Stay Incentive Agreement, dated as of November 23, 1998, with Jacquelyn B. Gates and Chester N. Watson (incorporated by reference to Exhibit 10mm to the Bell Atlantic Annual Report on
                Form 10-K for the year ended December 31, 1998).
 10(r)       Form of Merger Agreement, dated as of January 29, 1999, with
                Doreen A. Toben and Ellen C. Wolf (incorporated by reference to
                Exhibit 10nn to the Bell Atlantic Annual Report on Form 10-K
                for the year ended December 31, 1998).
 10(s)       Form of Merger Agreement, dated as of January 29, 1999, with
                Thomas J. Tauke (incorporated by reference to Exhibit 10oo to the Bell Atlantic Annual Report on Form 10-K for the year ended
                December 31, 1998).
 10(t)       Form of Merger Agreement dated as of January 29, 1999, with
                Jacquelyn B. Gates and Chester N. Watson (incorporated by
                reference to Exhibit 10pp the Bell Atlantic Annual Report on
                Form 10-K for the year ended December 31, 1998).
 21          Subsidiaries of the Registrant.
 23(a)       Consent of PricewaterhouseCoopers LLP.
 23(b)       Consent of Arthur Andersen LLP.
 23(c)       Consent of James R. Young, Esq. (included in Exhibit 5).
 23(d)       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 8(a)).
 23(e)       Consent of O'Melveny & Myers LLP (included in Exhibit 8(b)).
 23(f)       Consent of Bear, Stearns & Co. Inc.
 23(g)       Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 23(h)       Consent of Goldman, Sachs & Co.
 23(i)       Consent of Salomon Brothers Inc. and Smith Barney Inc.
             (collectively doing business as Salomon Smith Barney).
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
 Exhibit No.                        Description
 -----------                        -----------
 23(j)       Consent of Charles R. Lee.
 23(k)       Consent of Kellogg, Huber, Hansen, Todd & Evans, P.L.L.C.
 24          Powers of Attorney.
 99(a)       Bell Atlantic Corporation Annual Meeting Proxy Cards.
 99(b)       GTE Corporation Annual Meeting Proxy Cards.